As filed with the U.S. Securities and Exchange Commission on May 21, 2021
Registration No. 333-[   ]
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
BETTER CHOICE COMPANY INC.
(Exact name of registrant as specified in its charter)
DELAWARE	5961	83-4284557
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)	(I.R.S. EMPLOYER IDENTIFICATION NUMBER)
12400 Race Track Road
Tampa, FL 33626
(813) 659-5921
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Scott Lerner
Chief Executive Officer
12400 Race Track Road
Tampa, FL 33626
(813) 659-5921
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:
Louis Lombardo, Esq. Denis Dufresne, Esq. Agatha Rysinski, Esq. Meister Seelig & Fein LLP 125 Park Avenue, 7th Floor Tel: (212) 655-3500 Fax: (212) 655-3535	Nolan Taylor, Esq. David Marx, Esq. Dorsey & Whitney, LLP 111 South Main Street, Suite 2100 Salt Lake City, Utah 84111 New York, New York 10017 Tel: (801) 933-7360 Fax: (801) 933-7373
Approximate date of commencement of proposed sale to the public: As soon as practicable on or after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common Stock, $0.001 par value share	$50,000,000	$5,545
(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum offering price.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion, Dated May 21, 2021

[    ] Shares
Common Stock
We are offering [    ] shares of our common stock, par value $0.001 per share, pursuant to this prospectus. All of the shares included in this offering are being sold by us.
Our common stock is currently quoted on the OTCQX tier of the OTC Markets Group Inc., where it is listed under the symbol “BTTR.” As of May 7, 2021, the last sale price of our common stock as reported on OTCQX was $1.30 per share. There is a limited public trading market for our common stock.
We have applied to list our common stock on the NYSE American LLC or NYSE American, under the symbol “[  ]”. We cannot guarantee that we will be successful in listing our common stock on the NYSE American.
We are a “smaller reporting company” under applicable Securities and Exchange Commission rules and are subject to reduced public company reporting requirements for this prospectus and future filings.
Investing in our common stock involves a high degree of risk. Before buying any common stock, you should read the discussion of material risks of investing in our common stock in the section entitled “Risk Factors” beginning on page [14] of this prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us (before expenses)	$	$
(1)	See “Underwriting” beginning on page [84] of this prospectus for a description of the compensation payable to the underwriters.
We have granted the underwriters an option for a period of [  ] days from the date of this prospectus to purchase up to [    ] shares of common stock at the public offering price, less the underwriting discounts and commissions, to cover over-allotments, if any.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The shares of common stock will be ready for delivery on or about [    ], 2021.
D.A. Davidson & Co.
The date of this prospectus is [    ], 2021

100+ SKUs across two brands with combined 40+ year history

500,000+ active customer emails on Direct-to-Consumer platform

59% of net sales made online

51% of online purchases made via recurring subscriptions*

21% of net sales made in high growth international markets

95% YoY growth of Halo Brand in Asia

11 Million new companion animals housed in US during COVID-19

Asset Light Model with long term co-manufacturing relationships

50+ Years of combined executive team experience in premium pet

$50M+ Gross Sales in FY 2020

~$20M Gross Sales

E-Commerce

TRUDOG®

~$12M Gross Sales

Direct-To-Consumer

~$11M Gross Sales

Brick & Mortar

天猫 TMALL

~$9M Gross Sales

International

BETTER CHOICE COMPANY

We Believe Our Differentiated Omni-Channel Strategy Is A Key To Success:

1. **Eliminates Channel Conflict**
2. **Increases Operating Leverage**
3. **Accelerates Topline Growth**

* Includes subscription purchases made by end customers on our partner websites.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
No action is being taken in any jurisdiction outside the United States to permit a public offering of our common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this public offering and the distribution of this prospectus applicable to that jurisdiction.
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FORWARD LOOKING STATEMENTS
The information in this prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts contained in this prospectus are “forward-looking statements” for purposes of federal and state securities laws, including statements regarding our expectations and projections regarding future developments, operations and financial conditions, and the anticipated impact of our acquisitions, business strategy, and strategic priorities. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.
In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. The forward-looking statements in this prospectus are only predictions and are based largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of known and unknown risks, uncertainties and assumptions. Although we believe the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties.
These forward-looking statements present our estimates and assumptions only as of the date of this prospectus. Accordingly, you are cautioned not to place undue reliance on forward-looking statements, which speak only as of the dates on which they are made. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below:
•
the impact of COVID-19 on the U.S. and global economies, our employees, suppliers, customers and end consumers, which could adversely and materially impact our business, financial condition and results of operations

•	our ability to successfully implement our growth strategy;
•	failure to achieve growth or manage anticipated growth;
•	our ability to achieve or maintain profitability;
•	our significant indebtedness;
•	the loss of key members of our senior management team;
•	our ability to generate sufficient cash flow or raise capital on acceptable terms to run our operations, service our debt and make necessary capital expenditures;
•	our ability to maintain effective internal control over financial reporting;
•	our limited operating history;
•	our ability to successfully integrate Halo’s and TruPet’s businesses and realize anticipated benefits with these acquisitions and with other acquisitions or investments we may make;
•	our dependence on our subsidiaries for payments, advances and transfers of funds due to our holding company status;
•	our ability to successfully develop additional products and services or successfully market and commercialize such products and services;
•	competition in our market;

•	our ability to attract new and retain existing customers, suppliers, distributors or retail partners;
•	allegations that our products cause injury or illness or fail to comply with government regulations;
•	our ability to manage our supply chain effectively;
•	our or our third-party contract manufacturers’ and suppliers’ ability to comply with legal and regulatory requirements;
•	the effect of potential price increases and shortages on the inputs, commodities and ingredients that we require;
•	our ability to develop and maintain our brand and brand reputation;
•	compliance with data privacy rules;
•
our compliance with applicable regulations issued by the U.S. Food and Drug Administration (“FDA”), the U.S. Federal Trade Commission (“FTC”), the U.S. Department of Agriculture (“USDA”), and other federal, state and local regulatory authorities, including those regarding marketing pet food, products and supplements;

•	risk of our products being recalled for a variety of reasons, including product defects, packaging safety and inadequate or inaccurate labeling disclosure;
•	risk of shifting customer demand in relation to raw pet foods, premium kibble and canned pet food products, and failure to respond to such changes in customer taste quickly and effectively; and
•
the other risks identified in this prospectus including, without limitation, those under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as such factors may updated from time to time in our other filings with the SEC.

Given these uncertainties, you should not place undue reliance on these forward looking statements. These forward looking statements represent our estimates and assumptions only as of the date of this prospectus and, except as required by law, we undertake no obligation to update or revise publicly any forward looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. We qualify all of our forward looking statements by these cautionary statements.

ABOUT THIS PROSPECTUS
You should rely only on the information contained in or incorporated by reference in this prospectus, or contained in any free writing prospectus prepared by us or on our behalf. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction where it is unlawful to make such offer or solicitation. You should not assume that the information contained in this prospectus, or any document incorporated by reference in this prospectus, or in any free writing prospectus that we have authorized for use in connection with the offering, is accurate as of any date other than the date on the front cover of the applicable document. Neither the delivery of this prospectus nor any distribution of securities pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.
Before purchasing any securities, you should carefully read both this prospectus, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus.
Presentation of Financial and Other Information
On May 6, 2019, Better Choice Company Inc. (“Better Choice Company” or the “Company”) acquired TruPet LLC (“TruPet”) and Bona Vida, Inc. (“Bona Vida”) in a pair of all-stock transactions (the “May Acquisitions”), discussed in more detail in our Annual Report on Form 10-K, filed on May 1, 2020. The acquisition of TruPet is treated as a reverse merger with TruPet determined to be the accounting acquirer of the Company. As such, the historical financial statements of the registrant prior to the May Acquisitions are those of TruPet and TruPet’s equity has been re-cast to reflect shares of Better Choice Company common stock received in the acquisitions. The acquisition of Better Choice Company and Bona Vida were treated as asset acquisitions. On December 19, 2019, Better Choice Company acquired (the “Halo Acquisition”, and together with the May Acquisitions, the “Acquisitions”) 100% of the issued and outstanding capital stock of Halo, Purely for Pets, Inc. (“Halo”). Unless otherwise stated or the context otherwise requires, the historical business information described in this prospectus prior to consummation of the May Acquisitions is that of TruPet and, following consummation of the May Acquisitions through December 19, 2019, reflects business information of the Company, TruPet, and Bona Vida. From December 19, 2019 onward, the results of operations reflects business information of Better Choice Company, and Halo as a combined business.
References to the “Company”, “we”, “us” and “our” in this prospectus, refer to TruPet and its consolidated subsidiaries prior to May 6, 2019, to Better Choice Company, TruPet and Bona Vida and their consolidated subsidiaries after May 6, 2019 but before December 19, 2019 and to Better Choice Company, TruPet, Bona Vida and Halo and their consolidated subsidiaries after December 19, 2019.
Trademarks
We own or have rights to use the trademarks and trade names that we use in conjunction with the operation of our business. Each trademark or trade name of any other company appearing in this prospectus is, to our knowledge, owned by such other company. Solely for convenience, our trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and trade names.
Industry and Market Data
This prospectus, and the documents incorporated by reference in this prospectus include industry data and forecasts that we obtained from industry publications and surveys, public filings and internal company sources. Statements as to our ranking, market position and market estimates are based on independent industry publications, government publications, third-party forecasts and management’s good faith estimates and assumptions about our markets and our internal research. Although industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, we have not, and the underwriters have not, independently verified such third-party information. Although we believe our internal company research and estimates are reliable, such research and estimates have not been verified by any independent source. While we are not aware of any misstatements regarding our market, industry or similar data presented herein, this data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the headings “Risk Factors” and “Forward Looking Statements” in this prospectus and the documents incorporated by reference herein and therein.
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PROSPECTUS SUMMARY
This summary highlights certain information presented in greater detail elsewhere in this prospectus. This summary does not contain all of the information that you should consider in making an investment decision. You should read the entire prospectus carefully, including the information under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our condensed consolidated financial statements and the related notes thereto included elsewhere in this prospectus, before investing. This prospectus includes forward-looking statements that involve risks and uncertainties. See “Cautionary Statement Concerning Forward-Looking Statements.”
Our Mission
Our mission is to become the most innovative premium pet food company in the world, and we are motivated by our commitment to making products with integrity and treating pets and their parents with respect.
Our Company
We are a growing animal health and wellness company focused on providing pet products and services that help dogs and cats live healthier, happier and longer lives. We believe our portfolio of brands are well-positioned to benefit from the trends of growing pet humanization and an increased consumer focus on health and wellness, and we have adopted a laser focused, channel-specific approach to growth that is driven by new product innovation. Our executive team has a proven history of success in both pet and consumer-packaged goods, and has over 50 years of combined experience in the pet industry and over 100 years of combined experience in the consumer-packaged goods industry.
We sell our premium products and super-premium products (which we believe generally includes products with a retail price greater than $0.20 per ounce) under the Halo and TruDog brands, both of which have a long history of providing high quality products to pet parents. Our diverse and established customer base has enabled us to penetrate multiple channels of trade, which we believe enables us to deliver on core consumer needs and serve pet parents wherever they shop. We believe this omni-channel approach has also helped us respond more quickly to changing channel dynamics that have accelerated as a result of the COVID-19 pandemic, such as the increasing percentage of pet food that is sold online. We group these channels of trade into four distinct categories: E-Commerce, which includes the sale of product to online retailers such as Amazon and Chewy; Brick & Mortar, which includes the sale of product to pet specialty chains such as Petco, PetSmart, select grocery chains and neighborhood pet stores; Direct to Consumer (“DTC”) which includes the sale of product through our online web platform to more than 20,000 unique customers; and International, which includes the sale of product to foreign distribution partners and to select international retailers.
New product innovation represents the cornerstone of our growth plan, and our established supply and distribution infrastructure allows us to bring new products to market in generally nine months. We believe that both of these brands are well positioned to take advantage of pet parents’ increasing desire to feed only the highest quality ingredients to their pets, and that there will continue to be innovative opportunities for brand consolidation over time.
The Global Pet Food and Treat Market
The United States represents the largest and most developed market for pet food globally, with food and treats accounting for approximately $39 billion of consumer sales in 2019, or 36% of the total US pet care market, according to AlphaWise and Morgan Stanley Research. According to the American Pet Product Association, between 66% and 70% of all households in the United States own a pet, equating to a total pet population of more than 130 million companion animals and an average of 1.7 pets per household. Pet spending represents a significant portion of household spend on consumer products, as this translates to an average annual spend on pet care of more than $1,500 per pet owning household, per Alphawise and Morgan Stanley Research, with $460 of this spend attributed to pet food and treats, per Packaged Facts.

Historically, consumer spending on pets grew at an approximately 3% CAGR in the decade leading up to the COVID-19 pandemic, driven by steady annual increases in household pet ownership of approximately 1%, the continued premiumization of the category and the humanization of pets. These industry tailwinds have been magnified in the post-COVID landscape, as stay-at-home orders have driven a more than tripling of annual pet ownership growth alongside fundamental changes in consumer purchasing behavior. This surge in pet acquisition has led to a dramatic increase in the forecasted growth of the pet care industry over the next ten years, with Morgan Stanley Research estimating an 8% CAGR and a total market size of approximately $275 billion by 2030. Comparatively, Packaged Facts recently increased their projected 2021 growth rate for U.S. retail sales of pet food and supplies from 5% to 8%, suggesting that this shift is well underway.
According to the American Pet Product Association’s COVID-19 Pulse Studies, approximately 10% of respondents got a new pet during the pandemic, resulting in the housing of more than 11 million pets. Beyond the estimated $3.2 billion permanent increase to annual spend on pet food and treats, this “Pet Boom” was driven by the acceleration of pet ownership by millennial and Gen-Z households. From a demographic perspective, younger pet owners are more likely to spend a higher percentage of their income on pets, treat their pet as an important member of the family and to purchase products from pet specialty and online retailers rather than from grocery stores. Taken holistically, these traits suggest a preference to purchase more premium and super-premium pet food and treats from brands like Halo and Trudog, with a tendency to purchase products in the channels where we compete.

Globally, Asia is the second largest market for pet products, with China representing the largest market opportunity for growth. Like the United States, growth in the Asian pet care industry has been driven by dramatic increases in household pet ownership. We believe that growth in Asia is fueled by increasing levels of economic financial status and demand for premium, western manufactured products as a result of product quality concerns. This demand has been supported by a rapidly growing middle class in China, where a recent McKinsey report estimated that in 2018 roughly 730 million people in urban areas fell into the income categories of “aspirants” and “affluents,” with the Brookings group estimating that ~60 million people are added to these income categories each year. We believe that this growth drove the increase in the number of dog-owning Chinese households as measured by Euromontior, which increased from 12% in 2015 to 20% in 2020. Although significantly lower than the nearly 50% of households that own a dog in the United States, there are already more companion animals in China due to sheer population size.

According to Euromonitor, the Chinese market for premium dry dog and cat food is anticipated to grow at a 20% CAGR and 28% CAGR, respectively, from 2015 through 2025, suggesting that the Chinese pet market has significant room for growth in the foreseeable future. We are focused on targeting Chinese pet owners with the highest willingness to pay, which tend to be urban dwelling millennial and Gen-Z women. In 2020, 80% of our products were purchased online, and approximately 50% of our end-consumers were born after 1990.

Our Products and Brands
We have a broad portfolio of over 100 active premium and super-premium animal health and wellness products for dogs and cats sold under our Halo and TruDog brands across multiple forms, including foods, treats, toppers, dental products, chews, grooming products and supplements. Our products consist of naturally formulated premium kibble and canned dog and cat food, freeze-dried raw dog food and treats, vegan dog food and treats, oral care products, supplements and grooming aids.
Our core products sold under the Halo brand are sustainably sourced, derived from real whole meat and no rendered meat meal and include non-genetically modified fruits and vegetables. In addition to our whole meat offering, we also offer a leading line of vegan kibble, canned food and treats for dogs.
Our core products sold under the TruDog brand are made according to our nutritional philosophy of fresh, meat-based nutrition and minimal processing.
Our products are manufactured by an established network of co-manufacturers in partnership with Better Choice. The Company has maintained each of its key co-manufacturing relationships for more than four years, with certain relationships in place for more than ten years. All Halo and TruDog products are co-manufactured in the United States.
Our products are manufactured by an established network of co-manufacturers in partnership with Better Choice. The Company has maintained each of its key co-manufacturing relationships for more than four years, with certain relationships in place for more than ten years. All Halo and TruDog products are co-manufactured in the United States.

Our Customers and Channels
The following chart provides a breakdown of our net sales by channel for the year ended December 31, 2020:

In 2020, 59% of our net sales were made online, through a combination of E-Commerce partner websites, such as Amazon, Chewy, Petflow, Thrive Market and Vitacost, and our Direct-to-Consumer website. A majority of our online sales are driven by repeat purchases from existing customers, and in the first quarter of 2021 63% of consumer purchases on Chewy, 39% of consumer purchases on Amazon and 48% of consumer purchases on our DTC website were made by monthly subscribers. Although industry-wide E-Commerce sales have retreated somewhat following the March 2020 pantry stocking, the sale of pet food and supplies online has increased 35% year-over-year according to Packaged Facts, with subscription sales nearly equal to the March 2020 peak. We anticipate our ability to reach a growing base of diverse customers online will continue to improve as consumers continue to shift to online purchases. At the same time, we believe that our long-established relationships with key Brick & Mortar customers will enable us to jointly launch new products in the future that are designed for in-store success.
In addition to our domestic sales channels, international sales, under the Halo Brand, grew 95% in 2020, representing 21% of total net sales. This growth was driven primarily by Halo’s ability to secure Product Import Registrations for 15 dog and cat food diets from the Ministry of Agriculture and Rural Affairs of China (“MOA”) in June 2020. We believe that our growth in Asia is fueled by increasing levels of economic financial status and demand for premium and super-premium, western manufactured products, with China representing the largest market opportunity for growth and 48% of Better Choice’s international sales in 2020.
Our Competitive Strengths
We have a number of distinct competitive advantages that result from our deep industry expertise, channel specific approach, position in the market and broad portfolio of products.
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Portfolio of Established Premium and Super-Premium Pet Brands With a History of Success. We believe that both the Halo and Trudog brands are well positioned to take advantage of pet parents’ increasing desire to feed only the highest quality ingredients to their pets, and that there will continue to be innovative opportunities for brand consolidation over time. Today, the Halo and TruDog brands are focused on serving consumers in the United States, Canada and select Asian markets including China.

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Online Recurring Revenue Represents Significant Percentage of Total Sales. We believe that customers who purchase products on a monthly subscription tend to be high value, long-term customers. In order to increase the number of customers that subscribe to purchase our products, we offer incentives alongside our E-Commerce partners, which often take the form of a discounted initial subscription order and a small discount on each subsequent purchase. In the first quarter of 2021, 63% of end-consumer sales on Chewy were placed by subscribers, 39% of end-consumer sales on Amazon were placed by subscribers and 48% of DTC sales made on our website were placed by subscribers. In the aggregate, more than 30% of Better Choice’s total sales in the first quarter of 2021 can be attributed to end-customer subscription. According to Packaged Facts, roughly one third of pet food purchases made online were placed via subscription, indicating that this is a relative competitive strength.

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Exposure to Fastest Growing Sub-Sectors of Premium Pet. Freeze-dried raw dog food is one of the fastest growing sub-categories of premium pet food, with Packaged Facts reporting 39% year-over-year growth in the sub-category in 2019. According to Packaged Facts’ March 2020 Consumer Survey, 4% of pet owners are using vegetarian formulations, with a growing percentage of consumers focused on ingredients that are sustainably sourced and utilized. We believe we are well positioned to take advantage of these growing sub-sectors through Halo’s successful line of freeze-dried treats for dogs and cats and a growing line of award-winning vegan products for dogs and TruDog’s ultra-premium, freeze-dried raw dog food, which represents a majority of its sales.
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Asset Light Model with Established Long Term Co-Manufacturing Partners. Our products are manufactured by an established network of co-manufacturers in partnership with Better Choice. The Company has maintained each of its key co-packing relationships for more than four years, with certain relationships in place for more than 10 years. Four co-manufactures account for more than 95% of our food and treat related purchases and all of our products are co-manufactured in the United States. Our products meet stringent requirements to ensure compliance with required and voluntary regulatory groups, including AAFCO, the Marine Stewardship Council (MSC) and the Global Animal Partnership (GAP). In addition, we constantly evaluate the capabilities of our co-manufactures to ensure continuity of supply in addition to holding what we believe are sufficient safety stocks of product on hand in the event of supply chain disruptions.

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Rapidly Growing International Presence. In 2020, the Halo brand achieved $8.6 million in sales, representing 95% growth year-over-year. We believe that growth in Asia is fueled by increasing levels of economic financial status and demand for premium and super-premium, western manufactured products, with our sales currently concentrated in the high growth markets of China, Korea, Japan and Taiwan.

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Key Competitive Advantages in Chinese Market. In 2020, 48% of our international sales were made in China. We believe several factors give us an advantage in China relative to our competition, including that (1) we have secured approval from the Chinese Ministry of Agriculture to sell 15 dry diets in mainland China, which is typically a multi-year process for first-time applicants; (2) we have a multi-year distribution partner in Penefit, with a dedicated team of more than 20 individuals in-country that are focused solely on selling the Halo brand; and (3) we have established supply chain partners with whitelisted approval to import product.

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Executive Team Purpose Built for Success in Pet Industry. Our executive team has over 50 years of combined experience in the Pet Industry, and has led multiple brands, such as Nutro, Merrick and Solid Gold, to successful exits.

Our Growth Strategy
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Strong Innovation Pipeline. We have a robust and growing pipeline of new products, and believe our size is an advantage – we are nimble enough to quickly bring new products to market, but large enough to benefit from strong existing customer relationships and established economies of scale with our co-manufacturers. Most notably, in 2022 we plan to introduce a new Halo sub-brand for pet specialty stores, an update to our existing Halo Holistic sub-brand and an expansion of our vegan and freeze-dried lines.

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Ability to Leverage Differentiated Omni-Channel Strategy for Growth. We believe that we can leverage our differentiated omni-channel strategy to design and sell products purpose-built for success in specific channels while maintaining our ability to leverage marketing and sales resources cross-channel. We believe that this strategy will allow us to deliver on core consumer needs, maximize gross margin and respond to changing channel dynamics that have accelerated because of the COVID-19 pandemic. For example, we can take learnings from the online environment, which represented 59% of our 2020 sales, to the offline environment, which we see as poised for growth at pet specialty stores in 2022. This approach will be under a single banner brand, Halo.

One Halo Brand – Driven By Creativity and Innovation

01
One mega Halo brand that spans across all channels domestically and internationally.

02
Allows for a strong "Halo" marketing effect across all sub-brands to maximize spending.

03
While talking to the consumer at an efficient higher master brand and emotional level.

04
Enabling economies of scale in supply chain & optimizing strong capital resource allocation.

05
Aligning the interests of the entire BTTR company to drive success!

	Halo "Holistic" (Current Halo Brand)	Halo "Elevate" (2022 Launch)	Halo "Raw" (Formerly TruDog)
Pet Parent Target	Female Millennials With High Willingness to Pay		
Core Benefit	Holistic, Benefit-Based Solutions (Digestion, Vegan, etc.)	Best In-Class Nutrition with Transparent Recipes	Real Animal Protein Your Dog Needs and Craves
Channels	E-Commerce, International, DTC	Pet Specialty, International, DTC	E-Commerce, International, DTC

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Capitalize on continuing trends of pet humanization. We believe our combination of innovate products designed specifically for certain channels can assist our growth to become a leader in the premium and super-premium categories across dog and cat food. With an average of more than $500 spent annually on pet food per pet owning household and the number of pet owning households increasing, we believe that the super-premium sub-category is poised to be among the fastest growing segments of pet care spending.

•
Well Positioned to Capitalize On a Once-in-a-Generation Demographic Shift in China. We believe that China represents the largest macro-growth opportunity in the global pet food industry. In China, the number of households that own a pet has doubled in the last five years, with younger pet owners leading growth. Even though the absolute number of Chinese households that own a pet recently surpassed that same figure in the US, only 20% of Chinese households own a pet, compared to 67% in the United States. This has translated to a 28% annual growth rate in the premium dry cat food market, and a 20% annual growth rate in the dry dog food market. In 2020, more than 50% of Chinese consumers that purchased our products were born after 1990, and approximately 80% made those purchases online.

•
Ability to Pursue Strategic Acquisitions. In 2019, we successfully closed the Halo and TruPetacquisitions. We remain committed to locating the right assets that meet our investment criteria. Through our longstanding industry contacts we are able to source proprietary opportunities and transactions. Our preference is to maintain the asset light business model we currently operate and identify products and brands that are complementary to our existing portfolio. Furthermore, our public company structure has historically enabled Better Choice to offer transaction consideration in the form of cash and stock.

Management
Scott Lerner – CEO. Mr. Lerner was appointed as Chief Executive Officer of the Company in January 2021. Prior to joining the Company, Mr. Lerner served as the Chief Executive Officer of Farmhouse Culture from October 2018 to January 2021 and as the Chief Executive Officer of Kernel Season’s from January 2015 to October 2018. Previously, Mr. Lerner held positions with PepsiCo, ConAgra Foods and Kimberly-Clark, where he managed brands such as Naked Juice, Quaker Oats, Scott Tissue and Parkay Margarine. In 2008, Scott created his own functional beverage brand called Solixir, exiting in 2014. Following the sale of Solixir, Scott partnered with the private equity group VMG partners to become the CEO of Kernel Season’s.
Sharla Cook – CFO. Sharla Cook was appointed as our Chief Financial Officer in October 2020 after having served as Vice President, Finance and Accounting since May 2020. Prior to joining the Company, Ms. Cook served as Vice President, Accounting, and Corporate Controller at InvestRes from May 2019 until April 2020. Prior to that, Ms. Cook was Corporate Controller at Checkers Drive-In Restaurants, Inc. from December 2015 until April 2019 and prior to that, Senior Director of SEC Reporting at Syniverse Technologies, Inc. Ms. Cook is a Certified Public Accountant in the state of Florida and holds a Bachelor of Science in Accounting from Southeastern University.
Donald Young – Executive Vice President, Sales. Mr. Young joined Better Choice Company in January of 2021 with more than 29 years of experience leading the sales organizations of several pet specialty pet food brands including The Nutro Company (Natural Choice, MAX, and Greenies Brands) and Merrick Pet Care, Inc. (Merrick, Backcountry, Purrfect Bistro and Fresh Kisses Brands). Following his service at The Nutro Company, Mr. Young joined Merrick Pet Care’s Pet Specialty business from 2010 – 2020 as Vice President of Sales. Donald has also been recognized by his peers in the Pet Industry for his track record of success, including recognition as one of Pet Age Magazine’s 2019 ICON Winners.
Robert Sauermann – Executive Vice President, Strategy. Mr. Sauermann joined Better Choice Company in December 2019, concurrent with the acquisition of Halo, and currently serves as the Executive Vice President of Strategy & Finance for Better Choice. Prior to joining the Halo team full-time in October 2019 as its Chief Strategy Officer, Mr. Sauermann served as an Investment Professional at Pegasus Capital Advisors from 2016 to 2019. In that role, he also served on the board of Halo from 2017 through 2019. Mr. Sauermann previously served on the boards of Organix Recycling, National Strategies, and currently serves on the board of SGV International. Mr. Sauermann began his career at Credit Suisse in New York. Mr. Sauermann is a graduate of Harvard College and holds a degree in Economics and Earth and Planetary Science.
Jennifer Condon – Executive Vice President, Digital Sales. Jennifer Condon joined Better Choice Company from Mizkan America in 2021, where she was the head of E-Commerce and Shopper Marketing for brands including Ragu, Bertolli, Nakano and Holland House from 2020 to 2021. From 2014 to 2019, Ms. Condon served as Vice President of E-Commerce at Merrick Pet Cate. From 2014 – 2019, Jennifer had experience building her own direct-to-consumer business. Jennifer holds a Bachelor of Arts in Sociology and Business Administration from the University of Wisconsin – Eau Claire, and a Master of Business Administration from the University of Wisconsin – Madison.
Alex Vournas – Vice President, Supply Chain & Logistics. Prior to joining the Company in February 2021, Alex Vournas served as the Director of Supply Chain at Solid Gold Pet LLC from November 2016 to February 2021, which role included responsibility for managing the logistics related to the company’s significant expansion into Asia. In addition to his experience at Solid Gold, Mr. Vournas served as Supply Chain Director at Phusion Projects LLC from November 2012 to October 2016 and various other companies for over the previous 10 years, including Anheuser-Busch and Sara Lee. Mr. Vournas holds a Master of Business Administration in Management from St. Louis University.
Ryan Wilson – Vice President, Marketing. Mr. Wilson joined Better Choice in 2021 as Vice President, Marketing. Mr. Wilson is a consumer products marketing leader with over 13 years of experience in the consumer-packaged goods industry. Prior to joining Better Choice, Mr. Wilson held various positions at Merrick Pet Care including Director of Marketing from 2018 to 2021 and Brand Manager from 2016 to 2018. Mr. Wilson previously worked for Abbott Nutrition, Nestle Purina, and Kimberly-Clark. Ryan has been recognized for his success by industry peers and received the 2018 Pet Age Vanguard Series Award for Leaders in the Pet Industry. Ryan holds a Bachelor of Arts in Marketing and a Master of Business Administration in Brand and Product Management from The University of Wisconsin – Madison.
Corporate Matters
We were incorporated in the State of Nevada in 2001 under the name Cayenne Construction, Inc., and in 2009, changed our name to Sports Endurance, Inc. Effective March 11, 2019, we changed our name to Better Choice Company Inc. after reincorporating in Delaware. Our principal executive offices are located at 12400 Race Track Road, Tampa, FL 33626, and our telephone number is (813) 659-5921. We have three subsidiaries – Halo, Purely for Pets, Inc., TruPet LLC and Bona Vida, Inc. Our website is available at https://www.betterchoicecompany.com. Our website and the information contained on or connected to that site are not, and should not be deemed to be part of or incorporated into, this prospectus.
Implications of Being a Smaller Reporting Company
We are a “smaller reporting company” and accordingly may provide less public disclosure than larger public companies, such as the inclusion of only two years of audited financial statements and only two years of management’s discussion and analysis of financial condition and results of operations disclosures. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.
Recent Developments
On January 6, 2021, the Company entered into a senior credit facility with Old Plank Trail Community Bank, N.A., an affiliate of Wintrust Bank, N.A. consisting of a $6.0 million term loan and a $6.0 million revolving line of credit, each scheduled to mature on January 6, 2024. The proceeds of this credit facility were used (i) to repay (along with cash on hand) the principal, interest and fees outstanding under an existing term loan and credit facility and (ii) for general corporate purposes.
On January 22, 2021, the Company consummated a private placement of common stock units in which we raised approximately $4.1 million, including an investment by certain of our officers and directors of approximately $1.6 million. Each common stock unit was sold at a per unit price of $1.25 and consisted of (i) one share of the Company’s common stock, par value $0.001 per share; and (ii) a warrant to purchase for a six-year period one share of common stock at an exercise price per share of $1.45, subject to beneficial ownership limitations. In March 2021, the Company offered to a limited number of holders of warrants with an exercise price of $4.25 (the “May 2019 PIPE warrants”) the opportunity to exercise, in full or in part, these warrants to purchase shares of Common Stock at a reduced exercise price of $1.25 per share. The Company received exercise notices for a total of 1,047,609 warrants, resulting in the Company’s receipt of approximately $1.3 million. Due to the discounted warrant exercise associated with the May 2019 PIPE warrants, the down round provision on the January 2021 Warrants was triggered such that these warrants could be exercised at a price of $1.25 per share rather than the initial $1.45 exercise price.
As of May 18, 2021 we had agreed to aggregate minimum purchases with our key Asian distribution partners totaling $26.7 million in sales from January 1, 2021 to December 31, 2022. For context, in 2020 the Company was able to achieve $8.6 million in international sales in 2020 under the Halo brand, all of which were made in Asia, representing 95% growth relative to 2019.
Summary Risk Factors
Investing in our common stock involves numerous risks, including the risks described under the heading “Risk Factors” in this prospectus and elsewhere in this prospectus. You should carefully consider these risks before making an investment. The following are some of these risks, any one of which could materially adversely affect our business, financial condition, results of operations, and prospects:
•	We have a history of losses, we expect to incur losses in the future and we may not be able to achieve or maintain profitability which may affect our ability to continue as a going concern;
•	The COVID-19 pandemic could have a material adverse impact on our business, results of operations and financial condition;
•	We may not be able to successfully implement our growth strategy or effectively manage our growth on a timely basis or at all;
•
Our level of indebtedness and related covenants could limit our operational and financial flexibility and significant adversely affect our business if we breach such covenants and default on such indebtedness;

•	If we do not successfully develop additional products and services, or if such products and services are developed but not successfully commercialized, our business will be adversely affected;
•
Our ability to compete on the basis of product and ingredient quality, product availability, palatability, brand awareness, loyalty and trust, product variety and innovation, product packaging and design, reputation, price and convenience and promotional efforts in our highly competitive industry and against other industry participants, some of whom have greater resources than we do;

•	We are vulnerable to fluctuations in the price and supply of key inputs, including ingredients, packaging materials, and freight;
•
Food safety and food-borne illness incidents may materially adversely affect our business by exposing us to lawsuits, product recalls or regulatory enforcement actions, increasing our operating costs and reducing demand for our product offerings;

•	Interruption in our sourcing operations could disrupt production, shipment or receipt of our merchandise, which would result in lost sales and could increase our costs;

•
We depend on the knowledge and skills of our senior management and other key employees, and if we are unable to retain and motivate them or recruit additional qualified personnel, our business may suffer;

•	We rely heavily on third-party commerce platforms to conduct our businesses and if one of those platforms is compromised, our business, financial condition and results of operations could be harmed;
•
Adverse litigation judgments or settlements resulting from legal proceedings relating to our business operations could materially adversely affect our business, financial condition and results of operations;

•	International expansion of our business, particularly into China, could expose us to substantial business, regulatory, political, financial and economic risks;
•
Changes in existing laws or regulations, including how such existing laws or regulations are enforced by federal, state, and local authorities, or the adoption of new laws or regulations may increase our costs and otherwise adversely affect our business, financial condition and results of operations;

•	There is currently a limited public market for our common stock, a trading market for our common stock may never develop, and our common stock prices may be volatile and could decline substantially;
•	Provisions in our certificate of incorporation and bylaws and Delaware law may discourage a takeover attempt even if a takeover might be beneficial to our stockholders; and
•	We have broad discretion in the use of the net proceeds from this offering, and our use of those proceeds may not yield a favorable return on your investment.

The Offering
Common stock we are offering
[    ] shares to be offered by us.
Public offering price
$[    ]
Common stock to be outstanding upon completion of this offering
[    ] shares (or [    ] shares, assuming that the underwriters’ option is exercised in full).
Over-allotment option
We have granted the underwriters a [  ]-day option to purchase up to [    ] additional shares of our common stock to cover over-allotments, if any.
Use of proceeds
We estimate that the net proceeds to us from this offering of common stock, after deducting the underwriting discounts and the payment of estimated expenses related to this offering, will be approximately $[•] (or approximately $[•] if the underwriters’ option to purchase additional shares is exercised in full).
We currently intend to use the net proceeds we receive from this offering for general corporate purposes. We may also use proceeds from this offering to acquire complimentary technologies, products or businesses, although we are not a party to any letters of intent or definitive agreement for any such acquisition. See additional information under the heading “Use of Proceeds.”
Proposed NYSE American symbol
Our common stock currently trades on the OTCQX under the symbol “BTTR.” In conjunction with this offering, we have applied to list our common stock on the NYSE American under the symbol “[  ].” We anticipate being able to list on NYSE American upon the completion of this offering; however, we can provide no assurances that we will be approved for such a listing.
Risk factors
Investing in our common stock involves a high degree of risk. You should carefully read and consider the information set forth under the heading “Risk Factors” beginning on page [14] and all other information in this prospectus and in documents incorporated by referenced before making a decision to invest in our common stock.
The number of shares of our common stock to be outstanding after this offering is based on 108,333,936 shares of common stock outstanding as of March 31, 2021, and assumes the issuance of 34,611,100 shares of our common stock upon the conversion of our Series F Preferred Stock as of March 31, 2021 as well as 7,718,488 shares of common stock upon conversion of our outstanding convertible notes as of March 31, 2021 (assuming our common stock is approved for listing on the NYSE American). This number excludes:
•	60,874,177 shares of our common stock issuable upon the exercise of warrants to purchase our common stock at a weighted-average exercise price of $1.18 per share; and
•
13,150,872 shares of our common stock issuable upon the exercise of stock options outstanding as of March 31, 2021, at a weighted average exercise price of $1.06 per share and 349,128 shares of our common stock reserved for future issuance under our Amended and Restated 2019 Incentive Award Plan.

Unless we specifically state otherwise, all information in this prospectus, including the number of shares that will be outstanding after this offering: (i) assumes and reflects no exercise of warrants or options outstanding as of March 31, 2021; and (ii) assumes no exercise by the underwriters of their option to purchase [    ] additional shares of our common stock to cover over-allotments, if any.

SUMMARY CONSOLIDATED AND COMBINED FINANCIAL DATA
The following tables set forth our summary historical financial data as of, and for the periods ended on, the dates indicated. The summary consolidated and combined balance sheet and statement of operations data as of and for the years ended December 31, 2020 and 2019 are derived from our audited consolidated financial statements and notes that are included elsewhere in this prospectus. We have derived the following unaudited condensed consolidated financial and other data as of March 31, 2021 and for the three months ended March 31, 2021 and 2020 from our unaudited interim condensed consolidated financial statements and notes thereto included elsewhere in this prospectus. We have prepared the unaudited condensed consolidated financial statements in accordance with generally accepted accounting principles (GAAP) and on the same basis as our audited consolidated and combined financial statements, and have included all adjustments, consisting of only normal recurring adjustments that, in our opinion, we consider necessary for a fair statement of the consolidated and combined financial information set forth in those statements. Our historical results are not necessarily indicative of our results in any future period and results from our interim period may not necessarily be indicative of the results of the entire year.
The following summary consolidated and combined financial data should be read together with the information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated and combined financial statements and related notes and our unaudited interim condensed consolidated financial statements and the notes thereto appearing elsewhere in this prospectus. The summary financial data in this section is not intended to replace our audited consolidated and combined financial statements or our unaudited condensed consolidated financial statements and, in each case, the related notes and is qualified in its entirety by such financial statements and related notes included elsewhere in this prospectus.
Statement of operations data (in thousands, except for share and per share amounts):
	For the Three Months Ended		For the Year Ended
	March 31, 2021	March 31, 2020	December 31, 2020	December 31, 2019
Net sales	$10,830	$12,226	$42,590	$15,577
Cost of goods sold	$6,556	$8,069	$26,491	$9,717
Gross profit	$4,274	$4,157	$16,099	$5,860
Operating expenses	$9,412	$12,689	$43,421	$42,186
Loss from operations	$(5,138)	$(8,532)	$(27,322)	$(36,326)
Other expense, net	$7,712	$922	$32,013	$148,136
Net and comprehensive loss	$(12,850)	$(9,454)	$(59,335)	$(184,462)
Preferred dividends	—	$34	$103	$109
Net and comprehensive loss available to common stockholders	$(12,850)	$(9,488)	$(59,438)	$(184,571)
Weighted average number of shares outstanding, basic and diluted	57,525,054	48,526,396	49,084,432	33,238,600
Loss per share, basic and diluted(1)	$(0.23)	$(0.20)	$(1.21)	$(5.55)

Pro forma loss per share, basic and diluted (unaudited)(1)(2)	$(0.13)		$(0.65)
Weighted average number of shares outstanding used to compute pro forma net loss per share, basic and diluted (unaudited)(2)	99,854,642		91,414,020
(1)
The calculation of loss per share and pro forma loss per share for the three months ended March 31, 2021 and for the year ended December 31, 2020 includes certain adjustments to the net and comprehensive loss for items directly impacting accumulated deficit. See “Note 15 – Net loss per share” to our unaudited condensed consolidated financial statements for the period ended March 31, 2021 included in this prospectus and “Note 20 – Net loss per share” to our audited consolidated financial statements for the year ended December 31, 2020 included in this prospectus for more information.

(2)
Pro forma net loss per share gives effect to the automatic conversion of all of our outstanding shares of Series F Preferred Stock into 34,611,100 shares of common stock as of March 31, 2021 as well as the automatic conversion of our outstanding convertible notes into 7,718,488 shares of common stock as of March 31, 2021.

Balance Sheet Data (in thousands):
	March 31, 2021	December 31, 2020	December 31, 2019
Total Current Assets	$19,876	$17,563	$17,579
Total Assets	$52,367	$51,253	$53,532
Total Current Liabilities	$55,065	$54,576	$33,026
Total Liabilities	$85,347	$79,355	$50,037
Redeemable Series E Preferred Stock	—	—	$10,566
Total Stockholders’ Deficit	$(32,980)	$(28,102)	$(7,071)
Non-GAAP Measures
Better Choice Company defines Adjusted EBITDA as EBITDA further adjusted to eliminate the impact of certain items that we do not consider indicative of our core operations. Adjusted EBITDA is determined by adding the following items to net and comprehensive loss: depreciation and amortization, interest expense, share-based compensation, warrant expense and dividends, change in fair value of warrant derivative liability, loss on extinguishment of debt, loss on acquisitions, acquisition related expenses, purchase accounting adjustments, equity and debt offering expenses and COVID-19 expenses.
The Company presents Adjusted EBITDA as it is a key measure used by our management and board of directors to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. We believe that the disclosure of Adjusted EBITDA is useful to investors as this non-GAAP measure forms the basis of how our management team reviews and considers our operating results. By disclosing this non-GAAP measure, we believe that we create for investors a greater understanding of and an enhanced level of transparency into the means by which our management team operates our company. We also believe this measure can assist investors in comparing our performance to that of other companies on a consistent basis without regard to certain items that do not directly affect our ongoing operating performance or cash flows.
Adjusted EBITDA does not represent cash flows from operations as defined by GAAP. Adjusted EBITDA has limitations as a financial measure and you should not consider it in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, net loss, gross margin, and our other GAAP results.
Adjusted EBITDA (in thousands):
	Three Months Ended		Year Ended
	March 31, 2021	March 31, 2020	December 31, 2020
Net and comprehensive loss	$(12,850)	$(9,488)	$(59,438)
Depreciation and amortization	411	457	1,748
Interest expense	835	2,301	9,247
EBITDA	$(11,604)	$(6,730)	$(48,443)
Non-cash share-based compensation, warrant expense and dividends(a)	$2,590	$5,113	$19,175
Non-cash change in fair value of warrant liability and warrant derivative liability	6,483	(1,379)	22,678
Loss on extinguishment of debt	394	—	$88
Acquisition related expenses/(income)(b)	—	677	(150)
Non-cash effect of purchase accounting and inventory write-off on cost of goods sold(c)	—	894	1,111
Offering relating expenses(d)	196	315	1,221
Non-recurring expenses(e)	856	982	2,351
COVID-19 expenses(f)	—	—	$30
Adjusted EBITDA	$(1,085)	$(128)	$(1,939)
(a)	Reflects non-cash expenses related to equity compensation awards and stock purchase warrants. The periods in 2020 additionally include non-cash dividends and stock purchase warrants associated with a contract that was subsequently terminated. Share-based compensation is an important part of the Company's compensation strategy and without our equity compensation plans, it is probable that salaries and other compensation related costs would be higher.
(b)	Reflects costs incurred related to acquisition and integration activities that will not recur and operating expenses that will not recur due to acquisition related synergies.
(c)
Reflects non-cash expense recognized in cost of goods sold related to the step-up of inventory required under the accounting rules for business combinations ($0.9 million); and non-cash write off of expired CBD inventory ($0.2 million).

(d)	Reflects administrative costs associated with the registration of previously issued common shares and other debt and equity financing transactions.
(e)
Reflects non-recurring severance costs ($0.7 million), non-cash third party share-based compensation ($0.3m), non-recurring consulting costs ($0.2 million) and director costs ($0.1 million), partially offset by a $0.5 million reduction to sales tax liability for the three months ended March 31, 2021. Reflects contract termination costs ($1.0 million) for the three months ended March 31, 2020; additionally includes write off of a prepaid asset related to the termination of a contract entered into during 2019 ($0.4 million), non-recurring consulting costs ($0.3 million), non-cash loss on disposal of assets ($0.2 million), and other non-recurring costs for the year ended December 31, 2020.

(f)	Reflects cleaning, sanitizing, protective equipment and hazard compensation related to COVID-19.

RISK FACTORS
An investment in our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the following risk factors, which address the material risks concerning our business and an investment in our common stock, together with the other information contained in this prospectus. If any of the risks discussed in this prospectus occur, our business, prospects, liquidity, financial condition and results of operations could be materially and adversely affected, in which case the trading price of our common stock could decline significantly and you could lose all or part of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the information under the heading “Forward Looking Statements” in this prospectus.
Risks Related to Our Business and Industry
Our recurring losses and significant accumulated deficit have raised substantial doubt regarding our ability to continue as a going concern.
We have experienced recurring operating losses over the last two years and have a significant accumulated deficit. We expect to continue to generate operating losses and consume significant cash resources for the foreseeable future. Without generating sufficient cash flow from operations or additional debt or equity financing, these conditions raise substantial doubt about our ability to continue as a going concern, meaning that we may be unable to continue operations for the foreseeable future or realize assets and discharge liabilities in the ordinary course of operations. If we need to seek additional financing to fund our business activities in the future and there remains doubt about our ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding on commercially reasonable terms or at all. If we are unable to obtain sufficient funding, our business, prospects, financial condition and results of operations will be materially and adversely affected and we may be unable to continue as a going concern. If we are unable to continue as a going concern, we may have to liquidate our assets and may receive less than the value at which those assets are carried on our consolidated financial statements, and it is likely that investors will lose all or a part of their investment.
The COVID-19 pandemic could have a material adverse impact on our business, results of operations and financial condition.
The COVID-19 outbreak has resulted in the implementation of significant governmental measures, including lockdowns, closures, quarantines and travel bans intended to control the spread of the virus. Companies have also taken precautions, such as requiring employees to work remotely, imposing travel restrictions and temporarily closing businesses and facilities. These restrictions, and future prevention and mitigation measures, have had and could have in the future an adverse impact on global economic conditions and are likely to have an adverse impact on consumer confidence and spending, which could materially adversely affect the supply of, as well as the demand for, our products. Uncertainties regarding the economic impact of COVID-19 is likely to result in sustained market turmoil, which could also negatively impact our business, financial condition and cash flows.
The COVID-19 pandemic could disrupt our third-party business partners' ability to meet their obligations to us, which may negatively affect our operations. These third parties include those who supply our ingredients, packaging, and other necessary operating materials, contract manufacturers, distributors, and logistics and transportation services providers. The impact of COVID-19 on these third party business partners, may negatively affect the price and availability of our ingredients and/or packaging materials and impact our supply chain. If the disruptions caused by COVID-19 continue for an extended period of time, our ability to meet the demands of our customers may be materially impacted. To date, we have not experienced any reduction in the available supply of our products.
The extent to which the COVID-19 pandemic will further impact our business will depend on future developments and, given the uncertainty around the extent and timing of the potential future spread or mitigation and around the imposition or relaxation of protective measures, we cannot reasonably estimate the impact to our business at this time. However, if the pandemic continues for a prolonged period it could have a material adverse effect on our business, results of operations, financial condition and cash flows and adversely impact the trading price of our common stock.
We may not be able to successfully implement our growth strategy on a timely basis or at all.
Our future success depends on our ability to implement our growth strategy of introducing new products and expanding into new markets and new distribution channels and attracting new consumers to our brand and sub-brands. Our ability to implement this growth strategy depends, among other things, on our ability to: establish our brands and reputation as a well-managed enterprise committed to delivering premium quality products to the pet health and wellness industry; partner with retailers and other potential distributors of our products; continue to effectively compete in specialty channels and respond to competitive developments; continue to market and sell our products through a multi-channel distribution strategy and achieve joint growth targets with our distribution partners; expand and maintain brand loyalty; develop new proprietary value-branded products and product line extensions that appeal to consumers; maintain and, to the extent necessary, improve our high standards for product quality, safety and integrity; maintain sources from suppliers that comply with all federal, state and local laws for the required supply of quality ingredients to meet our growing demand; identify and successfully enter and market our products in new geographic markets and market segments; execute value-focused pricing strategies; and attract, integrate, retain and motivate qualified personnel.
We may not be able to successfully implement our growth strategy and may need to change our strategy in order to maintain our growth. If we fail to implement our growth strategy or if we invest resources in a growth strategy that ultimately proves unsuccessful, our business, financial condition and results of operations may be materially adversely affected.
We may have difficulties managing our anticipated growth, or we may not grow at all.
If we succeed in growing our business, such growth could strain our management team and capital resources. Our ability to manage operations and control growth will be dependent on our ability to raise and spend capital to successfully attract, train, motivate, retain and manage new members of senior management and other key personnel and continue to update and improve our management and operational systems, infrastructure and other resources, financial and management controls, and reporting systems and procedures. Failure to manage our growth effectively could cause us to misallocate management or financial resources, and result in additional expenditures and inefficient use of existing human and capital resources. Such slower than expected growth may require us to restrict or cease our operations and go out of business. Additionally, our anticipated growth will increase the demands placed on our suppliers, resulting in an increased need for us to manage our suppliers and monitor for quality assurance and comply with all applicable laws. Any failure by us to manage our growth effectively could impair our ability to achieve our business objectives.
We have a history of losses, we expect to incur losses in the future and we may not be able to achieve or maintain profitability.
Because we have a short operating history at scale, it is difficult for us to predict our future operating results. Thus, our losses may be larger than anticipated, and we may not achieve profitability when expected, or at all. Also, we expect our operating expenses to increase over the next several years as we further increase marketing spend, hire more employees, continue to develop new products and services, and expand internationally. These efforts may be more costly than we expect and may not result in increased revenue or growth in our business. Any failure to increase our revenue sufficiently to keep pace with our investments and other expenses could prevent us from achieving or maintaining profitability or positive cash flow on a consistent basis. Furthermore, if our future growth and operating performance fail to meet investor or analyst expectations, or if we have future negative cash flow or losses resulting from our investment in acquiring new customers or expanding our business, our business, financial condition and operating results may be materially adversely affected.
Our level of indebtedness and related covenants could limit our operational and financial flexibility and significant adversely affect our business if we breach such covenants and default on such indebtedness.
As of March 31, 2021, we had outstanding indebtedness of $31,089,560. Our ability to meet our debt service obligations depends upon our operating and financial performance, which is subject to general economic and competitive conditions and to financial, business and other factors affecting our operations, many of which are beyond our control. If we are unable to service our debt, we may need to sell inventory and other material assets, restructure or refinance our debt, or seek additional equity capital. If our inability to meet our debt service obligations results in an event of default as defined under our subordinated convertible promissory notes or our senior credit facility, the lenders thereunder may be able to take possession of substantially all of the assets of the Company. Prevailing economic conditions and global credit markets could adversely impact our ability to do so.
In addition, our debt agreements contain limits on our ability to, among other things, incur additional debt, grant liens, undergo certain fundamental changes, make investments, and dispose of inventory. These restrictions may prevent us from taking actions that we believe would be in the best interests of the business and may make it difficult for us to successfully execute our business strategy or effectively compete with companies that are not similarly restricted. If we determine that we need to take any action that is restricted under our debt agreements, we will need to first obtain a waiver from the related lenders. Obtaining such waivers, if needed, may impose additional costs or we may be unable to obtain such waivers. Our ability to comply with these restrictive covenants in future periods will largely depend on our ability to successfully implement our overall business strategy. The breach of any of these covenants or restrictions could result in a default, which could result in the acceleration of our outstanding debt. In the event of an acceleration of such debt, we could be forced to apply all available cash flows to repay such debt, which could also force us into bankruptcy or liquidation.
For information regarding our outstanding debt, refer to “Note 10 – Debt” to our audited consolidated financial statements for the year ended December 31, 2020 included in this prospectus.
The London Inter-bank Offered Rate (“LIBOR”) and certain other interest “benchmarks” may be subject to regulatory guidance and/or reform that could cause interest rates under our current or future debt agreements to perform differently than in the past or cause other unanticipated consequences.
Borrowings drawn under our Wintrust Credit Facility bear interest at variable rates based on the London Interbank Offered Rate (“LIBOR”). The LIBOR and certain other interest “benchmarks” may be subject to regulatory guidance and/or reform that could cause interest rates under our current or future debt agreements to perform differently than in the past or cause other unanticipated consequences. The United Kingdom's Financial Conduct Authority, which regulates the LIBOR administrator, previously announced that it intends to stop encouraging or requiring banks to submit LIBOR rates after 2021. However, for US dollar LIBOR, it now appears that the relevant date may be deferred to June 30, 2023 for the most common tenors (overnight and one, three, six and 12 months). As to those tenors, the LIBOR administrator has published a consultation regarding its intention to cease publication of US dollar LIBOR as of June 30, 2023 (instead of December 31, 2021, as previously expected). Moreover, the LIBOR administrator’s consultation also relates to the LIBOR administrator’s intention to cease publication of non-US dollar LIBOR after 2021. Although the foregoing may provide some sense of timing, there is no assurance that LIBOR, of any particular currency or tenor, will continue to be published until any particular date. Additionally, the US Federal Reserve, in conjunction with the Alternative Reference Rates Committee, a steering committee comprised of large US financial institutions, announced the replacement of US dollar LIBOR with a new index calculated by short-term repurchase agreements, backed by US Treasury securities, called the Secured Overnight Financing Rate (“SOFR”). Whether or not SOFR attains market traction as a LIBOR replacement for US dollar-denominated instruments, and whether other benchmarks will attain traction in other markets, remains in question and the future of LIBOR at this time is uncertain. If LIBOR ceases to exist, interest rates on any debt obligations we incur under our Wintrust Credit Facility may be adversely affected and we may need to renegotiate the agreements governing such obligations or instruments. We may be unable to negotiate an acceptable alternative to LIBOR, or if we do agree to amend the facility, the new “benchmark” may perform differently than LIBOR or cause other unanticipated consequences, which could adversely affect our interest expense and related debt obligations.
Due to inherent limitations, there can be no assurance that our system of disclosure and internal controls and procedures will be successful in preventing all errors and fraud, or in making all material information known in a timely manner to management.
Our management, including our CEO and CFO, does not expect that our disclosure controls and internal controls will prevent all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of a simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the control.
The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions; over time, a control may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate. Because of the inherent limitations, misstatements due to error or fraud may occur and not be detected.

The combined business may be unable to integrate Bona Vida, Halo and TruPet’s businesses successfully and realize the anticipated benefits of the acquisitions.
In 2019, we completed three significant acquisitions that involved the combination of three businesses that historically have operated as independent companies. The success of these acquisitions will depend in large part on the success of the management of the combined business in integrating the operations, strategies, technologies and personnel of the companies. We may fail to realize some or all of the anticipated benefits of the acquisitions if the integration process takes longer than expected or is more costly than expected. Our failure to meet the challenges involved in successfully integrating the operations of Bona Vida, Halo or TruPet or to otherwise realize any of the anticipated benefits of the acquisitions could impair our operations.
Potential issues and difficulties the combined business may encounter in the integration process include the following:
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the inability to integrate the respective businesses of Bona Vida, Halo and TruPet in a manner that permits the combined business to achieve the synergies anticipated to result from the acquisitions, which could result in the anticipated benefits of the acquisitions not being realized partly or wholly in the time frame currently anticipated or at all;

•	integrating personnel from the three companies while maintaining focus on safety and providing consistent, high quality products and customer service; and
•	performance shortfalls at one or all of the companies as a result of the diversion of management's attention caused by the acquisitions and integrating the companies' operations.
We may seek to grow our company and business through acquisitions, investments or through strategic alliances, as we have with the acquisitions of Bona Vida, Halo and TruPet and our failure to identify and successfully integrate and manage these assets could have a material adverse effect on the anticipated benefits of the acquisition and our business, financial condition or results of operations.
From time to time we expect to consider opportunities to acquire or make investments in new or complementary businesses, facilities, technologies or products, or enter into strategic alliances, that may enhance our capabilities, expand our network, complement our current products or expand the breadth of our markets. In 2019, we completed three significant acquisitions that involved the combination of three businesses that historically have operated as independent companies. The success of these completed acquisitions and any future acquisitions will depend in large part on the success of our management team in integrating the operations, strategies, technologies and personnel.
Potential and completed acquisitions, investments and other strategic alliances involve numerous risks, including: problems integrating the purchased business, facilities, technologies or products; issues maintaining uniform standards, procedures, controls and policies; assumed liabilities; unanticipated costs associated with acquisitions, investments or strategic alliances; diversion of management's attention from our existing business; adverse effects on existing business relationships with suppliers, manufacturers, and retail customers; risks associated with entering new markets in which we have limited or no experience; potential write-offs of acquired assets and/or an impairment of any goodwill recorded as a result of an acquisition; potential loss of key employees of acquired businesses; and increased legal and accounting compliance costs.
We may fail to realize some or all of the anticipated benefits of the acquisitions if the integration process takes longer than expected or is more costly than expected. Our failure to meet the challenges involved in successfully integrating acquisitions, including the operations of Halo or TruPet, or to otherwise realize any of the anticipated benefits of the acquisitions could impair our financial condition and results of operations. Furthermore, we do not know if we will be able to identify additional acquisitions or strategic relationships we deem suitable or whether we will be able to successfully complete any such transactions on favorable terms or at all. Our ability to successfully grow through strategic transactions depends upon our ability to identify, negotiate, complete and integrate suitable target businesses, facilities, technologies and products and to obtain any necessary financing. These efforts could be expensive and time-consuming and may disrupt our ongoing business.
We may have material liabilities that have not been discovered since the closing of the acquisitions.
As a result of the May Acquisitions and the Halo Acquisition, the prior business plan and management relating to Better Choice Company was abandoned and replaced with the business and management team of Bona Vida, Halo and TruPet. Our business is now comprised of the businesses of Bona Vida, Halo, and TruPet. We may have material liabilities based on activities of such entities before the acquisitions that have not been discovered or asserted. We could experience losses as a result of any such undisclosed liabilities that are discovered in the future, which could materially harm our business and financial condition. Although the agreements entered into in connection with the acquisitions contains customary representations and warranties from Bona Vida, Halo and TruPet concerning their assets, liabilities, financial condition and affairs, there may be limited or no recourse against the pre-acquisition stockholders or principals in the event those representations prove to be untrue. As a result, our current and future stockholders will bear some, or all, of the risks relating to any such unknown or undisclosed liabilities.
We are a holding company and rely on payments, advances and transfers of funds from our subsidiaries to meet our obligations and pay any dividends.
We have limited direct operations and significant assets other than ownership of 100% of the capital stock of our subsidiaries. Because we primarily conduct our operations through our subsidiaries, we depend on those entities for payments to generate the funds necessary to meet our financial obligations, and to pay any dividends with respect to our common stock. Legal and contractual restrictions in our subordinated convertible notes, term loan, and revolving line of credit agreement and other agreements that may govern future indebtedness of our subsidiaries, as well as the financial condition and operating requirements of our subsidiaries, may limit our ability to obtain cash from our subsidiaries. The earnings from, or other available assets of, our subsidiaries might not be sufficient to make distributions or obtain loans to enable us to meet certain of our obligations. Any of the foregoing could materially and adversely affect our business, financial condition, results of operations and cash flows.
If we do not successfully develop additional products and services, or if such products and services are developed but not successfully commercialized, our business will be adversely affected.
Our future success will depend, in part, on our ability to develop and market new products and improvements to our existing products, including those that we may develop through partnerships, strategic relationships or licensing arrangements. We are always assessing and identifying new opportunities to provide additional products and related services to our customers. The process of identifying and commercializing new products is complex, uncertain and may involve considerable costs, and if we fail to accurately predict customers' changing needs and preferences, our business could be harmed.
The success of our innovation and product development efforts is affected by, among other things, the technical capability of our product development staff; our ability to establish new supplier relationships and third-party consultants in developing and testing new products, and complying with governmental regulations; our attractiveness as a partner for outside research and development scientists and entrepreneurs; and the success of our management and sales team in introducing and marketing new products. We have already and may have to continue to commit significant resources to commercializing new products before knowing whether our investments will result in products the market will accept.
We may not always be able to respond quickly and effectively to changes in customer taste and demand due to the amount of time and financial resources that may be required to bring new products to market, which could result in our competitors taking advantage of changes in customer trends before we are able to and harm our brand and reputation. Implementation of our plans to develop and commercialize new products and services may also divert management's attention from other aspects of our business and place a strain on management, operational and financial resources, as well as our information systems. Launching new products or updating existing products may also leave us with obsolete inventory that we may not be able to sell or we may sell at significantly discounted prices. Furthermore, we may not execute successfully on commercializing those products because of errors in product planning or timing, technical hurdles that we fail to overcome in a timely fashion, or a lack of appropriate resources. This could result in competitors providing those products before we do and a reduction in net sales and earnings. If we are unable to successfully develop or otherwise acquire new products, our business, financial condition and results of operations may be materially adversely affected.
Because we are engaged in a highly competitive business, if we are unable to compete effectively, our results of operations could be adversely affected.
The pet health and wellness industry is highly competitive. We compete on the basis of product and ingredient quality, product availability, palatability, brand awareness, loyalty and trust, product variety and innovation, product packaging and design, reputation, price and convenience and promotional efforts. The pet products and services retail industry has become increasingly competitive due to the expansion of pet-related product offerings by certain supermarkets, warehouse clubs, and other mass and general retail and online merchandisers and the entrance of other specialty retailers into the pet food and pet supply market, which makes it more difficult for us to compete for brand recognition and differentiation of our products and services.
We face direct competition from companies that sell various pet health and wellness products at a lower price point and distribute such products to traditional retailers, which are larger than we are and have greater financial resources. Price gaps between products may result in market share erosion and harm our business. Our current and potential competitors may also establish cooperative or strategic relationships amongst themselves or with third parties that may further enhance their resources and offerings. Further, it is possible that domestic or foreign companies, some with greater experience in the pet health and wellness industry or greater financial resources than we possess, will seek to provide products or services that compete directly or indirectly with ours in the future.
Many of our current competitors have, and potential competitors may have, longer operating histories, greater brand recognition, larger fulfillment infrastructures, greater technical capabilities, significantly greater financial, marketing and other resources and larger customer bases than we do. These factors may allow our competitors to derive greater net sales and profits from their existing customer base, acquire customers at lower costs or respond more quickly than we can to new or emerging technologies and changes in consumer preferences or habits. These competitors may engage in more extensive research and development efforts, undertake more far-reaching marketing campaigns and adopt more aggressive pricing policies (including but not limited to predatory pricing policies and the provision of substantial discounts), which may allow them to build larger customer bases or generate net sales from their customer bases more effectively than we do.
Our competitors may be able to identify and adapt to changes in consumer preferences more quickly than us due to their resources and scale. They may also be more successful in marketing and selling their products, better able to increase prices to reflect cost pressures and better able to increase their promotional activity, which may impact us and the entire pet health and wellness industry. Increased competition as to any of our products could result in price reduction, increased costs, reduced margins and loss of market share, which could negatively affect our profitability. While we believe we are better equipped to customize products for the pet health and wellness market generally as compared to other companies in the industry, there can be no assurance that we will be able to successfully compete against these other companies. Expansion into markets served by our competitors and entry of new competitors or expansion of existing competitors into our markets could materially adversely affect our business, financial condition and results of operations.
If we fail to attract new customers, or retain existing customers, or fail to do either in a cost-effective manner, we may not be able to increase sales.
We are highly dependent on the effectiveness of our marketing messages and the efficiency of our advertising expenditures in generating consumer awareness and sales of our products. We continue to evolve our marketing strategies, adjusting our messages, the amount we spend on advertising and where we spend it. We may not always be successful in developing effective messages and new marketing channels, as consumer preferences and competition change, and in achieving efficiency in our advertising expenditures.
We depend heavily on internet-based advertising to market our products through internet-based media and e-commerce platforms. If we are unable to continue utilizing such platforms, if those media and platforms diminish in importance or size, or if we are unable to direct our advertising to our target consumer groups, our advertising efforts may be ineffective, and our business could be adversely affected. The costs of advertising through these platforms have increased significantly, which could in decreased efficiency in the use of our advertising expenditures, and we expect these costs may continue to increase in the future
Consumers are increasingly using digital tools as a part of their shopping experience. As a result, our future growth and profitability will depend in part on:
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the effectiveness and efficiency of our online experience for disparate worldwide audiences, including advertising and search optimization programs in generating consumer awareness and sales of our products;

•	our ability to prevent confusion among consumers that can result from search engines that allow competitors to use or bid on our trademarks to direct consumers to competitors’ websites;
•	our ability to prevent Internet publication or television broadcast of false or misleading information regarding our products or our competitors’ products;

•	the nature and tone of consumer sentiment published on various social media sites; and
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the stability of our website and other e-commerce platforms we sell our products on. In recent years, a number of DTC, Internet-based retailers have emerged and have driven up the cost of basic search terms, which has and may continue to increase the cost of our Internet-based marketing programs.

If our marketing messages are ineffective or our advertising expenditures, geographic price-points, and other marketing programs, including digital programs, are inefficient in creating awareness and consideration of our products and brand name and in driving consumer traffic to our website or to our other sales channels, our sales, profitability, cash flows and financial condition may be adversely impacted. In addition, if we are not effective in preventing the publication of confusing, false or misleading information regarding our brand or our products, or if there arises significant negative consumer sentiment on social media regarding our brand or our products, our sales, profitability, cash flows and financial condition may be adversely impacted.
We are vulnerable to fluctuations in the price and supply of key inputs, including ingredients, packaging materials, and freight.
Our business is dependent on a number of key inputs and their related costs including raw materials and supplies related to product development and manufacturing operations. The prices of the ingredients, packaging materials and freight are subject to fluctuations in price attributable to, among other things, global competition for resources, weather conditions, changes in supply and demand of raw materials, or other commodities, fuel prices and government-sponsored agricultural programs. The sales prices to our DTC customers are a delivered price. Therefore, volatility in the prices of raw materials and other supplies we purchase could increase our cost of sales and reduce our profitability. Our ability to pass along higher costs through price increases to our customers is dependent upon competitive conditions and pricing methodologies employed in the various markets in which we compete, and we may not be successful in implementing price increases. In addition, any price increases we do implement may result in lower sales volumes. To the extent competitors do not also increase their prices, customers and consumers may choose to purchase competing products or may shift purchases to lower-priced private label or other value offerings which may adversely affect our results of operations.
We use significant quantities of food ingredients and other products as well as plastic packaging materials provided by third-party suppliers. Some of the ingredients, packaging materials, and other products we purchase may only be available from a single supplier or a limited group of suppliers. While alternate sources of supply are generally available, the supply and price are subject to market conditions and are influenced by other factors beyond our control, including the continued impact of COVID-19. We do not have long-term contracts with many of our suppliers, and, as a result, they could increase prices or cease doing business with us. The occurrence of any of the foregoing could increase our costs, disrupt our operations, or could have a materially adverse impact on our business, financial condition, results of operations or prospects.
Food safety and food-borne illness incidents may materially adversely affect our business by exposing us to lawsuits, product recalls or regulatory enforcement actions, increasing our operating costs and reducing demand for our product offerings.
Selling food for consumption involves inherent legal and other risks, and there is increasing governmental scrutiny of and public awareness regarding food safety. Unexpected side effects, illness, injury or death related to allergens, food-borne illnesses or other food safety incidents caused by products we sell, or involving our suppliers or co-manufacturers, could result in the discontinuance of sales of these products or our relationships with such suppliers or co-manufacturers, or otherwise result in increased operating costs, regulatory enforcement actions or harm to our reputation. Shipment of adulterated or misbranded products, even if inadvertent, can result in criminal or civil liability. Such incidents could also expose us to product liability, negligence or other lawsuits, including consumer class action lawsuits. Any claims brought against us may exceed or be outside the scope of our existing or future insurance policy coverage or limits. Any judgment against us that is more than our policy limits or not covered by our policies or not subject to insurance would have to be paid from our cash reserves, which would reduce our capital resources.
The occurrence of food-borne illnesses or other food safety incidents could also adversely affect the price and availability of affected ingredients, resulting in higher costs, disruptions in supply and a reduction in our sales. Furthermore, any instances of food contamination or regulatory noncompliance, whether or not caused by our actions, could compel us, our suppliers, our distributors or our customers, depending on the circumstances, to conduct a recall in accordance with FDA regulations, comparable state laws or foreign laws in jurisdictions in which we operate. Food recalls could result in significant losses due to their costs, the destruction of product inventory, lost sales due to the unavailability of the product for a period of time and potential loss of existing distributors or customers and a potential negative impact on our ability to attract new customers due to negative consumer experiences or because of an adverse impact on our brand and reputation. The costs of a recall could exceed or be outside the scope of our existing or future insurance policy coverage or limits.
In addition, food companies have been subject to targeted, large-scale tampering as well as to opportunistic, individual product tampering, and we, like any food company, could be a target for product tampering. Forms of tampering could include the introduction of foreign material, chemical contaminants and pathological organisms into consumer products as well as product substitution. FDA regulations require companies like us to analyze, prepare and implement mitigation strategies specifically to address tampering (i.e., intentional adulteration) designed to inflict widespread public health harm. If we do not adequately address the possibility, or any actual instance, of intentional adulteration, we could face possible seizure or recall of our products and the imposition of civil or criminal sanctions, which could materially adversely affect our business, financial condition and operating results.
We may face difficulties as we expand our business and operations into jurisdictions in which we have no prior operating experience.
We plan in the future to expand our operations and business into jurisdictions outside of the jurisdictions where we currently carry on business, including internationally. There can be no assurance that any market for our products will develop in any such foreign jurisdiction. We may face new or unexpected risks or significantly increase our exposure to one or more existing risk factors, including economic instability, new competition, changes in laws and regulations, including the possibility that we could be in violation of these laws and regulations as a result of such changes, and the effects of competition.
In addition, it may be difficult for us to understand and accurately predict taste preferences and purchasing habits of consumers in new markets. It is costly to establish, develop and maintain operations and develop and promote our brands in new jurisdictions. As we expand our business into other jurisdictions, we may encounter regulatory, legal, personnel, technological and other difficulties that increase our expenses and/or delay our ability to become profitable in such countries, which may have a material adverse effect on our business and brand. These factors may limit our capability to successfully expand our operations in, or export our products to, those other jurisdictions.
We may not be able to manage our manufacturing and supply chain effectively, which may adversely affect our results of operations.
We must accurately forecast demand for all of our products in order to ensure that we have enough products available to meet the needs of our customers. Our forecasts are based on multiple assumptions that may cause our estimates to be inaccurate and affect our ability to obtain adequate third-party contract manufacturing capacity in order to meet the demand for our products. If we do not accurately align our manufacturing capabilities with demand, our business, financial condition and results of operations may be materially adversely affected.
In addition, we must continuously monitor our inventory and product mix against forecasted demand. If we underestimate demand, we risk having inadequate supplies. We also face the risk of having too much inventory on hand that may reach its expiration date and become unsalable, and we may be forced to rely on markdowns or promotional sales to dispose of excess or slow-moving inventory. If we are unable to manage our supply chain effectively, our operating costs could increase and our profit margins could decrease.
Interruption in our sourcing operations could disrupt production, shipment or receipt of our merchandise, which would result in lost sales and could increase our costs.
We depend upon independent third-party contract manufacturers for the manufacture of all of our products. We cannot control all of the various factors that might affect a manufacturer's ability to ship orders of our products to customers from or to the impacted region in a timely manner or to meet our quality standards. Such factors included, among others things, natural disasters, such as earthquakes, hurricanes, tornadoes, floods and other adverse weather and climate conditions; political and financial instability; strikes; unforeseen public health crises, including pandemics and epidemics such as the COVID-19 pandemic; acts of war or terrorism and other catastrophic events, whether occurring in the United States or internationally. We also receive and warehouse a portion of our inventory in Tampa, Florida, a city that is particularly vulnerable to hurricanes, floods, tornadoes and sinkholes. If any such disaster were to impact this facility, our operations would be materially disrupted.

Inadequate labor conditions, health or safety issues in the factories where our products are manufactured can negatively impact our brand reputation. From time to time, a third-party contract manufacturer may experience financial difficulties, bankruptcy or other business disruptions, which could disrupt our supply of products or require that we incur additional expense by providing financial accommodations to the third-party contract manufacturer or taking other steps to seek to minimize or avoid supply disruption, such as establishing a new third-party contract manufacturing arrangement with another provider. Further, we may be unable to locate an additional or alternate third-party contract manufacturing arrangement in a timely manner or on commercially reasonable terms, if at all. Any delay, interruption or increased cost in the proprietary value-branded products that might occur for any reason could affect our ability to meet customer demand, adversely affect our net sales, increase our cost of sales and hurt our results of operations, which in turn may injure our reputation and customer relationships, thereby harming our business.
If any of our independent shipping providers experience delays or disruptions, our business could be adversely affected.
We currently rely on independent shipping service providers both to ship raw materials and products to our manufacturing and distribution warehouses from our third-party suppliers and third-party contract manufacturers and to ship products from our manufacturing and distribution warehouses to our customers. Our utilization of these delivery services, or those of any other shipping companies that we may elect to use, is subject to risks, including increases in fuel prices, which would increase our shipping costs, employee strikes, organized labor activities and inclement weather, which may impact the shipping company's ability to provide delivery services sufficient to meet our shipping needs. Furthermore, if we are not able to negotiate acceptable terms with these companies or they experience performance problems or other difficulties, it could negatively impact our operating results and customer experience. If any of the foregoing occurs, our business, financial condition and results of operations may be materially adversely affected.
Our intellectual property rights may be inadequate to protect our business.
We attempt to protect our intellectual property rights, both in the United States and in foreign countries, through a combination of patent, trademark, copyright and trade secret laws, as well as licensing agreements and third-party nondisclosure and assignment agreements. Because of the differences in foreign trademark, patent and other laws concerning proprietary rights, our intellectual property rights may not receive the same degree of protection in foreign countries as they would in the United States. Our failure to obtain or maintain adequate protection of our intellectual property rights for any reason could have a material adverse effect on our business, results of operations and financial condition.
We also rely on unpatented proprietary technology. It is possible that others will independently develop the same or similar technology or otherwise obtain access to our unpatented technology. To protect our trade secrets and other proprietary information, we require employees, consultants, advisors and collaborators to enter into confidentiality agreements. We cannot assure you that these agreements will provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. If we are unable to maintain the proprietary nature of our technologies, we could be materially adversely affected.
We rely on our trademarks, trade names, and brand names to distinguish our products from the products of our competitors, and have registered or applied to register many of these trademarks. We cannot assure you that our trademark applications will be approved. Third parties may also oppose our trademark applications, or otherwise challenge our use of the trademarks. In the event that our trademarks are successfully challenged, we could be forced to rebrand our products, which could result in loss of brand recognition, and could require us to devote significant additional resources to advertising and marketing new brands. Further, we cannot assure you that competitors will not infringe our trademarks, or that we will have adequate resources to enforce our trademarks.
If third parties claim that we infringe upon their intellectual property rights, our business and results of operations could be adversely affected.
We face the risk of claims that we have infringed third parties’ intellectual property rights. Any claims of intellectual property infringement, even those without merit, could be expensive and time consuming to defend; could require us to cease selling the products that incorporate the challenged intellectual property; could require us to redesign, reengineer, or rebrand the product, if feasible; could divert management’s attention and resources; or could require us to enter into royalty or licensing agreements in order to obtain the right to use a third party’s intellectual property.

Any royalty or licensing agreements, if required, may not be available to us on acceptable terms or at all. A successful claim of infringement against us could result in our being required to pay significant damages, enter into costly license or royalty agreements, or stop the sale of certain products, any of which could have a negative impact on our business, financial condition, results of operations and our future prospects.
We depend on the knowledge and skills of our senior management and other key employees, and if we are unable to retain and motivate them or recruit additional qualified personnel, our business may suffer.
We have benefited substantially from the leadership and performance of our senior management, as well as other key employees. Our success will depend on our ability to retain our current management and key employees, and to attract and retain qualified personnel in the future, and we cannot guarantee that we will be able to retain our personnel or attract new, qualified personnel. In addition, we do not maintain any “key person” life insurance policies. The loss of the services of members of our senior management or key employees could prevent or delay the implementation and completion of our strategic objectives, or divert management’s attention to seeking qualified replacements.
Failure to comply with the U.S. Foreign Corrupt Practices Act, other applicable anti-corruption and anti-bribery laws, and applicable trade control laws could subject us to penalties and other adverse consequences.
We operate our business in part outside of the United States. Our operations are subject to the U.S. Foreign Corrupt Practices Act (the “FCPA”), as well as the anti-corruption and anti-bribery laws in the countries where we do business. In addition, we are subject to U.S. and other applicable trade control regulations that restrict with whom we may transact business, including the trade sanctions enforced by the U.S. Treasury, Office of Foreign Assets Control (“OFAC”). We also plan to expand our operations outside of the United States in the future and our risks related to the FCPA will increase as we grow our international presence. Any violations of these anti-corruption or trade controls laws, or even allegations of such violations, can lead to an investigation and/or enforcement action, which could disrupt our operations, involve significant management distraction, and lead to significant costs and expenses, including legal fees. In addition, our brand and reputation, our sales activities or our stock price could be adversely affected if we become the subject of any negative publicity related to actual or potential violations of anti-corruption, anti-bribery or trade control laws and regulations.
A failure of one or more key information technology systems, networks or processes may materially adversely affect our ability to conduct our business.
The efficient operation of our business depends on our information technology systems. We rely on our information technology systems to effectively manage our sales and marketing, accounting and financial and legal and compliance functions, engineering and product development tasks, research and development data, communications, supply chain, order entry and fulfillment and other business processes. We also rely on third parties and virtualized infrastructure to operate and support our information technology systems. The failure of our information technology systems, or those of our third-party service providers, to perform as we anticipate could disrupt our business and could result in transaction errors, processing inefficiencies and the loss of sales and customers, causing our business and results of operations to suffer.
In addition, our information technology systems may be vulnerable to damage or interruption from circumstances beyond our control, including fire, natural disasters, power outages, systems failures, security breaches, cyber-attacks and computer viruses. The failure of our information technology systems to perform as a result of any of these factors or our failure to effectively restore our systems or implement new systems could disrupt our entire operation and could result in decreased sales, increased overhead costs, excess inventory and product shortages and a loss of important information.
Further, it is critically important for us to maintain the confidentiality and integrity of our information technology systems. To the extent that we have information in our databases that our customers consider confidential or sensitive, any unauthorized disclosure of, or access to, such information could result in a violation of applicable data privacy and security, data protection, and consumer protection laws and regulations, legal and financial exposure, damage to our reputation, a loss of confidence of our customers, suppliers and manufacturers and lost sales. Despite the implementation of certain security measures, our systems may still be vulnerable to physical break-ins, computer viruses, programming errors, attacks by third parties or similar disruptive problems. If any of these risks materialize, our reputation and our ability to conduct our business may be materially adversely affected.

We rely heavily on third-party commerce platforms to conduct our businesses. If one of those platforms is compromised, our business, financial condition and results of operations could be harmed.
We currently rely upon third-party commerce platforms, including Shopify. We also rely on e-mail service providers, bandwidth providers, Internet service providers and mobile networks to deliver e-mail and “push” communications to customers and to allow customers to access our website. Any damage to, or failure of, our systems or the systems of our third-party commerce platform providers could result in interruptions to the availability or functionality of our website and mobile applications. As a result, we could lose customer data and miss order fulfillment deadlines, which could result in decreased sales, increased overhead costs, excess inventory and product shortages.
In the future, the loss of access to these third-party platforms, or any significant cost increases from operating on the marketplaces, could significantly reduce our revenues, and the success of our business depends partly on continued access to these third-party platforms. Our relationships with our third-party commerce platform providers could deteriorate as a result of a variety of factors, such as if they become concerned about our ability to deliver quality products on a timely basis or to protect a third-party’s intellectual property. In addition, third-party marketplace providers could prohibit our access to these marketplaces if we are not able to meet the applicable required terms of use. If for any reason our arrangements with our third-party commerce platform providers are terminated or interrupted, such termination or interruption could adversely affect our business, financial condition, and results of operations.
In addition, we exercise little control over these providers, which increases our vulnerability to problems with the services they provide. We could experience additional expense in arranging for new facilities, technology, services and support. The failure of our third-party commerce platform providers to meet our capacity requirements could result in interruption in the availability or functionality of our website and mobile applications, which could adversely affect our business and results of operations.
Significant merchandise returns or refunds could harm our business.
We allow our customers to return products or obtain refunds, subject to our return and refunds policy. If merchandise returns or refunds are significant or higher than anticipated and forecasted, our business, financial condition, and results of operations could be adversely affected. Further, we modify our policies relating to returns or refunds from time to time, and may do so in the future, which may result in customer dissatisfaction and harm to our reputation or brand, or an increase in the number of product returns or the amount of refunds we make.
Premiums for our insurance coverage may not continue to be commercially justifiable, and our insurance coverage may have limitations and other exclusions and may not be sufficient to cover our potential liabilities.
We have insurance to protect our assets, operations and employees. While we believe our insurance coverage addresses all material risks to which we are exposed and is adequate and customary in our current state of operations, such insurance is subject to coverage limits and exclusions and may not be available for the risks and hazards to which we are exposed. No assurance can be given that such insurance will be adequate to cover our liabilities or will be generally available in the future or, if available, that premiums will be commercially justifiable. If we are unable to obtain such insurances or if we were to incur substantial liability and such damages were not covered by insurance or were in excess of policy limits, we may be prevented from entering into certain business sectors, our growth may be inhibited, and we may be exposed to additional risk and financial liabilities, which could have a material adverse effect on our business, results of operations and financial condition could be materially adversely affected.
Adverse litigation judgments or settlements resulting from legal proceedings relating to our business operations could materially adversely affect our business, financial condition and results of operations.
From time to time, we are subject to allegations, and may be party to legal claims and regulatory proceedings, relating to our business operations. Such allegations, claims and proceedings may be brought by third parties, including our customers, employees, governmental or regulatory bodies or competitors. Defending against such claims and proceedings, regardless of their merits or outcomes, is costly and time consuming and may divert management’s attention and personnel resources from our normal business operations, and the outcome of many of these claims and proceedings cannot be predicted. If any of these claims or proceedings were to be determined adversely to us, a judgment, a fine or a settlement involving a payment of a material sum of money were to occur, or injunctive relief were issued against us, our reputation could be affected and our business, financial condition and results of operations could be materially adversely affected.

There may be decreased spending on pets in a challenging economic climate.
The United States and other countries have experienced and continue to experience challenging economic conditions. Our business, financial condition and results of operations may be materially adversely affected by a challenging economic climate, including adverse changes in interest rates, volatile commodity markets and inflation, contraction in the availability of credit in the market and reductions in consumer spending. In addition, a slow-down in the general economy or a shift in consumer preferences to less expensive products may result in reduced demand for our products which may affect our profitability. The keeping of pets and the purchase of pet-related products may constitute discretionary spending for some of our consumers and any material decline in the amount of consumer discretionary spending may reduce overall levels of pet ownership or spending on pets. As a result, a challenging economic climate may cause a decline in demand for our products which could be disproportionate as compared to competing pet food brands since our products command a price premium. If economic conditions result in decreased spending on pets and have a negative impact on our suppliers or distributors, our business, financial condition and results of operations may be materially adversely affected.
Our ability to utilize our net operating loss carryforwards may be limited.
Our ability to utilize our federal net operating loss carryforwards and federal tax credit may be limited under Section 382 of the Code as amended by the Tax Cut and Jobs Act (the “TCJA”). The limitations apply if we experience an “ownership change” (generally defined as a greater than 50 percentage point change (by value) in the ownership of our equity by certain stockholders over a rolling three-year period). Similar provisions of state tax law may also apply. We have not assessed, including with respect to acquisition of Halo, whether such an ownership change has previously occurred. If we have experienced an ownership change at any time since our formation, we may already be subject to limitations on our ability to utilize our existing net operating losses to offset taxable income. In addition, future changes in our stock ownership, which may be outside of our control, may trigger an ownership change and, consequently, the limitations under Section 382. As a result, if or when we earn net taxable income, our ability to use our pre-change net operating loss carryforwards to offset such taxable income may be subject to limitations, which could adversely affect our future cash flows.
Risks Related to the Regulation of our Business and Products
We and our third-party contract manufacturers and suppliers are subject to extensive governmental regulation and may be subject to enforcement if we are not in compliance with applicable requirements.
We and our third-party contract manufacturers and suppliers are subject to a broad range of foreign, federal, state and local laws and regulations governing, among other things, the testing, development, manufacture, distribution, marketing and post-market reporting of animal foods. These include laws administered by the FDA, the FTC, the USDA, and other federal, state and local regulatory authorities. Because we market food, supplements and other products that are regulated as food and cosmetic care products for animals, we and the companies that manufacture our products are subject to the requirements of the FDCA and regulations promulgated thereunder by the FDA. The FDCA and related regulations govern, among other things, the manufacturing, composition, ingredients, packaging, labeling and safety of food for animals. The FDA requires that facilities that manufacture animal food products comply with a range of requirements. If our third-party contract manufacturers cannot successfully manufacture products that conform to our specifications and the strict regulatory requirements of the FDA and applicable state and local laws, they may be subject to adverse inspectional findings or enforcement actions, which could materially impact our ability to market our products, could result in their inability to continue manufacturing for us or could result in a recall of our products that have already been distributed. If the FDA or other regulatory authority determines that we or they have not complied with the applicable regulatory requirements, our business, financial condition and results of operations may be materially adversely impacted. If we do not comply with labeling requirements, including making unlawful claims about our products, we could be subject to public warning letters and possible further enforcement. Failure by us or our third-party contract manufacturers and suppliers to comply with applicable laws and regulations or to obtain and maintain necessary permits, licenses and registrations relating to our or our partners’ operations could subject us to administrative and civil penalties, including fines, injunctions, recalls or seizures, warning letters, restrictions on the marketing or manufacturing of our products, or refusals to permit the import or export of products, as well as potential criminal sanctions, which could result in increased operating costs resulting in a material effect on our operating results and business. For further detail, refer to the information under the heading “Business – Government Regulation” in this prospectus.

International expansion of our business could expose us to substantial business, regulatory, political, financial and economic risks.
We currently conduct business and market products in the United States, Canada and select Asian markets, including China. The expansion of our business outside of the United States could expose us to substantial risks associated with doing business outside of the United States, which may include, but are not limited to, the following:
•	political, social and economic instability;
•	higher levels of credit risk, corruption and payment fraud;
•	regulations that might add difficulties in repatriating cash earned outside the United States and otherwise prevent us from freely moving cash;
•	import and export controls and restrictions and changes in trade regulations;
•	compliance with the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act and similar laws in other jurisdictions;
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multiple, conflicting and changing laws and regulations such as privacy, security and data use regulations, tax laws, trade regulations, economic sanctions and embargoes, employment laws, anticorruption laws, regulatory requirements, reimbursement or payor regimes and other governmental approvals, permits and licenses;

•	failure by us, our collaborators or our distributors to obtain regulatory clearance, authorization or approval for the use of our products in various countries;
•	additional potentially relevant third-party patent rights;
•	complexities and difficulties in obtaining intellectual property protection and enforcing our intellectual property;
•	logistics and regulations associated with shipping samples and customer orders, including infrastructure conditions and transportation delays;
•	the impact of local and regional financial crises;
•	natural disasters, political and economic instability, including wars, terrorism and political unrest, and outbreak of disease;
•	breakdowns in infrastructure, utilities and other services;
•	boycotts, curtailment of trade and other business restrictions; and
•	the other risks and uncertainties described in this prospectus.
Any of these factors could significantly harm our future international expansion and operations and, consequently, our revenue and results of operations.
Changes in government regulations and trade policies may materially and adversely affect our sales and results of operations.
The U.S. or foreign governments may take administrative, legislative, or regulatory action that could materially interfere with our ability to sell products in certain countries and/or to certain customers, particularly in China. As part of the Company’s attempt to broaden its customer base, we have begun offering our products to Chinese consumers. The Company’s decision to export products to China requires us to comply with Chinese rules, laws, and regulations, as well as certain domestic and international laws relating to the import and export of goods to foreign countries. These laws are often changing, and the costs associated with complying with these laws and regulations may adversely affect the Company. Additionally, changes in the current laws may make importing products to China more difficult, which may also negatively affect our business. Furthermore, changes in U.S. trade policy more generally could trigger retaliatory actions by affected countries, which could impose restrictions on our ability to do business in or with affected countries or prohibit, reduce or discourage purchases of our products by foreign customers. Changes in, and responses to, U.S. trade policy could reduce the competitiveness of our products, cause our sales to decline and adversely impact our ability to compete, which could materially and adversely impact our business, financial condition and results of operations. There is significant uncertainty about the future relationship between the United States and China with respect to trade policies, treaties, government regulations and tariffs. An escalation of recent trade tensions between the U.S. and China has resulted in trade restrictions that could harm our ability to participate in Chinese markets and numerous additional such restrictions have been threatened by both countries. The United States and China have imposed a number of tariffs and other restrictions on items imported or exported between the United States and China. We cannot predict what actions may ultimately be taken with respect to tariffs or trade relations between the United States and China or other countries, what products may be subject to such actions, or what actions may be taken by the other countries in retaliation. The institution of trade tariffs both globally and between the United States and China specifically carries the risk of negatively impacting China’s overall economic condition, which could have negative repercussions for our business. Our products are and may continue to be subject to export license requirements or restrictions, particularly in respect of China.
Our products may be subject to recalls for a variety of reasons, which could require us to expend significant management and capital resources.
Manufacturers and distributors of products are sometimes subject to the recall or return of their products for a variety of reasons, including product defects, such as contamination, adulteration, unintended harmful side effects or interactions with other substances, packaging safety and inadequate or inaccurate labeling disclosure. Although we have detailed procedures in place for testing finished products, there can be no assurance that any quality, potency or contamination problems will be detected in time to avoid unforeseen product recalls, regulatory action or lawsuits, whether frivolous or otherwise. If any of the animal food or care products produced by us are recalled due to an alleged product defect or for any other reason, we could be required to incur the unexpected expense of the recall and any legal proceedings that might arise in connection with the recall.
We had to issue a recall in 2018 for one of our products after a single retail sample collected by the Michigan Department of Agriculture tested positive for Salmonella. Although customers reported no incidents of injury or illness in association with this product, the recall negatively affected our results. As a result of any such recall, customers may be hesitant to purchase our products in the future and we may lose a significant amount of sales and may not be able to replace those sales at an acceptable margin or at all.
In addition, a product recall may require significant management attention or damage our reputation and goodwill or that of our products or brands. Additionally, product recalls may lead to increased scrutiny of our operations by the FDA or other state or federal regulatory agencies, requiring further management attention, increased compliance costs and potential legal fees, fines, penalties and other expenses.
Changes in existing laws or regulations, including how such existing laws or regulations are enforced by federal, state, and local authorities, or the adoption of new laws or regulations may increase our costs and otherwise adversely affect our business, financial condition and results of operations.
The manufacture and marketing of animal food products is highly regulated, and we and our third-party contract manufacturers and suppliers are subject to a variety of federal and state laws and regulations applicable to pet food and treats. These laws and regulations apply to many aspects of our business, including the manufacture, packaging, labeling, distribution, advertising, sale, quality and safety of our products. We could incur costs, including fines, penalties, and third-party claims, in the event of any violations of, or liabilities under, such requirements, including any competitor or consumer challenges relating to compliance with such requirements. For example, in connection with the marketing and advertisement of our products, we could be the target of claims relating to false or deceptive advertising, including under the auspices of the FTC and state consumer protection statutes. The regulatory environment in which we operate could change significantly and adversely in the future. The laws and regulations that apply to our products and business may change in the future and we may incur (directly or indirectly) material costs to comply with current or future laws and regulations or any required product recalls. New or revised government laws and regulations could significantly limit our ability to run our business as it is currently conducted, result in additional compliance costs and, in the event of noncompliance, lead to administrative or civil remedies, including fines, injunctions, withdrawals, recalls or seizures and confiscations, as well as potential criminal sanctions. Any such changes or actions by the FDA or other regulatory agencies could have a material adverse effect on our third-party manufacturers, our suppliers or our business, financial condition and results of operations.

Risks Related to Our Capital Structure
Our common stock may be deemed to be a “penny stock” and the “penny stock” rules could adversely affect the market price of our common stock.
The SEC has adopted Rule 3a51-1, which establishes the definition of a “penny stock” as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. Our common stock may be deemed to be a penny stock. For any transaction involving a penny stock, unless exempt, Rule 15g-9 requires that a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.
There is currently a limited public market for our common stock, a trading market for our common stock may never develop, and our common stock prices may be volatile and could decline substantially.
Although our common stock is currently quoted on OTCQX tier of OTC Markets Group Inc., an over-the-counter quotation system, under the symbol “BTTR,” there has been no material public market for our common stock. In these marketplaces, our stockholders may find it difficult to obtain accurate quotations as to the market value of their shares of our common stock, and may find few buyers to purchase their stock and few market makers to support its price. As a result of these and other factors, investors may be unable to resell shares of our common stock at or above the price for which they purchased them, at or near quoted bid prices, or at all. Further, an inactive market may also impair our ability to raise capital by selling additional equity in the future, and may impair our ability to enter into strategic partnerships or acquire companies or products by using shares of our common stock as consideration.
Failure to qualify to trade on NYSE American will make it more difficult to raise capital.
We have applied to list our common stock on NYSE American, a national securities exchange. NYSE has listing requirements for inclusion of securities for trading on the NYSE American, including minimum levels of stockholders equity, market value of publicly held shares, number of public stockholders and stock price. We may not be able to satisfy NYSE’s original listing requirements and, even if we do, we may not be able to maintain our listing on NYSE American. If we do not obtain and maintain the listing of our common stock on NYSE American, it could make it harder for us to raise capital in both the immediate time frame and in the long-term. If we are unable to raise capital when needed in the future, we may have to cease or reduce operations. There can be no assurance that we will be successful in including our common stock for trading on NYSE American, maintain the listing or that a market will develop for our common stock.
Our failure to meet the continued listing requirements of NYSE American could result in a de-listing of our common stock.
Even if we are able to meet the qualifications for initial listing on NYSE American, we may fail to satisfy the continued listing requirements of NYSE American, such as the corporate governance requirements or the minimum stock price requirement, and the NYSE American may take steps to de-list our common stock. Such a de-listing or the announcement of such de-listing will have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so. In the event of a de-listing, we may attempt to take actions to restore our compliance with the NYSE American listing requirements, but we can provide no assurance that any such action taken by us would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the NYSE American minimum listing requirements or prevent future non-compliance with the NYSE American listing requirements.
Our common stock prices may be volatile.
The market price of our common stock has been and may continue to be highly volatile and subject to wide fluctuations. Our financial performance, government regulatory action, tax laws, interest rates and market conditions in general could have a significant impact on the future market price of our common stock.

The public price of our common stock could also be subject to wide fluctuations in response to the risk factors described in this prospectus and others beyond our control, including: the number of shares of our common stock publicly owned and available for trading; actual or anticipated quarterly variations in our results of operations or those of our competitors; our actual or anticipated operating performance and the operating performance of similar companies in our industry; our announcements or our competitors’ announcements regarding significant contracts, acquisitions, or strategic investments; general economic conditions and their impact on the pet food markets; the overall performance of the equity markets; threatened or actual litigation; changes in laws or regulations relating to our industry; any major change in our board of directors or management; publication of research reports about us or our industry or changes in recommendations or withdrawal of research coverage by securities analysts; and sales or expected sales of shares of our common stock by us, and our officers, directors, and significant stockholders. From time to time, our affiliates may sell stock for reasons due to their personal financial circumstances. These sales may be interpreted by other stockholders as an indication of our performance and result in subsequent sales of our stock that have the effect of creating downward pressure on the market price of our common stock.
The volatility of the market price of our common stock may adversely affect the ability of investors to purchase or sell shares of our common stock. Investors may also experience losses on their investments in our stock due to price fluctuations. In addition, the stock market in general has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of those companies. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. Such litigation, if instituted against us, could result in very substantial costs, divert our management’s attention and resources and harm our business, operating results, and financial condition.
We are a smaller reporting company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to “smaller reporting companies,” this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.
We are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our ordinary shares held by non-affiliates exceeds $250 million as of the prior December 31, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates exceeds $700 million as of the prior December 31. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.
Some investors find our common stock less attractive because we may rely on these exemptions, which could result in a less active trading market for our common stock, and our stock price may be more volatile.
We do not expect to pay any cash dividends to the holders of the common stock in the foreseeable future and the availability and timing of future cash dividends, if any, is uncertain.
We expect to use cash flow from future operations to repay debt and support the growth of our business and do not expect to declare or pay any cash dividends on our common stock in the foreseeable future. Our Wintrust Credit Facility, subordinated convertible notes, term loan and revolving line of credit place certain restrictions on the ability of us and our subsidiaries to pay cash dividends. We may amend our current credit facilities or enter into new debt arrangements that also prohibit or restrict our ability to pay cash dividends on our common stock.
Subject to such restrictions, our board of directors will determine the amount and timing of stockholder dividends, if any, that we may pay in future periods. In making this determination, our directors will consider all relevant factors, including the amount of cash available for dividends, capital expenditures, covenants, prohibitions or limitations with respect to dividends, applicable law, general operational requirements and other variables. We cannot predict the amount or timing of any future dividends you may receive, and if we do commence the payment of dividends, we may be unable to pay, maintain or increase dividends over time. Therefore, you may not be able to realize any return on your investment in our common stock for an extended period of time, if at all.
Future sales of our common stock, or the perception that such sales may occur, may depress our share price, and any additional capital through the sale of equity or convertible securities may dilute your ownership in us.
We may in the future issue our previously authorized and unissued securities. We are authorized to issue 200,000,000 shares of common stock and 4,000,000 shares of preferred stock with such designations, preferences and rights as determined by our board of directors. The potential issuance of such additional shares of common stock will result in the dilution of the ownership interests of the holders of our common stock and may create downward pressure on the trading price, if any, of our common stock. The sales of substantial amounts of our common stock pursuant to our effective registration statements, or the perception that these sales may occur, could cause the market price of our common stock to decline and impair our ability to raise capital. These shares also may be sold pursuant to Rule 144 under the Securities Act, depending on their holding period and subject to restrictions in the case of shares held by persons deemed to be our affiliates. We also may grant additional registration rights in connection with any future issuance of our capital stock.
For information regarding our outstanding stockholders’ equity and potentially dilutive securities, see the section entitled “Dilution” in this prospectus.
We may issue preferred stock whose terms could adversely affect the voting power or value of our common stock.
Our certificate of incorporation authorizes us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over our common stock with respect to dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events, or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might grant to holders of preferred stock could affect the value of the common stock. The issuance of such preferred stock could also be used as a method of discouraging, delaying or preventing a change of control.
We will continue to incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.
As a public company, we incur significant legal, accounting and other expenses. In addition, the Sarbanes-Oxley Act of 2002 and rules subsequently implemented by the SEC, impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations increase our legal and financial compliance costs and make some activities more time-consuming and costly, particularly after we are no longer a smaller reporting company. We expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance.
To achieve compliance with Section 404 within the prescribed period, we will be engaged in a costly and challenging process to document and evaluate our internal control over financial reporting. In this regard, we will need to continue to dedicate internal resources and potentially engage outside consultants or hire an internal audit resource to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that neither we nor our independent registered public accounting firm will be able to conclude within the prescribed timeframe that our internal control over financial reporting is effective as required by Section 404. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. Moreover, if we are not able to comply with the requirements or regulations as a public reporting company in any regard, we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.
Our bylaws designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or agents.
Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer (or affiliate of any of the foregoing) of us to us or the our shareholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws, or (iv) any other action asserting a claim arising under, in connection with, and governed by the internal affairs doctrine; provided that these exclusive forum provisions will not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and consented to, the provisions of our bylaws described in the preceding sentence. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits against us and such persons. Alternatively, if a court were to find these provisions of our bylaws inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.
Provisions in our certificate of incorporation and bylaws and Delaware law may discourage a takeover attempt even if a takeover might be beneficial to our stockholders.
Provisions contained in our certificate of incorporation and bylaws could make it more difficult for a third party to acquire us after we have become a publicly traded company. Provisions in our certificate of incorporation and bylaws impose various procedural and other requirements, which could make it more difficult for stockholders to effect certain corporate actions. For example, our certificate of incorporation authorizes our board of directors to determine the rights, preferences, privileges and restrictions of unissued series of preferred stock without any vote or action by our stockholders. Thus, our board of directors can authorize and issue shares of preferred stock with voting or conversion rights that could dilute the voting power of holders of our other series of capital stock. These rights may have the effect of delaying or deterring a change of control of our company. Additionally, our certificate of incorporation and/or bylaws establish limitations on the removal of directors and on the ability of our stockholders to call special meetings and include advance notice requirements for nominations for election to our board of directors and for proposing matters that can be acted upon at stockholder meetings.
Moreover, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”), which prohibits an “interested stockholder” owning in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which such stockholder acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner.
For further detail, refer to the information under the heading “Description of Capital Stock—Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, Our Bylaws and Delaware Law” in this prospectus. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock.
Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.
Our certificate of incorporation provides that we will indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. In addition, as permitted by Section 145 of the Delaware General Corporation Law, our certificate of incorporation and our indemnification agreements that we have entered into with our directors and officers provide that:
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We will indemnify our directors and officers for serving us in those capacities or for serving other business enterprises at our request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	We may, in our discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.
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We are required to advance expenses, as incurred, to our directors and officers in connection with defending a proceeding, except that such directors or officers shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

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We will not be obligated pursuant to the indemnification agreements entered into with our directors and executive officers to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings to enforce an indemnitees right to indemnification or advancement of expenses, proceedings authorized by our board of directors and if offered by us in our sole discretion.

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The rights conferred in our certificate of incorporation are not exclusive, and we are authorized to enter into indemnification agreements with our directors, officers, employees and agents and to obtain insurance to indemnify such persons.

•	We may not retroactively amend our certificate of incorporation or indemnification agreement provisions to reduce our indemnification obligations to directors, officers, employees and agents.
As a result of these provisions, if an investor were able to enforce an action against our directors or officers, in all likelihood, we would be required to pay any expenses they incurred in defending the lawsuit and any judgment or settlement they otherwise would be required to pay. Accordingly, our indemnification obligations could divert needed financial resources and may adversely affect our business, financial condition, results of operations and cash flows, and adversely affect the value of our business.
Risks Related to this Offering
Investors in this Offering will suffer immediate and substantial dilution of their investment.
If you purchase our common stock in this Offering, you will pay more for your shares of common stock than our as adjusted net tangible book value per share. Based upon an assumed public offering price of $1.30 per share, which was the closing price of our common stock as reported on OTCQX on May 7, 2021, you will incur immediate and substantial dilution of $[   ] per share, representing the difference between our assumed public offering price and our as adjusted net tangible book value per share. That is because the price that you pay will be substantially greater than the pro forma net tangible book value per share of the common stock that you acquire. This dilution is due in large part to the fact that our earlier investors paid substantially less than the offering price when they purchased their shares of our capital stock. You will experience additional dilution when those holding outstanding Series F Preferred Stock, stock options or common stock purchase warrants exercise their right to purchase common stock or when we otherwise issue additional shares of capital stock. For information regarding our outstanding stockholders’ equity and potentially dilutive securities, refer to the information under the heading “Dilution” in this prospectus.
Investors may experience dilution of their ownership interests because of the future issuance of additional shares of our common.
In the future, we may issue additional authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our present stockholders. We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for our common stock in connection with hiring or retaining employees, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes and some of these issuances may be at a price (or exercise prices) below the price at which shares of our common stock are currently trading. The future issuance of any such additional shares of common stock may create downward pressure on the trading price of our common stock.
Substantial amounts of our outstanding shares may be sold into the market when lock-up or market standoff periods end. If there are substantial sales of shares of our common stock, the price of our common stock could decline.
The price of our common stock could decline if there are substantial sales of our common stock, particularly sales by our directors, executive officers and significant stockholders, or if there is a large number of shares of our common stock available for sale and the market perceives that sales will occur. After this offering, we will have [   ] outstanding shares of our common stock, based on the number of shares outstanding as of May 7, 2021. All of the shares of common stock sold in this offering will be available for sale in the public market. A substantial amount of our outstanding shares of common stock are currently restricted from resale as a result of “lock-up” agreements, as more fully described under the heading “Shares Eligible for Future Sale” in this prospectus. These shares will become available to be sold 90 days after the date of this prospectus. Shares held by directors, executive officers and other affiliates will be subject to volume limitations under Rule 144 under the Securities Act of 1933, as amended (Securities Act).

We have broad discretion in the use of the net proceeds from this offering, and our use of those proceeds may not yield a favorable return on your investment.
We intend to use the net proceeds from the sale of the shares in the offering, along with available cash, for general corporate purposes, which may include advancing new product development, maintaining existing and prosecuting new intellectual property protection, supporting the requirements of being a public company, including legal, audit, investor relations and board fees and providing competitive salaries and benefits to attract and retain highly qualified employees. We may also use proceeds from this offering to acquire complimentary technologies, products or businesses, although we are not a party to any letters of intent or definitive agreement for any such acquisition. We have not specifically allocated the amount of net proceeds that will be used for these purposes, and our management will have broad discretion over how these proceeds are used and could spend the proceeds in ways with which you may not agree. In addition, we may not allocate the proceeds of this offering effectively or in a manner that increases our market value or enhances our profitability. We have not established a timetable for the effective deployment of the proceeds, and we cannot predict how long it will take to deploy the proceeds.
There can be no assurance that we will ever provide liquidity to our investors through a sale of our Company.
While acquisitions of companies like ours are not uncommon, potential investors are cautioned that no assurances can be given that any form of merger, combination, or sale of our Company will take place or that any merger, combination, or sale, even if consummated, would provide liquidity or a profit for our investors. You should not invest in our Company with the expectation that we will be able to sell the business in order to provide liquidity or a profit for our investors.

USE OF PROCEEDS
We expect that the net proceeds from the sale of [   ] shares of common stock in this offering will be approximately $[   ], and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters’ over-allotment option is exercised in full, we estimate that we will receive net proceeds of approximately $[   ], after deducting underwriter discounts and commissions and estimated offering expenses payable by us.
We plan to use the net proceeds of this offering for general corporate purposes. We may also elect to use proceeds from this offering to acquire complimentary technologies, products or businesses, although we are not a party to any letters of intent or definitive agreements for any such acquisition.
Our expected use of net proceeds from this offering represents our current intentions based upon our present plans and business condition. However, the nature, amounts and timing of our actual expenditures may vary significantly depending on numerous factors. As a result, our management has and will retain broad discretion over the allocation of the net proceeds from this offering. We may find it necessary or advisable to use the net proceeds from this offering for other purposes, and we will have broad discretion in the application of net proceeds from this offering. Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.

DIVIDEND POLICY
We do not currently anticipate declaring or paying cash dividends on our common stock in the foreseeable future. We currently intend to retain our future earnings, if any, to finance the development and expansion of our business and to pursue selective merger and acquisition opportunities. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon then-existing conditions, including our results of operations and financial condition, capital requirements, business prospects, statutory and contractual restrictions on our ability to pay cash dividends, including restrictions contained in our senior credit facility, and other factors our board of directors may deem relevant. Accordingly, you may need to sell your shares of our common stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them. Our Series F Preferred Stock ranks on parity with our common stock with respect to dividend rights.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
Our common stock is quoted on the OTC Market Group Inc.'s OTCQX market under the symbol “BTTR” after being upgraded from the OTCQB on December 28, 2020 where it had been quoted since June 2010. The following table sets forth, for the periods indicated and as reported on the OTC Markets, the high and low bid prices for our common stock. Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-downs or commissions, and may not necessarily represent actual transactions:
	High	Low
2019
First Quarter(1)	$13.26	$1.33
Second Quarter(1)	$9.15	$3.40
Third Quarter(1)	$6.46	$3.12
Fourth Quarter(1)	$4.35	$1.31
2020
First Quarter(1)	$2.70	$0.50
Second Quarter(1)	$2.00	$0.60
Third Quarter(1)	$2.00	$0.24
Fourth Quarter(2)	$1.28	$0.45
2021
First Quarter(3)	$1.80	$1.14
(1)	The high and low bid prices for this quarter were reported by the OTCQB marketplace.
(2)	The high and low bid prices for this quarter were reported by the OTCQB & OTCQX marketplaces.
(3)	The high and low bid prices for this quarter were reported by the OTCQX marketplace.
Holders
As of May 7, 2021, there were 168 record holders of our common stock and 34 holders of our Series F Preferred Stock. Certain shares are held in “street” name and accordingly, the number of beneficial owners of such shares is not known or included in the foregoing number. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2021, on:
•	an actual basis;
•
on a pro forma basis to reflect, based on an assumed offering price of $[  ] per share of common stock, (i) the issuance of 34,611,100 shares of our common stock upon the conversion of all of the shares of Series F Preferred Stock outstanding as of March 31, 2021 and (ii) the issuance of 7,718,488 shares of common stock upon conversion of our outstanding convertible notes, based upon $[  ] principal and accrued interest outstanding as of March 31, 2021; and

•
on a pro forma as adjusted basis to give effect to the sale and issuance of [  ] shares of common stock offered by us in this offering, based on the public offering price of $[  ] per share, after deducting the underwriting discounts and commissions and estimated offering expenses.

You should refer to the information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus and the financial statements and related notes contained elsewhere in this prospectus in evaluating the material presented below.
	As of March 31, 2021
In thousands (except shares)	Actual	Pro Forma	As Adjusted
Cash and cash equivalents	$4,298

Long-term debt, including current maturities:
Loans and line of credit, net	$10,628
Notes payable, net	$19,609
PPP Loans	$852
Total debt, net of debt issuance costs and discounts	$31,089

Stockholders’ Deficit:
Common stock, $0.001 par value, 200,000,000 shares authorized	$66
Series F Preferred Stock, $0.001 par value, 30,000 shares authorized	$—
Additional paid-in capital	$240,847
Accumulated deficit	$(273,893)
Total stockholders’ deficit	$(32,980)
Total capitalization	$(1,891)
The number of shares of our common stock issued and outstanding was 66,004,348 as of March 31, 2021 and as adjusted is based on 108,333,936 shares outstanding as of March 31, 2021, and assumes the issuance of 34,611,100 shares of our common stock upon the conversion of our outstanding Series F Preferred Stock as of March 31, 2021 as well as 7,718,488 shares of common stock upon conversion of our outstanding convertible notes as of March 31, 2021 (assuming our common stock is approved for listing on the NYSE American) and excludes as of that date:
•	13,150,872 shares of our common stock issuable upon the exercise of stock options outstanding as of March 31, 2021, at a weighted average exercise price of $1.06 per share;
•	60,874,177 shares of our common stock issuable upon the exercise of warrants outstanding as of March 31, 2021, at a weighted average exercise price of $1.18 per share; and
•
349,128 shares of our common stock reserved for future issuance under our 2019 equity incentive plan as well as any automatic increases in the number of shares of our common stock reserved for future issuance under our plan.

DILUTION
The sale of our common stock pursuant to this prospectus will have a dilutive impact on our stockholders.
Our net tangible book deficit as of March 31, 2021 was $(64,327,041), or $(0.97) per share. Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of shares of our common stock outstanding as of March 31, 2021. Dilution with respect to net tangible book value per share represents the difference between the amount per share paid by purchasers in this offering and the pro forma net tangible book value per share of our common stock immediately after this offering.
After giving effect to (1) the conversion of all outstanding shares of Series F Preferred Stock and convertible notes and (2) the sale of [  ] shares of our common stock in this offering, at a public offering price of $[  ] per share, our pro forma as adjusted net tangible book value as of March 31, 2021 would have been $ [  ], or $[  ] per share. This represents an immediate increase in net tangible book value of $[  ] per share to existing stockholders and an immediate dilution of $[  ] per share to new investors purchasing shares of our common stock.
The following table illustrates this calculation on a per share basis.
Assumed public offering price per share		$
Net tangible book deficit per share as of March 31, 2021	$
Pro forma net tangible book value per share as of March 31, 2021 including the conversion of Series F Preferred Stock and notes payable before this offering
Increase in net tangible book value per share attributable to this offering
Pro forma net tangible book value per share after the offering
Dilution per share to new investors participating in the offering		$
If the underwriter exercises its option to purchase additional shares in full, our as-adjusted net tangible book value as of March 31, 2021 would be $[  ], or $[  ] per share, representing an increase in the net tangible book value to existing stockholders of $[  ] per share and immediate dilution of $[  ] per share to new investors purchasing shares of our common stock in this offering.
The number of shares of our common stock to be outstanding as shown above is based on 108,333,936 shares outstanding as of March 31, 2021, and assumes the issuance of 34,611,100 shares of our common stock upon the conversion of our outstanding Series F Preferred Stock as of March 31, 2021 as well as 7,718,488 shares of common stock upon conversion of our outstanding convertible notes as of March 31, 2021 (assuming our common stock is approved for listing on the NYSE American) and excludes as of that date:
•	13,150,872 shares of our common stock issuable upon the exercise of stock options outstanding as of March 31, 2021, at a weighted average exercise price of $1.06 per share;
•	60,874,177 shares of our common stock issuable upon the exercise of warrants outstanding as of March 31, 2021, at a weighted average exercise price of $1.18 per share; and
•
349,128 shares of our common stock reserved for future issuance under our 2019 equity incentive plan as well as any automatic increases in the number of shares of our common stock reserved for future issuance under our plan.

To the extent that options outstanding as of March 31, 2021 have been or may be exercised or other shares are issued, investors purchasing our securities in this offering may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion includes forward-looking statements about our business, financial condition and results of operations, including discussions about management’s expectations for our business. These statements represent projections, beliefs and expectations based on current circumstances and conditions and in light of recent events and trends, and you should not construe these statements either as assurances of performance or as promises of a given course of action. Instead, various known and unknown factors are likely to cause our actual performance and management’s actions to vary, and the results of these variances may be both material and adverse. A description of material factors known to us that may cause our results to vary or may cause management to deviate from its current plans and expectations, is set forth under the heading “Risk Factors.” Also refer to the information under the heading “Forward Looking Statements” in this prospectus. The following discussion should also be read in conjunction with our audited consolidated financial statements including the notes thereto appearing elsewhere in this filing.
Overview and Outlook
Better Choice is a growing animal health and wellness company focused on providing pet products and services that help dogs and cats live healthier, happier and longer lives. Our mission is to become the most innovative premium pet food company in the world, and we are motivated by our commitment to making products with integrity and treating pets and their parents with respect. We believe our portfolio of brands are well-positioned to benefit from the trends of growing pet humanization and an increased consumer focus on health and wellness, and we have adopted a laser focused, channel-specific approach to growth that is driven by new product innovation. Our executive team has a proven history of success in both pet and consumer-packaged goods, and has over 50 years of combined experience in the pet industry and over 100 years of combined experience in the consumer-packaged goods industry.
Better Choice’s product offering is sold today under the Halo and TruDog brands and has enabled the Company to penetrate multiple channels of trade, which we believe enables us to deliver on core consumer needs and respond to changing channel dynamics that have accelerated as a result of the COVID-19 pandemic. We group these channels of trade into four distinct categories: E-Commerce, which includes the sale of product to online retailers such as Amazon and Chewy; Brick & Mortar, which includes the sale of product to pet specialty chains such as Petco, PetSmart, select grocery chains and neighborhood pet stores; Direct to Consumer (“DTC”) which includes the sale of product through our online web platform; and International, which includes the sale of product to foreign distribution partners and to select international retailers. We believe our omni-channel approach is a significant competitive advantage, as it allows us to design and sell products purpose-built for success in specific channels while maintaining our ability to leverage marketing and sales resources cross-channel.
Although the COVID-19 pandemic has dramatically changed the U.S. retail landscape, the pet industry has proven to be resilient, with Packaged Facts recently increasing their projected 2021 growth rate for U.S. retail sales of pet food and supplies from 5.3% to 7.6%. While the industry-wide E-Commerce sales have retreated somewhat following the March 2020 pantry stocking, the sale of pet food and supplies online has increased 35% year-over-year according to Packaged Facts, with subscription sales nearly equal to the March 2020 peak. We anticipate our ability to reach a growing base of diverse customers online will increase as approximately 59% of Better Choice’s sales in 2020 were made via our DTC and E-Commerce channels. At the same time, we believe that our long-established relationships with key Brick & Mortar customers will enable us to jointly launch new products in the future that are designed for in-store success.
In addition to our domestic sales channels, the Halo brand’s international sales grew by 95% in 2020, driven primarily by Halo’s ability to secure Product Import Registrations for 15 dog and cat food diets from the Ministry of Agriculture and Rural Affairs of China (“MOA”) in June 2020. We believe that our growth in Asia is fueled by increasing levels of economic financial status and demand for premium, western manufactured products, with China representing the largest market opportunity for growth and 48% of Better Choice’s international sales in 2020. According to Euromonitor, the Chinese market for premium dry dog and cat food is anticipated to grow at a 20% CAGR and 28% CAGR, respectively, from 2015 through 2025. This growth rate is driven by dramatic increases in pet ownership, which has seen the number of dog-owning Chinese households increase from 12% in 2015 to 20% in 2020. On a relative basis, 67% of U.S. households owned a pet in 2020 according to the American Pet Products Association, suggesting that the Chinese pet market has significant room to grow in the foreseeable future.
New product innovation, through our own research and development activities as well as through acquisitions, represents the cornerstone of our growth plan, and our established supply and distribution infrastructure allows us to develop, manufacture and bring new products to market in generally under nine months. Our flexible and scalable outsourced manufacturing model also promotes innovation, as we are able to offer a wide variety of dog and cat food products under the Halo and TruDog brands that serve many different consumer needs. Founded in 1986, the Halo brand consists of a diversified, premium natural dog and cat portfolio, with products derived from real whole meat, no rendered meat meal and non-genetically modified (non-“GMO”) fruits and vegetables, unlike many other kibble and canned products currently in the marketplace. In addition to its dry kibble and canned wet food offering, Halo also has a successful line of freeze-dried treats for dogs and cats and a growing line of award-winning vegan products for dogs. Founded in 2013, the TruDog brand offers ultra-premium, freeze-dried raw dog food, toppers, treats and supplements sold predominantly on its DTC website. Freeze-dried raw dog food is one of the fastest growing sub-categories of premium pet food, with Packaged Facts reporting 39% YoY growth in the sub-category in 2019. We believe that both brands are positioned to take advantage of pet parents’ increasing desire to feed only the highest quality ingredients to their pets, and that there will continue to be innovative opportunities for brand consolidation over time.
Our marketing strategies are designed to clearly communicate to consumers the benefits of our products and to build awareness of our brands. We deploy a broad set of marketing tools across various forms of media to reach consumers through multiple touch points and engage with a number of marketing agencies to develop content and product packaging. Our marketing initiatives include the use of social and digital marketing, Search Engine Optimization, email and SMS marketing, and paid media (Facebook, Instagram & YouTube), among other proven strategies to generate and convert sales prospects into loyal, satisfied customers. In addition to directly targeting and educating consumers of our products, we partner with both E-Commerce platforms and retailers such as Amazon, Chewy and Petco to develop joint sales and marketing initiatives to increase sales and acquire new customers.
On February 2, 2019 and February 28, 2019, respectively, Better Choice Company entered into definitive agreements to acquire through stock exchange agreements, approximately 93% of the outstanding interest of TruPet LLC and all of the outstanding shares of Bona Vida, Inc., an emerging hemp-based CBD platform focused on developing a portfolio of brand and product verticals within the animal health and wellness space. On May 6, 2019, Better Choice Company consummated the stock exchange transactions whereby TruPet LLC and Bona Vida, Inc. became wholly owned subsidiaries of Better Choice Company. For accounting and financial reporting purposes, the transaction was treated as a reverse acquisition whereby TruPet is considered the acquiror of Better Choice Company and Bona Vida, Inc. Thus, the historical financial information of the registrant is that of TruPet even though the legal registrant remains Better Choice Company.
On December 19, 2019, the Company acquired 100% of the issued and outstanding capital stock of Halo, Purely for Pets, Inc., in exchange for a combination of cash consideration, shares of our common stock, and convertible subordinated notes and accompanying stock purchase warrants. Unless otherwise stated or the context otherwise requires, the historical business information described in this report prior to consummation of the May Acquisitions is that of TruPet and, following consummation of the May Acquisitions through December 19, 2019, reflects business information of the Company, TruPet, and Bona Vida. From December 19, 2019 onward, the results of operations reflects business information of the Company and Halo as a combined business. See “Note 2 - Acquisitions” to our audited consolidated financial statements for the year ended December 31, 2020 included in this prospectus for more information.
Although Bona Vida remains a wholly owned subsidiary of the Better Choice Company, as of March 31, 2021, Better Choice does not currently sell or market any CBD products, does not currently own any CBD related inventory or raw materials and does not currently have plans to re-enter the CBD market at this time.
The impact that COVID-19 will have on our consolidated results of operations is uncertain. Although we have not observed a material reduction in sales as of December 2020 as a result of the COVID-19 pandemic, we will continue to evaluate the nature and extent of COVID-19’s impact to our business, consolidated results of operations, financial condition, and liquidity. Our results presented herein are not necessarily indicative of the results to be expected for future periods in 2021 or the full fiscal year. Management cannot predict the full impact of the COVID-19 pandemic on the Company’s sourcing, manufacturing and distribution of its products or to economic conditions generally, including the effects on consumer spending. The ultimate extent of the effects of the COVID-19 pandemic on the Company is highly uncertain and will depend on future developments, and such effects could exist for an extended period of time even after the pandemic might end.

Fiscal Year End
On May 21, 2019, our board of directors approved a change in fiscal year end from August 31 to December 31 to align with the TruPet fiscal year end. The fiscal year change became effective with our 2019 fiscal year, which began January 1, 2019 and ended December 31, 2019. Following its acquisition by us, Halo has adopted the same fiscal year end.
Results of Operations for the three months ended March 31, 2021 and 2020
The following table sets forth our consolidated results for the periods presented (in thousands):
	Three Months Ended March 31,
	2021	2020	Change	%
Net sales	$10,830	$12,226	$(1,396)	(11)%
Cost of goods sold	6,556	8,069	(1,513)	(19)%
Gross profit	$4,274	$4,157	$117	3%
Operating expenses:
General and administrative	$4,551	$8,246	$(3,695)	(45)%
Share-based compensation	2,525	2,484	41	2%
Sales and marketing	2,336	1,959	377	19%
Total operating expenses	$9,412	$12,689	$(3,277)	(26)%
Loss from operations	$(5,138)	$(8,532)	$3,394	(40)%
Net Sales
We sell our products through online retailers, pet specialty retailers, our online portal directly to our consumers and internationally to foreign distribution partners (transacted in U.S. dollars). During 2019, our net sales were primarily driven by our distribution of TruPet products through our DTC channel. However, with the acquisition of Halo, our sales became more diversified through the E-commerce, Brick & Mortar and International channels.
For many customers, sales transactions are single performance obligations that are recorded at the time the product is shipped from our distribution centers, when control transfers. We record a revenue reserve based on past return rates to account for customer returns. DTC net sales include revenue derived from the sale of our products and related shipping fees offset by promotional discounts, refunds and loyalty points earned. We offer a variety of promotions and incentives to our customers including daily discounts, multi-bag purchase discounts and coupon codes for initial purchases. For our DTC loyalty program, a portion of revenue is deferred at the time of the sale as points are earned based on the relative stand-alone selling price, and not recognized until the redemption of the loyalty points, which do not expire. We have applied a redemption rate based on historical experience.
Information about the Company’s revenue channels is as follows (in thousands):
	Three Months Ended March 31,
	2021		2020
E-commerce	$4,010	37%	$4,481	37%
Brick & Mortar	1,894	18%	2,897	23%
DTC	2,436	22%	2,804	23%
International	2,490	23%	2,044	17%
Net Sales	$10,830	100%	$12,226	100%
Net sales decreased $1.4 million, or 11%, to $10.8 million for the three months ended March 31, 2021 compared to $12.2 million for the three months ended March 31, 2020. The decrease was driven by lower E-Commerce sales due to higher than normal orders during the first quarter of 2020 due to increased warehouse stocking orders in March 2020 associated with the COVID-19 pandemic. The decrease was also driven by lower Brick & Mortar sales due to the discontinuation of products with one of our pet specialty customers and lower DTC sales driven by a decrease in marketing spend with low return on investment. These decreases were partially offset by continued growth in our international channel.

Key factors that affect our future sales growth include new product innovation and expansion in each of the sales channels.
Cost of Goods Sold and Gross Profit
Our products are manufactured to our specifications by contracted manufacturing plants using raw materials sourced by our contracted manufacturers. We design our packaging in-house for manufacture by third parties, and packaging is shipped directly to contracted manufacturing plants. We work with our co-manufacturers to secure a supply of raw materials that meet our specifications, such as USA farm-raised beef, GAP 2 certified cage-free whole chicken and associated broths, GAP 2 certified cage-free whole turkey and associated broths, MSC certified wild-caught salmon and MSC certified wild-caught whitefish and associated broths, and select non-GMO fruits and vegetables, such as peas, sweet potatoes and lentils. In addition to procuring raw materials that meet our formulation requirements, our contract manufacturers manufacture, test and package our products.
Cost of goods sold consists primarily of the cost of product obtained from third-party contract manufacturing plants, packaging materials, inventory freight for shipping product from third-party contract manufacturing plants to our warehouse and third-party fulfillment and royalties. We review inventory on hand periodically to identify damaged inventory, slow moving inventory, and/or aged inventory. Based on the analysis, we record inventories at the lower of cost or net realizable value, with any reduction in value expensed as cost of goods sold.
We calculate gross profit as net sales, including any shipping revenue collected from our customers, less cost of goods sold. Our gross profit has been and will continue to be affected by a variety of factors, primarily product sales mix, volumes sold, discounts offered to newly acquired and recurring customers, the cost of our manufactured products, and the cost of freight from the manufacturer to the warehouse.
Cost of goods sold decreased $1.5 million, or 19%, to $6.6 million for the three months ended March 31, 2021 compared to $8.1 million for the three months ended March 31, 2020. As a percentage of revenue, cost of goods sold decreased to 61% during the three months ended March 31, 2021 compared to 66% for the three months ended March 31, 2020, respectively. The decrease was driven by $0.9 million of non-cash expense related to the amortization of a purchase accounting adjustment to inventory recorded in connection with the Halo Acquisition in the first quarter of 2020 and the decrease in net sales.
During the three months ended March 31, 2021, gross profit increased $0.1 million to $4.3 million from $4.2 million during the three months ended March 31, 2020. Gross profit margin increased to 39% for the three months ended March 31, 2021 as compared to 34% for the three months ended March 31, 2020. The gross margin for the three months ended March 31, 2021 was negatively affected by the inventory accounting adjustment discussed above relating to the Halo acquisition. In addition, in the first quarter of 2021 we experienced lower warehouse related costs, partially offset by higher product costs.
Operating Expenses
General and administrative expenses include management and office personnel compensation and bonuses, warrant expense, corporate-level information technology costs, rent, travel, professional service fees, costs related to merchant credit card fees, insurance, product development costs, shipping DTC orders to customers, customer service and warehousing costs and general corporate expenses. During the three months ended March 31, 2021, general and administrative expenses decreased $3.7 million, or 45%, to $4.6 million compared to $8.2 million for the three months ended March 31, 2020. The decrease was driven by a reduction in warrant expense of $2.5 million, contract termination costs incurred during the first quarter of 2020 of $1.1 million, a non-cash reduction of our sales tax liability of $0.5 million and a decrease in professional fees of $0.2 million, all of which was partially offset by increased compensation expenses due to higher headcount.
Share-based compensation includes expenses related to stock options and certain warrants issued to employees and non-employee directors. During the three months ended March 31, 2021, share-based compensation remained flat, compared to the three months ended March 31, 2020, at $2.5 million.
Sales and marketing expenses include costs related to compensation for sales personnel, other costs related to the selling platform and marketing, including paid media and content creation expenses. Marketing expenses consist primarily of Facebook, Amazon and other media ads, as well as other advertising and marketing costs, all geared towards acquiring new customers and building brand awareness. During the three months ended March 31, 2021, sales and marketing expenses, including paid media, increased $0.3 million, or 19%, to $2.3 million from

$2.0 million during the three months ended March 31, 2020, driven primarily by increased promotional spend in our E-Commerce and International sales channels and higher advertising and market research costs, partially offset by a decrease in headcount related costs.
Interest expense
During the three months ended March 31, 2021, interest expense decreased $1.5 million to $0.8 million from $2.3 million for the three months ended March 31, 2020. Interest expense relates primarily to existing and prior indebtedness including term loans, lines of credit and subordinated convertible notes. The reduction in interest expense was driven by a decrease in outstanding debt balances as well as a more favorable interest rate on our new Wintrust Credit Facility.
Loss on extinguishment of debt
During the three months ended March 31, 2021, we incurred a loss on extinguishment of debt of $0.4 million, while there was no corresponding expense for the three months ended March 31, 2020. Loss on extinguishment of debt relates to extinguishment accounting applied in connection with the termination of a term loan and ABL Facility. See “Note 7 – Debt” to our unaudited condensed consolidated financial statements for the period ended March 31, 2021 included in this prospectus for additional information.
Change in fair value of warrant liabilities
Common stock warrants classified as liabilities are revalued at each balance sheet date subsequent to the initial issuance and changes in the fair value are reflected in the consolidated statement of operations as change in fair value of warrant liability. The change in fair value for the three months ended March 31, 2021 relates to the increase in the fair value of common stock warrants issued in connection with the Series F Private Placement. See “Note 11 - Warrants” to our unaudited condensed consolidated financial statements for the period ended March 31, 2021 included in this prospectus for additional information.
Income taxes
Our income tax provision consists of an estimate of federal and state income taxes based on enacted federal and state tax rates, as adjusted for any allowable credits, deductions and uncertain tax positions as the arise. No provision has been made for federal and state income taxes prior to the date of the May Acquisitions as the proportionate share of TruPet’s income or loss was included in the personal tax returns of its members as TruPet was a limited liability company. Subsequent to the acquisitions, the Company, as a corporation is required to provide for income taxes.
During the three months ended March 31, 2021 and March 31, 2020, we did not record income tax expense due to the continued losses incurred by the Company. The effective tax rate subsequent to the acquisitions is 0%, which differs from the U.S. Federal statutory rate of 21% as our reported losses are offset by a valuation allowance due to uncertainty as to the realization of those losses.
Results of Operations for the Years Ended December 31, 2020 and 2019
The following table sets forth our consolidated results for the periods presented (in thousands):
	Years Ended December 31,		Change
	2020	2019	$	%
Net sales	$42,590	$15,577	$27,013	173%
Cost of goods sold	26,491	9,717	16,774	173%
Gross profit	16,099	5,860	10,239	175%
Operating expenses:
General and administrative	26,589	20,879	5,710	27%
Share-based compensation	8,940	10,280	(1,340)	(13)%
Sales and marketing	7,892	10,138	(2,246)	(22)%
Impairment of intangible asset	—	889	(889)	(100)%
Total operating expenses	43,421	42,186	1,235	3%
Loss from operations	$(27,322)	$(36,326)	$9,004	(25)%

Net Sales
We sell our products through online retailers, pet specialty retailers, our online portal directly to our consumers and internationally through distributors in USD. During 2019, our net sales were primarily driven by our distribution of TruPet products through our DTC channel. However, with the acquisition of Halo, our sales became more diversified through the E-commerce, Brick & Mortar and International channels.
For many customers, sales transactions are single performance obligations that are recorded at the time the product is shipped from our distribution centers, when control transfers. We record a revenue reserve based on past return rates to account for customer returns. DTC net sales include revenue derived from the sale of our products and related shipping fees offset by promotional discounts, refunds and loyalty points earned. We offer a variety of promotions and incentives to our customers including daily discounts, multi-bag purchase discounts and coupon codes for initial purchases. For our DTC loyalty program, a portion of revenue is deferred at the time of the sale as points are earned based on the relative stand-alone selling price, and not recognized until the redemption of the loyalty points, which do not expire. We have applied a redemption rate based on historical experience.
Information about the Company’s revenue channels is as follows (in thousands):
	Years Ended December 31,
	2020		2019
E-commerce	$14,218	34%	$1,952	13%
Brick & Mortar	8,982	21%	194	1%
DTC	10,778	25%	13,392	86%
International	8,612	20%	39	—%
Net Sales	$42,590	100%	$15,577	100%
Net sales increased $27.0 million, or 173%, to $42.6 million for the year ended December 31, 2020 compared to $15.6 million for the year ended December 31, 2019. Net sales include an increase of $29.6 million from Halo for the year ended December 31, 2020 compared to December 31, 2019 following the closing of the Halo acquisition in December 2019 and an increase of $0.2 million in net sales for the year ended December 31, 2020 related to Bona Vida as compared to the comparable prior period. This was partially offset by a $2.8 million decrease for the year ended December 31, 2020 in net sales related to TruPet as compared to the comparable prior period.
Key factors that affect our future sales growth include new product innovation and expansion in each of the sales channels.
Cost of Goods Sold and Gross Profit
Our products are manufactured to our specifications by contracted manufacturing plants using raw materials sourced by our contracted manufacturers. We design our packaging in-house for manufacture by third parties, and packaging is shipped directly to contracted manufacturing plants. We work with our co-manufacturers to secure a supply of raw materials that meet our specifications, such as USA farm-raised beef, GAP 2 certified cage-free whole chicken and associated broths, GAP 2 certified cage-free whole turkey and associated broths, MSC certified wild-caught salmon and MSC certified wild-caught whitefish and associated broths, and select non-GMO fruits and vegetables, such as peas, sweet potatoes and lentils. In addition to procuring raw materials that meet our formulation requirements, our contract manufacturers manufacture, test and package our products.
Cost of goods sold consists primarily of the cost of product obtained from third-party contract manufacturing plants, packaging materials, inventory freight for shipping product from third-party contract manufacturing plants to our warehouse and third-party fulfillment and royalties. We review inventory on hand periodically to identify damages, slow moving inventory, and/or aged inventory. Based on the analysis, we record inventories at the lower of cost or net realizable value, with any reduction in value expensed as cost of goods sold.
We calculate gross profit as net sales, including any shipping revenue collected from our customers, less cost of goods sold. Our gross profit has been and will continue to be affected by a variety of factors, primarily product sales mix, volumes sold, discounts offered to newly acquired and recurring customers, the cost of our manufactured products, and the cost of freight from the manufacturer to the warehouse.
Cost of goods sold increased $16.8 million, or 173%, to $26.5 million for the year ended December 31, 2020 compared to $9.7 million for the year ended December 31, 2019. As a percentage of revenue, cost of goods sold remained consistent at 62% for the years ended December 31, 2020 and 2019. Cost of goods sold includes an additional $19.9 million of Halo product costs for the year ended December 31, 2020 following the closing of the Halo Acquisition in December 2019. In addition, cost of goods sold during the year ended December 31, 2020 included $0.9 million of non-cash expense related to the amortization of a purchase accounting adjustment to inventory recorded in connection with the Halo Acquisition. These increases were partially offset by a comparable decrease in cost of goods sold related to lower TruPet sales.
During the year ended December 31, 2020, gross profit increased $10.2 million, or 175%, to $16.1 million compared to $5.9 million during the year ended December 31, 2019. Gross profit margin remained consistent at 38% for the years ended December 31, 2020 and 2019. The increase in gross profit resulted primarily from an additional $9.7 million from Halo for the year ended December 31, 2020 following the closing of the Halo Acquisition in December 2019. The Halo line of products for the current period carried a gross profit margin of 32% compared to TruPet’s gross margin of 53%. TruPet products have higher margins as compared to the Halo product line as Halo’s food and pet food topper products have higher costs than the TruPet products. During the year ended December 31, 2020, Halo incurred storage and fulfillment center costs of $0.7 million compared to $0.1 million for TruPet due to the outsourcing of the TruPet warehouse operations in November 2020. During 2020, Halo also incurred an inventory reserve of $0.2 million and product obsolescence costs of $0.2 million.
Operating Expenses
General and administrative expenses include management and office personnel compensation and bonuses, warrant expense, information technology costs, rent, travel, professional service fees, costs related to merchant credit card fees, insurance, product development costs, shipping DTC orders and general corporate expenses. During the year ended December 31, 2020, general and administrative expenses increased $6.2 million, or 31% to $26.0 million compared to $19.8 million in the year ended December 31, 2019. The increase includes additional expenses of $4.8 million during the year ended December 31, 2020 following the closing of the Halo Acquisition, including non-cash amortization of $1.5 million related to the trade name and customer relationship intangible assets acquired, additional salaries and wages and related costs of $2.2 million, as well as other costs such as professional and consulting fees, charitable contributions, and other miscellaneous costs. The remaining increase was primarily driven by higher warrant expense of $7.2 million and higher salaries and wages and related costs of $0.4 million as we continued building the infrastructure to support our status as a public company and the expansion of our corporate staff. These increases were partially offset by a decrease of $4.0 million as compared to the prior year period driven by reductions in TruPet compensation costs, professional fees, and outbound shipping costs and a decrease in consulting and other professional fees of $2.1 million mainly driven by the settlement of certain legal matters in the fourth quarter of 2020. Customer service and warehousing costs include the cost of our customer service department, including our in-house call center, and costs associated with warehouse operations. During the year ended December 31, 2020, Customer service and warehousing decreased $0.5 million, or 43%, to $0.6 million, as compared to $1.1 million during the year ended December 31, 2019 due to a reduction in staff and related operating costs, as well as the full outsourcing of TruPet warehouse operations in November 2020.
Share-based compensation includes expenses related to stock options and warrants issued to employees and non-employee directors. During the year ended December 31, 2020, share-based compensation decreased $1.3 million, or 13%, to $8.9 million, as compared to share-based compensation of $10.3 million during the year ended December 31, 2019. The decrease in equity-based compensation is primarily driven by terminations during 2020 and the acceleration of vesting of option awards in connection with the May Acquisitions in the prior year period, partially offset by $1.0 million related to a catch up of unrecognized stock-based compensation expense, $1.0 million of add-on warrant expense issued to two non-employee directors, and $0.5 million related to restricted shares issued to three non-employee directors during 2020.
Sales and marketing expenses include costs related to compensation for sales personnel, other costs related to the selling platform, as well as marketing, including paid media and content creation expenses. Marketing expenses consist primarily of Facebook, Amazon and other media ads, and other advertising and marketing costs, all geared towards acquiring new customers and building brand awareness. During the year ended December 31, 2020, Sales and marketing expenses, including paid media, decreased approximately $2.2 million or 22%, to $7.9 million from $10.1 million during the year ended December 31, 2019. Marketing expenses include additional expenses of $3.6 million related to Halo products during the year ended December 31, 2020 following the closing of the Halo

Acquisition and $0.4 million incurred by Bona Vida related to the write-off of a prepaid expense associated with a marketing contract that was terminated during 2020. This was partially offset by a decrease in sales and marketing expenses related to TruPet products from $9.9 million for the year ended December 31, 2019 to $3.6 million for the year ended December 31, 2020.
Impairment of intangible asset consists of amortization expense recognized for impairment of a license intangible in connection with a contract termination. During the year ended December 31, 2019, we recognized an impairment loss of $0.9 million related to the Elvis Presley Houndog license agreement which was terminated on January 13, 2020. We did not record any impairment losses during the year ended December 31, 2020.
Interest Expense
During the year ended December 31, 2020, interest expense increased $8.6 million, or 1,280% to $9.2 million from $0.7 million for the fiscal year ended December 31, 2019. Interest expense is comprised of interest on our term loan, revolving credit facility, PPP loans, payable in kind interest on our senior subordinated convertible notes, and the amortization of debt issuance costs and accretion of debt discounts. See “Note 10 - Debt” to our audited consolidated financial statements for the year ended December 31, 2020 included in this prospectus for more information regarding our outstanding debt.
Change in Fair Value of Warrant Liability
Common stock warrants classified as liabilities are revalued at each balance sheet date subsequent to the initial issuance and changes in the fair value are reflected in the consolidated statement of operations as change in fair value of warrant liability. The change in fair value for the year ended December 31, 2020 relates to the increase in the fair value of common stock warrants issued in connection with the Series F Private Placement between the date of issuance and December 31, 2020.
Income Taxes
Our income tax provision consists of an estimate of federal and state income taxes based on enacted federal and state tax rates, as adjusted for any allowable credits, deductions and uncertain tax positions as the arise. No provision has been made for federal and state income taxes prior to the date of the May Acquisitions as the proportionate share of TruPet’s income or loss was included in the personal tax returns of its members as TruPet was a limited liability company. Subsequent to the acquisitions, the Company, as a corporation is required to provide for income taxes.
During the fiscal years ended December 31, 2020 and December 31, 2019, we did not record income tax expense due to the continued losses incurred by the Company. The effective tax rate subsequent to the acquisitions is 0%, which differs from the U.S. Federal statutory rate of 21% as our reported losses are offset by a valuation allowance due to uncertainty as to the realization of those losses.
Liquidity and Capital Resources
Since our founding, we have financed our operations primarily through sales of member units while a limited liability company, and, since becoming a corporation, through the sales of shares of our common stock, warrants, and preferred stock, and through loans. On March 31, 2021, December 31, 2020 and December 31, 2019, we had cash and cash equivalents and restricted cash of $4.6 million, $4.0 million and $2.5 million, respectively.
We are subject to risks common in the pet wellness consumer market including, but not limited to, dependence on key personnel, competitive forces, successful marketing and sale of products, the successful protection of proprietary technologies, ability to grow into new markets, and compliance with government regulations. As of March 31, 2020, we have not experienced a significant adverse impact to our business, financial condition or cash flows resulting from the COVID-19 pandemic. However, uncertainties regarding the continued economic impact of COVID-19 are likely to result in sustained market turmoil, which could negatively impact our business, financial condition, and cash flows in the future.
We have historically incurred losses and have an accumulated deficit. We expect to continue to generate operating losses and consume significant cash resources for the foreseeable future. These conditions raise substantial doubt about our ability to continue as a going concern, meaning that we may be unable to continue operations for the foreseeable future or realize assets and discharge liabilities in the ordinary course of operations. We have implemented and continue to implement plans to achieve cost savings and other strategic objectives to address these conditions. We have achieved cost savings from the consolidation of our third-party logistics operations and reduction of overhead costs and we expect to achieve further cost savings from the consolidation of third-party manufacturers and optimization of shipping costs. The business is focused on growing the most profitable channels while reducing investments in areas that are expected to have lower long-term benefits. However, there can be no assurance that these efforts will enable us to successfully grow our business, or to continue operating at all.
If we seek additional financing to fund our business activities in the future and there remains doubt about our ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding on commercially reasonable terms or at all. If we are unable to raise the necessary funds when needed or achieve planned cost savings, or other strategic objectives are not achieved, we may not be able to continue our operations, or we could be required to modify our operations that could slow future growth. The accompanying financial statements included in this Prospectus have been prepared assuming we will continue as a going concern, which contemplates the realization of assets and payments of liabilities in the ordinary course of business. Accordingly, the financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount of and classification of liabilities that may result should we be unable to continue as a going concern.
A summary of our cash flows is as follows (in thousands):
	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019
Cash flows (used in) provided by:
Operating activities	$(2,325)	$(1,159)	$(7,505)	$(20,969)
Investing activities	—	(8)	(151)	(20,207)
Financing activities	2,697	500	9,111	39,764
Net increase (decrease) in cash and cash equivalents	$372	$(667)	$1,455	$(1,412)
Cash flows from Operating Activities
Cash used in operating activities increased $1.2 million, or 101%, during the three months ended March 31, 2021 compared to the three months ended March 31, 2020. Net loss from operations adjusted for non-cash expenses was $2.7 million for the three months ended March 31, 2021 compared to $2.9 million for the comparable prior year period. The increase in cash used in operating activities was driven by higher accounts receivable of $1.7 million due to the timing of sales and collections and higher inventory spend of $1.5 million to maintain a steady level of inventory as compared to the first quarter of 2020, where a large reduction in inventory occurred due to the March 2020 pantry stocking related to the COVID-19 pandemic, partially offset by an increase in accounts payable and other accrued expenses of $1.7 million.
Cash used in operating activities decreased $13.5 million, or 64%, during the year ended December 31, 2020 compared to the year ended December 31, 2019. Net loss from operations adjusted for non-cash expenses was $7.7 million for the year ended December 31, 2020 compared to $22.2 million for the comparable prior year period. The improvement was driven by an increase in revenue from the Halo acquisition and a reduction in sales and marketing and customer service and warehousing expenses. While general and administrative expenses increased $6.2 million for the year ended December 31, 2020 compared to the comparable prior year period, a majority of the increase was related to non-cash expenses. As a percentage of revenue, cash expenses from general and administrative activity decreased year over year, reflecting continued optimization and leverage of operating costs as a combined company.
Cash flows from Investing Activities
Cash used in investing activities was $0.0 million during the three months ended March 31, 2021 and less than $0.1 million during the three months ended March 31, 2020. The cash used in investing activities for the three months ended March 31, 2020 was related to the purchase of property and equipment.
Cash used in investing activities decreased to $0.2 million during the year ended December 31, 2020 from $20.2 million during the year ended December 31, 2019. The cash used in investing activities for the year ended December 31, 2020 is related to the purchase of property and equipment. The cash used in investing activities for the year ended December 31, 2019 is related to the Halo Acquisition.

Cash flows from Financing Activities
Cash provided by financing activities was $2.7 million for the three months ended March 31, 2021 compared to cash provided by financing activities of $0.5 million during the three months ended March 31, 2020. The cash provided by financing activities for the three months ended March 31, 2021 was related to proceeds from the January Private Placement of $4.0 million and cash received from warrant exercises of $1.3 million, partially offset by net payments on the term loans of $2.1 million, net payments on the revolving line of credit of $0.4 million and $0.1 million in debt issuance costs. Net cash provided by financing activities during the three months ended March 31, 2020 was related to proceeds from the revolving line of credit.
Cash provided by financing activities decreased by $30.7 million, to $9.1 million, during the year ended December 31, 2020 from $39.8 million during the year ended December 31, 2019. The cash provided by financing activities for the year ended December 31, 2020 included proceeds of $18.1 million associated with the Series F Private Placement, proceeds of $1.5 million from the June 2020 Notes, proceeds from warrant exercises of $1.0 million, proceeds from the PPP loans of $0.9 million and net proceeds from the revolving line of credit of $0.3 million, partially offset by a $12.5 million pay down on the term loan and debt issuance costs of $0.1 million. Net cash provided by financing activities during the year ended December 31, 2019 included proceeds from short term loan of $20.5 million, net proceeds from shares issued pursuant to private placement of $15.8 million, net proceeds from the exercise of warrants of $4.0 million, proceeds from November 2019 notes of $2.8 million, proceeds from an investor prepayment of $0.5 million and net proceeds from lines of credit of $0.4 million, partially offset by a $1.9 million payment of a cash advance, payment of a related party note for $1.6 million and $0.7 million of debt issuance costs.
Indebtedness
Our indebtedness includes a term loan, a revolving credit facility, various convertible notes payable, and PPP loans. See “Note 10 - Debt” to our audited consolidated financial statements for the year ended December 31, 2020 included in this prospectus and “Note 7 - Debt” to our unaudited condensed consolidated financial statements for the period ended March 31, 2021 included in this prospectus for more information.
Term loans and lines of credit
Facilities Agreement
On December 19, 2019, the Company entered into a Loan Facilities Agreement (the “Facilities Agreement”) by and among the Company, as the borrower, the several lenders from time to time parties thereto (collectively, the “Lenders”) and a private debt lender, as agent (the “Agent”). The Facilities Agreement provided for (i) a term loan facility of $20.5 million and (ii) a revolving loan facility not to exceed $7.5 million. The term loan was scheduled to mature on December 19, 2020 or such earlier date on which a demand was made by the Agent or any Lender, and was extended as discussed below. The remaining revolving credit facility balance of $5.1 million was repaid in full with a portion of the proceeds from the ABL Facility, discussed below, and resulted in a loss on debt extinguishment of $0.1 million.
Certain directors and shareholders of the Company (“Shareholder Guarantors”) agreed to guarantee the Company’s obligations under the Facilities Agreement up to an aggregate amount of $20.0 million pursuant to a Continuing Guarantee between the Shareholder Guarantors and the lender under the Facilities Agreement (the “Shareholder Guaranties”). As consideration for the Shareholder Guaranties, the Company issued common stock purchase warrants to the Shareholder Guarantors in an amount equal to 0.325 warrants for each dollar of debt guaranteed by such Shareholder Guarantors (the “Guarantor Warrants”).
On October 5, 2020, the Company paid down the term loan by $11.0 million using proceeds from the Series F Private Placement. On October 29, 2020, the Company made an additional pay down on the term loan of $1.0 million using additional proceeds from the Series F Private Placement.
On November 25, 2020, the Company entered into the fifth amendment to the Facilities Agreement, extending the maturity date of the term loan to January 15, 2021.
ABL Facility
On July 16, 2020, the Company entered into a revolving line of credit with Citizens Business Bank in the aggregate amount of $7.5 million (the “ABL Facility”). The proceeds of the ABL Facility were used (i) to repay all principal, interest and fees outstanding under the Company’s previous revolving credit facility and (ii) for general corporate purposes. Debt issuance costs of less than $0.1 million were incurred related to the Company entering into this revolving line of credit.
The ABL Facility was scheduled to mature on July 5, 2022 and bore interest at a variable rate of LIBOR plus 250 basis points, with an interest rate floor of 3.25% per annum. Accrued interest on the ABL Facility was payable monthly commencing on August 5, 2020. The ABL Agreement provided for customary financial covenants, such as maintaining a specified adjusted EBITDA and a maximum senior debt leverage ratio, that commenced on December 31, 2020 and customary events of default, including, among others, those relating to failure to make payment, bankruptcy, breaches of representations and material adverse effects.
The ABL Facility was secured by a general security interest on the assets of the Company and was personally guaranteed by a member of the Company’s board of directors. As described below, in January 2021, the Company prepaid all of the outstanding principal and interest under the ABL Facility in full and did not incur any prepayment charges.
Wintrust Credit Facility
On January 6, 2021, Halo, Purely for Pets, Inc., a wholly owned subsidiary of Better Choice Company Inc. (“Halo”) entered into a credit facility with Old Plank Trail Community Bank, N.A., an affiliate of Wintrust Bank, N.A. (“Wintrust”) consisting of a $6.0 million term loan and a $6.0 million revolving line of credit, each scheduled to mature on January 6, 2024 and each bearing interest at a variable rate of LIBOR plus 250 basis points, with an interest rate floor of 2.50% per annum (the “Wintrust Credit Facility”). Accrued interest on the Wintrust Facility is payable monthly commencing on February 1, 2021. Principal payments are required to be made monthly on the term loan commencing February 2021 with a balloon payment upon maturity. The proceeds from the Wintrust Credit Facility were used (i) to repay the principal, interest and fees outstanding under the ABL Facility and (ii) for general corporate purposes. We applied extinguishment accounting to the outstanding balances of the ABL Facility and term loan and recorded a loss on extinguishment of debt of $0.4 million during the three months ended March 31, 2021. Debt issuance costs of $0.1 million were incurred related to the Wintrust Credit Facility.
The Wintrust Credit Facility subjects the Company to certain financial covenants, including the maintenance of a fixed charge coverage ratio of no less than 1.25 to 1.00, tested as of the last day of each fiscal quarter. The numerator in the fixed charge coverage ratio is the operating cash flow of Halo, defined as Halo EBITDA less cash paid for unfinanced Halo capital expenditures, income taxes and dividends. The denominator is fixed charges such as interest expense and principal payments paid or payable on other indebtedness attributable to Halo.
The Wintrust Credit Facility is secured by a general guaranty and security interest on the assets, including the intellectual property, of the Company and its subsidiaries. The Company has also pledged all of the capital stock of Halo held by the Company as additional collateral. Furthermore, the Wintrust Credit Facility is supported by a collateral pledge by a member of the Company’s board of directors.
As of March 31, 2021, the term loan and line of credit outstanding under the Wintrust Credit Facility were $5.8 million and $4.8 million, respectively, net of debt issuance costs of less than $0.1 million, respectively. As of December 31, 2020, the previous term loan and line of credit outstanding were $7.8 million and $5.0 million, respectively, net of debt issuance costs and discounts of less than $0.2 million and $0.2 million, respectively. The debt issuance costs and discounts are amortized using the effective interest method.
As of March 31, 2021 and December 31, 2020, the Company was in compliance with its debt covenants.
Notes Payable
Our subordinated convertible notes were all issued with customary affirmative and negative covenants relating to the incurrence of debt, prohibitions on liens and restricted payments and events of default such as failure to pay, default on senior debt, and voluntary or involuntary bankruptcy or insolvency proceedings. It is also an event of default if the Company’s common stock is suspended from trading or the failure of the common stock to be listed on the OTC markets, the pink sheets, NASDAQ, NYSE or other national securities exchange in the United States or Canada for a period of five (5) consecutive days or for more than ten (10) days in any 365-day period.

As of December 31, 2020 and March 31, 2021, the Company was in compliance with all covenant requirements and there were no events of default. All notes payable are subordinated to the short term loan and line of credit. The notes payable will convert into shares of our common stock in connection with the offering contemplated by the registration statement of which this prospectus forms a part.
PPP Loans
Pursuant to the Paycheck Protection Program (“PPP”) under Division A, Title I of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) we received two PPP loans in response to the economic impact of COVID-19. Under the terms of the PPP, certain amounts of the loans may be forgiven if they are used for qualifying expenses as described in the CARES Act. While we believe we have used the entire loan amounts for qualifying expenses and expect the full loan amounts to be forgiven, there can be no guarantee that we will receive forgiveness of the PPP loans.
Contractual Commitments and Obligations
The Company is contractually obligated to make future cash payments for various items, including debt arrangements, lease arrangements, as well as certain purchase obligations. See “Note 10 – Debt” to our audited consolidated financial statements for the year ended December 31, 2020 included in this prospectus and “Note 7 - Debt” to our unaudited condensed consolidated financial statements for the period ended March 31, 2021 included in this prospectus for more information about our debt obligations. See “Note 8 – Operating leases” to our audited consolidated financial statements for the year ended December 31, 2020 included in this prospectus for more information about our lease obligations. Our purchase obligations include certain software subscriptions as well as in-transit or in-production purchase orders with our suppliers, for which amounts vary depending on the purchasing cycle. The majority of our software subscriptions are not under long-term contracts, and we do not have long-term contracts or commitments with any of our suppliers beyond active purchase orders. These purchase obligations were not material as of the date of this Annual Report.
Off-Balance Sheet Arrangements
We do not have any off-balance sheet arrangements, as defined by applicable regulations of the SEC, that are reasonably likely to have a current or future material effect on our financial condition, results of operations, liquidity, capital expenditures or capital resources.
Critical Accounting Estimates
Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of our consolidated financial statements and related disclosures requires us to make estimates, assumptions and judgments that affect the reported amounts of assets, liabilities, net sales, costs and expenses and related disclosures. We believe that the estimates, assumptions and judgments involved in the accounting policies described below have the greatest potential impact on our financial statements and, therefore, we consider these to be our critical accounting policies. Accordingly, we evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions and conditions. See “Note 1 – Nature of business and summary of significant accounting policies” to our audited consolidated financial statements for the year ended December 31, 2020 included in this prospectus for a description of our significant accounting policies.
Accounting for Warrants
The fair value of warrants is estimated using a Monte Carlo and/or Black-Scholes valuation model. The assumptions used in these models included the simulation of future stock prices based on future financing events, likelihood of mandatory exercise of the warrants, and timing and likelihood of fundamental transactions, such as a change in control. Both valuation methodologies use key inputs, including expected stock volatility, the risk-free interest rate, the expected life of the option and the expected dividend yield. Expected volatility is calculated based on the analysis of other public companies within the pet wellness and internet commerce (e-commerce) sectors. Risk-free interest rates are calculated based on risk-free rates for the appropriate term. The expected life is estimated based on contractual terms as well expected exercise dates. The dividend yield is based on the historical dividends issued by the Company. The valuation of the warrants is subject to uncertainty as a result of the unobservable inputs. If the volatility rate or risk-free interest rate were to change, the value of the warrants would be impacted.

Warrants that are classified as liabilities due to the terms of the warrant obligation are measured at fair value on a recurring basis at the end of each reporting period. The warrants accounted for as a derivative included a reset function which is triggered if the Company issues or sells shares of common stock or common stock equivalents at a price per share that is less than the exercise price of the warrants. Subsequent to the issuance of the warrants, additional common stock equivalents were awarded, triggering the reset clause under the terms of the warrants. Accordingly, the fair value analysis performed during the period ended December 31, 2019 included the impact of the trigger. As a result, we recorded an adjustment to the derivative liability to reflect its fair value as of December 31, 2019. Warrants that are classified as equity or considered compensation are measured at fair value on a non-recurring basis on the date of issuance. See “Note 11 – Warrants” to our audited consolidated financial statements for the year ended December 31, 2020 included in this prospectus and “Note 11 – Warrants” to our unaudited condensed consolidated financial statements for the period ended March 31, 2021 included in this prospectus for more information.
Share-Based Compensation
Share-based compensation expense is measured based on the estimated fair value of awards granted to employees, directors, officers and consultants on the grant date. Forfeitures are accounted for as they occur, therefore there are no forfeiture related estimates required.
The fair value of an option award is estimated on the date of grant using the Black-Scholes option valuation model, which requires the development of input assumptions, as described in “Note 15 – Share-based compensation” to our audited consolidated financial statements for the year ended December 31, 2020 included in this prospectus. Determining the appropriate fair value model and calculating the fair value of share-based payment awards requires the input of the subjective assumptions described in “Note 15 – Share-based compensation” to our audited consolidated financial statements for the year ended December 31, 2020 included in this prospectus. The assumptions used in calculating the fair value of share-based payment awards represent management’s best estimates, which involve inherent uncertainties and the application of management’s judgment. See “Note 15 – Share-based compensation” to our audited consolidated financial statements for the year ended December 31, 2020 included in this prospectus for more information.
Accounting for Convertible Notes
Notes payable consist of the November 2019 Notes, the Seller Notes, ABG Notes and June 2020 Notes. These subordinated convertible notes were measured at fair value on a non-recurring basis. In connection with the issuance of the June 2020 Notes, the Company lowered the maximum conversion price of the November 2019 Notes, Seller Notes and ABG Notes from $4.00 to $3.75, and as such, the Company was required to re-value these notes. These notes were valued based on a risk-neutral Monte Carlo simulation-based approach. The stock price was simulated based on a Geometric Brownian Motion process, with a trend equal to the risk-free rate. The fair value analysis included assumptions about the probability of the occurrence of future events such as a change of control and initial public offering. See “Note 10 – Debt” to our audited consolidated financial statements for the year ended December 31, 2020 included in this prospectus for more information.
Goodwill Impairment
The Company evaluates goodwill for impairment at least annually. The Company monitors the existence of potential impairment indicators throughout the year and will evaluate for impairment whenever events or circumstances indicate that the fair value of a reporting unit is below its carrying value. Impairment testing is based on the Company's current business strategy in light of present industry and economic conditions, as well as future expectations.
When performing a quantitative assessment, the fair value units is determined using widely accepted valuation techniques, including the discounted cash flow, guideline transaction and guideline company methods. These types of analyses contain uncertainties because they require management to make significant assumptions and judgments including: (1) an appropriate rate to discount the expected future cash flows; (2) the inherent risk in achieving forecasted operating results; (3) long-term growth rates; (4) expectations for future economic cycles; (5) market comparable companies and appropriate adjustments thereto; and (6) market multiples. When performing a qualitative assessment, qualitative factors are assessed to determine whether the existence of events or circumstances indicated that it was more likely than not that the fair value of the reporting unit was less than its carrying amount. Fair value measurements used in the impairment review of goodwill are Level 3 measurements. See “Note 1 - Nature of business and summary of significant accounting policies” to our audited consolidated financial statements for the year ended December 31, 2020 included in this prospectus for further information about our policy for fair value measurements. See “Note 9 – Intangible assets, royalties, and goodwill” to our audited consolidated financial statements for the year ended December 31, 2020 included in this prospectus for more information.
Revenue
The Company applies judgment in the determination of the amount of consideration the Company receives from its customers. Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring goods. Revenue the Company recognizes varies with changes in trade incentives the Company offers to its customers and their consumers, which is net of trade incentives and allowances. Trade incentives consist primarily of customer pricing allowances and merchandising funds. Estimates of trade promotion expense and coupon redemption costs are based upon programs offered, timing of those offers, estimated redemption/usage rates from historical performance, management’s experience and current economic trends.
The TLC loyalty program is a membership club where members enjoy certain benefits including auto-shipments, free shipping, VIP access to TruDog’s Happiness Concierge and invitations to secret sales only for TLC members as well as earning reward points with every TLC order, which can be used to purchase TruDog products. For this program, a portion of revenue is deferred at the time of the sale as points are earned based on the relative stand-alone selling price, and not recognized until the redemption of the loyalty points. The Company has applied a redemption rate based on historical experience. See “Note 3 – Revenue” to our audited consolidated financial statements for the year ended December 31, 2020 included in this prospectus for more information.
Accounting for Business Combinations
We allocate the purchase price of an acquired entity to the assets and liabilities acquired based upon their estimated fair values at the business combination date. We also identify and estimate the fair values of intangible assets that should be recognized as assets apart from goodwill. A single estimate of fair value results from a complex series of judgments about future events and uncertainties and relies heavily on estimates and assumptions. The estimated fair values related to intangible assets primarily consist of customer relationships and trademarks which are determined primarily using discounted cash flow models. Estimates in the discounted cash flow models include, but are not limited to, certain assumptions that form the basis of the forecasted results (e.g. revenue growth rates, customer attrition rates, and royalty rates). These significant assumptions are forward looking and could be affected by future economic and market conditions. The carrying values of acquired receivables and trade accounts payable have historically approximated their fair values at the business combination date. With respect to other acquired assets and liabilities, we use all available information to make our best estimates of their fair values at the business combination date.
Our purchase price allocation methodology contains uncertainties because it requires management to make assumptions and to apply judgment to estimate the fair value of the acquired assets and liabilities. Management estimates the fair value of assets and liabilities based upon quoted market prices, the carrying value of the acquired assets and widely accepted valuation techniques, including discounted cash flows. Unanticipated events or circumstances may occur which could affect the accuracy of our fair value estimates, including assumptions regarding industry economic factors and business strategies.
In May 2019, the Company completed a reverse acquisition, resulting in the combined operations of TruPet and Bona Vida. In December 2019, the Company acquired Halo. See “Note 2 – Acquisitions” to our audited consolidated financial statements for the year ended December 31, 2020 included in this prospectus for more information.
Income Taxes
Deferred taxes are recorded using an asset and liability approach. We recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the consolidated financial statement and tax bases of assets and liabilities and for loss and credit carryforwards using enacted tax rates anticipated to be in effect for the year in which the differences are expected to reverse. Valuation allowances are provided if, based upon the weight of available evidence and management's estimates and judgments, it is more likely than not that some or all the deferred tax assets will not be realized. See “Note 18 – Income taxes” to our audited consolidated financial statements for the year ended December 31, 2020 included in this prospectus for more information.

BUSINESS
Our History
On December 17, 2018, Better Choice Company made a $2.2 million investment in TruPet, an online seller of pet foods, pet nutritional products and related pet supplies. On February 2, 2019, Better Choice Company entered into a definitive agreement to acquire the remainder of TruPet. In connection with the acquisition, 15,027,533 shares of Better Choice Company common stock were issued to TruPet’s members for the remaining 93% of the issued and outstanding membership interests of TruPet. We closed the acquisition on May 6, 2019.
On February 28, 2019, Better Choice Company entered into a definitive agreement to acquire all of the outstanding shares of Bona Vida, an emerging hemp-based CBD platform focused on developing a portfolio of brand and product verticals within the animal health and wellness space. In connection with the acquisition, 18,103,273 shares of Better Choice Company common stock were issued to Bona Vida’s stockholders for all shares of Bona Vida’s common stock outstanding immediately prior to the acquisition. We closed the acquisition on May 6, 2019.
On October 15, 2019, the Company entered into a Stock Purchase Agreement (as amended, the “Halo Agreement”) with Halo, Thriving Paws, LLC, a Delaware limited liability company (“Thriving Paws”), HH-Halo LP, a Delaware limited partnership (“HH-Halo” and, together with Thriving Paws, the “Sellers”) and HH-Halo, in the capacity of the representative of the Sellers. Pursuant to the terms and subject to the conditions of the Halo Agreement, among other things, we agreed to purchase from the Sellers one hundred percent (100%) of the issued and outstanding capital stock of Halo. The aggregate consideration payable by us under the Halo Agreement was $38.2 million, subject to customary adjustments for Halo’s net working capital, cash, and indebtedness, and consisted of a combination of (i) cash, (ii) shares of our common stock, par value $0.001 per share, and (iii) convertible subordinated notes and accompanying stock purchase warrants. We closed this acquisition, which we refer to as the Halo Acquisition, on December 19, 2019.
Overview of Our Business
Better Choice is a growing animal health and wellness company focused on providing pet products and services that help dogs and cats live healthier, happier and longer lives. Our mission is to become the most innovative premium pet food company in the world, and we are motivated by our commitment to making products with integrity and treating pets and their parents with respect. We believe that our portfolio of brands are well positioned to benefit from the trends of growing pet humanization and an increased consumer focus on health and wellness, and have adopted a laser focused, channel specific approach to growth that is driven by new product innovation. Our executive team has a proven history of success in both pet and consumer-packaged goods, and has over 50 years of combined experience in the pet industry and over 100 years of combined experience in the consumer-packaged goods industry.
We sell our premium products and super-premium products (which we believe generally includes products with a retail price greater than $0.20 per ounce) under the Halo and TruDog brands, both of which have a long history of providing high quality products to pet parents. Our diverse and established customer base has enabled us to penetrate multiple channels of trade, which we believe enables us to deliver on core consumer needs and serve pet parents wherever they shop. We believe this omni-channel approach has also helped us respond more quickly to changing channel dynamics that have accelerated as a result of the COVID-19 pandemic, such as the increasing percentage of pet food that is sold online. We group these channels of trade into four distinct categories: E-Commerce, which includes the sale of product to online retailers such as Amazon and Chewy; Brick & Mortar, which includes the sale of product to pet specialty chains such as Petco, PetSmart, select grocery chains and neighborhood pet stores; Direct to Consumer (“DTC”) which includes the sale of product through our online web platform to more than 20,000 unique customers; and International, which includes the sale of product to foreign distribution partners and to select international retailers.
New product innovation, through our own research and development activities as well as through acquisitions, represents the cornerstone of our growth plan, and our established supply and distribution infrastructure allows us to bring new products to market in generally nine months. Our flexible and scalable outsourced manufacturing model also promotes innovation, as we are able to offer a wide variety of dog and cat food products under the Halo and TruDog brands that serve many different consumer needs. Founded in 1986, the Halo brand consists of a diversified, premium natural dog and cat portfolio, with products derived from real whole meat, no rendered meat meal and non-genetically modified (non-“GMO”) fruits and vegetables, unlike many other kibble and canned products currently in the marketplace. In addition to its dry kibble and canned wet food offering, Halo also has a successful line of freeze-dried treats for dogs and cats and a growing line of award-winning vegan products for dogs. Founded in 2013, the TruDog brand offers ultra-premium, freeze-dried raw dog food, toppers, treats and supplements sold predominantly on its DTC website. Freeze-dried raw dog food is one of the fastest growing sub-categories of premium pet food, with Packaged Facts reporting 39% year-over-year growth in the sub-category in 2019. We believe that both brands are positioned to take advantage of pet parents’ increasing desire to feed only the highest quality ingredients to their pets, and that there will continue to be innovative opportunities for brand consolidation over time.
Supply, Manufacturing and Logistics
Our products sold under the Halo brand are made strictly from naturally raised animals on sustainable farms and are manufactured in the United States. By sourcing cage-free poultry, pasture-raised beef, and wild-caught fish from certified sustainable fisheries and not including meat meals or other animal byproducts in its formulations, Halo is able to provide pets and pet parents with a nutritious and highly digestible suite of food and treats. Halo partners with a number of co-manufacturing partners to produce its products. Halo’s dog and cat foods meet The Association of American Feed Control Officials (“AAFCO”) guidelines and are small-batch tested for common contaminants prior to leaving the manufacturer.
Our products sold under the TruDog brand are manufactured and sourced from a variety of third-party suppliers in both the United States and New Zealand and use healthy, natural ingredients, with all purchases transacted in U.S. dollars. Many products are preserved using either freeze drying or gentle air dehydration to eliminate the need for artificial preservatives and added chemicals. Our treats and chews are oven-baked, using natural ingredients for maximum nutrition and protein content. Like Halo, TruDog raw dog foods meet AAFCO guidelines and are small-batch tested for common contaminants prior to leaving the manufacturer.
We utilize logistics service providers as a part of our supply chain, primarily for shipping and logistics support. Fulfillment of orders for both the Halo and Trudog brands is managed by a third-party warehousing and logistics partner based in Lebanon, Tennessee. Our DTC ecosystem allows us to efficiently manage and customize the online shopping experience for customers, including a customer dashboard where shoppers can manage and track orders and order history. Our products are shipped by trusted carriers for expeditious and reliable delivery.
The Global Pet Food and Treat Market
The United States represents the largest and most developed market for pet food globally, with food and treats accounting for approximately $39 billion of consumer sales in 2019, or 36% of the total US pet care market, according to AlphaWise and Morgan Stanley Research. According to the American Pet Product Association, between 66% and 70% of all households in the United States own a pet, equating to a total pet population of more than 130 million companion animals and an average of 1.7 pets per household. Pet spending represents a significant portion of household spend on consumer products, as this translates to an average annual spend on pet care of more than $1,500 per pet owning household, per Alphawise and Morgan Stanley Research, with $460 of this spend attributed to pet food and treats, per Packaged Facts.

Historically, consumer spending on pets grew at an approximately 3% CAGR in the decade leading up to the COVID-19 pandemic, driven by steady annual increases in household pet ownership of approximately 1%, the continued premiumization of the category and the humanization of pets. These industry tailwinds have been magnified in the post-COVID landscape, as stay-at-home orders have driven a more than tripling of annual pet ownership growth alongside fundamental changes in consumer purchasing behavior. This surge in pet acquisition has led to a dramatic increase in the forecasted growth of the pet care industry over the next ten years, with Morgan Stanley Research estimating an 8% CAGR and a total market size of approximately $275 billion by 2030. Comparatively, Packaged Facts recently increased their projected 2021 growth rate for U.S. retail sales of pet food and supplies from 5% to 8%, suggesting that this shift is well underway.
According to the American Pet Product Association’s COVID-19 Pulse Studies, approximately 10% of respondents got a new pet during the pandemic, resulting in the housing of more than 11 million pets. Beyond the estimated $3.2 billion permanent increase to annual spend on pet food and treats, this “Pet Boom” was driven by the acceleration of pet ownership by millennial and Gen-Z households. From a demographic perspective, younger pet owners are more likely to spend a higher percentage of their income on pets, treat their pet as an important member of the family and to purchase products from pet specialty and online retailers rather than from grocery stores. Taken holistically, these traits suggest a preference to purchase more premium and super-premium pet food and treats from brands like Halo and Trudog, with a tendency to purchase products in the channels where we compete.

Globally, Asia is the second largest market for pet products, with China representing the largest market opportunity for growth. Like the United States, growth in the Asian pet care industry has been driven by dramatic increases in household pet ownership. We believe that growth in Asia is fueled by increasing levels of economic financial status and demand for premium, western manufactured products as a result of product quality concerns. This demand has been supported by a rapidly growing middle class in China, where a recent McKinsey report estimated that in 2018 roughly 730 million people in urban areas fell into the income categories of “aspirants” and “affluents,” with the Brookings group estimating that ~60 million people are added to these income categories each year. We believe that this growth drove the increase in the number of dog-owning Chinese households as measured by Euromontior, which increased from 12% in 2015 to 20% in 2020, according to Euromonitor. Although significantly lower than the nearly 50% of households that own a dog in the United States, there are already more companion animals in China due to sheer population size. According to Euromonitor, the Chinese market for premium dry dog and cat food is anticipated to grow at a 20% CAGR and 28% CAGR, respectively, from 2015 through 2025, suggesting that the Chinese pet market has significant room for growth in the foreseeable future. We are focused on targeting Chinese pet owners with the highest willingness to pay, which tend to be urban dwelling millennial and Gen-Z women. In 2020, 80% of our products were purchased online, and approximately 50% of our end-consumers were born after 1990.
Our Products and Brands
We have a broad portfolio of over 100 active premium and super premium animal health and wellness products for dogs and cats includes products sold under the Halo and TruDog brand across multiple forms, including foods, treats, toppers, dental products, chews, grooming products and supplements. Our products consist of naturally formulated premium kibble and canned dog and cat food, freeze-dried raw dog food and treats, vegan dog food and treats, oral care products, supplements and grooming aids. Our products sold under the Halo brand are sustainably sourced, derived from real whole meat and no rendered meat meal and include non-GMO fruits and vegetables. Our products sold under the TruDog brand are made according to our nutritional philosophy of fresh, meat-based nutrition and minimal processing.
We offer our customers over 100 active stock keeping units (“SKUs”), and all of our products are sold under the Halo, TruDog, or Rawgo! brand name, with ingredients, packaging and labeling customized by SKU.

Our products are manufactured by an established network of co-manufacturers in partnership with Better Choice. The Company has maintained each of its key co-manufacturing relationships for more than four years, with certain relationships in place for more than ten years. All Halo and TruDog products are co-manufactured in the United States.
Although Bona Vida remains a wholly owned subsidiary of the Better Choice Company, as of March 31, 2021 Better Choice does not currently sell or market any CBD products, does not currently own any CBD related inventory or raw materials and does not currently have plans to re-enter the CBD market at this time.
Our Customers and Channels
The following chart provides a breakdown of our net sales by channel for the year ended December 31, 2020:

In 2020, 59% of our net sales were made online, through a combination of E-Commerce partner websites, such as Amazon, Chewy, Petflow, Thrive Market and Vitacost, and our Direct-to-Consumer website, hosted on Shopify. A majority of our online sales are driven by repeat purchases from existing customers, and in the first quarter of 2021 63% of consumer purchases on Chewy, 39% of consumer purchases on Amazon and 48% of consumer purchases on our DTC website were made by monthly subscribers. Although industry-wide E-Commerce sales have retreated somewhat following the March 2020 pantry stocking, the sale of pet food and supplies online has increased 35% year-over-year according to Packaged Facts, with subscription sales nearly equal to the March 2020 peak. We anticipate our ability to reach a growing base of diverse customers online will continue to improve as E-Commerce penetration increases as consumers continue to shift to online purchases. At the same time, we believe that our long-established relationships with key Brick & Mortar customers will enable us to jointly launch new products in the future that are designed for in-store success.
In addition to our domestic sales channels, international sales, under the Halo Brand, grew 95% in 2020, representing 21% of total net sales. This growth was driven primarily by Halo’s ability to secure Product Import Registrations for 15 dog and cat food diets from the Ministry of Agriculture and Rural Affairs of China (“MOA”) in June 2020. We believe that our growth in Asia is fueled by increasing levels of economic financial status and demand for premium and super-premium, western manufactured products, with China representing the largest market opportunity for growth and 48% of Better Choice’s international sales in 2020.
Sales and Marketing
Our marketing strategies are designed to clearly communicate to consumers about the benefits of our products and to build awareness of our brands. We deploy a broad set of marketing tools across various forms of media to reach consumers through multiple touch points and engage with a number of marketing agencies to develop content and product packaging. Our marketing initiatives include the use of social and digital marketing, Search Engine Optimization, email and SMS marketing, and paid media (Facebook, Instagram & YouTube), among other proven strategies to generate and convert sales prospects into loyal, satisfied customers. In addition to directly targeting and educating consumers of our products, we partner with a number of retailers such as Amazon, Chewy and Petco to develop joint sales and marketing initiatives to increase sales and acquire new customers.
As a result of the COVID-19 pandemic and related stay at home orders, consumer purchasing behaviors have shifted dramatically in the U.S. According to the U.S. Department of Commerce, E-Commerce penetration increased from

13% in 2019 to 34% at the end of Q1 2020. Although approximately 59% of Better Choice’s sales are made online today, we remain committed to partnering with select Brick & Mortar retailers in pet specialty and neighborhood pet, as in-store recommendation and trial represent a significant opportunity for new customer acquisition. We believe that these in-store partnerships are complementary to the incentives that our E-Commerce partners offer to drive monthly subscriptions, and build upon the recurring revenue that we generate online.
Competition
The pet health and wellness industry is highly competitive. Competitive factors include product quality, ingredients, brand awareness and loyalty, product variety, product packaging and design, reputation, price, advertising, promotion, and nutritional claims. We believe that we compete effectively with respect to each of these factors.
We compete with manufacturers of conventional pet food such as Mars, Nestlé and Big Heart Pet Brands (part of the J.M. Smucker Company), and manufacturers of specialty and natural pet food such as Blue Buffalo (part of General Mills), Wellness, Fromm, Orijen, Merrick (part of Nestlé), Stella and Chewy, I and Love and You, and Freshpet. In addition, we compete with many regional niche brands in individual geographic markets.
Our Competitive Strengths
We have a number of distinct competitive advantages that result from our deep industry expertise, channel specific approach, position in the market and broad portfolio of products.
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Portfolio of Established Premium and Super-Premium Pet Brands With a History of Success. We believe that both the Halo and Trudog brands are well positioned to take advantage of pet parents’ increasing desire to feed only the highest quality ingredients to their pets, and that there will continue to be innovative opportunities for brand consolidation over time. Today, the Halo and TruDog brands are focused on serving consumers in the United States, Canada and select Asian markets including China.

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Online Recurring Revenue Represents Significant Percentage of Total Sales. We believe that customers who purchase products on a monthly subscription tend to be high value, long-term customers. In order to increase the number of customers that subscribe to purchase our products, we offer incentives alongside our E-Commerce partners, which often take the form of a discounted initial subscription order and a small discount on each subsequent purchase. In the first quarter of 2021, 63% of end-consumer sales on Chewy were placed by subscribers, 39% of end-consumer sales on Amazon were placed by subscribers and 48% of DTC sales made on our website were placed by subscribers. In the aggregate, more than 30% of Better Choice’s total sales in the first quarter of 2021 can be attributed to end-customer subscription. According to Packaged Facts, roughly one third of pet food purchases made online were placed via subscription, indicating that this is a relative competitive strength.

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Exposure to Fastest Growing Sub-Sectors of Premium Pet. Freeze-dried raw dog food is one of the fastest growing sub-categories of premium pet food, with Packaged Facts reporting 39% year-over-year growth in the sub-category in 2019. According to Packaged Facts’ March 2020 Consumer Survey, 4% of pet owners are using vegetarian formulations, with a growing percentage of consumers focused on ingredients that are sustainably sourced and utilized. We believe we are well positioned to take advantage of these growing sub-sectors through Halo’s successful line of freeze-dried treats for dogs and cats and a growing line of award-winning vegan products for dogs and TruDog’s ultra-premium, freeze-dried raw dog food, which represents a majority of its sales.

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Asset Light Model with Established Long Term Co-Manufacturing Partners. Our products are manufactured by an established network of co-manufacturers in partnership with Better Choice. The Company has maintained each of its key co-packing relationships for more than four years, with certain relationships in place for more than 10 years. Four co-manufactures account for more than 95% of our food and treat related purchases and all of our core products are co-manufactured in the United States. Our products meet stringent requirements to ensure compliance with required and voluntary regulatory groups, including AAFCO, the Marine Stewardship Council (MSC) and the Global Animal Partnership (GAP). In addition, we constantly evaluate the capabilities of our co-manufactures to ensure continuity of supply in addition to holding what we believe are sufficient safety stocks of product on hand in the event of supply chain disruptions.

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Rapidly Growing International Presence. In 2020, the Halo brand achieved $8.6 million in sales, representing 95% growth year-over-year. We believe that growth in Asia is fueled by increasing levels of economic financial status and demand for premium and super-premium, western manufactured products, with our sales currently concentrated in the high growth markets of China, Korea, Japan and Taiwan.

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Key Competitive Advantages in Chinese Market. In 2020, 48% of our international sales were made in China. We believe several factors give us an advantage in China relative to our competition, including that (1) we have secured approval from the Chinese Ministry of Agriculture to sell 15 dry diets in mainland China, which is typically a multi-year process for first time applicants; (2) we have a multi-year distribution partner in Penefit, with a dedicated team of more than 20 individuals in-country that are focused solely on selling the Halo brand; and (3) we have established supply chain partners with whitelisted approval to import product.

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Executive Team Purpose Built for Success in Pet Industry. Our executive team has over 50 years of combined experience in the Pet Industry, and has led multiple brands, such as Nutro, Merrick and Solid Gold, to successful exits.

Our Growth Strategy
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Strong Innovation Pipeline. We have a robust and growing pipeline of new products, and believe our size is an advantage – we are nimble enough to quickly bring new products to market, but large enough to benefit from strong existing customer relationships and established economies of scale with our co-manufacturers. Most notably, in 2022 we plan to introduce a new Halo sub-brand for pet specialty stores, an update to our existing Halo Holistic sub-brand and an expansion of our vegan and freeze-dried lines.

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Ability to Leverage Differentiated Omni-Channel Strategy for Growth. We believe that we can leverage our differentiated omni-channel strategy to design and sell products purpose-built for success in specific channels while maintaining our ability to leverage marketing and sales resources cross-channel. We believe that this strategy will allow us to deliver on core consumer needs, maximize gross margin and respond to changing channel dynamics that have accelerated because of the COVID-19 pandemic. For example, we can take learnings from the online environment, which represented 59% of our 2020 sales, to the offline environment, which we see as poised for growth at pet specialty stores in 2022. This approach will be under a single banner brand, Halo.

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Capitalize on continuing trends of pet humanization. We believe our combination of innovate products designed specifically for certain channels can assist our growth to become a leader in the premium and super-premium categories across dog and cat food. With an average of more than $500 spent annually on pet food per pet owning household and the number of pet owning households increasing, we believe that the super-premium sub-category is poised to be among the fastest growing segments of pet care spending.

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Well Positioned to Capitalize On a Once-in-a-Generation Demographic Shift in China. We believe that China represents the largest macro-growth opportunity in the global pet food industry. In China, the number of households that own a pet has doubled in the last five years, with younger pet owners leading growth. Even though the absolute number of Chinese households that own a pet recently surpassed that same figure in the US, only 20% of Chinese households own a pet, compared to 67% in the United States. This has translated to a 28% annual growth rate in the premium dry cat food market, and a 20% annual growth rate in the dry dog food market. In 2020, more than 50% of Chinese consumers that purchased our products were born after 1990, and approximately 80% made those purchases online.

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Ability to Pursue Strategic Acquisitions. In 2019, we successfully closed the Halo and TruPet acquisitions. We remain committed to locating the right assets that meet our investment criteria. Through our longstanding industry contacts we are able to source proprietary opportunities and transactions. Our preference is to maintain the asset light business model we currently operate and identify products and brands that are complementary to our existing portfolio. Furthermore, our public company structure has historically enabled Better Choice to offer transaction consideration in the form of cash and stock.

Raw Materials and Principal Suppliers
We rely upon the supply of raw materials that meet our specifications, such as USA farm-raised beef, Global Animal Partnership Certified Step 2 (“GAP 2”) cage-free whole chicken and associated broths, GAP 2 certified cage-free whole turkey and associated broths, Marine Stewardship Council (“MSC”) certified wild-caught salmon and MSC certified wild-caught whitefish and associated broths, and select non-GMO fruits and vegetables, such as peas, sweet potatoes and lentils. If any raw material is adulterated and does not meet our specifications, it could significantly impact our ability to source manufactured products and could materially and adversely impact our business, financial condition and results of operations.
We rely on Alphia, Inc. (“Alphia” f/k/a “C.J. Foods”) for the supply and co-manufacturing of dry kibble sold under the Halo brand, Simmons Pet Food, Inc. (“Simmons”) for the supply and co-manufacturing of the majority of canned wet food sold under the Halo brand, and Carnivore Meat Company, LLC (“Carnivore”) for the supply and co-manufacturing of freeze-dried food and treats sold under the TruDog brand. Together, CJ Foods, Simmons, and Carnivore represent more than 75% of product volume sold across the Better Choice platform. In addition, we sourced approximately 76% of inventory purchases from three vendors for the year ended December 31, 2020 and approximately 74% from one vendor for the year ended December 31, 2019.
Employees and Human Capital Resources
As of May 7, 2021, we had 44 employees, all of whom are full-time. Our employees are not represented by any labor union or any collective bargaining arrangement with respect to their employment with us. We have never experienced any work stoppages or strikes as a result of labor disputes. We believe that our employee relations are good.
Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and additional employees. The principal purposes of our equity incentive plans are to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards.
Many of our employees, including members of our management team, have been reporting to work remotely due to the COVID-19 outbreak, which has resulted in the closure of our offices in Florida, Ohio and New York. Our operations or productivity may continue to be impacted throughout the duration of the COVID-19 outbreak and government-mandated closures.
Government Regulation
The regulation of animal food products in the United States is complex, multi-faceted, and currently undergoing significant change. The U.S. Food and Drug Administration (“FDA”), the U.S. Federal Trade Commission (“FTC”), the U.S. Department of Agriculture (“USDA”) and other regulatory authorities at the federal, state and local levels, as well as authorities in foreign countries, extensively regulate, among other things, the research, development, testing, composition, manufacture, import, export, labeling, storage, distribution, promotion, marketing, and post-market reporting of animal foods. We, along with our third-party contractors, are required to navigate a complex regulatory framework in the countries in which we wish to manufacture, test, import, export, or sell our products.
We are also subject to labor and employment laws, laws governing advertising, privacy laws, safety regulations and other laws, including consumer protection regulations that regulate retailers or govern the promotion and sale of merchandise. Our operations, and those of our distributors and suppliers, are subject to various laws and regulations relating to environmental protection and worker health and safety matters. We monitor changes in these laws and believe that we are in material compliance with applicable laws.
See additional information under the heading “Risks Related to the Regulation of our Business and Products” in this prospectus for a discussion of risks relating to federal, state, local and international regulation of our business.
FDA Regulation of Animal Foods
The FDA regulates foods, including foods intended for animals, under the Federal Food, Drug and Cosmetic Act (“FDCA”) and its implementing regulations. The FDCA defines “food” as articles used for food or drink for man or other animals, which includes products that are intended primarily for nutritional use, taste, or aroma and the components of such products. For animal foods in particular, this definition applies based on their intended use regardless of labelling as animal food, treats, or supplements. The FDA also imposes certain requirements on animal foods relating to their composition, manufacturing, labeling, and marketing. Among other things, the facilities in which our products and ingredients are manufactured must register with the FDA, comply with current good manufacturing practices (“cGMPs”) and comply with a range of food safety requirements.
Although pet foods are not required to obtain premarket approval from the FDA, any substance that is added to or is expected to become a component of a pet food must be used in accordance with a food additive regulation, unless it is generally recognized as safe (“GRAS”) under the conditions of its intended use or if it appears on an FDA-recognized list of acceptable animal food ingredients in the Official Publication of the Association of American Feed Control Officials (“AAFCO”). A food may be adulterated if it uses an ingredient that is neither GRAS nor an approved food additive, and that food may not be legally marketed in the United States.
The labeling of pet foods is regulated by both the FDA and state regulatory authorities. FDA regulations require proper identification of the product, a net quantity statement, a statement of the name and place of business of the manufacturer or distributor and proper listing of all the ingredients in order of predominance by weight. The FDA also considers certain specific claims on pet food labels to be medical claims and therefore subject to prior review and approval by the FDA. For example, pet food products that are labeled or marketed with claims that may suggest that they are intended to treat or prevent a specific disease in pets would potentially meet the statutory definitions of both a food and a drug.
The FDA recently issued guidance containing a list of specific factors it will consider in determining whether to initiate enforcement action against such products if they do not comply with the regulatory requirements applicable to drugs, including, among other things, whether the product is only made available through or under the direction of a veterinarian and does not present a known safety risk when used as labeled. The FDA may classify some of our products differently than we do and may impose more stringent regulations which could lead to possible enforcement action.
Under the FDCA, the FDA may require the recall of an animal food product if there is a reasonable probability that the product is adulterated or misbranded, and the use of or exposure to the product will cause serious adverse health consequences or death. In addition, pet food manufacturers may voluntarily recall or withdraw their products from the market. If the FDA believes that our products are adulterated, misbranded or otherwise marketed in violation of the FDCA, the agency make take further enforcement action, including:
•	restrictions on the marketing or manufacturing of a product;
•	required modification of promotional materials or issuance of corrective marketing information;
•	issuance of safety alerts, press releases, or other communications containing warnings or other safety information about a product;
•	warning or untitled letters;
•	product seizure or detention;
•	refusal to permit the import or export of products;
•	fines, injunctions, or consent decrees; and
•	imposition of civil or criminal penalties.
Chinese Regulations
General Administration of Quality Supervision, Inspection and Quarantine of the People’s Republic of China (“AQSIQ”) is responsible for the unified inspection and quarantine of imported pet food (also referred to in the regulations as “Feed”). Only registered pet food manufacturers from AQSIQ approved countries (which includes the United States as an approved county) can import pet food to China, and such registered manufacturers may do so only if they have first received an import registration certificate from the Ministry of Agriculture. In order to obtain an import registration certificate, a manufacturer must submit standardized application materials (in both English and Chinese) along with product samples to the Ministry of Agriculture for approval, and if approved, such import registration certificate shall be valid for five years. Overseas companies are also prohibited from engaging in the direct sale of imported pet food within the territory of China and should establish a sales organization or appoint a sales agent within the territory of China and file a record with the Ministry of Agriculture within six months from the date the manufacturer obtains its import registration certificate. All imported pet food must be packaged, and the packaging must comply with China's safety and hygiene regulation and must have Chinese labels that are in conformity with the relevant regulations.
Our Trademarks and Other Intellectual Property
We believe that our intellectual property has substantial value and has contributed significantly to the success of our business. Our trademarks are valuable assets that reinforce our brand, our sub-brands and our consumers’ perception of our products. The current registrations of these trademarks in the U.S. and foreign countries are effective for varying periods of time and may be renewed periodically, provided that we, as the registered owner, or our licensees where applicable, comply with all applicable renewal requirements including, where necessary, the continued use of the trademarks in connection with the goods or services identified in the applicable registrations. In addition to trademark protection, we have registered more than 100 domain names, including www.trupet.com, www.trudog.com, www.rawgo.com, www.halopets.com, www.orapup.com and www.bonavida.com, that are important to the successful implementation of our marketing and advertising strategy. We rely on and carefully protect unpatented proprietary expertise, recipes and formulations, continuing innovation and other trade secrets to develop and maintain our competitive position.
In April 2019, we entered into an intellectual property license with Elvis Presley Enterprises, LLC, pursuant to which we licensed the image, likeness, and persona of Elvis Presley and an associated trademark (“Houndog”) for use in the United States and Canada (subject to a territorial restriction in the geographical area surrounding Memphis, Tennessee) in connection with the advertisement, promotion and sale, via approved distribution channels, of certain of our CBD-infused animal health and wellness products. In January 2020, we terminated the agreement with no further obligations under the agreement.
Corporate Information
We were incorporated in the State of Nevada in 2001 under the name Cayenne Construction, Inc., and in 2009, changed our name to Sports Endurance, Inc. Effective March 11, 2019, we changed our name to Better Choice Company Inc. after reincorporating in Delaware. Our principal executive offices are located at 12400 Race Track Road, Tampa, FL 33626, and our telephone number is (813) 659-5921.
We have three subsidiaries – Halo, Purely for Pets, inc., TruPet LLC and Bona Vida, Inc. Our website is available at https://www.betterchoicecompany.com.
Our website and the information contained on or connected to that site are not, and should not be deemed to be part of or incorporated into, this prospectus.
Properties
Our principal place of business is located at 12400 Race Track Road, Tampa, FL 33626, which consists of approximately 5,000 square feet of office space which we lease. Our lease for this location is scheduled to expire on January 31, 2023. We have a lease at 4025 Tampa Road, Oldsmar, FL 34677, which consists of approximately 9,200 square feet and formerly housed our customer care center. Our lease for this location is scheduled to expire on October 31, 2022. We do not own any properties or land.
We believe our facilities are adequate and suitable for our current needs and that suitable additional or alternative space will be available if the need arises in the future.
Legal Proceedings
From time to time, we are subject to litigation and other proceedings that arise in the ordinary course of our business. Subject to the inherent uncertainties of litigation and although no assurances are possible, we believe that there are no pending lawsuits or claims that, individually or in the aggregate, will have a material adverse effect on our business, financial condition or our yearly results of operations.

MANAGEMENT
Board of Directors and Executive Officers
The following table sets forth the names, ages and positions of our executive officers and directors. Directors will be elected at our annual meeting of stockholders and serve for one year or until their successors are elected and qualify. Officers are elected by the Board and their terms of office are, except to the extent governed by employment contract, at the discretion of the Board.
Name	Age	Position
Scott Lerner	49	Chief Executive Officer
Sharla Cook	40	Chief Financial Officer
Donald Young	57	Executive Vice President, Sales
Robert Sauermann	29	Executive Vice President, Strategy
Michael Young	42	Chairman of the Board of Directors
Jeff D. Davis	60	Director
Gil Fronzaglia	59	Director
Lori Taylor	51	Director
John M. Word III	71	Director
Scott Lerner. Mr. Lerner was appointed as Chief Executive Officer of the Company in January 2021. Prior to joining the Company, Mr. Lerner served as the Chief Executive Officer of Farmhouse Culture from October 2018 to January 2021 and as the Chief Executive Officer of Kernel Season’s from January 2015 to October 2018. Previously, Mr. Lerner held positions with PepsiCo, ConAgra Foods and Kimberly-Clark, where he managed brands such as Naked Juice, Quaker Oats, Scott Tissue and Parkay Margarine. In 2008, Scott created his own functional beverage brand called Solixir, exiting in 2014. Following the sale of Solixir, Scott partnered with the private equity group VMG partners to become the CEO of Kernel Season’s.
Sharla Cook. Sharla Cook was appointed as our Chief Financial Officer in October 2020 after having served as Vice President, Finance and Accounting since May 2020. Prior to joining the Company, Ms. Cook served as Vice President, Accounting, and Corporate Controller at InvestRes from May 2019 until April 2020. Prior to that, Ms. Cook was Corporate Controller at Checkers Drive-In Restaurants, Inc. from December 2015 until April 2019 and prior to that, Senior Director of SEC Reporting at Syniverse Technologies, Inc. Ms. Cook is a Certified Public Accountant in the state of Florida and holds a Bachelor of Science in Accounting from Southeastern University.
Donald Young. Mr. Young joined Better Choice Company in January of 2021 with more than 29 years of experience leading the sales organizations of several pet specialty pet food brands including The Nutro Company (Natural Choice, MAX, and Greenies Brands) and Merrick Pet Care, Inc. (Merrick, Backcountry, Purrfect Bistro and Fresh Kisses Brands). Following his service at The Nutro Company, Mr. Young joined Merrick Pet Care’s Pet Specialty business from 2010 – 2020 as Vice President of Sales. Donald has also been recognized by his peers in the Pet Industry for his track record of success, including recognition as one of Pet Age Magazine’s 2019 ICON Winners.
Robert Sauermann. Mr. Sauermann joined Better Choice Company in December 2019, concurrent with the acquisition of Halo, and currently serves as the Executive Vice President of Strategy & Finance for Better Choice. Prior to joining the Halo team full-time in October 2019 as its Chief Strategy Officer, Mr. Sauermann served as an Investment Professional at Pegasus Capital Advisors from 2016 to 2019. In that role, he also served on the board of Halo from 2017 through 2019. Mr. Sauermann previously served on the boards of Organix Recycling, National Strategies, and currently serves on the board of SGV International. Mr. Sauermann began his career at Credit Suisse in New York. Mr. Sauermann is a graduate of Harvard College and holds a degree in Economics and Earth and Planetary Science.
Michael Young. Mr. Young has served as our Chairman since December 2019. Mr. Young is a founding partner of Cottingham Capital, an investment company focused on real estate and technology investment, where he has served as Managing Partner since its inception in January 2017. Prior to January 2017, Mr. Young served as the Managing Director and Co-Head of Trading of GMP Securities, L.P., a Canadian investment bank, beginning in May 2003. Mr. Young currently serves on the boards of Aerues Inc., an anti-microbial copper coating technology company, and XIB I Capital Corp., a capital pool company, and was previously on the boards of Nuuvera Corp. and ICC Labs.

Mr. Young holds a diploma in Finance from George Brown College. We believe Mr. Young’s qualifications to serve as a director of our Company include his extensive senior level executive management and trading experience in the Canadian and U.S. capital markets and his experience on other public company boards of directors.
Jeff D. Davis. Mr. Davis has served as a director of the Company since March 2019. Mr. Davis founded Molio Inc., a venture-backed, creative and media analytics agency, where he has served as Chief Executive Officer since February 2015. Prior to founding Molio Inc., Mr. Davis served as director and Chief Executive Officer of Orabrush Inc., a recognized Google e-commerce startup business focused on YouTube advertising for oral care products. Mr. Davis has also served in a variety of leadership positions at Procter & Gamble in 5 different countries over 20 years, where he spent time in numerous product sectors including consumer-packaged goods, pharmaceuticals and beauty. Mr. Davis holds a Bachelor of Science in Marketing and a Bachelor of Arts in German from the University of Utah. We believe Mr. Davis’s qualifications to serve as a director of our Company include skills and expertise in sales, marketing and general management, innovation and brand-building, strategic planning, digital DTC and e-commerce advertising, organizational effectiveness, global “big company” and entrepreneurial “startup” businesses, as well as a global network of business relationships.
Gil Fronzaglia. Mr. Fronzaglia has served as a director of the Company since April 2021. Mr. Fronzaglia currently serves on the board of Quinn Snacks Inc. (where he also served as interim Chief Operating Officer from December 2018 through July 2019). He has also served on the boards of Grillo’s Pickles, Inc. (October 2016 – January 2021), I and Love and You (May 2015 – April 2017), Little Secrets Candies (October 2014 – July 2018) and Spindrift Beverage Co., Inc. (January 2013 – February 2017). Previously, Mr. Fronzaglia served as the Chief Operating Officer of Revelry Brands from May 2013 through September 2016. Prior to Revelry, he served in various operating roles for venture-backed companies which had successful exits to strategic investors, including: Food Should Taste Good (sold to General Mills), Izze Beverage Company (sold to Pepsi), Blue Buffalo Pet Food (sold to General Mills), and SoBe Beverage Company (sold to Pepsi). Prior to that, Mr. Fronzaglia spent over 15 years with multiple Fortune 500 consumer packaged goods companies. Mr. Fronzaglia received his MBA from Barry University and holds a Bachelor of Science in Chemical Engineering from Northeastern University. We believe Mr. Fronzaglia’s qualifications to serve as a director of our Company include his extensive experience in operating roles and successful exit strategies for consumer product goods businesses as well as his Board leadership experience.
Lori Taylor. Ms. Taylor has served as a director of the Company since September 2019 and was appointed Chief Executive Officer of the Company from May 2019 until November 2019. Ms. Taylor founded TruPet, LLC, a direct to consumer dog food and supplement company, where she served as its Chief Executive Officer from September 2014 to April 2019. Ms. Taylor also founded RevMedia Marketing LLC, a full-service marketing consultation and product innovation firm, and has served as its Chief Executive Officer since April 2009. From February 1992 to March 2009, Ms. Taylor served as Senior Account Director at RR Donnelley, the largest direct marketer in the United States, during which time she managed direct marketing activity for Fortune 50 accounts, including Proctor and Gamble and national brands including Tide, Crest White Strips, Charmin, Puffs, and IAMS. Ms. Taylor’s accolades include being named a Forbes Top 50 Social Media Power Influencer in 2012 and a Forbes Top 20 Female Social Media Influencer in 2013. During her time at RR Donnelley, Ms. Taylor also won the Direct Marketing Association’s prestigious Gold, Silver, and Bronze Awards. Ms. Taylor holds a Bachelor of Arts in Marketing and a Bachelor of Science in Business Logistics from the University of Missouri. We believe Ms. Taylor’s qualifications to serve as a director of our Company include her marketing expertise, direct response acumen, and entrepreneurial experience. Ms. Taylor holds a Bachelor of Arts in Marketing and a Bachelor of Science in Business Logistics from the University of Missouri.
John M. Word III. Mr. Word has served as a director of the Company since January 2020. Mr. Word founded the Word & Brown General Agency in 1984 to market and distribute health plans through California’s brokerage community. Mr. Word also served as a director of Providence Speech and Hearing, a non-profit organization, from 1979 until 2019. Mr. Word’s professional credentials include Chartered Life Underwriter (CLU), Registered Health Underwriter (RHU), and Registered Employee Benefits Consultant (REBC). He has served as President of the California Association of Health Underwriters (CAHU), President of the Orange County Association of Health Underwriters (OCAHU), and Chairman of the National Association of Health Underwriters (NAHU) Leading Producers Roundtable program. Mr. Word holds a Bachelor of Science in Marketing and Finance from William Jewell College in Liberty, MO. We believe Mr. Word’s qualifications to serve as a director of our Company include his background in running successful organizations, understanding of consumer needs and marketing to those needs. Mr. Word holds a Bachelor of Science in Marketing and Finance from William Jewel College in Liberty, MO.

Board of Directors
The number of members of our board of directors will be determined from time to time by resolution of the board of directors. Currently, our board of directors consists of five persons. Our directors hold office until the earlier of their death, resignation, retirement, disqualification or removal or until their successors have been duly elected and qualified. We did not have an annual meeting of shareholders in 2020 or 2019, and the Board does not currently have a policy regarding director attendance at annual meetings.
Director Independence
Each of Messrs. Young, Davis and Fronzaglia are “independent” members of our board of directors as “independence” is defined in Rule 803 of the NYSE American Company Guide.
Committees of the Board
We have an audit committee, a compensation committee and a nominating and governance committee. Each such committee of the board of directors has or will have the composition and responsibilities described below.
Audit Committee
The audit committee assists the board in overseeing our accounting and financial reporting processes and the audits of our financial statements. The audit committee’s responsibilities include, among other matters: appointing, approving the compensation of, and assessing the independence of our registered public accounting firm; overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm; reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures; coordinating our board of directors’ oversight of our internal control over financial reporting, disclosure controls and procedures; discussing our risk management policies; meeting independently with our internal auditing staff, if any, registered public accounting firm and management; reviewing and approving or ratifying any related person transactions; and preparing the audit committee report required by the SEC.
We have a separately-standing audit committee, whose members are Messrs. Young, Fronzaglia and Davis, with Mr. Young serving as chairperson of this committee. Our Board has determined that each of Messrs. Young, Fronzaglia and Davis is independent under the applicable independence standards of Rule 10A-3 under the Exchange Act applicable to audit committee members. In addition, our Board has determined that Gil Fronzaglia, who was appointed to the Board in April 2021, qualifies as an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of Regulation S-K. The audit committee met eight times during 2020. The audit committee has adopted a charter, which is available for viewing on our website at www.betterchoicecompany.com.
Compensation Committee
The compensation committee’s responsibilities include, among other matters: reviewing and approving, or recommending for approval by the board of directors, the compensation of our Chief Executive Officer and our other executive officers; overseeing and administering our cash and equity incentive plans; reviewing and making recommendations to our board of directors with respect to director compensation; reviewing and discussing annually with management our “Compensation Discussion and Analysis,” to the extent required; reviewing and discussing the voting recommendations of our stockholders on matters involving executive compensation, to the extent required; and preparing the annual compensation committee report required by SEC rules, to the extent required. No compensation consultant was engaged to provide advice or recommendations on our executive or director compensation for 2020.
The members of our compensation committee are Messrs. Fronzaglia, Young and Davis, and Mr. Fronzaglia serves as chairman of this committee. The compensation committee met 9 times during 2020. The compensation committee has adopted a charter, which is available for viewing on our website at www.betterchoicecompany.com.
Nominating and Governance Committee
The nominating and corporate governance committee’s responsibilities include, among other matters: identifying individuals qualified to become board of directors members; recommending to our board of directors the persons to be nominated for election as directors and to each board committee; developing and recommending to our board of directors corporate governance guidelines, and reviewing and recommending to our board of directors proposed changes to our corporate governance guidelines from time to time; and overseeing a periodic evaluation of our board of directors.
The members of our nominating and corporate governance committee are Messrs. Fronzaglia, Young and Davis, and Mr. Davis serves as chairperson of this committee. The nominating and corporate governance committee did not met separately during 2020. The nominating and corporate governance committee has adopted a charter, which is available for viewing on our website at www.betterchoicecompany.com.
Family Relationships
Two of our directors have a family relationship; Ms. Taylor is the daughter of Mr. Word. Our board of directors has determined that this relationship would not interfere with the exercise of independent judgment in carrying out the responsibilities of a director. There are no other family relationships amongst any of our other executive officers or directors.
Risk Oversight
Our audit committee is responsible for overseeing our risk management process. Our audit committee focuses on our general risk management policies and strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our board of directors is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.
Compensation Committee Interlocks and Insider Participation
None of our executive officers serves as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee.
Code of Business Conduct and Ethics
Prior to the completion of this offering, our board of directors will adopt a Code of Business Conduct and Ethics that will be applicable to all of our employees, executive officers, and directors, as well as a Code of Ethics applicable to our senior financial officers (collectively, the “Codes of Conduct”). The Codes of Conduct will be available on our website at www.betterchoice.com. Information contained on or accessible through our website is not a part of and is not incorporated by reference into this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only. The nominating and governance committee of our board of directors will be responsible for overseeing the Codes of Conduct and must approve any waivers of the Codes of Conduct for employees, executive officers, and directors. We expect that any amendments to the Codes of Conduct, or any waivers of its requirements, will be disclosed on our website.

EXECUTIVE AND DIRECTOR COMPENSATION
The following is a discussion and analysis of the compensation arrangements for our named executive officers, or NEOs. We are currently considered a “smaller reporting company” for purposes of the SEC’s executive compensation disclosure rules. In accordance with such rules, we are providing a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year-End Table as well as narrative disclosures regarding our executive compensation program. For 2020, our named executive officers were Werner von Pein our former Chief Executive Officer, Sharla Cook our Chief Financial Officer, Damian Dalla-Longa our former Executive Vice President of Capital Markets and Corporate Development, Anthony Santarsiero our former Executive Vice President of Direct to Consumer, Robert Sauermann our Executive Vice President of Strategy and Finance and Andreas Schulmeyer our former Chief Financial Officer.
Summary Compensation Table
The following table sets forth information with respect to compensation earned by our named executive officers for the fiscal years ended December 31, 2020 and 2019, as applicable:
Name and Principal Position	Year(1)	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Werner von Pein(3) Chief Executive Officer	2020	$316,712	$103,087	$0	$367,196	$0	$39,175	$826,170
Sharla Cook(4) Chief Financial Officer	2020	$143,562	$45,313	$0	$79,721	$0	$3,385	$271,981
Damian Dalla-Longa(5) Executive Vice President, Capital Markets and Corporate Development	2020	$291,644	$56,642	$0	$106,571	$0	$0	$454,857
	2019	$192,857	$100,000	$600,000	$3,572,699	$0	$0	$4,465,556
Anthony Santarsiero(6) Executive Vice President, Direct to Consumer	2020	$250,000	$56,642	$0	$74,013	$0	$8,414	$389,069
	2019	$166,047	$25,000	$0	$3,077,101	$0	$5,740	$3,273,888
Robert Sauermann(7) Executive Vice President, Strategy & Finance	2020	$216,712	$50,977	$0	$56,131	$0	$6,501	$330,321
Andreas Schulmeyer(8) Former Chief Financial Officer	2020	$97,945	$0	$5,956	$174,327	$0	$3,556	$281,784
	2019	$105,769	$0	$0	$1,877,285	$0	$37,011	$2,020,065
(1)
Ms. Cook commenced employment with us in April 2020 and was appointed as our Chief Financial Officer in October 2020. Mr. Schulmeyer’s employment with us terminated on May 22, 2020 and Mr. von Pein’s employment terminated on December 31, 2020.

(2)
The values in this column reflect for 2019 awards the aggregate grant date fair value of the stock option awards and the incremental value due to the repricings on December 19, 2019 and October 1, 2020 as computed in accordance with ASC Topic 718. The value of stock options granted subsequent to October 1, 2020 are based on their aggregate grant date fair values in accordance with ASC Topic 718. See “Note 15 – Share-based compensation” to our audited consolidated financial statements for the year ended December 31, 2020 included in this prospectus for further information on the fair value of stock option awards.

(3)
Mr. von Pein received (i) $6,297 in car allowance payments, (ii) $2,752 in auto insurance payments (iii) $20,625 in housing allowance payments and (iv) $9,501 in matching 401(k) payments. On December 28, 2020, we entered into an agreement with Mr. von Pein pursuant to which he retired from his role as Chief Executive Officer of the Company effective on December 31, 2020.

(4)	Ms. Cook received $3,385 in matching 401(k) payments.
(5)
During 2019, Mr. Dalla-Longa received (i) a signing bonus of $100,000 as per his employment contract with Better Choice, and (ii) an award of 100,000 shares in lieu of the change of control payment contained in his Bona Vida employment contract. On February 5, 2020, Mr. Dalla-Longa resigned as our Chief Executive Officer and was simultaneously appointed to Executive Vice President, Corporate Development. Mr. Dalla-Longa separated from the Company February 8, 2021.

(6)
During 2020, Mr. Santarsiero received $8,414 in matching 401(k) payments. During 2019, Mr. Santarsiero received (i) a signing bonus of $25,000 as per his employment contract and (ii) $5,740 in matching 401(k) payments. Mr. Santarsiero separated from the Company on February 1, 2021.

(7)	During 2020, Mr. Sauermann received $6,501 in matching 401(k) payments.
(8)
During 2020, Mr. Schulmeyer received (i) $5,956 in restricted stock awards for services performed and (ii) $3,556 in matching 401(k) payments. During 2019, Mr. Schulmeyer received (i) $32,876 in compensation for work prior to joining the Company and (ii) $4,135 in matching 401(k) payments. On May 8, 2020, we entered into an agreement with Mr. Schulmeyer pursuant to which he resigned as our Chief Financial Officer effective on May 22, 2020.

Employment Agreements
We entered into employment agreements with Mr. Dalla-Longa and Mr. Santarsiero effective as of May 6, 2019 (each such employment agreements, the “May 2019 NEO Employment Agreements”). We entered into an employment agreement with Mr. Schulmeyer effective as of July 29, 2019 (the “Schulmeyer Employment Agreement”). We entered into employment agreements with Mr. von Pein and Mr. Sauermann effective as of December 19, 2019 (the “December 2019 NEO Employment Agreements” and together with the May 2019 NEO Employment Agreements and the Schulmeyer Employment agreement, the “2019 NEO Employment Agreements”). The 2019 NEO Employment Agreements had an initial two-year term commencing on the applicable effective date and, unless earlier terminated by us or the executive, automatically renewed for successive two-year terms. Pursuant to each NEO Employment Agreement, the executive’s base salary was subject to review each year at the sole discretion of the compensation committee. Each executive was also eligible to earn an annual cash performance bonus as determined by the board, but in an amount no less than 25% of such executive’s base salary, prorated for any partial year of service.
We entered into new employment agreements with Mr. von Pein and Mr. Sauermann effective as of September 27, 2020 which terminated the December 2019 NEO Employment Agreements. We entered into new employment agreements with Mr. Santarsiero and Mr. Dalla-Longa effective as of October 7, 2020 and November 1, 2020, respectively, which terminated the May 2019 NEO Employment Agreements. We entered into an employment agreement with Ms. Cook effective as of October 8, 2020. The NEO employment agreements entered into during 2020 are collectively referred to as the 2020 NEO Employment Agreements.
Pursuant to the 2020 NEO Employment Agreements, each NEO is employed on an at-will basis. The executive’s base salary is subject to review each year at the sole discretion of the compensation committee. Each executive is also eligible to earn an annual cash performance bonus in an amount of at least 16%, but not greater than 40%, of such executive’s annual base salary, as determined by the board based on the achievement of performance goals and objectives established by the Company and such executive.
Pursuant to the 2020 NEO Employment Agreement, in the event the executive’s employment is terminated due to death, disability (as defined in the 2020 NEO Employment Agreement), for any reason by the executive provided three months’ advance written notice is given by the executive to the Company, or for any reason by the Company provided at least thirty days advance written notice is given from the Company to the executive, the executive will be eligible to receive: (i) any accrued but unpaid base salary for services rendered to the date of termination and any accrued but unpaid expenses required to be reimbursed under such employment agreement, (ii) for all NEO’s excluding Mr. Dalla-Longa, severance equal to six months of executive’s base salary paid in the form of continuing installments on the Company’s ordinary payroll schedule and for Mr. Dalla-Longa severance equal to 12 months of executive’s base salary paid in the form of continuing installments on the Company’s ordinary payroll schedule; and (iii) a lump sum payment equal to the executive’s target bonus that remains unpaid for the previous completed year. In addition, pursuant to the terms of Mr. Dalla-Longa’s employment agreement, his unvested equity awards shall become fully vested on the date of termination and any exercise of options may, at his election, be exercised with a cashless exercise. The receipt of the foregoing described severance payment and benefits is subject to the executive’s continued compliance with all of his obligations to the Company, including under the executive’s confidential information and non-compete agreements with the Company, and the executive’s execution and delivery of a release of claims against the Company.
Pursuant to the 2020 NEO Employment Agreement, in the event of a “merger” (as defined in the 2020 NEO Employment Agreement), (i) if the executive’s employment is terminated for “cause” within twelve months following a merger (as defined in the 2020 NEO Employment Agreement), executive will be entitled to the severance the payments described above, or (ii) if the executive’s employment is terminated for “good reason” or “without cause” within twelve months following a merger, the executive will be entitled to the severance payments described above, plus a lump sum payment equal to one-half of such executive’s annual base salary. In addition, immediately preceding a merger, all of the executive’s unvested stock options shall vest and become exercisable in their entirety and may be exercised with a cashless exercise.

For purposes of the 2020 NEO Employment Agreement:
•
“cause” means (i) any act of personal dishonesty taken by the Executive in connection with their responsibilities as an employee which is intended to result in personal enrichment of the Executive, (ii) the Executive’s conviction of a felony that the Board of Directors reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business, (iii) a willful act by the Executive that constitutes misconduct and is injurious to the Company, including without limitation any breach of Section 11 hereof, and (iv) continued willful violations by the Executive of the Executive’s obligations to the Company for a period of thirty (30) days after there has been delivered to the Executive a written demand for performance from the Company which describes the basis for the Company’s belief that the Executive has not substantially performed their duties.

•
“good reason” shall exist if one or more of the following circumstances exists uncured for a period of thirty (30) days after the Executive has notified the Company of the existence of such circumstance(s) after a merger: (i) without the Executive’s express written consent, a significant reduction of the Executive’s duties, position or responsibilities relative to the Executive’s duties, position or responsibilities in effect immediately prior to such reduction, or the removal of the Executive from such position, duties, and responsibilities, unless the Executive is provided with comparable duties, position and responsibilities, it being understood that the Executive shall not be deemed to have been removed from such position if and as long as the Executive shall be offered or shall have an executive position within their area of experience or expertise; (ii) without the Executive’s express written consent, a substantial reduction, without good business reasons, of the facilities and tools (including office space and location) available to the Executive immediately prior to such reduction; (iii) a reduction by the Company of the Executive’s base salary as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the kind or level of employee benefits to which the Executive is entitled immediately prior to such a reduction with the result that the Executive’s overall benefits package is significantly reduced; or (v) without the Executive’s express written consent, the relocation of the Executive to a facility or a location more than fifty (50) miles from their then-current location.

The 2020 NEO Employment Agreements also contain standard confidentiality, non-competition and non-solicitation covenants.
On May 8, 2020, we entered into a separation and release agreement with Mr. Schulmeyer effective as of May 22, 2020 (the “Termination Date”). The agreement provided for the accelerated vesting of 50% of unvested stock options held by Mr. Schulmeyer as of the Termination Date, as well as continuation of his salary through the Termination Date. Mr. Schulmeyer’s remaining unvested stock options were forfeited on the Termination Date.
The Company and Mr. von Pein entered into a separation and retirement agreement effective as of December 31, 2020 (“the Separation Date”). The agreement provides for continuation of payment by the Company of Mr. von Pein’s salary for a period of six months; the payment of Mr. von Pein’s 2020 annual bonus in accordance with the Company’s Management Incentive Plan; the accelerated vesting of 75% of unvested stock options held by Mr. von Pein as of the Separation Date and the payment of unused paid time off as of the Separation Date. In addition, the Separation Agreement includes a general release by Mr. von Pein related to Mr. von Pein’s employment with the Company.

Executive Compensation Components
2020 Salaries
The named executive officers receive a base salary to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. For 2020, our board of directors established an annual base salary for each of our NEOs as follows:
Named Executive Officer	Annual Base Salary
Werner von Pein	$325,000(1)
Sharla Cook	$200,000
Damian Dalla-Longa	$250,000(2)
Anthony Santarsiero	$250,000
Robert Sauermann	$225,000(3)
Andreas Schulmeyer	$250,000
(1)	Increased from $300,000 effective May 1, 2020.
(2)	Decreased from $300,000 effective November 1, 2020.
(3)	Increased from $200,000 effective May 1, 2020.
Equity Compensation
The goals of our long-term, equity-based incentive awards are to align the interests of our named executive officers and other employees, non-employee directors and consultants with the interests of our stockholders. Because vesting is based on continued employment, our equity-based incentives also encourage the retention of our named executive officers through the vesting period of the awards.
Prior to the completion of the May Acquisitions, execution of employment agreements and granting of awards under the 2019 Equity Incentive Plan, we engaged Willis Towers Watson (“WTW”) to evaluate executive compensation packages for all of our senior employees. This included an evaluation of salary and equity award levels, among other items. The analysis completed by WTW was performed to benchmark our company alongside public-market industry peers in order to design an appropriate market-standard compensation plan for our use.
To reward and retain our named executive officers in a manner that best aligns employees’ interests with stockholders’ interests, we use stock options as the primary incentive vehicles for long-term compensation. We believe that stock options are an effective tool for meeting our compensation goal of increasing long-term stockholder value by tying the value of the stock options to our future performance. The exercise price of each stock option grant is the fair market value of our common stock on the grant date, as determined by our board of directors from time to time.
On April 13, 2020, Ms. Cook was granted 200,000 stock options. On October 8, 2020, Mr. Sauermann and Mr. von Pein were each granted 100,000 options. On November 1, 2020, Mr. Dalla-Longa was granted 50,000 stock options. In each case, the options vest over a period of three years subject to continued employment with the Company as follows: one-third of the options will vest on the first anniversary of the grant date and the remaining options will vest monthly in equal amounts over the remaining 24-month period. In the event of a change in control the options shall immediately vest and become exercisable in their entirety.
On May 2, 2019, Mr. Dalla-Longa and Mr. Santarsiero were granted 1,200,000 and 1,000,000 stock options, respectively. Mr. Santarsiero was granted an additional 100,000 options on December 19, 2019. Mr. Schulmeyer was granted 500,000 options on June 29, 2019, 100,000 options of August 30, 2019, 250,000 options on December 11, 2019 and 20,371 options on December 31, 2019. In each case, the stock options vest and become exercisable monthly over 2 years in equal installments of 1/24 each month, subject to the executive’s continuous service with the Company through the vesting date(s). The stock options will be accelerated upon a termination without cause or for good reason within two years following a change in control (as defined under our 2019 Incentive Award Plan).
On May 6, 2019 Mr. Dalla-Longa waived the change of control payment provided for in his employment agreement with Bona Vida of $500,000 and received a grant of 100,000 shares of common stock.

Other Elements of Compensation
Retirement Plans. We currently maintain a 401(k) retirement savings plan that allows eligible employees to contribute a portion of their compensation, within limits prescribed by the Internal Revenue Code, on a pre-tax basis through contributions to the plan. Our named executive officers are eligible to participate in the 401(k) plan. We believe that providing a vehicle for tax-deferred retirement savings through our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our named executive officers in accordance with our compensation policies. During 2020, the Company had a separate 401(k) plans for TruPet and Halo and provided an employer matching contribution under each plan. Beginning in 2021, the Company provides an employer matching contribution of 50% up to 5% of compensation under our 401(k) plan.
Employee Benefits and Perquisites. All of our full-time employees, including our named executive officers, are eligible to participate in our employee benefit plans and programs, including medical, dental, and vision benefits, health spending accounts, short and long-term disability and life insurance, to the same extent as our other full-time employees, subject to the terms and eligibility requirements of those plans. During 2020, the Company paid certain auto and housing costs on Mr. von Pein’s behalf.
Termination and Change in Control Benefits. Our named executive officers may become entitled to certain benefits or enhanced benefits in connection with certain qualifying terminations of employment and/or a change in control of our Company. Each of our named executive officers’ employment agreements entitles them to severance in the event of their termination without cause or their resignation for good reason and upon termination by reason of death or disability.
Repricing of Stock Options
Effective as of December 19, 2019, the board of directors repriced all outstanding options to purchase common stock issued pursuant to the Amended and Restated 2019 Incentive Award Plan including options held by our named executive officers. As a result, the exercise price of all 2019 Plan options outstanding as of December 19, 2019 was lowered to $1.82 per share, the closing price of the Company’s common stock on December 19, 2019. No other terms of the stock options were changed.
Effective October 1, 2020, all outstanding stock option awards under the 2019 Equity Incentive Plan held by current employees as of October 1, 2020 were repriced concurrent with the closing of the Company’s Series F Private Placement. In total, 6,077,731 stock options were repriced. The exercise price was set at a 20% premium to the Series F conversion price, or $0.60 per share. No other terms of the stock options were changed.
The board of directors effectuated the repricing, in each case, to realign the value of the stock options with their intended purpose, which is to retain and motivate the holders of the stock options to continue to work in the best interests of the Company. Prior to the repricing, many of the stock options had exercise prices well above the then recent market prices of our common stock. The stock options were repriced unilaterally and the consent of holders was neither necessary nor obtained.
Securities Authorized for Issuance under Equity Compensation Plans
The following table provides information on our equity compensation plans as of May 7, 2021:
Plan category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders(1)	13,207,758	$1.07	292,242
Total	13,207,758	$1.07	292,242
(1)
The Amended and Restated 2019 Incentive Award Plan provides for an annual increase on the first day of each calendar year beginning on January 1, 2020 and ending on and including January 1, 2029, equal to the lesser of (A) 10% of the shares of common stock outstanding (on an as-converted basis) on the last day of the immediately preceding fiscal year and (B) such smaller number of shares of common stock as determined by the Board.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth outstanding stock option awards held by our named executive officers at December 31, 2020. None of our named executive officers hold stock awards:
	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Werner von Pein	575,000	(a)	—	$0.60	(a)
Sharla A. Cook	—	—(b)	200,000	0.60	4/13/2030
Damian Dalla-Longa	950,000	—(c)	300,000	(c)	(c)
Robert Sauermann	133,333	—(d)	366,667	0.60	(d)
Anthony Santarsiero	841,666	—(e)	258,334	0.60	(e)
(a)
Options to vest as to 1/3rd of the shares on the first anniversary of the grant date and 1/36th of the shares to vest monthly thereafter. Mr. von Pein’s options were granted at various times as shown below:

•	600,000 options were issued on December 19, 2019 at $0.60 and expire on December 19, 2029.
•	100,000 options were issued on October 8, 2020 at $0.60 and expire on October 8, 2030.
•
Mr. von Pein retired from the Company on December 28, 2020 at which time 75% of Mr. von Pein’s unvested options became fully vested per the separation agreement by and between the Company and Mr. von Pein.

(b)	Options to vest as to 1/3rd of the shares on the first anniversary of the grant date and 1/36th of the shares to vest monthly thereafter. Ms. Cook’s options were granted as shown below:
•	200,000 options were issued on April 13, 2020 at $0.60.
(c)	Options to vest as follows:
•	1,200,000 options were issued on May 2, 2019 at $0.60 and expire on May 2, 2029. Options to vest on a monthly basis over a two year period (1/24th of award per month).
•
50,000 options were issued on November 1, 2020 at $0.82 and expire on November 1, 2030. Options to vest as to 1/3rd of the shares on the first anniversary of the grant date and 1/36th of the shares to vest monthly thereafter.

(d)
Options to vest as to 1/3rd of the shares on the first anniversary of the grant date and 1/36th of the shares to vest monthly thereafter. Mr. Sauermann’s options were granted at various times as shown below:

•	400,000 options were issued on December 19, 2019 at $0.60 and expire on December 19, 2029.
•	100,000 options were issued on October 8, 2020 at $0.60 and expire October 8, 2030.
(e)	Options to vest as follows:
•	1,000,000 options were issued on May 2, 2019 at $0.60 and expire May 2, 2029. Options to vest on a monthly basis over a two year period (1/24th of award per month).
•	100,000 options were issued on December 19, 2019 at $0.60 and expire December 19, 2029. Options to vest on a monthly basis over a two year period (1/24th of award per month).
Director Compensation Table
The following table sets forth compensation information for the fiscal year ended December 31, 2020 for our non-employee directors (other than Mr. Dalla-Longa whose compensation is shown above under “Summary Compensation Table”):
Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards(1)	Non-equity Incentive Plan Compensation	All Other Compensation(2)	Total Compensation
Michael Young	$—	$—	$33,988	$—	$—	$33,988
Jeff Davis	$—	$—	$33,988	$—	$—	$33,988
Michael Close	$—	$150,000	$—	$—	$510,469	$660,469
Clinton Gee	$—	$150,000	$—	$—	$510,469	$660,469
Lori Taylor	$—	$—	$78,173	$—	$—	$78,173
John Word	$—	$150,000	$—	$—	$—	$150,000

(1)
The values in this column reflect for 2019 awards the aggregate grant date fair value of the stock option awards and the incremental value due to the repricings on December 19, 2019 and October 1, 2020 as computed in accordance with ASC Topic 718. The value of stock options granted subsequent to October 1, 2020 are based on their aggregate grant date fair values in accordance with ASC Topic 718. See “Note 15 – Share-based compensation” to our audited consolidated financial statements for the year ended December 31, 2020 included in this prospectus for further information on the fair value of stock option awards.

(2)
Includes compensation expense related to warrants issued in connection with the June 2020 Notes and Citizens ABL Facility. See “Note 11 – Warrants” to our audited consolidated financial statements for the year ended December 31, 2020 included in this prospectus for more information.

The table below shows the aggregate numbers of option awards (exercisable and unexercisable) held as of December 31, 2020 by each non-employee director who was serving as of December 31, 2020 (other than Mr. Dalla-Longa whose awards are shown above under “Outstanding Equity Awards at Year End”):
Name	Options Outstanding at Fiscal Year End
Michael Young	519,231
Jeff Davis	500,000
Michael Close	—
Clinton Gee	—
Lori Taylor	1,150,000
John Word	—

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
The following table sets forth information about the beneficial ownership of our capital stock by (i) each of our current directors, (ii) each of our named executive officers (iii) all our current directors and executive officers as a group, and (iv) each person or group known by us to own more than 5% of our common stock. The percentages reflect beneficial ownership, as determined in accordance with the SEC’s rules, as of May 7, 2021, and are based on 66,028,348 shares of common stock outstanding. Except as noted below, the address for all beneficial owners in the table below is 12400 Race Track Road, Tampa, FL 33626:
	Amount and Nature of Beneficial Ownership(1)
	Common Stock	%
Name of Beneficial Owner
Holders of More than 5%
Thriving Paws LLC(2) 750 E Main Street, Suite 600 Stamford, CT 06902	3,408,888	5.2%
HH-Halo LP(3) 2200 Ross Avenue, 50th Floor Dallas, TX 75201	3,326,952	5.0%
Edward J. Brown Jr TTEE(4) 20 Boulder View Irvine, CA 92603	22,900,890	34.7%
Directors and Executive Officers
Scott Lerner(5)	48,000	0.1%
Donald Young(6)	195,000	0.3%
Robert Sauermann(7)	684,456	1.0%
Sharla Cook(8)	117,778	0.2%
Michael Young(9)	3,831,347	5.8%
John M. Word III(10)	33,122,715	50.2%
Gil Fronzaglia(11)	0	0.0%
Jeff Davis(12)	500,000	0.8%
Lori Taylor(13)	8,082,027	12.2%
All directors and executive officers as a group (9 persons)	46,581,323	70.6%
∗	Represents less than 1% of the number of shares of our common stock outstanding.
(1)
Beneficial ownership of shares and percentage ownership are determined in accordance with the SEC’s rules. In calculating the number of shares beneficially owned by an individual or entity and the percentage ownership of that individual or entity, shares underlying options, warrants or restricted stock units held by that individual or entity that are either currently exercisable or exercisable within 60 days from the date hereof are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other individual or entity. Unless otherwise indicated and subject to community property laws where applicable, the individuals and entities named in the table above have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

(2)
Includes (i) 1,884,989 shares of common stock and (ii) 1,523,899 shares of common stock underlying subordinated convertible notes exercisable within 60 days of May 7, 2021. The holder disclaims beneficial ownership of 306,994 shares of common stock underlying warrants due to beneficial ownership limitations. Thriving Paws, LLC (“Thriving Paws”) is controlled by Pegasus Partners III, L.P. (“PP III”). PP III is managed by Pegasus Capital Advisors III, L.P. (“PCA III”), which is controlled, indirectly, by Craig Cogut. As a result of the foregoing, each of Mr. Cogut, PCA III and PP III may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by Thriving Paws.

(3)
Includes (i) 232,976 shares of common stock and (ii) 3,093,976 shares of common stock underlying subordinated convertible notes exercisable within 60 days of May 7, 2021. The holder disclaims beneficial ownership of 623,291 shares of common stock underlying warrants due to beneficial ownership limitations. Thomas O. Hicks is the managing member of HEP Partners LLC, which is the investment manager of HH-Halo LP (“HH-Halo”), and consequently has voting control and investment discretion over securities held by HH-Halo. Mack H. Hicks is the manager of HH-Halo GP LLC, which is the general partner of HH-Halo GP LP, the general partner of HH-Halo. As a result of the foregoing, each of Thomas O. Hicks and Mack H. Hicks may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by HH-Halo. Each of Thomas O. Hicks and Mack H. Hicks disclaims beneficial ownership of such shares.

(4)
Includes (i) 779,999 shares of common stock, (ii) 1,535,391 shares of common stock underlying subordinated convertible notes exercisable within 60 days of May 7, 2021, (iii) 10,585,500 shares of common stock underlying warrants exercisable within 60 days of May 7, 2021 and (iv) 10,000,000 shares of common stock underlying preferred stock convertible within 60 days of May 7, 2021. Edward Brown may be deemed to have beneficial ownership of such shares.

(5)	Includes (i) 24,000 shares of common stock and (ii) 24,000 shares of common stock underlying warrants exercisable within 60 days of May 7, 2021.
(6)	Includes (i) 135,000 shares of common stock and (ii) 60,000 shares of common stock underlying warrants exercisable within 60 days of May 7, 2021.
(7)
Includes (i) 20,000 shares of common stock, (ii) 227,215 shares of common stock underlying warrants exercisable within 60 days of May 7, 2021, (iii) 200,000 shares of common stock underlying preferred stock convertible within 60 days of May 7, 2021, (iv) 37,241 shares of common stock underlying subordinated convertible notes exercisable within 60 days of May 7, 2021 and (v) 200,000 shares of common stock underlying options exercisable within 60 days of May 7, 2021.

(8)
Includes (i) 20,000 shares of common stock underlying warrants exercisable within 60 days of May 7, 2021, (ii) 20,000 shares of common stock underlying preferred stock convertible within 60 days of May 7, 2021 and 77,778 shares of common stock underlying options exercisable within 60 days of May 7, 2021.

(9)
Includes (i) 3,086,281 shares of common stock, (ii) 519,231 shares of common stock underlying options exercisable within 60 days of May 7, 2021, (iii) 225,835 shares of common stock held by Cottingham Capital Partners LLC, which is managed by Mr. Young. Mr. Young disclaims beneficial ownership of (i) 365,000 shares of common stock underlying warrants due to beneficial ownership limitations.

(10)
Includes (i) 5,406,824 shares of common stock, (ii) 1,535,391 shares of common stock underlying subordinated convertible notes exercisable within 60 days of May 7, 2021, (iii) 16,180,500 shares of common stock underlying warrants exercisable within 60 days of May 7, 2021 and (iv) 10,000,000 shares of common stock underlying preferred stock convertible within 60 days of May 7, 2021.

(11)	Mr. Fronzaglia has 80,000 shares of common stock underlying options outstanding, none of which are exercisable within 60 days of May 7, 2021
(12)	Includes (i) 500,000 shares of common stock underling options exercisable within 60 days of May 7, 2021.
(13)
Includes (i) 5,632,027 shares of common stock held directly by Blue Sky Holdings Trust which are beneficially owned by Lori Taylor, (ii) 1,150,000 shares of common stock underlying options exercisable within 60 days of May 7, 2021 held directly by Ms. Taylor and (iii) 1,300,000 shares of common stock underlying warrants held directly by Ms. Taylor. Ms. Taylor is the trustee, compliance officer, and protector of Blue Sky Holdings Trust.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Security Issuances
TruPet and Bona Vida Acquisitions
On May 6, 2019, we issued an aggregate of 15,027,533 shares of common stock, including 896,829 shares to Anthony Santarsiero, a former officer of the Company and 3,800,923 shares to John M. Word III in exchange for all remaining outstanding membership interests of TruPet. Pursuant to a registration rights agreement entered into in connection with the acquisition of TruPet, we registered for the benefit of the holders thereof all of the common stock issued in such transaction.
On May 6, 2019, we issued an aggregate of 18,103,273 shares of common stock, including 1,659,891 shares to Damian Dalla-Longa, a former officer and member of the board of directors of the Company, 67,751 shares to Michael Galego, a former member of the board of directors, and 359,078 shares to Michael Young in exchange for all outstanding shares of common stock of Bona Vida. Pursuant to a registration rights agreement entered into in connection with the acquisition of Bona Vida, we registered for the benefit of the holders thereof all of the common stock issued in such transaction.
November 2019 Convertible Notes and Warrant Issuances
On November 4, 2019, we issued to John M. Word III: (i) $1.4 million in aggregate principal amount of our subordinated convertible notes; and (ii) 5,500 warrants to purchase shares of our common stock.
December 2019 Convertible Notes and Warrant Issuances
Certain directors and shareholders of the Company (“Shareholder Guarantors”) agreed to enter into a Continuing Guaranty (the “Shareholder Guaranties”) in the amount of $20.0 million and guarantee the Company’s obligations under the Facilities Agreement entered into on December 19, 2019. As consideration for the Shareholder Guaranties, the Company issued common stock purchase warrants to the Shareholder Guarantors in an amount equal to 0.325 warrants for each dollar of debt under the agreement guaranteed by such Shareholder Guarantors (the “Guarantor Warrants”). The Guarantor Warrants are exercisable any time from the date of issuance for up to 24 months from the date of the consummation of an IPO (as defined therein) at an exercise price $1.82 per share. We issued 4,875,000 Shareholder Guarantor Warrants to John M. Word III, 1,300,000 Shareholder Guarantor Warrants to Lori Taylor and 325,000 Shareholder Guarantor Warrants to Michael Young. Mr. Young and Ms. Taylor, each a Shareholder Guarantor, were directors of the Company as of the date of the Shareholder Guaranty. Mr. Word was elected to the Board in connection with the Shareholder Guaranty.
Upon the close of the acquisition of Halo in December 2019, we issued to Robert Sauermann in satisfaction of a transaction bonus as per his prior employment agreement: (i) $0.1 million of subordinated convertible notes; and (ii) 7,215 warrants to purchase shares of our common stock.
June 2020 Convertible Notes and Warrant Issuances
On June 24, 2020, the Company issued $1.5 million in subordinated convertible promissory notes and common stock purchase warrants to purchase up to 2,000,000 shares of the Company's common stock to John M. Word III, a member of our board of directors and Edward J. Brown Jr, a shareholder of the Company. The June 2020 Convertible Notes are convertible at a conversion price of $0.75 per share and the warrants have an exercise price of $1.25 per share. Pursuant to a registration rights agreement entered into in connection with the June 2020 Convertible Notes and Warrant Issuances, we registered for the benefit of the investors the shares of common stock issuable upon conversion of the subordinated convertible promissory notes and exercise of the common stock purchase warrants.
July 2020 Shareholder Guaranty Warrants
In connection with the Citizens ABL Facility, John M. Word, a director and shareholder agreed to enter into the $7.5 million ABL Facility Guaranty in favor of the Company and guaranteeing our obligations under the Citizens ABL Facility. In consideration of the ABL Facility Guaranty, the Company issued the July 2020 Warrants to purchase up to 500,000 shares of the Company’s common stock at a price equal to $1.05 per share. 300,000 July 2020 Warrants were issued to Mr. Word, 100,000 July 2020 Warrants were issued to Michael Close, and 100,000 July 2020 Warrants were issued to Clinton Gee, each of whom was a member of the Company’s board of directors. The July 2020 Warrants are exercisable on the date of issuance and expire on the earlier of (i) 84 months from the date of the consummation of an underwritten public offering or other uplist transaction through which the Company lists its common stock on the New York Stock Exchange, The Nasdaq Global Select Market, The Nasdaq Global Market or another national securities exchange in the United States or Canada or (ii) June 30, 2030.
Series F Private Placement
In October 2020, we consummated the Series F Private Placement in which we raised approximately $18.2 million, including investments by John M. Word III, Michael Young, Robert Sauermann, Clinton Gee, Michael Close, Damian Dalla-Longa, Sharla Cook, and Anthony Santarsiero of approximately $6.3 million and an exchange of all of our then outstanding Series E preferred stock of approximately $3.5 million. Each Series F Unit was sold in the Series F Private Placement at a per unit price of $1,000 and consisted of (i) one share of Series F Preferred Stock, which is convertible into shares of our common stock, at a value per share of common stock of $0.50 (subject to adjustment and certain beneficial ownership limitations); and (ii) a warrant to purchase for a six year period such number of shares of common stock into which such share of Series F Preferred Stock is convertible at an exercise price per share of $0.75 (subject to adjustment and certain beneficial ownership limitations). Pursuant to a registration rights agreement entered into in connection with the Series F Private Placement, we registered for the benefit of the investors the shares of common stock issuable upon conversion of the Series F Preferred Stock.
January 2021 Private Placement
In January 2021, we consummated the January 2021 Private Placement in which we raised approximately $4.1 million, including investments by John M. Word III, Donald Young, Anthony Santarsiero, Michael Young, Scott Lerner, Robert Sauermann, Clinton Gee and Michael Close of approximately $0.9 million. Each Unit was sold in the January 2021 Private Placement at a per unit price of $1.25 and consisted of (i) one share of the Company’s common stock, par value $0.001 per share; and (ii) a warrant to purchase for a six year period one share of common stock at an exercise price per share of $1.45 (subject to certain beneficial ownership limitations). Pursuant to a registration rights agreement entered into in connection with the January 2021 Placement, we registered for the benefit of the investors the shares of common stock issued in the January 2021 Private Placement.
Shareholder Guaranty
In connection with the Facilities Agreement in December 2019, certain of our directors and shareholders agreed to enter into a Continuing Guaranty in favor of the Company and guaranteeing our obligations under the Facilities Agreement. Pursuant to the Shareholder Guaranty, John M. Word III agreed to personally guarantee our obligations in an amount not to exceed $15,000,000, Lori Taylor agreed to personally guarantee our obligations in an amount not to exceed $4,000,000 and Michael Young agreed to personally guarantee our obligations in an amount not to exceed $1,000,000.
In connection with the Citizens ABL Facility in July 2020, John M. Word III agreed to enter into the ABL Facility Guaranty, dated as of July 16, 2020 in favor of the Company and guaranteeing our obligations under the Citizens ABL Facility.
Policies and Procedures for Review of Related Party Transactions
A “Related Party Transaction” is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000 in any one fiscal year, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:
•	any person who is, or at any time during the applicable period was, one of our executive officers, one of our directors, or a nominee to become one of our directors;
•	any person who is known by us to be the beneficial owner of more than 5.0% of any class of our voting securities;
•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5.0% of any class of our voting securities, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5.0% of any class of our voting securities; and

•
any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest in any class of the Company’s voting securities.

Our Related Party Transactions policy subjects these transactions to review and either approval or disapproval of entry into the Related Party Transaction, subject to certain limited exceptions, by our nominating and governance committee. In determining whether to approve or disapprove entry into a Related Party Transaction, our nominating and governance committee shall take into account, among other factors, the following: (i) whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and (ii) the extent of the Related Person’s interest in the transaction. Further, the policy requires that all Related Party Transactions required to be disclosed in our filings with the SEC be so disclosed in accordance with applicable laws, rules and regulations.

DESCRIPTION OF CAPITAL STOCK
The following description is intended as a summary of our amended and restated certificate of incorporation (which we refer to as our “charter”) and our bylaws, each of which will become effective prior to the effectiveness of the registration statement of which this prospectus forms a part and which will be filed as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of the Delaware General Corporation Law. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our charter and bylaws.
Our current certificate of incorporation authorizes us to issue:
•	200,000,000 shares of common stock, $0.001 par value per share; and
•	4,000,000 shares of preferred stock, $0.001 par value per share, of which 30,000 shares are designated as of Series F Preferred Stock preferred stock.
As of May 7, 2021, there were 66,028,348 shares of common stock issued and outstanding and 17,294 shares of Series F Preferred Stock issued and outstanding.
Common Stock
Voting Rights
Holders of shares of our common stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. At each election for directors every stockholder entitled to vote at such election shall have the right to vote, in person or by proxy, the number of shares owned by such stockholder for as many persons as there are directors to be elected at that time and for whose election such stockholder has a right to vote.
Dividend Rights
Holders of shares of our common stock are entitled to ratably receive dividends when and if declared by our board of directors out of funds legally available for that purpose, subject to any statutory or contractual restrictions on the payment of dividends and to, if applicable, any prior rights and preferences that may be applicable to any outstanding preferred stock.
Liquidation Rights
Upon our voluntary or involuntary liquidation, dissolution, distribution of assets or other winding up, holders of shares of our common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and the liquidation preference of any of our outstanding shares of preferred stock.
Other Matters
The shares of common stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock are fully paid and non-assessable.
Preferred Stock
Our amended and restated certificate of incorporation authorizes our board of directors, subject to any limitations prescribed by law, without further stockholder approval, to establish and to issue from time to time one or more series of preferred stock, par value $0.001 per share, covering up to an aggregate of 4,000,000 shares of preferred stock. Each series of preferred stock will cover the number of shares and will have the powers, preferences, rights, qualifications, limitations and restrictions determined by the board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights.
Series F Preferred Stock
Voting Rights
Holders of shares of our Series F Preferred Stock are entitled to the whole number of votes equal to the number of shares of common stock into which such holder’s Series F Preferred Stock would be convertible on the record date for the vote or consent of stockholders, and otherwise has voting rights and powers equal to the voting rights and powers of the common stock. To the extent that under the DGCL the vote of the holders of the Series F Preferred Stock, voting separately as a class or series as applicable, is required to authorize a given action of ours, the affirmative vote or consent of the holders of at least a majority of the outstanding shares of Series F Preferred Stock, voting together in the aggregate and not in separate series unless required under the DGCL, represented at a duly held meeting at which a quorum is presented or by written consent of required holders (except as otherwise may be required under the DGCL), voting together in the aggregate and not in separate series unless required under the DGCL, will constitute the approval of such action by both the class or the series, as applicable. To the extent that under the DGCL holders of the Series F Preferred Stock are entitled to vote on a matter with holders of shares of common stock, voting together as one class, each share of Series F Preferred Stock will entitle holders to cast that number of votes per share as is equal to the number of shares of common stock into which it is then convertible. These rights are subject to maximum beneficial ownership percentages specified in the Series F Certificate of Designation.
Dividend Rights
Holders of shares of our Series F Preferred Stock are entitled to participate in dividends on an as-converted basis alongside holders of our common stock.
Liquidation Rights
Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of Series F preferred stock are entitled to receive in cash out of our assets whether from capital or from earnings available for distribution to its stockholders, before any amount is paid to the holders of our common stock or other capital stock of the Company ranking junior to the Series F Preferred Stock.
Conversion Rights
Subject to maximum beneficial ownership percentage limitations contained in the Series F Preferred Stock Certificate of Designations, at any time, each holder of Series F Preferred Stock is entitled to convert any portion of such holder’s outstanding Series F Preferred Stock into validly issued, fully paid and non-assessable shares of common stock at a rate of $0.50 per share, subject to adjustment under certain conditions.
Other Matters
Each share of Series F Preferred Stock has a stated value of $1,000. In the event that the Company does not have sufficient available shares of common stock available to issue to the holder of shares of Series F Preferred Stock upon conversion of such holder’s shares, the Company is then required to pay cash to redeem the shares of Series F Preferred Stock that could not be converted at a price based in part on the then recent closing sale prices of our common stock. All outstanding shares of our Series F Preferred Stock are fully paid and non-assessable.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Equity Stock Transfer, LLC.
Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, Our Bylaws and Delaware Law
Some provisions of Delaware law, our certificate of incorporation and our bylaws could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that provide for payment of a premium over the market price for our shares.
These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Undesignated Preferred Stock
The ability of our board of directors, without action by the stockholders, to issue up to 3,970,000 shares of undesignated preferred stock with voting or other rights or preferences as designated by our board of directors could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.
Stockholder Meetings
Our bylaws provide that a special meeting of stockholders may be called only by our chairperson of the board, chief executive officer or when requested in writing by the holders of not less than 10 percent of all the voting power entitled to vote at the meeting.
Requirements for Advance Notification of Stockholder Nominations and Proposals
Our bylaws establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. Additionally, vacancies and newly created directorships may be filled only by a vote of a majority of the directors then in office, even though less than a quorum, and not by the stockholders.
Removal of Directors
Our bylaws provide that our board of directors may be removed from office by our stockholders with or without cause, but only at a meeting of the shareholders called expressly for that purpose, upon the approval of the holders of at least a majority in voting power of the outstanding shares of stock entitled to vote in the election of directors.
Stockholders Not Entitled to Cumulative Voting
Our certificate of incorporation does not permit stockholders to cumulate their votes in the election of directors.
Delaware Anti-Takeover Statute
We are subject to Section 203 of the DGCL, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or, in certain cases, within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors.
Choice of Forum
Our bylaws provides that, unless we consent in writing to the selection of an alternative form, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer (or affiliate of any of the foregoing) of us to us or the our shareholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws, or (iv) any other action asserting a claim arising under, in connection with, and governed by the internal affairs doctrine; provided that the exclusive forum provisions will not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and consented to, the provisions of our bylaws described in the preceding sentence.
Amendment of Bylaw Provisions
Our certificate of incorporation provides that our board of directors has the power to make, amend, alter or repeal our bylaws. Our bylaws provide that they may be repealed or amended, and new bylaws maybe adopted, by our board of directors or the stockholders in accordance with Section 109 of the DGCL.

Amendment of Charter Provisions
Our certificate of incorporation reserves our right to amend, alter, change or repeal any provision contained in our certificate of incorporation, in the manner prescribed by statute, and all rights conferred upon stockholders in our certificate of incorporation are granted subject to this reservation. Any amendments may be passed by a majority of the outstanding voting power and not by a majority of each class or series of outstanding capital stock.
The provisions of Delaware law, our certificate of incorporation and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.
Conflicts of Interest
Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our bylaws provides that no contract or other transaction between us and one or more of our directors or any other corporation, firm, association or entity in which one or more of our directors are directors or officers or are financially interested, will be either void or voidable because of such relationship or interest or because such director or directors are present at the meeting of the board of directors or one of its committees which authorizes, approves or ratifies such contract or transaction or because his or their votes are counted for such purpose, if: (a) the fact of such relationship or interest is disclosed or known to our board of directors or committee thereof which authorizes, approves or ratifies the contract or transaction by a vote or consent sufficient for the purpose without counting the votes or consents of such interested directors; (b) the fact of such relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize, approve or ratify such contract or transaction by vote or written consent; or (c) the contract or transaction is fair and reasonable to us at the time it is authorized by our board of directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of our board of directors or a committee thereof which authorizes, approves or ratifies such contract or transaction.
Limitation of Liability and Indemnification Matters
Our certificate of incorporation limits the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except to the extent such exemption or limitation thereof is not permitted under the DGCL and applicable law. Delaware law provides that such a provision may not limit the liability of directors:
•	for any breach of their duty of loyalty to us or our stockholders;
•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or
•	for any transaction from which the director derived an improper personal benefit.
Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.
Our certificate of incorporation also require us to pay any expenses incurred by any director or officer in defending against any such action, suit or proceeding in advance of the final disposition of such matter to the fullest extent permitted by law, subject to the receipt of an undertaking by or on behalf of such person to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified as authorized by our amended and restated bylaws or otherwise. We have entered or will enter into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to us and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision in our certificate of incorporation and the indemnification agreements facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

SHARES ELIGIBLE FOR FUTURE SALE
Sales of substantial amounts of our common stock in the public market (including securities convertible into or redeemable, exchangeable or exercisable for shares of common stock) or the perception that such sales may occur or the availability of such shares for sale in the public market, could adversely affect the prevailing market price of our common stock.
As of May 7, 2021, we had 66,028,348 shares of our common stock outstanding, assuming no exercise of outstanding options or warrants.
All of the shares of common stock sold in this offering will be freely transferable without restriction or further registration under the Securities Act by persons other than “affiliates,” as that term is defined in Rule 144 under the Securities Act, except that any shares held by our directors and executive officers will be subject to the lock-up agreements described below.
Common stock purchased by our affiliates will be “restricted securities” under Rule 144. Restricted securities may be sold in the public market only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which rules are summarized below.
As a result of the lock-up agreements described below and subject to the provisions of Rule 144 or Rule 701, shares of our common stock will be available for sale in the public market as follows:
•	beginning on the date of this prospectus, all [ ] shares of our common stock sold in this offering will be immediately available for sale in the public market; and
•
beginning 91 days after the date of this prospectus, approximately [    ] additional shares of common stock may become eligible for sale in the public market upon the satisfaction of certain conditions as set forth in the section titled “Lock-Up Agreements” and the volume and other restrictions of Rule 144, as described below.

Lock-up Agreements
We and all of our directors and executive officers have agreed, or will agree, with the underwriters that, until 90 days after the Closing Date (as defined in the underwriting agreement), subject to certain exceptions as specified in such agreements, we and they will not, without the prior written consent of D.A. Davidson & Co., directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, or otherwise dispose of or hedge any of our shares of common stock, any options, or any securities convertible into, or exchangeable for or that represent the right to receive shares of our common stock.
Rule 144
In general, under Rule 144 as in effect on the date of this prospectus, a person (or persons whose common stock is required to be aggregated) who is an affiliate and who has beneficially owned our common stock for at least six months is entitled to sell in any three-month period a number of shares that does not exceed the greater of:
•	1% of the number of shares of our common stock then outstanding, which will equal approximately shares immediately after completion of this offering; or
•	the average weekly trading volume in our common stock on the NYSE American during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such a sale.
Sales by our affiliates under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. An “affiliate” is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, an issuer.
Under Rule 144, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least six months (including the holding period of any prior owner other than an affiliate), would be entitled to sell those shares subject only to availability of current public information about us, and after beneficially owning such shares for at least 12 months, would be entitled to sell an unlimited number of shares without restriction. To the extent that our affiliates sell their shares of common stock, other than pursuant to Rule 144 or a registration statement, the purchaser’s holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

Stock Plan
We intend to file a Form S-8 under the Securities Act to register all shares of common stock issuable upon exercise of options issued under our 2019 Plan. The registration statement on Form S-8 is expected to initially cover approximately 13,200,000 million shares of our common stock. Shares registered under the Form S-8 registration statement will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates and the lock-up agreements described above.
Conversion of our Series F Preferred Stock and our Convertible Promissory Notes
Upon the closing of this offering and pursuant to their respective terms, our outstanding convertible notes will convert into 7,718,488 share of common stock and our outstanding Series F Preferred Stock will convert into 34,611,100 shares of our common stock (in each case assuming a conversion as of March 31, 2021). The conversion of our Series F Preferred stock is subject to the applicability of certain beneficial ownership limitations contained in our certificate of designations pertaining to the Series F Preferred Stock to certain holders of the Series F Preferred Stock. All of these shares of common stock have been registered under the Securities Act. See the information under the heading entitled “Registration Rights” below.
Registration Rights
We have registered 161,688,571 shares of common stock for the benefit of the holders of such shares of common stock, warrants to purchase common stock or Series F Convertible Preferred Stock pursuant to the following registration rights agreements:
•
Registration Rights Agreement, dated May 6, 2019, by and among the Company and the persons listed on the signature pages thereto in connection with the May 2019 private placement, as amended by that certain First Amendment to Registration Rights Agreement, dated June 10, 2019, by and among the Company and the stockholders party thereto;

•	Registration Rights Agreement, dated as of May 6, 2019, by and among Better Choice Company Inc. and the former stockholders of Bona Vida listed on the signature pages thereto;
•	Registration Rights Agreement, dated as of May 6, 2019, by and among Better Choice Company Inc. and the former member of TruPet listed on the signature pages thereto;
•	Registration Rights Agreement by and among the Company and the persons listed on the signature pages thereto in connection with the November 2019 private placement;
•	Registration Rights Agreement by and among the Company and the persons listed on the signature pages thereto in connection with the June 2020 private placement;
•
Registration Rights Agreement by and among the Company and the persons listed on the signature pages thereto in connection with the October 2020 Series F Private Placement, as amended by that certain First Amendment to Registration Rights Agreement; and

•	Registration Rights Agreement by and among the Company and the persons listed on the signature pages thereto in connection with the January 2021 Private Placement.
All of these shares of common stock are freely transferable without restriction or further registration under the Securities Act by persons other than “affiliates,” as that term is defined in Rule 144 under the Securities Act, except that any shares held by our directors and executive officers will be subject to the lock-up agreements described above.

UNDERWRITING
D.A. Davidson & Co. is acting as representative of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement, each of the underwriters named below has severally agreed to purchase from us the aggregate number of shares of common stock shown opposite their respective names below:
Number of Shares
D.A. Davidson & Co.

Total
The underwriting agreement provides that the obligations of the several underwriters are subject to various conditions, including approval of legal matters by counsel. The nature of the underwriters’ obligations commits them to purchase and pay for all of the shares of common stock listed above if any are purchased. The underwriters have reserved the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Option to Purchase Additional Shares of Common Stock
We have granted the underwriters a [  ]-day option to purchase up to [   ] additional shares of common stock from us at the initial public offering price, less the underwriting discount and commissions, as set forth on the cover page of this prospectus. If the underwriters exercise their option in whole or in part, each of the underwriters will be separately committed, subject to the conditions described in the underwriting agreement, to purchase the additional shares of our common stock in proportion to their respective commitments set forth in the table above.
Determination of Offering Price
The public offering price has been determined through negotiations between us and the representative. In addition to prevailing conditions in the equity securities markets, including market valuations of publicly traded companies considered comparable to our company, the factors considered in determining the public offering price included:
•	our results of operations;
•	our current financial condition;
•	our future prospects;
•	our management;
•	recently quoted prices of our common stock on OTCQX;
•	the economic conditions in and future prospects for the industry in which we compete; and
•	other factors we and the representative deem relevant.
We cannot assure you that an active or orderly trading market will develop for our common stock or that our common stock will trade in the public markets subsequent to this offering at or above the initial public offering price.
Commissions and Discounts
The underwriters will offer the shares directly to the public at the public offering price set forth on the cover page of this prospectus, and at this price less a concession not in excess of $[   ] per share of common stock to other dealers. After this offering, the offering price, concessions and other selling terms may be changed by the underwriters. The underwriters may allow, and certain dealers may re-allow, a discount from the concession not in excess of $[   ] per share of common stock to certain brokers and dealers. Our shares of common stock will be offered subject to receipt and acceptance by the underwriters and to the other conditions, including the right to reject orders in whole or in part.

The following table summarizes the compensation to be paid to the underwriters and the proceeds, before expenses, payable to us:
	Total Per Share	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares
Initial public offering price
Underwriting discounts and commissions
Proceeds, before estimated expenses, to us
We estimate that our total expenses in connection with this offering, excluding underwriting discounts and commissions, will be approximately $[   ]. We have also agreed to reimburse the underwriters up to $[•] for certain of their fees and expenses relating to the offering.
Indemnification of Underwriters
We will indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of our representations and warranties contained in the underwriting agreement. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities. We have also agreed to indemnify the underwriters for losses if the shares (other than those purchased pursuant to the underwriters’ option to purchase additional shares) are not delivered to the underwriters’ accounts on the initial settlement date.
No Sales of Similar Securities
We and each of our directors, executive officers and each of our stockholders holding more than 5% of our outstanding common stock have entered into lock-up agreements with the representative prior to the commencement of this offering pursuant to which each of these persons or entities, for a period of [•] days after the date of this prospectus, may not offer, sell, contract to sell (including any short sale), pledge, hypothecate, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act, grant any option, right or warrant for the sale of, purchase any option or contract to sell, sell any option or contract to purchase or otherwise encumber, dispose of or transfer, grant any rights with respect to, directly or indirectly, any shares of common stock or securities convertible into or exchangeable for shares of common stock, enter into a transaction which would have the same effect or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, whether such aforementioned transaction is to be settled by delivery of the common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap hedge or other arrangement, subject to specified exceptions. These restrictions shall also apply to any common stock received upon exercise of options granted to or warrants owned by each of the persons or entities described in the immediately preceding sentence. These restrictions will not apply to us with respect to issuances of common stock or securities exercisable for, convertible into or exchangeable for common stock in connection with any acquisition, collaboration, merger, licensing or other joint venture or strategic transaction involving our company, subject to certain limitations.
The representative may release any of the securities subject to these lock-up agreements which, in the case of officers and directors, shall be with notice.
Listing
We have applied to list our common stock on the NYSE American under the symbol “[   ].”
Short Sales, Stabilizing Transactions and Penalty Bids
In order to facilitate this offering, persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the shares during and after this offering. Specifically, the underwriters may engage in the following activities in accordance with the rules of the SEC.
Short Sales
Short sales involve the sales by the underwriters of a greater number of shares of common stock than they are required to purchase in the offering. Covered short sales are short sales made in an amount not greater than the underwriters’ option to purchase additional shares of common stock. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of our common stock available for purchase in the open market as compared to the price at which they may purchase the shares through their option.
Naked short sales are any short sales in excess of such option to purchase additional shares of common stock. The underwriters must close out any naked short position by purchasing shares of our common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering.
Stabilizing Transactions
The underwriters may make bids for or purchases of shares of our common stock for the purpose of pegging, fixing or maintaining the price of our common stock, so long as stabilizing bids do not exceed a specified maximum.
Penalty Bids
If the underwriters purchase shares of our common stock in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering. Stabilization and syndicate covering transactions may cause the price of our common stock to be higher than it would be in the absence of these transactions. The imposition of a penalty bid might also influence the price of the shares if it discourages resales of the shares.
The transactions above may occur on The Nasdaq Global Market or otherwise. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. If such transactions are commenced, they may be discontinued without notice at any time.
Discretionary Sales
The underwriters have informed us that they do not expect to confirm sales of the shares of common stock offered by this prospectus to accounts over which they exercise discretionary authority without obtaining the specific approval of the account holder.
Electronic Distribution
A prospectus in electronic format may be made available on the Internet or through other online services maintained by one or more of the underwriters participating in this offering, or by their affiliates. Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.
Relationships
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing, and brokerage activities. Certain of the underwriters and their affiliates have in the past provided and may in the future from time to time provide, investment banking and other financing and banking services to us, for which they have in the past received, and may in the future receive, customary fees and reimbursement for their expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments, including bank loans, for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments.
Notice to Non-U.S. Investors
European Economic Area and the United Kingdom
In relation to each Member State of the European Economic Area (each a “Relevant State”), no shares which are the subject of the offering contemplated by this prospectus supplement have been offered or will be offered to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation), except that offers of shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:
a.	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;
b.	to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriter for any such offer; or
c.	in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of shares shall require the issuer or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.
Each person in a Relevant State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company and the Managers that it is a qualified investor within the meaning of the Prospectus Regulation.
In the case of any shares being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant State to qualified investors, in circumstances in which the prior consent of the underwriter has been obtained to each such proposed offer or resale.
The Company, the underwriter and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.
For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
The above selling restriction is in addition to any other selling restrictions set out below.
In connection with the offering, the representative is not acting for anyone other than the issuer and will not be responsible to anyone other than the issuer for providing the protections afforded to their clients nor for providing advice in relation to the offering.
United Kingdom
In relation to the United Kingdom (“UK”), no shares of common stock have been offered or will be offered to the public in the UK prior to the publication of a prospectus in relation to the shares which has been approved by the Financial Conduct Authority in the UK in accordance with the UK Prospectus Regulation and the FSMA, except that offers of shares may be made to the public in the UK at any time under the following exemptions under the UK Prospectus Regulation and the FSMA:
a.	to any legal entity which is a qualified investor as defined under the UK Prospectus Regulation;
b.	to fewer than 150 natural or legal persons (other than qualified investors as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of underwriter for any such offer; or
c.	at any time in other circumstances falling within section 86 of the FSMA, provided that no such offer of shares shall require the Issuer or any Manager to publish a prospectus pursuant to Section 85 of the FSMA or Article 3 of the UK Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.
Each person in the UK who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company and the Managers that it is a qualified investor within the meaning of the UK Prospectus Regulation.

In the case of any shares being offered to a financial intermediary as that term is used in Article 5(1) of the UK Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in the UK to qualified investors, in circumstances in which the prior consent of the underwriter has been obtained to each such proposed offer or resale.
The Company, the underwriter and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.
For the purposes of this provision, the expression an “offer to the public” in relation to any shares in the UK means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, and the expression “FSMA” means the Financial Services and Markets Act 2000.
In connection with the offering, the representative is not acting for anyone other than the issuer and will not be responsible to anyone other than the issuer for providing the protections afforded to their clients nor for providing advice in relation to the offering.
This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.
Canada
The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Israel
In the State of Israel, this prospectus supplement shall not be regarded as an offer to the public to purchase shares of common stock under the Israeli Securities Law, 5728 – 1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728 – 1968, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions (the “Addressed Investors”); or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728 – 1968,

subject to certain conditions (the “Qualified Investors”). The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors. The company has not and will not take any action that would require it to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728 – 1968. We have not and will not distribute this prospectus supplement or make, distribute or direct an offer to subscribe for our common stock to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors.
Qualified Investors may have to submit written evidence that they meet the definitions set out in of the First Addendum to the Israeli Securities Law, 5728 – 1968. In particular, we may request, as a condition to be offered common stock, that Qualified Investors will each represent, warrant and certify to us and/or to anyone acting on our behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law, 5728 – 1968; (ii) which of the categories listed in the First Addendum to the Israeli Securities Law, 5728 – 1968 regarding Qualified Investors is applicable to it; (iii) that it will abide by all provisions set forth in the Israeli Securities Law, 5728 – 1968 and the regulations promulgated thereunder in connection with the offer to be issued common stock; (iv) that the shares of common stock that it will be issued are, subject to exemptions available under the Israeli Securities Law, 5728 – 1968: (a) for its own account; (b) for investment purposes only; and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728 – 1968; and (v) that it is willing to provide further evidence of its Qualified Investor status. Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor’s name, address and passport number or Israeli identification number.
We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on our behalf, other than offers made by the underwriters and their respective affiliates, with a view to the final placement of the securities as contemplated in this document. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of shares on our behalf or on behalf of the underwriters.
Switzerland
The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to the offering, the Company or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority (“FINMA”), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

LEGAL MATTERS
The validity of our common stock offered in this prospectus is being passed upon for us by Meister Seelig & Fein LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Dorsey & Whitney LLP, Salt Lake City, Utah.
EXPERTS
The consolidated financial statements of Better Choice Company Inc. (the Company) at December 31, 2020 and 2019, and for each of the two years in the period ended December 31, 2020, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock being offered by this prospectus. This prospectus, which constitutes part of that registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Where we make statements in this prospectus as to the contents of any contract or any other document, for the complete text of that document, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.
We file periodic reports, proxy statements, and other information with the SEC. These documents may be accessed through the SEC’s electronic data gathering, analysis and retrieval system, or EDGAR, via electronic means, including the SEC’s home page on the Internet (www.sec.gov).
Our website is located at https://www.betterchoicecompany.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13G; and amendments to those documents. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this prospectus.

BETTER CHOICE COMPANY INC.

Better Choice Company Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except share and per share amounts)
	March 31, 2021 Unaudited	December 31, 2020 Audited
Assets
Cash and cash equivalents	$4,298	$3,926
Restricted cash	63	63
Accounts receivable, net	6,675	4,631
Inventories, net	4,582	4,869
Prepaid expenses and other current assets	4,258	4,074
Total Current Assets	19,876	17,563
Property and equipment, net	205	252
Right-of-use assets, operating lease	305	345
Intangible assets, net	12,732	13,115
Goodwill	18,614	18,614
Other assets	635	1,364
Total Assets	$52,367	$51,253
Liabilities & Stockholders’ Deficit
Current Liabilities
Term loans, net	$628	$7,826
PPP loans	315	190
Other liabilities	41	47
Accounts payable	5,221	3,137
Accrued liabilities	2,090	3,003
Deferred revenue	257	350
Operating lease liability	180	173
Warrant liabilities	46,333	39,850
Total Current Liabilities	55,065	54,576
Non-current Liabilities
Notes payable, net	19,609	18,910
Term loans, net	5,219	—
Lines of credit, net	4,781	5,023
PPP loans	537	662
Operating lease liability	136	184
Total Non-current Liabilities	30,282	24,779
Total Liabilities	85,347	79,355
Stockholders’ Deficit
Common stock, $0.001 par value, 200,000,000 shares authorized, 66,004,348 and 51,908,398 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	66	52
Series F Preferred Stock, $0.001 par value, 30,000 shares authorized, 17,306 and 21,754 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	—	—
Additional paid-in capital	240,847	232,487
Accumulated deficit	(273,893)	(260,641)
Total Stockholders’ Deficit	(32,980)	(28,102)
Total Liabilities and Stockholders’ Deficit	$52,367	$51,253
See accompanying notes to the unaudited condensed consolidated financial statements.

Better Choice Company Inc.
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss
(Dollars in thousands, except share and per share amounts)
	Three Months Ended March 31,
	2021	2020
Net sales	$10,830	$12,226
Cost of goods sold	6,556	8,069
Gross profit	4,274	4,157
Operating expenses:
General and administrative	4,551	8,245
Share-based compensation	2,525	2,485
Sales and marketing	2,336	1,959
Total operating expenses	9,412	12,689
Loss from operations	(5,138)	(8,532)
Other expense (income):
Interest expense	835	2,301
Loss on extinguishment of debt	394	—
Change in fair value of warrant liabilities	6,483	(1,379)
Total other expense, net	7,712	922
Net and comprehensive loss	(12,850)	(9,454)
Preferred dividends	—	34
Net and comprehensive loss available to common stockholders	$(12,850)	$(9,488)
Weighted average number of shares outstanding, basic and diluted	57,525,054	48,526,396
Loss per share, basic and diluted	$(0.23)	$(0.20)
See accompanying notes to the unaudited condensed consolidated financial statements.

Better Choice Company Inc.
Unaudited Condensed Consolidated Statements of Stockholders’ Deficit
(Dollars in thousands except shares)
	Common Stock		Series F Convertible Preferred Stock		Additional paid-in capital	Accumulated deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of December 31, 2020	51,908,398	$52	21,754	$—	$232,487	$(260,641)	$(28,102)
Shares and warrants issued pursuant to private placement	3,280,400	3	—	—	4,069	—	4,072
Share-based compensation	105,222	—	—	—	2,544	—	2,544
Warrant exercises	1,784,298	2	—	—	1,308	—	1,310
Shares issued to third-party for services	30,000	—	—	—	46	—	46
Warrant modifications	—	—	—	402	(402)	—
Conversion of Series F shares to common stock	8,896,030	9	(4,448)	—	(9)	—	—
Net and comprehensive loss available to common stockholders	—	—	—	—	—	(12,850)	(12,850)
Balance as of March 31, 2021	66,004,348	$66	17,306	$—	$240,847	$(273,893)	$(32,980)
	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit	Redeemable Series E Convertible Preferred Stock
	Shares	Amount				Shares	Amount
Balance as of December 31, 2019	47,977,390	$48	$194,150	$(201,269)	$(7,071)	1,387,378	$10,566
Shares issued pursuant to a private placement	308,642	—	500	—	500	—	—
Share-based compensation	455,956	1	2,484	—	2,485	—	—
Shares and warrants issued to third party for contract termination	72,720	—	198	—	198	—	—
Shares issued to third parties for services	125,000	—	125	—	125	—	—
Warrants issued to third parties for services	—	—	2,594	—	2,594	—	—
Net and comprehensive loss available to common stockholders	—	—	—	(9,488)	(9,488)	—	—
Balance as of March 31, 2020	48,939,708	$49	$200,051	$(210,757)	$(10,657)	1,387,378	$10,566
See accompanying notes to the unaudited condensed consolidated financial statements.

Better Choice Company Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
	Three Months Ended March 31,
	2021	2020
Cash Flow from Operating Activities:
Net and comprehensive loss available to common stockholders	$(12,850)	$(9,488)
Adjustments to reconcile net and comprehensive loss to net cash used in operating activities:
Shares and warrants issued to third parties for services	46	2,792
Depreciation and amortization	411	457
Amortization of debt issuance costs and discounts	161	1,090
Share-based compensation	2,544	2,485
Change in fair value of warrant liabilities	6,483	(1,379)
Payment In Kind (PIK) interest expense on notes payable	548	459
Other	(92)	644
Changes in operating assets and liabilities:
Accounts receivable, net	(2,044)	(297)
Inventories, net	287	1,818
Prepaid expenses and other assets	545	5
Accounts payable and accrued liabilities	1,735	26
Other	(99)	229
Cash Used in Operating Activities	$(2,325)	$(1,159)

Cash Flow from Investing Activities
Acquisition of property and equipment	$—	$(8)
Cash Used in Investing Activities	$—	$(8)

Cash Flow from Financing Activities
Proceeds from shares and warrants issued pursuant to private placement, net	$4,012	$—
Proceeds from revolving lines of credit	5,155	500
Payments on revolving lines of credit	(5,584)	—
Proceeds from term loan	6,000	—
Payments on term loans	(8,080)	—
Cash received for warrant exercises	1,310	—
Debt issuance costs	(116)	—
Cash Provided by Financing Activities	$2,697	$500

Net increase (decrease) in cash and cash equivalents and restricted cash	$372	$(667)
Total cash and cash equivalents and restricted cash, Beginning of Period	3,989	2,534
Total cash and cash equivalents and restricted cash, End of Period	$4,361	$1,867
Supplemental cash flow information
	Three Months Ended March 31,
	2021	2020
Cash paid during the period for:
Income taxes	$—	$—
Interest	$148	$613
Non-cash financing and investing transactions
Stock issued for services	$—	$125
See accompanying notes to the unaudited condensed consolidated financial statements.

Notes to the Condensed Consolidated Financial Statements
(Unaudited)
Note 1 - Nature of business and summary of significant accounting policies
Nature of the Business
Better Choice Company Inc. is a growing animal health and wellness company focused on providing pet products and services that help dogs and cats live healthier, happier and longer lives. The Company sells its product offering under the Halo and TruDog brands, which have a long history of providing high quality products to pet parents. The Company believes its portfolio of brands are well-positioned to benefit from the trends of growing pet humanization and an increased consumer focus on health and wellness, and the Company has adopted a laser focused, channel-specific approach to growth that is driven by new product innovation. The Company has a broad portfolio of over 100 active premium and super-premium animal health and wellness products for dogs and cats sold under its Halo, and TruDog brands across multiple forms, including foods, treats, toppers, dental products, chews, grooming products and supplements. The products consist of naturally formulated premium kibble and canned dog and cat food, freeze-dried raw dog food and treats, vegan dog food and treats, oral care products, supplements and grooming aids. The core products sold under the Halo brand are sustainably sourced, derived from real whole meat and no rendered meat meal and include non-genetically modified fruits and vegetables. The core products sold under the TruDog brand are made according to the Company's nutritional philosophy of fresh, meat-based nutrition and minimal processing.
Basis of Presentation
The Company’s condensed consolidated financial statements are prepared in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) for interim financial reports and accounting principles generally accepted in the United States (“GAAP”). Results of operations for interim periods may not be representative of results to be expected for the full year.
Certain reclassifications have been made to conform the prior period data to the current presentation. These reclassifications had no material effect on the reported results.
These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and accompanying notes in the Company’s Annual Report for the year ended December 31, 2020, filed with the SEC.
Consolidation
The financial statements are presented on a consolidated basis subsequent to acquisitions and include the accounts of the Company and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting periods. The Company bases its estimates on historical experience and on various other assumptions that the Company believes to be reasonable under the circumstances. On an ongoing basis, the Company evaluates these assumptions, judgments and estimates. Actual results may differ from these estimates.
In the opinion of management, the condensed consolidated financial statements contain all adjustments necessary for a fair statement of the results of operations and comprehensive loss for the periods ended March 31, 2021 and 2020, the financial position as of March 31, 2021 and December 31, 2020 and the cash flows for the periods ended March 31, 2021 and 2020.
Going Concern Considerations
The Company is subject to risks common in the pet wellness consumer market including, but not limited to, dependence on key personnel, competitive forces, successful marketing and sale of its products, the successful protection of its proprietary technologies, ability to grow into new markets, and compliance with government regulations. As of March 31, 2021, the Company has not experienced a significant adverse impact to its business, financial condition or cash flows resulting from the COVID-19 pandemic. However, uncertainties regarding the continued economic impact of COVID-19 are likely to result in sustained market turmoil which could also negatively impact the Company's business, financial condition, and cash flows in the future. The Company has continually incurred losses and has an accumulated deficit. The Company continues to rely on current investors and the public markets to finance these losses through debt and/or equity issuances. These operating losses, working capital deficit and the outstanding debt create substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the date these condensed consolidated financial statements are issued.
The Company is implementing plans to achieve cost savings and other strategic objectives to address these conditions. The Company expects cost savings from consolidation of third-party manufacturers, optimizing shipping and warehousing as well as overhead cost reductions. The business is focused on successful completion of capital raises and growing the most profitable channels while reducing investments in areas that are not expected to have long-term benefits. The accompanying condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and payments of liabilities in the ordinary course of business. Accordingly, the condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount of and classification of liabilities that may result should the Company be unable to continue as a going concern.
Summary of Significant Accounting Policies
For additional information, please refer to our most recently filed Annual Report regarding the Company's summary of significant accounting policies.
New Accounting Standards
Recently adopted
ASU 2020-03 “Codification Improvements to Financial Instruments”
In March 2020, FASB issued Accounting Standards Update (“ASU”) 2020-03, Codification Improvement to Financial Instruments. This ASU improves and clarifies various financial instruments topics, including the current expected credit losses standard issued in 2016. The ASU includes seven different issues that describe the areas of improvement and the related amendments to GAAP, intended to make the standards easier to understand and apply by eliminating inconsistencies and providing clarifications. The amendments have different effective dates, some of which were effective for the Company beginning on January 1, 2021. The amendments adopted did not have a material impact on the Company’s condensed consolidated financial statements.
ASU 2019-12 “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes”
In December 2019, the FASB issued ASU No. 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes” (“ASU 2019-12”), which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. This new guidance was effective for the Company beginning on January 1, 2021 and did not have an impact on the Company’s condensed consolidated financial statements.
Issued but not yet adopted
ASU 2016-13 “Financial Instruments – Credit Losses (Topic 326)”
In June 2016, the FASB issued ASU 2016-13 “Financial Instruments - Credit Losses (Topic 326),” a new standard to replace the incurred loss impairment methodology under current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The standard is effective for the Company on January 1, 2023, and early adoption is permitted. The Company is currently evaluating the impact the new standard will have on its consolidated financial statements.
ASU 2020-04 “Reference Rate Reform (Topic 848), Facilitation of the Effects of Reference Rate Reform on Financial Reporting”
In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. This ASU provides optional expedient and exceptions for applying generally accepted accounting principles to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. In response to the concerns about structural risks of interbank offered rates (IBORs) and, particularly, the risk of cessation of the London Interbank Offered Rate (LIBOR), regulators in several jurisdictions around the world have undertaken reference rate reform initiatives to identify alternative reference rates that are more observable or transaction based and less susceptible to manipulation. The ASU provides companies with optional guidance to ease the potential accounting burden associated with transitioning away from reference rates that are expected to be discontinued. The ASU can be adopted no later than December 1, 2022 with early adoption permitted. The Company is currently evaluating the impact the standard will have on its consolidated financial statements and related disclosures.
ASU 2020-06 “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40), Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity
In August 2020, FASB issued ASU 2020-06, Debt - Debt with Conversion and other Options (Subtopic 470-20) and Derivatives and Hedging - Accounting for Convertible Instruments and Contracts in an Entity's Own Equity. This ASU reduces the number of accounting models for convertible instruments, amends diluted EPS calculations for convertible instruments, and amends the requirements for a contract (or embedded derivative) that is potentially settled in an entity’s own shares to be classified in equity. This standard is effective for the Company beginning on January 1, 2024 with early adoption permitted. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.
Note 2 - Revenue
The Company records revenue net of discounts, which primarily consist of early pay discounts, general percentage allowances and contractual trade promotions.
The Company excludes sales taxes collected from revenues. Retail-partner based customers are not subject to sales tax.
The Company’s direct-to-consumer (“DTC”) loyalty program enables customers to accumulate points based on their spending. A portion of revenue is deferred at the time of sale when points are earned and recognized when the loyalty points are redeemed. As of March 31, 2021 and December 31, 2020, customers held unredeemed loyalty program awards of $0.3 million and $0.4 million, respectively.
Shipping Costs
Shipping costs associated with moving finished products to customers were $0.5 million and $0.4 million for the three months ended March 31, 2021 and 2020, respectively. Such shipping costs are recorded as part of general and administrative expenses.
Revenue Channels
The Company groups its revenue channels into four distinct categories: E-Commerce, which includes the sale of product to online retailers such as Amazon and Chewy; Brick & Mortar, which includes the sale of product to pet specialty chains such as Petco, PetSmart, select grocery chains, and neighborhood pet stores; DTC which includes the sale of product through the Company's online web platform to more than 20,000 unique customers; and International, which includes the sale of product to foreign distribution partners (transacted in U.S. dollars) and to select international retailers. Information about the Company’s net sales by revenue channel is as follows (in thousands):
	Three Months Ended March 31,
	2021		2020
E-commerce	$4,010	37%	$4,481	37%
Brick & Mortar	1,894	18%	2,897	23%
DTC	2,436	22%	2,804	23%
International	2,490	23%	2,044	17%
Net Sales	$10,830	100%	$12,226	100%

Note 3 - Inventories
Inventories are summarized as follows (in thousands):
	March 31, 2021	December 31, 2020
Food, treats and supplements	$4,439	$4,987
Inventory packaging and supplies	503	596
Total Inventories	4,942	5,583
Inventory reserve	(360)	(714)
Inventories, net	$4,582	$4,869
Note 4 - Prepaid expenses and other current assets
	March 31, 2021	December 31, 2020
Prepaid advertising contract with iHeart (1)	$2,500	$1,788
Other prepaid expenses and other current assets (2)	1,758	2,286
Total Prepaid expenses and other current assets	$4,258	$4,074
(1)
On August 28, 2019, the Company entered into a radio advertising agreement with iHeart Media + Entertainment, Inc. and issued 1,000,000 shares of common stock valued at $3.4 million for future advertising services. The Company issued an additional 125,000 shares valued at $0.1 million on March 5, 2020 pursuant to the agreement. The current portion of the remaining value, reflected above, is the remaining value of services that are required to be utilized within the next twelve months, unless the term is extended. The long-term portion of the remaining value of $0.5 million and $1.2 million was recorded in other non-current assets as of March 31, 2021 and December 31, 2020, respectively.

(2)
As of March 31, 2021, this amount includes various other prepaid contracts. During the fourth quarter of 2020, the Company entered into an agreement for access to an investment platform in exchange for 500,000 shares of common stock valued at $0.5 million and also entered into an agreement for marketing services in exchange for 500,000 shares of common stock valued at $0.5 million.

Note 5 - Accrued liabilities
Accrued liabilities consist of the following (in thousands):
	March 31, 2021	December 31, 2020
Accrued professional fees	$225	$704
Accrued sales tax	412	1,009
Accrued payroll and benefits	1,147	913
Accrued trade promotions	112	106
Accrued interest	24	86
Other	170	185
Total accrued liabilities	$2,090	$3,003
Note 6 - Intangible assets, royalties, and goodwill
Intangible assets
The Company’s intangible assets (in thousands) and related useful lives (in years) are as follows:
	Estimated Useful Life	Gross Carrying Amount	March 31, 2021		December 31, 2020
			Accumulated Amortization	Net Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer relationships	7	$7,190	$(1,317)	$5,873	$(1,059)	$6,131
Trade name	15	7,500	(641)	6,859	(516)	6,984
Total intangible assets		$14,690	$(1,958)	$12,732	$(1,575)	$13,115
Amortization expense was $0.4 million for the three months ended March 31, 2021 and 2020, respectively.

The estimated future amortization of intangible assets over the remaining weighted average useful life of 10.0 years is as follows (in thousands):
Remainder of 2021	$1,145
2022	1,527
2023	1,527
2024	1,527
2025	1,527
Thereafter	5,479
$12,732
There were no indicators or impairment of the intangible assets as of March 31, 2021.
Goodwill
Goodwill was $18.6 million as of March 31, 2021 and December 31, 2020, respectfully. The Company performed a quantitative assessment for its annual impairment test as of October 1, 2020. Under the quantitative approach, the Company makes various estimates and assumptions to determine the estimated fair value of the reporting unit using a combination of a discounted cash flow model and earnings multiples for guideline public companies. As of March 31, 2021, there was no accumulated impairment loss and no impairment expense related to goodwill.
Note 7 - Debt
The components of the Company’s debt consist of the following (in thousands):
	March 31, 2021			December 31, 2020
Dollars in thousands	Amount	Rate	Maturity Date	Amount	Rate	Maturity Date
Term loan, net	$5,847	(1)	1/6/2024	$7,826	(2)	1/15/2021
Line of credit, net	4,781	(1)	1/6/2024	5,023	(3)	7/5/2022
November 2019 notes payable, net (November 2019 Notes)	2,927	10.00%	6/30/2023	2,830	10.00%	6/30/2023
December 2019 senior notes payable, net (Senior Seller Notes)	10,679	10.00%	6/30/2023	10,332	10.00%	6/30/2023
December 2019 junior notes payable, net (Junior Seller Notes)	5,153	10.00%	6/30/2023	4,973	10.00%	6/30/2023
ABG Notes	702	10.00%	6/30/2023	687	10.00%	6/30/2023
June 2020 notes payable, net (June 2020 Notes)	148	10.00%	6/30/2023	88	10.00%	6/30/2023
Halo PPP Loan	431	1.00%	5/3/2022	431	1.00%	5/3/2022
TruPet PPP Loan	421	0.98%	4/6/2022	421	0.98%	4/6/2022
Total debt	31,089			32,611
Less current portion	943			8,016
Total long term debt	$30,146			$24,595
(1)	Interest at a variable rate of LIBOR plus 250 basis points with an interest rate floor of 2.50% per annum
(2)	Interest at Bank of Montreal Prime plus 8.05%
(3)	Interest at a variable rate of LIBOR plus 250 basis points with an interest rate floor of 3.25% per annum
Term loans and lines of credit
On December 19, 2019, the Company entered into a Loan Facilities Agreement (the “Facilities Agreement”) by and among the Company, as the borrower, the several lenders from time to time parties thereto (collectively, the “Lenders”) and a private debt lender, as agent (the “Agent”). The Facilities Agreement provided for (i) a term loan facility of $20.5 million and (ii) a revolving loan facility not to exceed $7.5 million. The term loan was scheduled to mature on December 19, 2020 or such earlier date on which a demand was made by the Agent or any Lender, and was extended as discussed below. The remaining revolving credit facility balance of $5.1 million was repaid in full with a portion of the proceeds from the ABL Facility, discussed below, and resulted in a loss on debt extinguishment of $0.1 million.

Certain directors and shareholders of the Company (“Shareholder Guarantors”) agreed to guarantee the Company’s obligations under the Facilities Agreement up to an aggregate amount of $20.0 million pursuant to a Continuing Guarantee between the Shareholder Guarantors and the lender under the Facilities Agreement (the “Shareholder Guaranties”). As consideration for the Shareholder Guaranties, the Company issued common stock purchase warrants to the Shareholder Guarantors in an amount equal to 0.325 warrants for each dollar of debt guaranteed by such Shareholder Guarantors (the “Guarantor Warrants”).
On July 16, 2020, the Company entered into a revolving line of credit with Citizens Business Bank in the aggregate amount of $7.5 million (the “ABL Facility”). The proceeds of the ABL Facility were used (i) to repay all principal, interest and fees outstanding under the Company’s previous revolving credit facility and (ii) for general corporate purposes. Debt issuance costs of less than $0.1 million were incurred related to the Company entering into this revolving line of credit.
The ABL Facility was scheduled to mature on July 5, 2022 and bore interest at a variable rate of LIBOR plus 250 basis points, with an interest rate floor of 3.25% per annum. Accrued interest on the ABL Facility was payable monthly commencing on August 5, 2020. The ABL Agreement provided for customary financial covenants, such as maintaining a specified adjusted EBITDA and a maximum senior debt leverage ratio, that commenced on December 31, 2020 and customary events of default, including, among others, those relating to failure to make payment, bankruptcy, breaches of representations and material adverse effects. The Company prepaid all of the outstanding principal under the ABL Facility in full and did not incur any prepayment charges.
The ABL Facility was secured by a general security interest on the assets of the Company and was personally guaranteed by a member of the Company’s board of directors.
On October 5, 2020, the Company paid down the term loan by $11.0 million using proceeds from the Series F Private Placement. On October 29, 2020, the Company made an additional pay down on the term loan of $1.0 million using additional proceeds from the Series F Private Placement.
On November 25, 2020, the Company entered into the fifth amendment to the Facilities Agreement, extending the maturity date of the term loan to January 15, 2021.
On January 6, 2021, Halo, Purely for Pets, Inc., a wholly owned subsidiary of Better Choice Company Inc. (“Halo”) entered into a credit facility with Old Plank Trail Community Bank, N.A., an affiliate of Wintrust Bank, N.A. (“Wintrust”) consisting of a $6.0 million term loan and a $6.0 million revolving line of credit, each scheduled to mature on January 6, 2024 and each bear interest at a variable rate of LIBOR plus 250 basis points, with an interest rate floor of 2.50% per annum (the “Wintrust Credit Facility”). Accrued interest on the Wintrust Facility is payable monthly commencing on February 1, 2021. Principal payments are required to be made monthly on the term loan commencing February 2021 with a balloon payment upon maturity. The proceeds from the Wintrust Credit Facility were used (i) to repay the principal, interest and fees outstanding under the ABL Facility and (ii) for general corporate purposes. We applied extinguishment accounting to the outstanding balances of the ABL Facility and term loan and recorded a loss on extinguishment of debt of $0.4 million during the three months ended March 31, 2021. Debt issuance costs of $0.1 million were incurred related to the Wintrust Credit Facility.
The Wintrust Credit Facility subjects the Company to certain financial covenants, including the maintenance of a fixed charge coverage ratio of no less than 1.25 to 1.00, tested as of the last day of each fiscal quarter. The numerator in the fixed charge coverage ratio is the operating cash flow of Halo, defined as Halo EBITDA less cash paid for unfinanced Halo capital expenditures, income taxes and dividends. The denominator is fixed charges such as interest expense and principal payments paid or payable on other indebtedness attributable to Halo.
The Wintrust Credit Facility is secured by a general guaranty and security interest on the assets, including the intellectual property, of the Company and its subsidiaries. The Company has also pledged all of the capital stock of Halo held by the Company as additional collateral. Furthermore, the Wintrust Credit Facility is supported by a collateral pledge by a member of the Company’s board of directors.
As of March 31, 2021, the term loan and line of credit outstanding under the Wintrust Credit Facility were $5.8 million and $4.8 million, respectively, net of debt issuance costs of less than $0.1 million, respectively. As of December 31, 2020, the previous term loan and line of credit outstanding were $7.8 million and $5.0 million, respectively, net of debt issuance costs and discounts of less than $0.2 million and $0.2 million, respectively. The debt issuance costs and discounts are amortized using the effective interest method.

As of March 31, 2021 and December 31, 2020, the Company was in compliance with its debt covenants.
Notes payable
On November 4, 2019, the Company issued $2.8 million of subordinated convertible notes (the “November 2019 Notes”) which carry a 10% interest rate and mature on November 4, 2021. The interest is payable in kind, in arrears on March 31, June 30, September 30 and December 31 of each year. Payment in kind (“PIK”) interest is payable by increasing the aggregate principal amount of the November 2019 Notes. The November 2019 Notes are convertible any time from the date of issuance and carried an initial conversion price of the lower of (a) $4.00 per share or (b) the IPO Price (defined as the price at which the Company’s stock will be sold in a future IPO).
The November 2019 Notes were amended on January 6, 2020. The amendment incorporates only the preferable terms of the Seller Notes as noted below, and all other terms and provisions of the November 2019 Notes remain in full force and effect. As amended, for so long as any event of default (as defined in the November 2019 Notes) exists, interest shall accrue on the November 2019 Notes principal at the default interest rate of 12.0% per annum, and such accrued interest shall be immediately due and payable.
The November 2019 Notes were amended for the second time on June 24, 2020 in connection with the issuance of the June 2020 Notes. The amendment lowers the maximum conversion price applicable to the conversion of these notes from $4.00 per share to $3.75 per share and extends the maturity date from November 4, 2021 to June 30, 2023. Under the applicable accounting guidance, the Company accounted for the change in conversion price as a modification of the debt instrument. The Company recognized the increase in the fair value of the conversion option of $0.3 million as a reduction to the carrying amount of the debt instrument by increasing the associated debt discount with a corresponding increase in additional paid-in capital.
As of March 31, 2021 and December 31, 2020, the November 2019 Notes outstanding were $2.9 million and $2.8 million, respectively, net of discounts of $0.2 million and less than $0.3 million, respectively. The discounts are being amortized over the life of the November 2019 Notes using the effective interest method.
On December 19, 2019, the Company issued $10.0 million and $5.0 million in senior subordinated convertible notes (the “Senior Seller Notes”) and junior subordinated convertible notes (the “Junior Seller Notes” and together with the Senior Seller Notes, the “Seller Notes”), respectively, to the sellers of Halo. The Seller Notes are convertible any time from the date of issuance and carry a 10% interest rate and mature on June 30, 2023. Interest is payable in kind, in arrears on March 31, June 30, September 30 and December 31 of each year. PIK interest is payable by increasing the aggregate principal amount of the Seller Notes. The Seller Notes carried a conversion price of the lower of (a) $4.00 per share or (b) the IPO Price.
The Seller Notes were amended on June 24, 2020 in connection with the issuance of the June 2020 Notes. The amendment lowers the maximum conversion price applicable to the conversion of these notes from $4.00 per share to $3.75 per share. The Company accounted for the change in the conversion price as a modification of the debt instrument. The Company recognized the increase in the fair value of the conversion option of less than of $0.3 million as a reduction to the carrying amounts of the debt instruments by increasing the associated debt discounts with a corresponding increase in additional paid-in capital.
As of March 31, 2021, the Senior Seller Notes outstanding were $10.7 million, net of discounts of $0.7 million, and the Junior Seller Notes outstanding were $5.2 million, net of discounts of $0.5 million. As of December 31, 2020, the Senior Seller Notes outstanding were $10.3 million, net of discounts of $0.8 million, and the Junior Seller Notes outstanding were $5.0 million, net of discounts of $0.5 million. The discounts are being amortized over the life of the Seller Notes using the effective interest method.
On January 13, 2020, the Company issued $0.6 million in senior subordinated convertible notes to Authentic Brands and Elvis Presley Enterprises (“ABG”) in connection with the termination of a previous licensing agreement (the “ABG Notes”). The terms of the ABG Notes match those of the Seller Notes, including conversion features convertible any time after the date of issuance, a 10% interest rate and maturity date of June 30, 2023. The interest is payable in kind, in arrears on March 31, June 30, September 30 and December 31 of each year. PIK interest is payable by increasing the aggregate principal amount of the ABG Notes. The ABG Notes carried an initial conversion price of the lower of (a) $4.00 per share or (b) the IPO Price.
In addition to issuing the ABG Notes, as part of the ABG termination on January 13, 2020, the Company paid ABG $0.1 million in cash, issued ABG 72,720 shares of the Company’s common stock, agreed to pay ABG $0.1 million in cash in four equal installments each month from July 31, 2020 through October 31, 2020 and issued ABG common stock purchase warrants (the “ABG Warrants”) equal to a fair value of $0.2 million.
The ABG Notes were amended on June 24, 2020 in connection with the issuance of the June 2020 Notes. The amendment lowers the maximum conversion price applicable to the conversion of these notes from $4.00 per share to $3.75 per share. The Company accounted for the change in the conversion price as a modification of the debt instrument. The Company recognized the increase in the fair value of the conversion option of less than $0.1 million as a reduction to the carrying amount of the debt instrument by decreasing the associated debt premium with a corresponding increase in additional paid-in capital.
As of March 31, 2021 and December 31, 2020, the ABG Notes outstanding were $0.7 million, including a debt premium of less than $0.1 million, respectively. The debt premium is being amortized over the life of the ABG Notes using the effective interest method.
On June 24, 2020, the Company issued $1.5 million in subordinated convertible promissory notes (the “June 2020 Notes”) which carry a 10% interest rate and mature on June 30, 2023. The interest is payable quarterly in kind, in arrears on March 31, June 30, September 30, and December 31 of each year. PIK interest is payable by increasing the aggregate principal amount of the June 2020 Notes. The June 2020 Notes are convertible any time from the date of issuance and carry a conversion price $0.75 per share. The June 2020 Notes are also convertible automatically upon the Company’s consummation of an initial public offering or change in control (each as defined in the June 2020 Notes).
The Company evaluated the conversion option within the June 2020 Notes to determine whether the conversion price was beneficial to the note holders. The Company recorded a beneficial conversion feature (“BCF”) related to the issuance of the June 2020 Notes. The BCF for the June 2020 Notes was recognized and measured by allocating a portion of the proceeds to the beneficial conversion feature, based on relative fair value, and as a reduction to the carrying amount of the convertible instrument equal to the intrinsic value of the conversion feature limited to the proceeds amount allocated to the instrument. The discount recorded in connection with the BCF valuation is being accreted as interest expense over the term of the June 2020 Notes, using the effective interest rate method.
As of March 31, 2021 and December 31, 2020, the June 2020 Notes outstanding were $0.1 million, net of discounts of $1.5 million, respectively. The discounts are being amortized over the life of the June 2020 Notes using the effective interest method.
The exercise, conversion or exchange of convertible securities, including for other securities, will dilute the percentage ownership of the Company’s stockholders. The dilutive effect of the exercise or conversion of these securities may adversely affect the Company’s ability to obtain additional capital.
The Company previously issued $0.1 million of Seller Notes to an executive in satisfaction of a transaction bonus pursuant to his employment agreement. These convertible notes remained outstanding as of March 31, 2021 and December 31, 2020. Additionally, the Company previously issued $2.2 million of subordinated convertible notes to a member of the board of directors, which remain outstanding as of March 31, 2021 and December 31, 2020. Interest expense related to the subordinated convertible notes was less than $0.1 million for the three months ended March 31, 2021 and 2020, respectively.
As of March 31, 2021 and December 31, 2020, the Company was in compliance with all covenant requirements and there were no events of default. All notes payable are subordinated to the term loan and line of credit.
PPP loans
On April 10, 2020, TruPet, LLC, a wholly owned subsidiary of Better Choice Company Inc., was granted a loan from JPMorgan Chase Bank, N.A. in the aggregate amount of $0.4 million, pursuant to the Paycheck Protection Program (“PPP”) under Division A, Title I of the CARES Act (the “TruPet PPP Loan”). The loan matures on April 6, 2022 and bears interest at a rate of 0.98% per annum, with interest and principal payable monthly, commencing on November 6, 2020. As of March 31, 2021 and December 31, 2020, the TruPet PPP Loan outstanding was $0.4 million.

On May 7, 2020, Halo, Purely for Pets, Inc., a wholly owned subsidiary of Better Choice Company Inc., was granted a loan from Wells Fargo Bank, N.A. in the aggregate amount of $0.4 million, pursuant to the PPP (the “Halo PPP Loan”). The loan matures on May 3, 2022 and bears interest at a rate of 1.00% per annum, with interest and principal payable monthly, commencing on November 1, 2020. As of March 31, 2021 and December 31, 2020, the Halo PPP Loan outstanding was $0.4 million.
Under the terms of the PPP, certain amounts of the loans may be forgiven if they are used for qualifying expenses as described in the CARES Act. The Company has used all of the proceeds from the TruPet PPP Loan and the Halo PPP Loan for qualifying expenses and during April 2021, the Company applied for forgiveness for both of these loans.
The Company recorded interest expense related to its outstanding indebtedness of $0.8 million and $2.3 million for the three months ended March 31, 2021 and March 31, 2020, respectively.
Fair Value
The fair value of the November 2019, Senior Seller Notes and Junior Seller Notes, ABG Notes and June 2020 Notes were approximately $2.6 million, $9.5 million, $4.7 million, $0.6 million and $1.3 million, respectively, as of March 31, 2021. Fair value was determined by applying the income approach using a discounted cash flow model which primarily uses unobservable inputs (Level 3).
The carrying amounts of the Company's PPP loans approximate fair value due to the short term nature. The carrying amount for the Company’s term loan and line of credit approximate fair value as the instruments have variable interest rates that approximate market rates.
Note 8 - Commitments and contingencies
The Company had no material purchase obligations as of March 31, 2021 or December 31, 2020. The Company may be involved in legal proceedings, claims, and regulatory, tax, or government inquiries and investigations that arise in the ordinary course of business resulting in loss contingencies. We accrue for loss contingencies when losses become probable and are reasonably estimable. If the reasonable estimate of the loss is a range and no amount within the range is a better estimate, the minimum amount of the range is recorded as a liability. Legal costs such as outside counsel fees and expenses are charged to expense in the period incurred and are recorded in general and administrative expenses in the condensed consolidated statements of operations and comprehensive loss. We do not accrue for contingent losses that are considered to be reasonably possible, but not probable; however, we disclose the range of such reasonably possible losses. Loss contingencies considered remote are generally not disclosed.
Litigation is subject to numerous uncertainties and the outcome of individual claims and contingencies is not predictable. It is possible that some legal matters for which reserves have or have not been established could result in an unfavorable outcome for the Company and any such unfavorable outcome could be of a material nature or have a material adverse effect on the Company's consolidated financial condition, results of operations and cash flows. Management is not aware of any claims or lawsuits that may have a material adverse effect on the consolidated financial position or results of operations of the Company.
Note 9 - Convertible preferred stock
During October, 2020, the Company consummated an insider-led equity financing, including the transactions contemplated by a securities purchase agreement (the “Securities Purchase Agreement”) between the Company and certain accredited and sophisticated investors (the “Purchasers”) and an exchange agreement (the “Series E Exchange Agreement”) between the Company and Cavalry Fund LP (“Cavalry”), the holder of all of the Company’s previously outstanding Series E preferred stock.
Pursuant to the Securities Purchase Agreement, the Company, in a private placement (the “Series F Private Placement”), issued and sold units (the “Series F Units”) to the Purchasers for a purchase price of $1,000 per Unit. Each Unit consists of: (i) one share of the Company’s Series F convertible preferred stock, par value $0.001 per share (the “Series F Preferred Stock”), which is convertible into shares of the Company’s common stock, par value $0.001 per share, at a value per share of common stock of $0.50; and (ii) a warrant to purchase for a six year period such number of shares of common stock (the “Series F Warrant Shares”) into which such share of Series F Preferred Stock is convertible at an exercise price per Warrant Share of $0.75. Pursuant to the Series F Private Placement, the Company raised approximately $18.2 million in gross cash proceeds, approximately $6.5 million of which was invested by certain officers, directors, employees and associated related parties thereto of the Company. The Series F Shares were recorded at fair value on the date of issuance on an as converted basis.
Concurrently with the execution of the Securities Purchase Agreement, the Company and the Purchasers entered into a registration rights agreement, (as amended by a certain first amendment dated October 29,2020, the “Registration Rights Agreement”), pursuant to which the Company filed a registration statement which was declared effective by the SEC on February 16, 2021 to register the Warrant Shares and the shares of common stock issuable upon conversion of the Series F Preferred Stock.
In connection with the consummation of the Series F Private Placement, on October 1, 2020, the Company filed with the Secretary of State of Delaware a Certificate of Designations which authorizes a total of 30,000 shares of Series F Preferred Stock and sets forth the designations, preferences, and rights of the Company's Series F Preferred Stock.
On October 1, 2020, the Company issued 14,264 Series F Units in conjunction with money received for the Series F Private Placement. In addition, pursuant to the Series E Exchange Agreement, on October 1, 2020, the Company issued 3,500 Series F Units to Cavalry in exchange for all of its outstanding Series E Preferred Stock. The exchange of Series E Preferred Shares resulted in a $5.4 million gain and was recorded to Accumulated deficit on the Company's Consolidated Balance Sheets.
On October 12, 2020 and October 23, 2020, the Company issued 1,106 and 2,832 Series F Units, respectively, in conjunction with the Series F Private Placement. In addition, on October 23, 2020, the Company issued an additional 100 shares of Series F Preferred Stock in conjunction with a marketing agreement.
The Company evaluated the conversion option within the Series F Preferred Stock on the dates of issuance to determine whether the conversion price was beneficial to the holders. The Company recorded a BCF related to the issuance of the Series F Preferred Stock. The BCF was recognized and measured by allocating a portion of the proceeds to the beneficial conversion feature, based on fair value and was recorded to Accumulated deficit on the Company's Consolidated Balance Sheets limited to the proceeds amount allocated to the instrument.
The rights, preferences and privileges of Series F are as follows:
Ranking
Except to the extent the holders of the Series F Preferred Stock consent to the creation of a class of equity securities ranking senior to, or pari passu with, the Series F Preferred Stock, the Series F Preferred Stock shall rank senior to all shares of capital stock of the Company with respect to preferences as to dividends, distributions and payments upon liquidation, dissolution or winding up of the Company.
Voting
As to matters submitted to the holders of the Common Stock, each holder of the Series F Preferred Stock will be entitled to such number of votes equal to the number of shares of Common stock issuable upon conversion of such holder’s Series F Preferred Stock and shall vote, or provide consent, together with the Common Stock as if they were a single class. The holders of the Series F Preferred Stock shall vote as a separate class on matter affecting the terms of the Series F Preferred Stock, such as the authorization of a class of equity securities ranking senior to, or pari passu with, the Series F Preferred Stock.
Dividends
Holders of Series F Preferred Stock will not be entitled to receive dividends except to the extent that dividends are declared on the Series F Preferred Stock by the Company in its sole discretion or declared and made by the Company to holders of the Common Stock. In addition, if the Company grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to all or substantially all of the record holders of any class of Common Stock (the “Purchase Rights”), then each holder of Series F Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of all the Series F Preferred Stock (without taking into account any limitations or restrictions on the convertibility of the Series F Preferred Stock) held by such holder.
Liquidation
If the Company voluntarily or involuntarily liquidates, dissolves or winds up, the holders of Series F Preferred Stock shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders, before any amount shall be paid to the holders of any of shares of Common Stock or other capital stock of the Company ranking junior to the Series F Preferred Stock, an amount per share of Series F Preferred Stock equal to the sum of $1,000 (subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, subdivisions or other similar events occurring after the initial issuance date with respect to the Series F Preferred Stock, the “Stated Value”)) plus any accrued and unpaid dividends and late charges (such sum, the “Conversion Amount”). The rights of holders of Series F Preferred Stock to receive their liquidation preference also will be subject to the proportionate rights of capital stock, if any, ranking senior to or in parity with the Series F Preferred Stock as to liquidation.
Optional Conversion
Subject to certain beneficial ownership limitations contained in the Certificate of Designations, holders of the Series F Preferred Stock shall be entitled to convert each share of outstanding Series F Preferred Stock held by such holder into such number of validly issued, fully paid and non-assessable shares of Common Stock equal to the Conversion Amount of such share of Series F Preferred Stock divided by $0.50 (subject to adjustment, the “Conversion Price”).
Automatic Conversion
Each share of Series F Preferred Stock not previously converted into shares of Common Stock shall automatically, without any further action by the holders of such Series F Preferred Stock, be converted into such number of fully paid and non-assessable shares of Common Stock determined by dividing the Stated Value of such share of Series F Preferred Stock by the then applicable Conversion Price upon the closing of a firm commitment underwritten public offering of shares of Common Stock which results in the Common Stock being traded on any of The New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market or any successor market thereto. Any such conversion shall be subject to the beneficial ownership limitations set forth in the Certificate of Designations.
Anti-dilution
Holders of the Series F Preferred Stock are entitled to a “full rachet” anti-dilution adjustment to the Conversion Price in the event the Company issues, sells or grants any shares of Common Stock (or securities convertible, exercisable or exchangeable for Common Stock) for no consideration or for consideration or purchase price per share (or, in the case of securities convertible, exercisable or exchangeable for Common Stock, with a conversion, exercise or exchange price) less than the Conversion Price then in effect.
Note 10 - Stockholders’ deficit
On January 22, 2021, the Company consummated a private placement of common stock units (the “January 2021 Private Placement”) in which the Company raised approximately $4.1 million, including an investment by certain officers, directors, employees and associated related parties thereto of approximately $1.6 million. Each common stock unit was sold at a per unit price of $1.25 and consisted of (i) one share of the Company’s common stock, par value $0.001 per share; and (ii) a warrant to purchase one share of common stock. The proceeds were used to pay expenses related to the offering and for general corporate purposes. In connection with the January 2021 Private Placement, we entered into a registration rights agreement (the “January 2021 Registration Rights Agreement”) pursuant to which the Company filed a registration statement that was declared effective by the SEC on February 16, 2021 to register the shares of common stock issued, and issuable upon the exercise of the warrants issued, in the January 2021 Private Placement.
The Company has reserved common stock for future issuance as follows:
	March 31, 2021	December 31, 2020
Conversion of Series F Preferred Stock	34,611,100	43,507,130
Exercise of options to purchase common stock	13,150,872	7,815,442
Exercise of warrants to purchase common stock	60,874,177	59,501,978
Conversion of Notes payable	7,718,488	7,530,232
Total	116,354,637	118,354,782

Note 11 - Warrants
The following summarizes the Company's outstanding warrants to purchase shares of the Company's common stock as of and for the periods ending March 31, 2021 and December 31, 2020:
	Warrants	Exercise Price
Warrants outstanding as of December 31, 2019	16,981,854	$3.23
Issued	49,928,469	$0.77
Exercised	(1,937,690)	$0.58
Terminated/Expired	(5,470,655)	$3.07
Warrants outstanding as of December 31, 2020	59,501,978	$1.22
Issued	3,288,400	$1.45
Exercised	(1,839,275)	$0.76
Terminated/Expired	(76,926)	$0.65
Warrants outstanding as of March 31, 2021	60,874,177	$1.18
The intrinsic value of outstanding warrants was $31.3 million and $23.8 million as of March 31, 2021 and December 31, 2020, respectively. The following discussion provides details on the various types of outstanding warrants and the related relevant disclosures around each type.
Warrant Derivative Liability
During May 2019, the Company acquired 712,823 warrants with a weighted average exercise price of $3.90 (the “May Acquisitions Warrants”). These warrants included an option to settle in cash in the event of a change of control of the Company and a reset feature if the Company issues shares of common stock with a strike price below the exercise price of the warrants, which required the Company to record the warrants as a derivative liability. The Company calculates the fair value of the derivative liability through a Monte Carlo Model that values the warrants based upon a probability weighted discounted cash flow model.
During January 2020, the Company issued shares below the exercise price of the May Acquisitions Warrants. As such, the Company issued an additional 1,003,232 warrants on March 17, 2020 to certain of its warrant holders at an exercise price of $1.62 and modified the exercise price of the existing May Acquisitions Warrants to $1.62.
During June 2020, the Company issued common stock equivalents below the exercise price of the warrants issued on March 17, 2020. As such, the Company issued an additional 1,990,624 warrants to certain of its warrant holders at an exercise price of $0.75 and modified the exercise price of the existing warrants to $0.75.
During September 2020, the Company amended all of these warrants to eliminate certain anti-dilution rights, fix the number of shares of common stock purchasable under each warrant, and set the exercise price thereof at $0.65 per share. As such, the Company issued an additional 570,258 warrants to certain of its warrant holders at an exercise price of $0.65.
During the fourth quarter of 2020, holders exercised a total 1,687,690 warrants for which the Company issued shares of common stock. During December 2020, 2,512,321 of these warrants expired and an immaterial amount remained outstanding as of December 31, 2020, all of which expired during January 2021.
The following schedule shows the fair value of the warrant derivative liability as of March 31, 2021 and December 31, 2020, and the change in fair value during the periods ended March 31, 2021 and year ended December 31, 2020 (in thousands):
Warrant Derivative Liability
Balance as of December 31, 2019	$2,220
Change in fair value of warrant derivative liability	(2,220)
Balance as of December 31, 2020	$—
Change in fair value of warrant derivative liability(1)	—
Balance as of March 31, 2021	$—
(1)	All of the May Acquisition Warrants expired during January 2021.

Series F Warrant Liability
During October 2020, the Company issued 43,403,130 warrants to purchase common stock in connection with the Series F Private Placement (defined below) with an exercise price of $0.75. The warrants are exercisable commencing on the date of issuance and expire 72 months after the date of issuance. These warrants include a reset feature if the Company issues common stock, options, or convertible securities with a strike price below the exercise price of the warrants. These warrants did not meet the definition of a derivative or the requirements to be considered equity; as such, the Company recorded these as a liability. See “Note 9 - Convertible preferred stock” for more information on Series F.
The warrant liability is remeasured at fair value each reporting period and represents a Level 3 financial instrument. The Company calculates the fair value of the warrant liability through a Monte Carlo Model and a Black Scholes Option Model. The total value of the consideration received in connection with the Series F Private Placement was first allocated to the warrant liability at fair value, with the remainder allocated to the preferred stock, which led to a discount ascribed to the Series F Preferred Stock. Accordingly, the Company recorded a discount of $14.6 million on the Series F Preferred Stock by adjusting Series F Additional Paid-in Capital.
The following schedule shows the fair value of the warrant liability upon issuance, and the change in fair value during the periods ended March 31, 2021 and December 31, 2020 (in thousands):
Warrant liability
Issuance of Series F warrants	$14,952
Change in fair value of warrant liability	24,898
Balance as of December 31, 2020	$39,850
Change in fair value of warrant liability	6,483
Balance as of March 31, 2021	$46,333
The following schedule shows the inputs used to measure the fair value of the warrant liability:
Warrant Liability	March 31, 2021	December 31, 2020
Stock Price	$1.44	$1.27
Exercise Price	$0.75	$0.75
Expected remaining term (in years)	5.50 - 5.56	5.75 - 5.81
Volatility	67.5%	67.5%
Risk-free interest rate	1.1%	0.5%
The valuation of the warrants is subject to uncertainty as a result of the unobservable inputs. If the volatility rate or risk-free interest rate were to change, the value of the warrants would be impacted.
Equity-Classified Warrants
On May 6, 2019, the Company issued 5,744,991 warrants to purchase common stock with an exercise price of $4.25 (the “May 2019 PIPE Warrants”). Additionally, in connection with the May 2019 PIPE transaction, the Company issued 220,539 warrants to brokers with an exercise price of $3.00. The warrants were exercisable commencing on the issuance date and expire 24 months after the date of issuance. In March 2021, the Company offered to a limited number of holders the opportunity to exercise, in full or in part, these warrants to purchase shares of Common Stock at a reduced exercise price of $1.25 per share. The Company received exercise notices for a total of 1,047,609 warrants, resulting in the Company’s receipt of approximately $1.3 million. The Company recognized the increase in the fair value of the modified warrants on the date of exercise of $0.2 million as a deemed dividend through accumulated deficit with a corresponding increase in additional paid-in capital. The remainder of the outstanding and unexercised May 2019 PIPE Warrants expired during May 2021.
On November 4, 2019, the Company issued 11,000 warrants in connection with the November 2019 Notes. The warrants are exercisable commencing on the date of issuance and expire 24 months from the date of the consummation of a future IPO. The warrants carried an initial exercise price equal to the greater of (i) $5.00 per share or (ii) the price at which the common stock of the Company was sold in the IPO.

On December 19, 2019 the Company issued 6,500,000 warrants with an exercise price of $1.82 in conjunction with the term loan (the “Guarantor Warrants”), which are exercisable commencing on the date of issuance and expire 24 months from the date of the consummation of a future IPO. The Guarantor Warrants had a fair value of $4.2 million on the date of issuance.
On December 19, 2019, the Company issued 937,500 warrants in connection with the Seller Notes. The warrants are exercisable commencing on the date of issuance and expire 24 months from the date of the consummation of a future IPO. The warrants carried an initial exercise price equal to the greater of (i) $5.00 per share or (ii) the price at which the common stock of the Company was sold in the IPO.
On January 13, 2020, the Company issued the ABG Warrants, which are exercisable commencing on the date of issuance and expire 24 months from the date of the consummation of an IPO (as defined in the ABG Warrants) and carried an initial exercise price equal to the greater of (i) $5.00 per share or (ii) the price at which the common stock was sold in the IPO.
On June 24, 2020, the warrants related to the November 2019 Notes, the Seller Notes and the ABG Notes were amended in connection with the issuance of the June 2020 Notes to lower the maximum exercise price applicable to these warrants from $5.00 to $4.25 per share. The decrease in the exercise price resulted in an increase to the fair value of the warrants of $0.1 million which the Company recognized in general and administrative expense.
On June 24, 2020, the Company issued 1,000,000 warrants to a member of the board of directors with an exercise price of $1.25 per share in connection with the June 2020 Notes (the “June 2020 Warrants”), which are exercisable commencing on the date of issuance and expire on the earlier of (i) 84 months from the date of the consummation of an underwritten public offering or other up-list transaction or (ii) June 30, 2030.
On July 20, 2020, the Company issued 300,000 warrants to a member of the board of directors with an exercise price of $1.05 per share in consideration for a personal guarantee by a member of the Company's board of directors on the ABL Facility (the “July 2020 Guarantor Warrants”), which are exercisable commencing on the date of issuance and expire on the earlier of (i) 84 months from the date of the consummation of an underwritten public offering or other up-list transaction or (ii) June 30, 2030.
On January 22, 2021, the Company issued 3,288,400 warrants in connection with the January 2021 PIPE transaction. The warrants are exercisable at an exercise price per share of $1.45 commencing on the date of issuance and expire after a six year period, subject to beneficial ownership limitations (the “January 2021 Warrants”). Due to the discounted warrant exercise associated with the May 2019 PIPE warrants as discussed above, the down round provision on the January 2021 Warrants was triggered such that these warrants could be exercised at a price of $1.25 per share. The Company recognized the increase in the fair value of the modified warrants of $0.2 million as a deemed dividend through accumulated deficit with a corresponding increase in additional paid-in capital.
Warrants Issued as Compensation
On September 17, 2019, a Company advisor was issued 2,500,000 warrants with an exercise price of $0.10 per share and 1,500,000 warrants with an exercise price of $10.00 per share; 1,250,000 of the $0.10 exercise price warrants (the “Tranche 1 Warrants”) were exercisable on the earlier of twelve-months after issuance date or immediately prior to a change in control subject to the advisor’s continued service and 1,250,000 of the $0.10 exercise price warrants (the “Tranche 2 Warrants”) and the 1,500,000 warrants with the $10.00 exercise price (the “Tranche 3 Warrants”) were exercisable on the earlier of eighteen-months after issuance or immediately prior to a change in control subject to the advisor’s continued service.
On June 1, 2020, the Company entered into a termination agreement (the “Termination Agreement”) with the advisor. Pursuant to the terms of the Termination Agreement, the Tranche 1 Warrants were amended to reduce the number of shares of common stock purchasable thereunder to 1,041,666 shares, and the Tranche 2 Warrants and Tranche 3 Warrants were cancelled. The Tranche 1 Warrants (as amended pursuant to the Termination Agreement) were fully vested as of the date of the termination of the agreement and will remain exercisable until September 17, 2029. Furthermore, if the Company engages in any restricted business line as defined in the Termination Agreement, the Company will issue to the former advisor additional shares of common stock based on formulas intended to compensate the former advisor for the warrants that were reduced or terminated. In connection with the Termination Agreement, the Company recorded expense of $5.7 million during the year ended December 31, 2020 in general and administrative expense. During the first quarter of 2021, the former advisor exercised 791,666 of his remaining warrants outstanding in a cashless exercise resulting in 736,689 shares of common stock issued.

On June 24, 2020, the Company issued 1,000,000 warrants with an exercise price of $1.25 per share to two non-employee directors, which are exercisable commencing on the date of issuance and expire on the earlier of (i) 84 months from the date of the consummation of an underwritten public offering or other up-list transaction or (ii) June 30, 2030. On July 20, 2020, the Company issued 200,000 warrants two non-employee directors at a price of $1.05 per share (the “July 2020 Director Warrants”), which are exercisable commencing on the date of issuance and expire on the earlier of (i) 84 months from the date of the consummation of an underwritten public offering or other up-list transaction or (ii) June 30, 2030. The warrants issued to non-employee directors were immediately vested and as such, the Company recorded $1.0 million of share-based compensation expense upon issuance.
On November 30, 2020, the Company issued 400,000 warrants to a third-party for services with an exercise price of $1.00 and an expiration date 72 months after issuance. These warrants were immediately vested and as such, the Company recorded $0.1 million in general and administrative expense.
Note 12 - Share-based compensation
During the three months ended March 31, 2021 and March 31, 2020, the Company recognized $2.5 million and $2.5 million, respectively, of share-based compensation expense.
On November 11, 2019, the Company received shareholder approval for the Amended and Restated 2019 Incentive Award Plan (the “Amended 2019 Plan”). The Amended 2019 Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, other stock or cash-based awards or a dividend equivalent award. The Amended 2019 Plan authorized the issuance 6,500,000 shares of common stock which was increased to 9,000,000 after the Halo acquisition; the Amended 2019 Plan also provides for an annual increase on the first day of each calendar year beginning on January 1, 2021 and ending on and including January 1, 2029, equal to the lesser of (A) 10% of the shares of common stock outstanding (on an as-converted basis) on the last day of the immediately preceding fiscal year and (B) such smaller number of shares of common stock as determined by the Board. On January 1, 2021, the number of shares authorized for issuance increased to 13,500,000, as approved by the Board.
Stock Options
During the three months ended March 31, 2021 and March 31, 2020, the Company granted 5,579,000 and 100,000 stock options, respectively.
Restricted Stock
In March 2020, the Company issued 450,000 shares of restricted common stock to three non-employee directors in return for services provided in their capacity as directors and issued 5,956 restricted shares of common stock to an officer of the Company. The restricted shares were immediately vested and as such, the Company recorded share-based compensation expense of $0.5 million upon issuance.
Note 13- Income taxes
For the three months ended March 31, 2021, and March 31, 2020, the Company recorded no income tax expense. For the three months ended March 31, 2021 and March 31, 2020, the Company’s effective tax rate was 0%. The Company’s effective tax rate of 0% differs from the United States federal statutory rate of 21% primarily because the Company’s losses have been fully offset by a valuation allowance due to uncertainty of realizing the tax benefit of net operating losses (“NOLs”) for the three months ended March 31, 2021, and year ended December 31, 2020.
The Company’s deferred tax assets attributed to net operating loss carryforwards begin to expire in 2027. The ultimate realization of deferred taxes is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. On the basis of management’s assessment, a valuation allowance equal to the net deferred tax assets was recorded since it is more likely than not that the deferred tax assets will not be realized.
The Company has no accrued interest and penalties related to uncertain income tax positions. We do not anticipate that the amount of unrecognized tax benefits will significantly increase or decrease within the next twelve months. As of March 31, 2021 and December 31, 2020, the Company did not have any significant uncertain tax positions.
The Company’s income tax returns generally remain open for examination for three years from the date filed with each taxing jurisdiction.

Note 14 - Concentrations
Major Suppliers
The Company sourced approximately 71% of its inventory purchases from three vendors for the three months ended March 31, 2021. The Company sourced approximately 48% of its inventory purchases from two vendors for the three months ended March 31, 2020.
Major Customers
Accounts receivable from two customers represented 63% of accounts receivable as of March 31, 2021. Accounts receivable from two customers represented 72% of accounts receivable as of December 31, 2020. Two customers represented 42% of gross sales for the three months ended March 31, 2021. Four customers represented 70% of gross sales for the three months ended March 31, 2020.
Credit Risk
At March 31, 2021 and December 31, 2020, the Company’s cash and cash equivalents were deposited in accounts at several financial institutions and may maintain some balances in excess of federally insured limits. The Company maintains its cash and cash equivalents with high-quality, accredited financial institutions and, accordingly, such funds are subject to minimal credit risk. The Company has not experienced any losses historically in these accounts and believes it is not exposed to significant credit risk in its cash and cash equivalents.
Note 15 - Net loss per share
Basic and diluted net loss per share attributable to common stockholders is presented using the treasury stock method. Under the treasury stock method, the amount the employee must pay for exercising stock options and the amount of compensation cost for future service that has not yet been recognized are collectively assumed to be used to repurchase shares.
Basic and diluted net loss per share is calculated by dividing net and comprehensive loss attributable to common stockholders by the weighted-average shares outstanding during the period. For the three months ended March 31, 2021 and 2020, the Company’s basic and diluted net and comprehensive loss per share attributable to common stockholders are the same because the Company has generated a net loss to common stockholders and common stock equivalents are excluded from diluted net loss per share as they have an antidilutive impact.
The following table sets forth basic and diluted net loss per share attributable to common stockholders for the three months ended March 31, 2021 and 2020 (in thousands, except share and per share amounts):
	Three Months Ended March 31,
Common stockholders	2021	2020
Numerator:
Net and comprehensive loss	$(12,850)	$(9,454)
Less: Preferred stock dividends	—	34
Less: Adjustment due to warrant modifications	402	—
Adjusted Net and comprehensive loss available to common stockholders	$(13,252)	$(9,488)
Denominator:
Weighted average shares used in computing net loss per share attributable to common stockholders, basic and diluted	57,525,054	48,526,396
Net loss per share attributable to common stockholders, basic and diluted	$(0.23)	$(0.20)

Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of Better Choice Company Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Better Choice Company Inc. (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, stockholders' deficit and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.
The Company's Ability to Continue as a Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations, has a working capital deficiency, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management's evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matters
The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Impairment analysis of goodwill

Description of the Matter
At December 31, 2020, the Company’s goodwill was $18.6 million related to its Halo reporting unit. As discussed in Note 1 and 9 to the consolidated financial statements, goodwill is tested for impairment annually as of October 1st or whenever events or circumstances indicate it is more likely than not that impairment may have occurred. The Company estimates the fair value of a reporting unit using a combination of the market approach and the income approach, using discounted cash flows.

Auditing management’s annual goodwill impairment assessment for the reporting unit was complex and highly judgmental due to the significant estimation required to determine the fair value of the Halo reporting unit. In particular, the fair value estimate was sensitive to changes in significant assumptions, such as revenue growth rates, the terminal growth rate, EBITDA margin, the weighted average cost of capital, and market multiples which are affected by expectations about future market or economic conditions.

How We Addressed the Matter in Our Audit
To test the estimated fair value of the Company’s Halo reporting unit, we performed audit procedures that included, among others, evaluating valuation methodologies and testing the significant assumptions discussed above used by the Company in its analysis. We involved our specialist to assist in the evaluation of the valuation methodologies and testing certain significant assumptions, including the discount rate and market multiples. We compared the significant assumptions used by management to current industry and economic trends, recent historical performance and other factors. We specifically evaluated the Company’s forecasted growth rates and EBITDA margins by comparing these assumptions to those of the Company’s peers and industry reports. We assessed the historical accuracy of management’s estimates and performed sensitivity analyses of significant assumptions to evaluate the changes in the fair value of the reporting unit that would result from changes in the assumptions. We also tested the underlying data used by the Company in its analysis for completeness and accuracy.

Issuance of convertible instruments and associated warrants

Description of the Matter
As described in Note 10 to the consolidated financial statements, on June 24, 2020, the Company issued $1.5 million in subordinated convertible promissory notes (the “Notes”). In connection with this issuance, each noteholder also received common stock purchase warrants (the “Warrants”) to purchase up to 500,000 shares of the Company’s common stock; 1,000,000 common stock purchase warrants were issued in total. The total cash proceeds received from the issuance of the Notes were allocated to the Notes and Warrants at the time of issuance.

As described in Note 13 to the consolidated financial statements, during October 2020 the Company consummated a private placement in which the Company issued and sold units (the “Series F Units”) to the investors for a purchase price of $1,000 per Unit. Each Unit consisted of one share of the Company’s Series F convertible preferred stock (“Series F Preferred”) and a warrant (“Series F Warrants”) to purchase shares of common stock. The Company issued 18,202 Series F Units for a total of $18.2 million in gross cash proceeds. The total cash proceeds received were allocated to the Series F Unit components (preferred stock and warrant) at the time of issuance.

Auditing the valuation of the Notes, Warrants, and Series F Units was complex due to the judgmental nature of the assumptions, which included stock price volatility (Warrants and Series F Warrants), debt discount rate (Notes), probability of exit events (Notes, Warrants, Series F Preferred, Series F Warrants), and expected life (Warrants and Series F Warrants). These assumptions had a significant effect on the fair value measurement of the Notes, Warrants, and Series F Units.

How We Addressed the Matter in Our Audit
To test the estimated fair value of the Notes, Warrants, and Series F Units, our audit procedures included, among others, evaluation of the significant assumptions discussed above and consideration of the appropriateness of related methodologies utilized for estimation. This included evaluating the volatility rate by assessing the guideline public companies (“GPC”) selected and the weighting applied between the GPCs and the Company’s historical volatility, evaluating the Company’s specific risk premium incorporated into the debt discount assumption, assessing the reasonableness of the probability of various exit events based on information available as of the observable transaction dates, and evaluating the expected time to exercise for all Warrants and Series F Warrants outstanding. We involved our specialist to assist with the evaluation of the assumptions as used by management.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2019.

Louisville, Kentucky
March 30, 2021

Better Choice Company Inc.
Consolidated Balance Sheets
(Dollars in thousands, except share and per share amounts)
	December 31, 2020	December 31, 2019
Assets
Cash and cash equivalents	$3,926	$2,361
Restricted cash	63	173
Accounts receivable, net	4,631	5,824
Inventories, net	4,869	6,580
Prepaid expenses and other current assets	4,074	2,641
Total Current Assets	17,563	17,579
Property and equipment, net	252	417
Right-of-use asset, operating lease	345	951
Intangible assets, net	13,115	14,641
Goodwill	18,614	18,614
Other assets	1,364	1,330
Total Assets	$51,253	$53,532
Liabilities & Stockholders’ Deficit
Current Liabilities
Short term loan, net	$7,826	$16,061
Line of credit, net	—	4,819
PPP loans	190	—
Other liabilities	47	500
Accounts payable	3,137	4,049
Accrued liabilities	3,003	4,721
Deferred revenue	350	311
Operating lease liability, current portion	173	345
Warrant liability	39,850	—
Warrant derivative liability	—	2,220
Total Current Liabilities	54,576	33,026
Noncurrent Liabilities
Notes payable, net	18,910	16,370
Line of credit, net	5,023	—
PPP loans	662	—
Operating lease liability	184	641
Total Noncurrent Liabilities	24,779	17,011
Total Liabilities	79,355	50,037
Redeemable Series E Convertible Preferred Stock
Redeemable Series E preferred stock, $0.001 par value, 2,900,000 shares authorized, 0 & 1,387,378 shares issued and outstanding at December 31, 2020 and 2019, respectively	—	10,566
Stockholders’ Deficit
Common stock, $0.001 par value, 200,000,000 and 88,000,000 shares authorized, 51,908,398 & 47,977,390 shares issued and outstanding at December 31, 2020 and 2019, respectively	52	48
Redeemable Series F Preferred Stock, $0.001 par value, 30,000 & 0 shares authorized, 21,754 & 0 shares issued and outstanding at December 31, 2020 and 2019, respectively	—	—
Additional paid-in capital	232,487	194,150
Accumulated deficit	(260,641)	(201,269)
Total Stockholders’ Deficit	(28,102)	(7,071)
Total Liabilities, Redeemable Preferred Stock and Stockholders’ Deficit	$51,253	$53,532
The accompanying notes are an integral part of these consolidated financial statements.

Better Choice Company Inc.
Consolidated Statements of Operations and Comprehensive Loss
(Dollars in thousands, except share and per share amounts)
	Year ended December 31,
	2020	2019
Net sales	$42,590	$15,577
Cost of goods sold	26,491	9,717
Gross profit	16,099	5,860
Operating expenses:
General and administrative	25,966	19,782
Share-based compensation	8,940	10,280
Sales and marketing	7,892	10,138
Customer service and warehousing	623	1,097
Impairment of intangible asset	—	889
Total operating expenses	43,421	42,186
Loss from operations	(27,322)	(36,326)
Other expense (income):
Interest expense, net	9,247	670
Loss on extinguishment of debt	88	—
Loss on acquisitions	—	147,376
Change in fair value of warrant liability	24,898	—
Change in fair value of warrant derivative liability	(2,220)	90
Total other expense, net	32,013	148,136
Net and comprehensive loss	(59,335)	(184,462)
Preferred dividends	103	109
Net and comprehensive loss available to common stockholders	$(59,438)	$(184,571)
Weighted average number of shares outstanding, basic and diluted	49,084,432	33,238,600
Loss per share, basic and diluted	$(1.21)	$(5.55)
The accompanying notes are an integral part of these consolidated financial statements.

Better Choice Company Inc.
Consolidated Statements of Stockholders’ Deficit
(Dollars in thousands, except shares)
	Common Stock		Redeemable Series F Convertible Preferred Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit	Redeemable Series E Convertible Preferred Stock
	Shares	Amount	Shares	Amount				Shares	Amount
Balance at December 31, 2019	47,977,390	$48	—	$—	$194,150	$(201,269)	$(7,071)	1,387,378	$10,566
Shares issued pursuant to private placement	308,642	—	—	—	500	—	500	—	—
Share-based compensation	455,956	1	—	—	8,939	—	8,940	—	—
Shares and warrants issued to third party for contract termination	72,720	—	—	—	198	—	198	—	—
Shares issued to third parties for services	1,160,000	1	100	—	1,371	—	1,372	—	—
Warrants issued to third party for services	—	—	—	—	10,132	—	10,132	—	—
Warrants issued in connection with June 2020 Notes	—	—	—	—	337	—	337	—	—
Beneficial conversion feature of June 2020 Notes	—	—	—	—	1,163	—	1,163	—	—
Modification of conversion feature for November 2019 Notes, Seller Notes, and ABG Notes	—	—	—	—	528	—	528	—	—
Modification of warrants	—	—	—	—	43	—	43	—	—
Shares issued pursuant to warrant exercise	1,837,690	2	—	—	1,046	—	1,048	—	—
Warrants issued in connection with ABL Facility	—	—	—	—	230	—	230	—	—
Net and comprehensive loss available to common stockholders	—	—	—	—	—	(59,438)	(59,438)	—	—
Shares issued pursuant to Series F Private Placement and Exchange Transaction	—	—	21,702	—	8,501	5,415	13,916	(1,387,378)	(10,566)
Conversion of Series F shares to common stock	96,000	—	(48)	—	—	—	—	—	—
Beneficial conversion feature of Series F shares	—	—	—	—	5,349	(5,349)	—	—	—
Balance at December 31, 2020	51,908,398	$52	21,754	$—	$232,487	$(260,641)	$(28,102)	—	$—
The accompanying notes are an integral part of these consolidated financial statements.

Better Choice Company Inc.
Consolidated Statements of Stockholders’ Deficit
(Dollars in thousands, except shares)
	Common Stock		Convertible Series A Preferred Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit	Redeemable Series E Convertible Preferred Stock
	Shares	Amount	Shares	Amount				Shares	Amount
Balance at December 31, 2018	11,661,485	$12	2,391,403	$2	$13,642	$(16,698)	$(3,042)	—	$—
Shares issued pursuant to a private placement – net proceeds	—	—	69,115	—	150	—	150	—	—
Shares and warrants issued pursuant to private issuance of public equity (PIPE)- net proceeds	5,744,991	6	—	—	15,670	—	15,676	—	—
Share-based compensation	1,118,786	1	—	—	10,280	—	10,281	—	—
Stock issued to third parties for services	1,008,500	1	—	—	3,476	—	3,477	—	—
Warrants issued to third parties for services	—	—	—	—	2,968	—	2,968	—	—
Conversion of Series A shares to common stock	2,460,518	2	(2,460,518)	(2)	—	—	—	—	—
Acquisition of treasury shares	(1,011,748)	(1)	—	—	(6,070)	—	(6,071)	—	—
Acquisition of Better Choice	3,915,856	4	—	—	23,560	—	23,564	2,633,678	20,058
Acquisition of Bona Vida	18,103,273	18	—	—	108,602	—	108,620	—	—
Guarantor warrants	—	—	—	—	4,180	—	4,180
Warrants issued in connection with the Notes	—	—	—	—	313	—	313	—	—
Acquisition of Halo	2,134,390	2	—	—	3,883	—	3,885	—	—
Conversion of Series E Preferred Stock	1,581,841	2	—	—	9,490	—	9,492	(1,246,300)	(9,492)
Warrant exercise	1,259,498	1	—	—	4,006	—	4,007	—	—
Net and comprehensive loss available to common stockholders	—	—	—	—	—	(184,571)	(184,571)	—	—
Balance at December 31, 2019	47,977,390	$48	—	$—	$194,150	$(201,269)	$(7,071)	1,387,378	$10,566
The accompanying notes are an integral part of these consolidated financial statements.

Better Choice Company Inc.
Consolidated Statements of Cash Flows
(Dollars in thousands)
	Year Ended December 31,
	2020	2019
Cash Flow from Operating Activities:
Net and comprehensive loss available to common stockholders	$(59,438)	$(184,571)
Adjustments to reconcile net and comprehensive loss to net cash used in operating activities:
Shares and warrants issued to third parties	10,330	3,548
Contract termination costs	649	—
Impairment of intangible asset	—	889
Depreciation and amortization	1,748	171
Amortization of debt issuance costs and discounts	4,875	346
Share-based compensation	8,940	10,280
Change in fair value of warrant derivative liability	(2,220)	90
Change in fair value of warrant liability	24,898	—
Payment In Kind (PIK) interest expense on notes payable	1,998	—
Loss on acquisitions	—	146,980
Other	540	41
Changes in operating assets and liabilities, net of effects of business acquisition:
Accounts receivable, net	1,193	(99)
Inventories, net	1,454	232
Prepaid expenses and other current assets	(186)	(241)
Accounts payable and accrued liabilities	(2,445)	1,152
Other	159	213
Cash Used in Operating Activities	$(7,505)	$(20,969)

Cash Flow from Investing Activities:
Acquisition of property and equipment	$(151)	$(110)
Cash acquired in the May Acquisitions	—	416
Acquisition of Halo	—	(20,513)
Cash Used in Investing Activities	$(151)	$(20,207)

Cash Flow from Financing Activities:
Cash advance, net	$—	$(1,899)
Proceeds from shares issued pursuant to private placement, net	18,053	15,826
Proceeds from warrant exercises	1,048	4,007
Proceeds from investor prepayment	—	500
Proceeds from revolving lines of credit	6,624	11,200
Payment on revolving lines of credit	(6,360)	(10,800)
Proceeds from PPP loans	852	—
Proceeds from notes payable	1,500	2,750
Payments on related party note	—	(1,600)
Proceeds from short term loan	—	20,500
Payments on short term loan	(12,521)	—
Debt issuance costs	(85)	(720)

Cash Provided by Financing Activities	$9,111	$39,764
Net Increase (decrease) in Cash and cash equivalents and Restricted cash	$1,455	$(1,412)
Total Cash and cash equivalents and Restricted cash, Beginning of Period	2,534	3,946
Total Cash and cash equivalents and Restricted cash, End of Period	$3,989	$2,534
The accompanying notes are an integral part of these consolidated financial statements.

	Year Ended December 31,
	2020	2019
Supplemental cash flow information
Cash paid during the year for:
Income taxes	$—	$—
Interest, net	$2,309	$265
Non-cash financing and investing transactions:
ABL guarantor warrants	$230	$—
Stock issued for services	$1,372	$—
Noncash acquisition of right-of-use asset for leases entered into during period	$—	$607
Noncash acquisition of operating lease liability for leases entered into during the period	$—	$(594)
The accompanying notes are an integral part of these consolidated financial statements.

Notes to the Consolidated Financial Statements
Note 1 – Nature of business and summary of significant accounting policies
Nature of the Business
Better Choice Company Inc. is a growing animal health and wellness company committed to leading the industry shift toward pet products and services that help dogs and cats live healthier, happier and longer lives. The Company sells the majority of its dog food, cat food and treats under the Halo and TruDog brands, which are focused, respectively, on providing sustainably sourced kibble and canned food derived from real whole meat, and minimally processed raw-diet dog food and treats.
On May 6, 2019, the Company completed the reverse acquisition of TruPet LLC (“TruPet”) and Bona Vida Inc. (“Bona Vida”) in a pair of all stock transactions (together referred to as the “May Acquisitions”) through the issuance of shares of common stock. Following the completion of the May Acquisitions, the business conducted by the Company became primarily the businesses conducted by TruPet and Bona Vida. As a result, the consolidated financial statements for the year ended December 31, 2019 are comprised of the results of TruPet for the period between January 1, 2019 and December 31, 2019 and the results of Bona Vida beginning May 6, 2019 through December 31, 2019. The Company completed the acquisition of Halo on December 19, 2019 (see “Note 2 - Acquisitions”). Accordingly, Halo's operations are included in the Company's consolidated financial statements beginning on December 19, 2019.
Basis of Presentation
The Company’s consolidated financial statements are prepared in accordance with the rules and regulations of the U.S. Securities and Exchange Commission for annual financial reports and accounting principles generally accepted in the United States (“GAAP”). Certain reclassifications have been made to conform the prior period data to the current presentation. These reclassifications had no material effect on the reported results.
Consolidation
The financial statements are presented on a consolidated basis subsequent to acquisitions and include the accounts of the Company and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.
Use of Estimates
The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting periods. The Company bases its estimates on historical experience and on various other assumptions that the Company believes to be reasonable under the circumstances. On an ongoing basis, the Company evaluates these assumptions, judgments and estimates. Actual results may differ from these estimates. In the opinion of management, the consolidated financial statements contain all adjustments necessary for a fair statement of the results of operations and comprehensive loss for the years ended December 31, 2020 and 2019, the financial position as of December 31, 2020 and 2019 and the cash flows for the years ended December 31, 2020 and 2019.
Going Concern Considerations
The Company is subject to risks common in the pet wellness consumer market including, but not limited to, dependence on key personnel, competitive forces, successful marketing and sale of its products, the successful protection of its proprietary technologies, ability to grow into new markets, and compliance with government regulations. As of March 2021, the Company has not experienced a significant adverse impact to its business, financial condition or cash flows resulting from the COVID-19 pandemic. However, uncertainties regarding the continued economic impact of COVID-19 are likely to result in sustained market turmoil which could also negatively impact the Company's business, financial condition, and cash flows in the future. The Company has continually incurred losses and has an accumulated deficit. The Company continues to rely on current investors and the public markets to finance these losses through debt and/or equity issuances. These operating losses, working capital deficit and the outstanding debt create substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the date these consolidated financial statements are issued. The Company is implementing plans to achieve cost savings and other strategic objectives to address these conditions. The Company expects cost savings from consolidation of third-party manufacturers, optimizing shipping and warehousing as well as overhead cost reductions. The business is focused on successful completion of capital raises and growing the most profitable channels while reducing investments in areas that are not expected to have long-term benefits. The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and payments of liabilities in the ordinary course of business. Accordingly, the consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount of and classification of liabilities that may result should the Company be unable to continue as a going concern.
Summary of Significant Accounting Policies
Cash and cash equivalents
Cash and cash equivalents include demand deposits held with banks and highly liquid investments with original maturities of ninety days or less at acquisition date. For purposes of reporting cash flows, the Company considers all cash accounts that are not subject to withdrawal restrictions or penalties to be cash and cash equivalents.
Restricted cash
The Company was required to maintain a restricted cash balance of less than $0.1 million and $0.2 million as of December 31, 2020 and 2019, respectively, associated with a business credit card and credit card clearance operations.
Accounts receivable and allowance for doubtful accounts
Accounts receivable consist of unpaid buyer invoices from the Company’s Retail customers and credit card payments receivable from third-party credit card processing companies. Accounts receivable is stated at the amount billed to customers, net of point of sale and cash discounts. The Company assesses the collectability of all receivables on an ongoing basis by considering its historical credit loss experience, current economic conditions, and other relevant factors. Based on this analysis, an allowance for doubtful accounts is recorded. The provision for doubtful accounts is included in general and administrative expense in the consolidated statements of operations. The Company recorded a $0.1 million allowance for doubtful accounts for the year ended December 31, 2020 and 2019, respectively.
Inventories
Inventories, primarily consisting of products available for sale and supplies, are valued using the first-in first-out (“FIFO”) method and are recorded at the lower of cost or net realizable value. Cost is determined on a standard cost basis and includes the purchase price, as well as inbound freight costs and packaging costs.
The Company regularly reviews inventory quantities on hand. Excess or obsolete reserves are established when inventory is estimated to not be sellable before expiration dates based on forecasted usage, product demand and product life cycle. Additionally, inventory valuation reflects adjustments for anticipated physical inventory losses, such as shrink, that have occurred since the last physical inventory.
Property and equipment
Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets.
Expenditures for normal repairs and maintenance are charged to operations as incurred. The cost of property or equipment retired or otherwise disposed of and the related accumulated depreciation are removed from the property and equipment accounts in the year of disposal with the resulting gain or loss reflected in general and administrative expenses. Depreciation expense is included as a component of general and administrative expenses.
The Company assesses potential impairments of its property and equipment whenever events or changes in circumstances indicate that the asset’s carrying value may not be recoverable. An impairment charge would be recognized when the carrying amount of property and equipment is not recoverable and exceeds its fair value. The carrying amount of property and equipment is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the property and equipment.

Goodwill
Goodwill is evaluated for impairment either through a qualitative or quantitative approach annually, or more frequently if an event occurs or circumstances change that indicate the carrying value of a reporting unit may not be recoverable. If a quantitative assessment is performed that indicates the carrying amount of a reporting unit exceeds its fair market value, an impairment loss is recognized to reduce the carrying amount to its fair market value. The fair market value is determined based on a weighting of the present value of projected future cash flows (the “income approach”) and the use of comparative market approaches (“market approach”). Factors requiring significant judgment include, among others, the assumptions related to discount rates, forecasted operating results, long-term growth rates, the determination of comparable companies and market multiples. Changes in economic and operating conditions or changes in the Company's business strategies that occur after the annual impairment analysis may impact these assumptions and result in a future goodwill impairment charge, which could be material to our consolidated financial statements. Fair value measurements used in the impairment review of goodwill are Level 3 measurements. See further information about our policy for fair value measurements within this section below. See “Note 9 − Intangible assets, royalties, and goodwill” for additional information regarding the impairment test.
Intangible assets
Intangible assets acquired are carried at cost, less accumulated amortization. The Company reviews finite-lived intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable and any not expected to be recovered through undiscounted future net cash flows are written down to current fair value. Amortization expense is included as a component of general and administrative expenses.
Redeemable convertible preferred stock
In accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 480, “Distinguishing Liabilities from Equity (ASC 480)”, preferred stock issued with redemption provisions that are outside of the control of the Company or that contain certain redemption rights in a deemed liquidation event is required to be presented outside of stockholders’ deficit on the face of the consolidated balance sheet. The Company’s Redeemable Series E Convertible Preferred Stock (the “Series E”) contained redemption provisions that required it to be presented outside of stockholders’ deficit. The Company's Redeemable Series F Preferred Stock (the “Series F”) contains redemption provisions that require it to be presented within stockholder's deficit.
Common Stock Warrants
Common stock warrants are recorded in accordance ASC 480 as either liabilities or as equity instruments, depending on the specific terms of the warrant agreement. Warrants classified as liabilities are revalued at each balance sheet date subsequent to the initial issuance and changes in the fair value are reflected in the consolidated statement of operations as change in fair value of warrant liability. Upon exercise, the warrant is marked to fair value at the conversion date and the related fair value is reclassified to equity.
Income taxes
Income taxes are recorded in accordance with FASB ASC Topic 740, “Income Taxes (ASC 740)”, which provides for deferred taxes using an asset and liability approach. The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the consolidated financial statement and tax bases of assets and liabilities and for loss and credit carryforwards using enacted tax rates anticipated to be in effect for the year in which the differences are expected to reverse. Valuation allowances are provided, if, based upon the weight of available evidence, it is more likely than not that some or all the deferred tax assets will not be realized.
The Company accounts for uncertain tax positions in accordance with the provisions of ASC 740. When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that some or all the benefit will more likely than not be realized. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position, as well as consideration of the available facts and circumstances. As of December 31, 2020 and 2019, the Company does not have any significant uncertain income tax positions. If incurred, the Company would classify interest and penalties on uncertain tax positions as income tax expense.

The Company was incorporated on May 6, 2019. Prior to this date, the Company operated as a flow through entity for state and United States federal tax purposes. The Company files a U.S. federal and state income tax return, including for its wholly owned subsidiaries.
Revenue
The Company recognizes revenue to depict the transfer of promised goods to the customer in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods in accordance with the provisions of FASB ASC Topic 606, “Revenue from Contracts with Customers (ASC 606).”
In order to recognize revenue, the Company applies the following five (5) steps:
•	Identify a customer along with a corresponding contract;
•	Identify the performance obligation(s) in the contract to transfer goods to a customer;
•	Determine the transaction price the Company expects to be entitled to in exchange for transferring promised goods to a customer;
•	Allocate the transaction price to the performance obligation(s) in the contract; and
•	Recognize revenue when or as the Company satisfies the performance obligation(s).
Generally, revenue is recognized when the product is shipped as this is when it has been determined that control has been transferred. Amounts billed and due from our customers are classified as receivables and require payment on a short-term basis.
Cost of goods sold
Cost of goods sold consists primarily of the cost of product obtained from third-party contract manufacturing plants, packaging materials and inventory freight for shipping product.
Advertising
The Company charges advertising costs to expense as incurred and such charges are included in sales and marketing expenses in the Consolidated Statements of Operations and Comprehensive Loss. Our advertising expenses consisting primarily of online advertising, search costs, email advertising, and radio advertising. In addition, with the acquisition of Halo, we reimburse our customers and third parties for in store activities and record these costs as sales and marketing expenses. Advertising costs were $5.8 million and $6.7 million for the years ended December 31, 2020 and 2019, respectively.
Customer service and warehousing
Customer service and warehousing include wages associated with customer service and fulfillment of DTC customer orders.
Operating leases
We determine if a contract or arrangement meets the definition of a lease at inception. The Company’s operating leases relate to real estate. For leases with terms greater than 12 months, the Company records the related asset and obligation at the present value of lease payments over the term. Lease renewal options are not included in the measurement of the right-of-use assets and right-of-use liabilities unless the Company is reasonably certain to exercise the optional renewal periods. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants. Additionally, the Company’s leases contain rent escalations over the lease term and the Company recognizes expense for these leases on a straight-line basis over the lease term. Some of the Company’s leases include rent escalations based on inflation indexes. The Company has elected to make the accounting policy election for short-term leases. Consequently, short-term leases are recorded as an expense on a straight-line basis over the lease term.
In addition to base rent, certain of our operating leases require variable payments of property taxes, insurance and common area maintenance. These variable lease costs, other than those dependent upon an index or rate, are expensed when the obligation for those payments is incurred.

The Company’s leases do not provide a readily available implicit rate. Therefore, the Company estimates the incremental borrowing discount rate based on information available at lease commencement. The discount rates used are indicative of a synthetic credit rating based on quantitative and qualitative analysis.
Fair value of financial instruments
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. The fair value hierarchy uses a framework which requires categorizing assets and liabilities into one of three levels based on the inputs used in valuing the asset or liability.
Level 1 inputs are unadjusted, quoted market prices in active markets for identical assets or liabilities.
Level 2 inputs are observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets or liabilities in active markets or quoted prices for identical assets or liabilities in inactive markets.
Level 3 inputs include unobservable inputs that are supported by little, infrequent or no market activity and reflect management’s own assumptions about inputs used in pricing the asset or liability.
Level 1 provides the most reliable measure of fair value, while Level 3 generally requires significant management judgment. Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.
The Company’s financial instruments recognized on the Consolidated Balance Sheets consist of cash and cash equivalents, restricted cash, accounts receivable, prepaid deposits, accounts payable, short term loan, line of credit, subordinated convertible notes, accrued liabilities, other liabilities, and warrant liabilities. The warrant liability is remeasured at fair value each reporting period and represents a Level 3 financial instrument. The fair values for short term loan and PPP loans are deemed to be equivalent to their respective carrying values due to their relative short term nature. The fair value for the Company’s line of credit approximates carrying value as the instrument has a variable interest rate that approximates market rates. The fair values for the Notes Payable are determined by applying the income approach using a discounted cash flow model which primarily using unobservable inputs (Level 3).
Fair value measurements of non-financial assets and non-financial liabilities reflect Level 3 inputs and are primarily used to measure the estimated fair values of assets acquired and liabilities assumed in business combinations, for goodwill, other intangible assets and long-lived assets impairment analyses and the valuation of acquired intangibles.
Basic and diluted loss per share
Basic and diluted loss per share has been determined by dividing the net and comprehensive loss available to common stockholders for the applicable period by the basic and diluted weighted average number of shares outstanding, respectively. Common stock equivalents and incentive shares are excluded from the computation of diluted loss per share when their effect is anti-dilutive.
Share-based compensation
The Company recognizes compensation expense for all share–based payments in accordance with FASB ASC Topic 718, “Compensation – Stock Compensation (ASC 718)”. The Company follows the fair value method of accounting for awards granted to employees, directors, officers and consultants. Share-based awards are measured at their estimated fair value on each respective grant date. The Company recognizes share-based payment expenses over the vesting period. The Company’s share-based compensation awards are subject only to service based vesting conditions. Pursuant to ASC 718-10-35-8, the Company recognizes compensation cost for stock awards with only service conditions that have a graded vesting schedule on a straight-line basis over the service period for each separately vesting portion of the award as if the award was, in-substance, multiple awards. Forfeitures are accounted for as they occur.
Segment information
Operating segments are defined as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker (“CODM”) in making decisions regarding resource allocation and assessing performance. The Company has viewed its operations and manages its business as one segment. The Company’s CODM reviews operating results on an aggregated basis. All the assets and operations of the Company are in the United States.

Recently Issued Accounting Pronouncements
The Company has reviewed the Accounting Standards Updates (“ASU”), accounting pronouncements and interpretations thereof issued by the FASB that have effective dates during the reporting period and in future periods.
Recently adopted
In August 2018, the FASB issued ASU No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement.” This new guidance removes certain disclosure requirements related to the fair value hierarchy, modifies existing disclosure requirements related to measurement uncertainty and adds new disclosure requirements. The new disclosure requirements include disclosing the changes in unrealized gains and losses for the period included in other comprehensive income for recurring Level 3 fair value measurements held at the end of the reporting period and the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. This new guidance was effective for the Company beginning on January 1, 2020 and did not have a material impact on the Company’s condensed consolidated financial statements.
In August 2018, the FASB issued ASU 2018-15 “Intangibles − Goodwill and Other − Internal-Use Software (Subtopic 350-40)” to amend ASU 2015-5 in an effort to provide additional guidance on the accounting for costs implementation activities performed in a cloud computing arrangement that is a service contract. The amendments in this update align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal use software license). The accounting for the service element of a hosting arrangement that is a service contract is not affected by the amendments in this update. The amendments in this update also require the entity to present the expense related to the capitalized implementation costs in the same line item in the statement of income as the fees associated with the hosting element (service) of the arrangement and classify payments for capitalizing implementation costs in the statement of cash flows in the same manner as payments made for fees associated with the hosting element. The entity is also required to present the capitalized implementation costs in the statement of financial position in the same line item that a prepayment for the fees of the associated hosting arrangement would be presented. The new standard was effective for the Company on January 1, 2020. The Company has no internal use software.
Issued but not yet adopted
In June 2016, the FASB issued ASU 2016-13 “Financial Instruments − Credit Losses (Topic 326),” a new standard to replace the incurred loss impairment methodology under current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The standard is effective for the Company on January 1, 2023, and early adoption is permitted. The Company is currently evaluating the impact the new standard will have on its consolidated financial statements and does not expect the impact to be material.
In December 2019, the FASB issued ASU No. 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes” (“ASU 2019-12”), which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. This guidance is effective for the Company beginning January 1, 2021 with early adoption permitted. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.
In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. This ASU provides optional expedient and exceptions for applying generally accepted accounting principles to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. In response to the concerns about structural risks of interbank offered rates (IBORs) and, particularly, the risk of cessation of the London Interbank Offered Rate (LIBOR), regulators in several jurisdictions around the world have undertaken reference rate reform initiatives to identify alternative reference rates that are more observable or transaction based and less susceptible to manipulation. Topic 848 provides companies with optional guidance to ease the potential accounting burden associated with transitioning away from reference rates that are expected to be discontinued. The ASU can be adopted no later than December 1, 2022 with early adoption permitted. The Company is currently evaluating the impact the standard will have on its consolidated financial statements and related disclosures, as well as the potential impact of reference rate reform on our debt instruments.

In March 2020, FASB issued ASU 2020-03, Codification Improvement to Financial Instruments. This ASU improves and clarifies various financial instruments topics, including the current expected credit losses (CECL) standard issued in 2016. The ASU includes seven different issues that describe the areas of improvement and the related amendments to GAAP, intended to make the standards easier to understand and apply by eliminating inconsistencies and providing clarifications. The amendments have different effective dates. The Company is evaluating the impact the accounting guidance will have on its condensed consolidated financial statements and related disclosures.
In August 2020, FASB issued ASU 2020-06, Debt - Debt with Conversion and other Options (Subtopic 470-20) and Derivatives and Hedging − Accounting for Convertible Instruments and Contracts in an Entity's Own Equity. This ASU reduces the number of accounting models for convertible instruments, amends diluted EPS calculations for convertible instruments, and amends the requirements for a contract (or embedded derivative) that is potentially settled in an entity’s own shares to be classified in equity. This standard is effective for the Company beginning on January 1, 2024 with early adoption permitted. The Company is currently evaluating the impact of this standard on its condensed consolidated financial statements and related disclosures.
Note 2 − Acquisitions
Acquisition of Halo
On October 15, 2019, the Company entered into a Stock Purchase Agreement to acquire Halo and the acquisition (the “Halo Acquisition”) was completed on December 19, 2019 (the “Halo Acquisition Date”), for $38.2 million. The consideration was subject to customary adjustments for Halo’s net working capital, cash, and indebtedness, and consisted of a combination of cash consideration ($20.5 million), shares of the Company’s common stock ($3.9 million), Seller Notes ($15 million), and Seller Warrants ($0.3 million). The Company incurred $0.9 million in transaction costs, which are included in general and administrative expenses.
The Halo Acquisition was accounted for under the purchase method of accounting, and accordingly, the purchase price was allocated to the identifiable assets and liabilities based on their estimated fair values at the Halo Acquisition Date. The purchase price allocation is summarized as follows (in thousands):
Halo
Total purchase price	$38,244
Assets and Liabilities Acquired:
Assets
Property and equipment	260
Accounts receivable	5,540
Inventories	5,160
Intangible assets	14,690
Other assets	329
Total assets	25,979
Liabilities
Accounts payable	4,628
Accrued liabilities	1,553
Long term liability	168
Total liabilities	6,349
Net assets acquired	19,630
Goodwill	$18,614
The excess of purchase price over the fair value amounts assigned to the identifiable assets acquired and liabilities assumed represents goodwill from the acquisition. The Company believes the factors that contributed to goodwill include the acquisition of a talented workforce and administrative cost synergies. The Company does not expect any portion of this goodwill to be deductible for tax purposes. See “Note 9 − Intangible assets, royalties, and goodwill” for more information.

Reverse Acquisitions of Better Choice and Bona Vida by TruPet
On May 6, 2019, Better Choice Company completed the reverse acquisitions of TruPet and Bona Vida whereby TruPet is considered the acquirer for accounting and financial reporting purposes. The acquisitions were accounted for as asset acquisitions.
The purchase price for Better Choice Company was $37.9 million and has been allocated based on an estimate of the fair value of Better Choice Company’s assets acquired and liabilities assumed with the remainder recorded as an expense. The loss on acquisition of Better Choice Company’s net liabilities is $39.6 million.
The purchase price for Bona Vida was $108.6 million and the estimated purchase price has been allocated based on an estimate of the fair value of assets acquired and liabilities assumed. The excess of the purchase price over the net assets acquired has been recorded as an expense. The loss on acquisition of Bona Vida’s net assets is $107.8 million.
On May 6, 2019, the fair values of the assets and liabilities acquired were (in thousands):
	Better Choice Company	Bona Vida	Total
Total Purchase Price	$37,949	$108,620	$146,569
Net Assets (Liabilities) Acquired:
Assets
Cash and cash equivalents	7	384	391
Restricted cash	—	25	25
Accounts receivable	—	69	69
Inventories	—	95	95
Prepaid expenses and other current assets	32	348	380
Intangible assets	986	—	986
Other assets	—	74	74
Total Assets	1,025	995	2,020
Liabilities
Warrant derivative liability	2,130	—	2,130
Accounts payable & accrued liabilities	544	153	697
Total Liabilities	2,674	153	2,827
Net Assets (Liabilities) Acquired	(1,649)	842	(807)
Loss on Acquisitions	$(39,598)	$(107,778)	$(147,376)
Note 3 – Revenue
The Company records revenue net of discounts. Discounts primarily consist of early pay discounts, general percentage allowances and contractual trade promotions such as auto-ship subscriptions.
The Company excludes sales taxes collected from revenues. Retail-partner based customers are not subject to sales tax.
Revenue is deferred for orders that have been paid for, but not shipped. Based on historical experience, the Company records an estimated liability for returns. Product returns were $0.3 million and less than $0.4 million in 2020 and 2019, respectively.
The TLC loyalty program enables customers to accumulate points based on their spending. A portion of revenue is deferred at the time of sale when points are earned and recognized when the loyalty points are redeemed. As of December 31, 2020 and 2019, customers held unredeemed loyalty program awards of $0.4 million and $0.2 million, respectively. The Company recognized revenue of $0.5 million and less than $0.2 million from the loyalty program for the years ended December 31, 2020 and 2019, respectively.
Shipping costs associated with moving finished products to customers were $1.5 million and $2.3 million for the years ended December 31, 2020 and 2019, respectively. Such shipping costs are recorded as part of general and administrative expenses.

We group our revenue channels into four distinct categories: E-Commerce, which includes the sale of product to online retailers such as Amazon and Chewy; Brick & Mortar, which includes the sale of product to pet specialty chains such as Petco, select grocery chains, and neighborhood pet stores; DTC which includes the sale of product through our online web platform; and International, which includes the sale of product to foreign distribution partners and to select international retailers. We believe our omni-channel approach is a significant competitive advantage, as it allows us to design and sell products purpose-built for success in specific channels while maintaining our ability to leverage marketing and sales resources cross-channel.
Information about the Company’s revenue channels is as follows (in thousands):
	Twelve Months Ended December 31,
	2020		2019
E-commerce	$14,218	34%	$1,952	13%
Brick & Mortar	8,982	21%	194	1%
DTC	10,778	25%	13,392	86%
International	8,612	20%	39	—%
Net Sales	$42,590	100%	$15,577	100%
Note 4 − Inventories
Inventories are summarized as follows (in thousands):
	December 31, 2020	December 31, 2019
Food, treats and supplements	$4,987	$6,425
Inventory packaging and supplies	596	504
Other products and accessories	—	73
Total inventories	5,583	7,002
Inventory reserve	(714)	(422)
Inventories, net	$4,869	$6,580
Note 5 – Prepaid expenses and other current assets
	December 31, 2020	December 31, 2019
Prepaid advertising contract with iHeart(1)	$1,788	$1,776
Other prepaid expenses and other current assets(2)	2,286	865
Total Prepaid expenses and other current assets	4,074	2,641
(1)
On August 28, 2019, the Company entered into a radio advertising agreement with iHeart Media + Entertainment, Inc. and issued 1,000,000 shares of common stock valued at $3.4 million for future advertising to be provided to the Company from August 2019 to August 2021. The Company issued an additional 125,000 shares valued at $0.1 million on March 5, 2020 pursuant to the agreement. The agreement requires the Company to spend a minimum amount for talent fees or other direct iHeart costs. The company committed to using $1.7 million of the media inventory by August 28, 2020, with the remainder of the inventory available through August 28, 2021. On August 28, 2020 the contract was amended to extend the commitment dates by one year, whereas $1.7 million of the advertising media inventory will now be used by August 28, 2021, with the remainder available through August 28, 2022. The long-term portion of the contract balance of $1.2 million and $1.1 million was recorded in other non-current assets as of December 31, 2020 and 2019, respectively.

(2)
As of December 31, 2020, this amount includes various other prepaid contracts. The Company entered into an agreement for access to an investment platform in exchange for 500,000 shares of common stock valued at $0.6 million for a period of one year. Additionally, the Company entered into an agreement for marketing services in exchange for 500,000 shares of common stock valued at $0.5 million from January 2021 to January 2022.

Note 6 − Property and equipment
Property and equipment consist of the following (in thousands):
	Estimated Useful Life	December 31, 2020	December 31, 2019
Equipment	3 - 7 years	$234	$222
Furniture and fixtures	5 - 7 years	150	138
Computer software	3 years	111	115
Computer equipment	2 - 3 years	4	4
Total property and equipment		499	479
Accumulated depreciation		(247)	(62)
Net property and equipment		$252	$417
Depreciation expense was $0.2 million and $0.1 million for the years ended December 31, 2020 and 2019, respectively.
Note 7 – Accrued liabilities
Accrued liabilities consist of the following (in thousands):
	December 31, 2020	December 31, 2019
Accrued professional fees(1)	$704	$1,695
Accrued sales tax	1,009	1,233
Accrued payroll and benefits	913	994
Accrued trade promotions	106	357
Accrued dividends(2)	—	256
Accrued interest	86	109
Other	185	77
Total accrued liabilities	$3,003	$4,721
(1)	The Company recognized a reduction in accrued legal fees related to a finalized settlement of amounts that were accrued for in 2019.
(2)
Accrued dividends related to the Series E were less than $0.3 million as of December 31, 2019. In connection with the issuance of Series F Preferred Stock in October 2020, all accrued dividends were settled through the terms of the exchange agreement related to the Series E Preferred Stock. See “Note 13 − Redeemable convertible preferred stock” for additional information.

Note 8 – Operating leases
The table below presents certain information related to the lease costs for operating leases (in thousands):
	Year ended December 31
	2020	2019
Operating lease costs	$307	$369
Short-term lease costs	130	115
Variable lease costs	27	31
Total operating lease costs	$464	$515
The following table presents weighted-average terms for our operating leases:
	Year ended December 31
	2020	2019
Weighted-average remaining lease term	1.9	2.6
Weighted-average discount rate	12.5%	12.5%

The following table presents the maturities of operating lease liabilities as of December 31, 2020 (in thousands):
2021	204
2022	186
2023	7
Total maturities of operating lease liabilities	397
Less: imputed interest	40
Present value of future minimum lease payments	$357
Note 9 – Intangible assets, royalties, and goodwill
Intangible assets and royalties
In May 2019, the Company acquired a licensing agreement with Authentic Brands and Elvis Presley Enterprises (“ABG”). The licensing agreement required an upfront equity payment of $1.0 million worth of common stock and the license was recorded at its amortized cost which approximated fair value. The Company did not plan to use the license in the future and therefore terminated the agreement on January 13, 2020. The Company recognized an impairment charge for the net book value of the licensing agreement as of and for the year ended December 31, 2019.
As part of the termination, the Company: (1) paid ABG $0.1 million in cash upon the signing of the termination agreement on January 13, 2020, (2) issued ABG 72,720 shares of the Company’s common stock on January 13, 2020, (3) agreed to pay ABG $0.1 million in cash in four equal installments each month from July 31, 2020 through October 31, 2020, (4) issued ABG $0.6 million aggregate principal amount of Subordinated Promissory Notes (the “ABG Notes”) effective January 20, 2020, and (5) issued ABG a common stock purchase warrant (the “ABG Warrants”) equal to a fair value of $150,000 on January 20, 2020. The terms of the ABG Notes match those of the Seller Notes, including convertible features exercisable any time after the date of issuance, a 10% interest rate and maturity date of June 30, 2023. The ABG Warrants are exercisable for 24 months from the date of the consummation of an IPO (as defined in the ABG Warrants) and carried an initial exercise price equal to the greater of (i) $5.00 per share or (ii) the price at which the common stock was sold in the IPO. The fair values of the ABG Notes and ABG Warrants on their issuance dates were $0.6 million and less than $0.1 million, respectively. On June 24, 2020, the exercise price of the ABG Warrants was amended in connection with the issuance of the June 2020 Notes (defined below) to lower the maximum exercise price from $5.00 to $4.25 per share. See “Note 10 − Debt” and “Note 11 − Warrants” for additional information. The total cost of the contract termination noted above is measured at its fair value of $1.1 million and is included in general and administrative expense.
The Company’s intangible assets (in thousands) and related useful lives (in years) are as follows:
			December 31, 2020		December 31, 2019
	Estimated Useful Life	Gross Carrying Amount(1)	Accumulated Amortization	Net Carrying Amount	Accumulated Amortization	Net Carrying Amount(1)
Customer relationships	7	$7,190	$(1,059)	$6,131	$(35)	$7,155
Trade name	15	7,500	(516)	6,984	(14)	7,486
Total intangible assets		$14,690	$(1,575)	$13,115	$(49)	$14,641
(1)	The gross intangible asset values and the net carrying amount as of December 31, 2019 have been updated to correct an immaterial disclosure reporting error in our 2019 Annual Report on Form 10-K.
Amortization expense was $1.5 million and less than $0.1 million for the years ended December 31, 2020 and 2019, respectively.

The estimated future amortization of intangible assets over the remaining weighted average useful life of 10.2 years is as follows (in thousands):
2021	$1,526
2022	1,526
2023	1,526
2024	1,526
2025	1,526
Thereafter	5,485
$13,115
There were no indicators or impairment of the intangible assets as of December 31, 2020.
Goodwill
Goodwill of $18.6 million was recognized in connection with the Halo Acquisition. The Company performed a quantitative assessment for its annual impairment test as of October 1, 2020. Under the quantitative approach, the Company makes various estimates and assumptions in determining the estimated fair value of the reporting unit using a combination of discount cash flow models and valuations based on earnings multiples for guideline public companies when externally quoted market prices are not readily available. As of and for the years ended December 31, 2020 and 2019, there was no accumulated impairment loss and no impairment expense related to goodwill.
Note 10 – Debt
The components of the Company’s debt consist of the following (in thousands):
	December 31, 2020			December 31, 2019
	Amount	Rate	Maturity Date	Amount	Rate	Maturity Date
Short term loan, net	$7,826	(1)	1/15/2021	$16,061	(1)	12/19/2020
Line of credit, net	5,023	(2)	7/5/2022	4,819	(1)	12/19/2020
November 2019 notes payable, net (November 2019 Notes)	2,830	10%	6/30/2023	2,769	10%	11/4/2021
December 2019 notes payable, net (Senior Seller Notes)	10,332	10%	6/30/2023	9,191	10%	6/30/2023
December 2019 notes payable, net (Junior Seller Notes)	4,973	10%	6/30/2023	4,410	10%	6/30/2023
ABG notes payable, net (ABG Notes)	687	10%	6/30/2023	—	—	—
June 2020 notes payable, net (June 2020 Notes)	88	10%	6/30/2023	—	—	—
Halo PPP Loan	431	1%	5/3/2022	—	—
TruPet PPP Loan	421.98%		4/6/2022	—	—	—
Total debt	32,611			37,250
Less current portion	8,016			20,880
Total long term debt	$24,595			$16,370
(1)	Interest at Bank of Montreal Prime plus 8.05%
(2)	Interest at a variable rate of LIBOR plus 250 basis points with and interest rate floor of 3.25% per annum
Short term loan and line of credit
On the Halo Acquisition date, December 19, 2019, the Company entered into a Loan Facilities Agreement (the “Facilities Agreement”) by and among the Company, as the borrower, the several lenders from time to time parties thereto (collectively, the “Lenders”) and a private debt lender, as agent (the “Agent”). The Facilities Agreement provided for (i) a term loan facility of $20.5 million and (ii) a revolving demand loan facility not to exceed

$7.5 million. The term loan was scheduled to mature on December 19, 2020 or such earlier date on which a demand is made by the Agent or any Lender and was extended as discussed below. The remaining revolving credit facility balance of $5.1 million was repaid in full with a portion of the proceeds from the ABL Facility, discussed below, and resulted in a loss on debt extinguishment of $0.1 million.
Certain directors and shareholders of the Company (“Shareholder Guarantors”) agreed to enter into a Continuing Guaranty (the “Shareholder Guaranties”) in the amount of $20.0 million and guarantee the Company’s obligations under the Facilities Agreement. As consideration for the Shareholder Guaranties, the Company issued common stock purchase warrants to the Shareholder Guarantors in an amount equal to 0.325 warrants for each dollar of debt under the agreement guaranteed by such Shareholder Guarantors (the “Guarantor Warrants”).
On July 16, 2020, the Company entered into a revolving line of credit with Citizens Business Bank in the aggregate amount of $7.5 million (the “ABL Facility”). The proceeds of the ABL Facility were used (i) to repay all principal, interest and fees outstanding under the Company’s existing revolving credit facility and (ii) for general corporate purposes. Debt issuance costs of $0.1 million were incurred related to the Company entering into this revolving line of credit.
The ABL Facility matures on July 5, 2022 and bears interest at a variable rate of LIBOR plus 250 basis points, with an interest rate floor of 3.25% per annum. Accrued interest on the ABL Facility is payable monthly commencing on August 5, 2020. The ABL Agreement provides for customary financial covenants, such as maintaining a specified adjusted EBITDA and a maximum senior debt leverage ratio, that commence on December 31, 2020 and customary events of default, including, among others, those relating to failure to make payment, bankruptcy, breaches of representations and material adverse effects. The Company prepaid the principal of the ABL Facility in full and did not incur any prepayment charges. See “Note 21 - Subsequent events” for additional information related to the revolver.
The ABL Facility is secured by a general security interest on the assets of the Company and is personally guaranteed by a member of the Company’s board of directors.
On October 5, 2020, the Company paid down the term loan by $11.0 million using proceeds from the Series F Private Placement. On October 29, 2020, the Company made an additional pay down on the term loan by $1.0 million using additional proceeds from the Series F Private Placement.
On November 25, 2020, Better Choice Company Inc. (the “Company”) entered into the fifth amendment (the “Fifth Amendment”) to the Facilities Agreement, extending the maturity date of the term loan to January 15, 2021. The Company paid down the short term loan in full during January 2021. See “Note 21 − Subsequent events” for additional information related to the term loan.
As of December 31, 2020 and 2019, the term loan outstanding was $7.8 million and $16.1 million, net of debt issuance costs and discounts of less than $0.2 million and $4.4 million, respectively, and the line of credit outstanding was $5.0 million and $4.8 million, net of debt issuance costs of $0.2 million and $0.2 million, respectively. The debt issuance costs and discounts are amortized using the effective interest method.
As of December 31, 2020 and 2019, the Company was in compliance with its debt covenants.
Notes payable
On November 4, 2019, the Company issued $2.8 million of subordinated convertible notes (the “November 2019 Notes”) which carry a 10% interest rate and mature on November 4, 2021. The interest is payable in arrears on March 31, June 30, September 30 and December 31 of each year. Payment in kind (“PIK”) interest is payable by increasing the aggregate principal amount of the November 2019 Notes. The November 2019 Notes are exercisable any time from the date of issuance and carried an initial conversion price of the lower of (a) $4.00 per share or (b) the IPO Price(defined as the price at which the Company’s stock will be sold in a future IPO).
The November 2019 Notes were amended on January 6, 2020. The amendment incorporates only the preferable terms of the Seller Notes as noted below, and all other terms and provisions of the November 2019 Notes remain in full force and effect. As amended, for so long as any event of default (as defined in the November 2019 Note) exists, interest shall accrue on the November 2019 Note principal at the default interest rate of 12.0% per annum, and such accrued interest shall be immediately due and payable.
The November 2019 Notes were amended for the second time on June 24, 2020 in connection with the issuance of the June 2020 Notes. The amendment lowers the maximum conversion price applicable to the conversion of these notes from $4.00 per share to $3.75 per share and extends the maturity date from November 4, 2021 to June 30, 2023. Under the applicable accounting guidance, the Company accounted for the change in conversion price as a modification of the debt instrument. The Company recognized the increase in the fair value of the conversion option of $0.3 million as a reduction to the carrying amount of the debt instrument by increasing the associated debt discount with a corresponding increase in additional paid-in capital.
As of December 31, 2020 and 2019, the aggregate amount of November 2019 Notes outstanding was $2.8 million and $2.8 million, respectively, net of discounts of less than $0.3 million and less than $0.1 million, respectively. The discounts are being amortized over the life of the November 2019 Notes using the effective interest method.
On December 19, 2019, the Company issued $10.0 million and $5.0 million in senior subordinated convertible notes (the “Senior Seller Notes”) and junior subordinated convertible notes (the “Junior Seller Notes” and together with the Senior Seller Notes, the “Seller Notes”), respectively, to the sellers of Halo. The Seller Notes are exercisable any time from the date of issuance and carry a 10% interest rate and mature on June 30, 2023. Interest is payable in arrears on March 31, June 30, September 30 and December 31 of each year. PIK interest is payable by increasing the aggregate principal amount of the Seller Notes. The Seller Notes carried a conversion price of the lower of (a) $4.00 per share or (b) the IPO Price.
The Seller Notes were amended on June 24, 2020 in connection with the issuance of the June 2020 Notes. The amendment lowers the maximum conversion price applicable to the conversion of these notes from $4.00 per share to $3.75 per share. The Company accounted for the change in the conversion price as a modification of the debt instrument. The Company recognized the increase in the fair value of the conversion option of less than of $0.3 million as a reduction to the carrying amounts of the debt instruments by increasing the associated debt discounts with a corresponding increase in additional paid-in capital.
As of December 31, 2020, the Senior Seller Notes outstanding were $10.3 million, net of discounts of $0.8 million, and the Junior Seller Notes outstanding were $5.0 million, net of discounts of $0.5 million. As of December 31, 2019, the Senior Seller Notes outstanding were $9.2 million, net of discounts of $0.9 million, and the Junior Seller Notes outstanding were $4.4 million, net of discounts of $0.5 million. The discounts are being amortized over the life of the Seller Notes using the effective interest method.
On January 13, 2020, the Company issued $0.6 million in senior subordinated convertible notes to ABG. The ABG Notes are exercisable any time from the date of issuance and carry a 10% interest rate and mature on June 30, 2023. The interest is payable in arrears on March 31, June 30, September 30 and December 31 of each year. PIK interest is payable by increasing the aggregate principal amount of the ABG Notes. The ABG Notes carried an initial conversion price of the lower of (a) $4.00 per share or (b) the IPO Price.
The ABG Notes were amended on June 24, 2020 in connection with the issuance of the June 2020 Notes. The amendment lowers the maximum conversion price applicable to the conversion of these notes from $4.00 per share to $3.75 per share. The Company accounted for the change in the conversion price as a modification of the debt instrument. The Company recognized the increase in the fair value of the conversion option of less than $0.1 million as a reduction to the carrying amount of the debt instrument by decreasing the associated debt premium with a corresponding increase in additional paid-in capital.
As of December 31, 2020, the ABG Notes outstanding was $0.7 million, including a debt premium of less than $0.1 million. The debt premium is being amortized over the life of the ABG Notes using the effective interest method.
On June 24, 2020, the Company issued $1.5 million in subordinated convertible promissory notes (the “June 2020 Notes”) which carry a 10% interest rate and mature on June 30, 2023. The interest is payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year. PIK interest is payable by increasing the aggregate principal amount of the June 2020 Notes. The June 2020 Notes are convertible any time from the date of issuance and carry a conversion price $0.75 per share. The June 2020 Notes are also convertible automatically upon the Company’s consummation of an initial public offering or change in control (each as defined in the June 2020 Notes).
The Company evaluated the conversion option within the June 2020 Notes to determine whether the conversion price was beneficial to the note holders. The Company recorded a beneficial conversion feature (“BCF”) related to the issuance of the June 2020 Notes. The BCF for the June 2020 Notes was recognized and measured by allocating a portion of the proceeds to the beneficial conversion feature, based on relative fair value, and as a reduction to the carrying amount of the convertible instrument equal to the intrinsic value of the conversion feature limited to the proceeds amount allocated to the instrument. The Company will accrete the discount recorded in connection with the BCF valuation as interest expense over the term of the June 2020 Notes, using the effective interest rate method.
As of December 31, 2020, the amount outstanding on the June 2020 Notes was less than $0.1 million, net of discounts of less than $1.5 million. The discounts are being amortized over the life of the June 2020 Notes using the effective interest method.
The exercise, conversion or exchange of convertible securities, including for other securities, will dilute the percentage ownership of the Company’s stockholders. The dilutive effect of the exercise or conversion of these securities may adversely affect the Company’s ability to obtain additional capital.
As of December 31, 2020 and 2019, the Company was in compliance with all covenant requirements and there were no events of default. All notes payable are subordinated to the short term loan and line of credit.
PPP loans
On April 10, 2020, TruPet, LLC, a wholly owned subsidiary of Better Choice Company Inc., was granted a loan from JPMorgan Chase Bank, N.A. in the aggregate amount of $0.4 million, pursuant to the PPP under Division A, Title I of the CARES Act (the “TruPet PPP Loan”). The loan matures on April 6, 2022, and bears interest at a rate of 0.98% per annum, payable monthly commencing on November 6, 2020. As of December 31, 2020, the TruPet PPP loan outstanding was $0.4 million.
On May 7, 2020, Halo, Purely for Pets, Inc., a wholly owned subsidiary of Better Choice Company Inc., was granted a loan from Wells Fargo Bank, N.A. in the aggregate amount of $0.4 million, pursuant to the PPP (the “Halo PPP Loan”). The loan matures on May 3, 2022 and bears interest at a rate of 1.00% per annum, with interest and principal payable monthly, commencing on November 1, 2020. As of December 31, 2020, the Halo PPP Loan outstanding was $0.4 million.
Under the terms of the PPP, certain amounts of the loans may be forgiven if they are used for qualifying expenses as described in the CARES Act. The Company has used the entire loan amounts for qualifying expenses.
The Company recorded interest expense related to its outstanding indebtedness of $9.2 million and $0.7 million for the years ended December 31, 2020 and 2019, respectively.
Fair Value
The fair value of the November 2019, Senior Seller Notes and Junior Seller Notes, ABG Notes and June 2020 Notes were approximately $2.5 million, $9.0 million, $4.5 million, $0.5 million, and $1.3 million, respectively, as of December 31, 2020. Fair value was determined by applying the income approach using a discounted cash flow model which primarily uses unobservable inputs (Level 3).
The carrying amounts of the Company’s short term loan and PPP loans approximates fair value due to its short term nature. The carrying amount for the Company’s line of credit approximates fair value as the instrument has a variable interest rate that approximates market rates.
Note 11 – Warrants
The following illustrates the Company's outstanding warrants to purchase shares of the Company's common stock as of and for the years ending December 31, 2020 and 2019:
	Warrants	Exercise Price
Warrants acquired on May 6, 2019	712,823	$3.90
Issued	17,414,030	$3.27
Exercised	(1,144,999)	$3.50
Warrants outstanding as of December 31, 2019	16,981,854	$3.23
Issued	49,928,469	$0.77
Exercised	(1,937,690)	$0.58
Terminated/Expired	(5,470,655)	$3.07
Warrants outstanding as of December 31, 2020	59,501,978	$1.22

The intrinsic value of outstanding warrants was $23.8 million and $12.2 million as of December 31, 2020 and 2019, respectively. The following discussion provides details on the various types of outstanding warrants and the related relevant disclosures around each type.
Warrant Derivative Liability
In connection with the May Acquisitions, the Company acquired 712,823 warrants with a weighted average exercise price of $3.90 (the “May Acquisitions Warrants”). These warrants included an option to settle in cash in the event of a change of control of the Company and a reset feature if the Company issues shares of common stock with a strike price below the exercise price of the warrants, which required the Company to record the warrants as a derivative liability. The Company calculates the fair value of the derivative liability through a Monte Carlo Model that values the warrants based upon a probability weighted discounted cash flow model.
During January 2020, the Company issued shares below the exercise price of the May Acquisitions Warrants. As such, the Company issued an additional 1,003,232 warrants on March 17, 2020 to certain of its warrant holders at an exercise price of $1.62 and modified the exercise price of the existing May Acquisitions Warrants to $1.62.
During June 2020, the Company issued common stock equivalents below the exercise price of the warrants issued on March 17, 2020. As such, the Company issued an additional 1,990,624 warrants to certain of its warrant holders at an exercise price of $0.75 and modified the exercise price of the existing warrants to $0.75.
During September 2020, the Company amended all of these warrants to eliminate certain anti-dilution rights, fix the number of shares of common stock purchasable under each warrant, and set the exercise price thereof at $0.65 per share. As such, the Company issued an additional 570,258 warrants to certain of its warrant holders at an exercise price of $0.65.
During the fourth quarter of 2020, holders exercised a total 1,687,690 warrants for which the Company issued shares of common stock. During December 2020, 2,512,321 of these warrants expired and an immaterial amount remained outstanding as of December 31, 2020, all of which expired during January 2021.
The warrants are valued based on future assumptions and, as the reset triggers were known events on December 31, 2020 and 2019, the Company included the triggers in the valuations performed during the periods ended December 31, 2020 and 2019. The following schedules show the fair value of the warrant derivative liability as of December 31, 2020 and 2019, and the change in fair value during the years ended December 31, 2020 and 2019 (in thousands):
Warrant Derivative Liability
Assumption of warrants in May Acquisitions	$2,130
Change in fair value of warrant derivative liability	90
Balance as of December 31, 2019	$2,220
Change in fair value of warrant derivative liability	(2,220)
Balance as of December 31, 2020	$—
Series F Warrant Liability
During October 2020, the Company issued 43,403,130 warrants in connection with the Series F insider-led equity financing with an exercise price of $0.75. The warrants are exercisable on the date of issuance and expire 72 months after the date of issuance. These warrants include a reset feature if the Company issues common stock, options, or convertible securities with a strike price below the exercise price of the warrants. These warrants did not meet the definition of a derivative or the requirements to be considered equity; as such, the Company recorded these as a liability. See “Note 13 − Redeemable convertible preferred stock” for more information on Series F.
The Company calculated the fair value of the warrant liability through a Monte Carlo Model and a Black Scholes Option Model. The total value of the consideration received in connection with the Series F Private Placement was first allocated to the warrant liability, with the remainder allocated to the preferred stock, which led to a discount ascribed to the Series F Preferred Stock. Accordingly, the Company recorded a discount of $14.6 million on the Series F Preferred Stock by adjusting Series F Additional Paid-in Capital.

The following schedule shows the fair value of the warrant liability upon issuance and the change in fair value during the year ended December 31, 2020 (in thousands):
Warrant Liability
Issuance of Series F warrants	$14,952
Change in fair value of warrant liability	24,898
Balance as of December 31, 2020	$39,850
The following schedule shows the inputs used to measure the fair value of the warrant liability as of December 31, 2020:
Warrant liability	December 31, 2020
Stock price	$1.27
Exercise price	$0.75
Expected remaining term (in years)	5.75 – 5.81
Volatility	67.5%
Risk-free interest rate	0.5%
The valuation of the warrants is subject to uncertainty as a result of the unobservable inputs. If the volatility rate or risk-free interest rate were to change, the value of the warrants would be impacted.
Equity-Classified Warrants
On May 6, 2019 as part of the PIPE, the Company issued 5,744,991 warrants with an exercise price of $4.25. Additionally, in connection with the PIPE transaction, the Company issued 220,539 warrants to brokers with an exercise price of $3.00. The warrants are exercisable on the date of issuance and expire 24 months from the date of the consummation of a future IPO.
On November 4, 2019, the Company issued 11,000 warrants in connection with the November 2019 Notes. The warrants are exercisable on the date of issuance and expire 24 months from the date of the consummation of a future IPO. The warrants carried an initial exercise price equal to the greater of (i) $5.00 per share or (ii) the price at which the common stock of the Company was sold in the IPO.
On December 19, 2019, the Company issued 937,500 warrants in connection with the Seller Notes. The warrants are exercisable on the date of issuance and expire 24 months from the date of the consummation of a future IPO. The warrants carried an initial exercise price equal to the greater of (i) $5.00 per share or (ii) the price at which the common stock of the Company was sold in the IPO.
On June 24, 2020, the warrants related to the November 2019 Notes and Seller Notes were amended in connection with the issuance of the June 2020 Notes to lower the maximum exercise price applicable to these warrants from $5.00 to $4.25 per share. The decrease in the exercise price resulted in an increase to the fair value of the warrants of $0.1 million which the Company recognized in general and administrative expense.
On December 19, 2019 the Company issued 6,500,000 warrants with an exercise price of $1.82 in conjunction with the short term loan (the “Guarantor Warrants”). The warrants are exercisable on the date of issuance and expire 24 months from the date of the consummation of a future IPO. The Guarantor Warrants had a fair value of $4.2 million on the date of issuance.
On June 24, 2020, the Company issued 1,000,000 warrants with an exercise price of $1.25 per share in connection with the June 2020 Notes (the “June 2020 Warrants”), which were exercisable on the date of issuance and expire on the earlier of (i) 84 months from the date of the consummation of an underwritten public offering or other up-list transaction or (ii) June 30, 2030.
On July 20, 2020, the Company issued 300,000 warrants with an exercise price of $1.05 per share in consideration for a personal guarantee by a member of the Company's board of directors on the ABL Facility (the “July 2020 Guarantor Warrants”), which were exercisable on the date of issuance and expire on the earlier of (i) 84 months from the date of the consummation of an underwritten public offering or other up-list transaction or (ii) June 30, 2030.

Warrants Issued as Compensation
On September 17, 2019, a Company advisor was issued 2,500,000 warrants with an exercise price of $0.10 and 1,500,000 warrants with an exercise price of $10.00. The warrants were exercisable as follows: 1,250,000 of the warrants with the $0.10 exercise price (the “Tranche 1 Warrants”) were exercisable on the earlier of the twelve-month anniversary of the issuance date or immediately prior to a change in control subject to the advisor’s continued service to the Company; the remaining 1,250,000 of the warrants with the $0.10 exercise price (the “Tranche 2 Warrants”) and the 1,500,000 warrants with the $10.00 exercise price (the “Tranche 3 Warrants”) were exercisable on the earlier of the eighteen-month anniversary of the issuance date or immediately prior to a change in control subject to the advisor’s continued service to the Company.
On June 1, 2020, the Company entered into a termination agreement (the “Termination Agreement”) with the advisor. Pursuant to the terms of the Termination Agreement, the Tranche 1 Warrants were amended to reduce the number of shares of common stock purchasable thereunder to 1,041,666 shares, and the Tranche 2 Warrants and Tranche 3 Warrants were cancelled. The Tranche 1 Warrants (as amended pursuant to the Termination Agreement) were fully vested as of the date of the termination of the agreement and will remain exercisable until September 17, 2029. Furthermore, if the Company engages in any restricted business line as defined in the Termination Agreement, the Company will issue to the former advisor additional shares of common stock based on formulas intended to compensate the former advisor for the warrants that were reduced or terminated. In connection with the Termination Agreement, the Company recorded expense of $5.7 million during the year ended December 31, 2020 in general and administrative expense.
On June 24, 2020, the Company issued 1,000,000 warrants with an exercise price of $1.25 per share to two non-employee directors, which were exercisable on the date of issuance and expire on the earlier of (i) 84 months from the date of the consummation of an underwritten public offering or other up-list transaction or (ii) June 30, 2030. On July 20, 2020, the Company issued 200,000 warrants two non-employee directors at a price of $1.05 per share (the “July 2020 Director Warrants”), which were exercisable on the date of issuance and expire on the earlier of (i) 84 months from the date of the consummation of an underwritten public offering or other up-list transaction or (ii) June 30, 2030. The warrants issued to non-employee directors were immediately vested and as such, the Company recorded $1.0 million of share-based compensation expense upon issuance.
On November 30, 2020, the Company issued 400,000 warrants to a third-party for services with an exercise price of $1.00 and an expiration date 72 months after issuance. These warrants were immediately vested and as such, the Company recorded $0.1 million in general and administrative expense.
Note 12 – Commitments and contingencies
Commitments
We have entered into leases (see “Note 8 – Operating leases”), a royalty contract termination (see “Note 9 − Intangible assets, royalties, and goodwill”) and debt instruments (see “Note 10 – Debt”), including a line of credit, subordinated convertible notes and a short term loan for which we are committed to pay certain amounts over a period of time.
The Company had no material purchase obligations as of December 31, 2020 or 2019.
Contingencies
The Company may be involved in legal proceedings, claims, and regulatory, tax, or government inquiries and investigations that arise in the ordinary course of business resulting in loss contingencies. We accrue for loss contingencies when losses become probable and are reasonably estimable. If the reasonable estimate of the loss is a range and no amount within the range is a better estimate, the minimum amount of the range is recorded as a liability. Legal costs such as outside counsel fees and expenses are charged to expense in the period incurred and are recorded in general and administrative expenses in the consolidated statements of operations and comprehensive loss. We do not accrue for contingent losses that are considered to be reasonably possible, but not probable; however, we disclose the range of such reasonably possible losses. Loss contingencies considered remote are generally not disclosed.
Litigation is subject to numerous uncertainties and the outcome of individual claims and contingencies is not predictable. It is possible that some legal matters for which reserves have or have not been established could result in an unfavorable outcome for the Company and any such unfavorable outcome could be of a material nature or have a material adverse effect on the Company's consolidated financial condition, results of operations and cash flows. Management is not aware of any claims or lawsuits that may have a material adverse effect on the consolidated financial position or results of operations of the Company.
Note 13 – Redeemable convertible preferred stock
On May 6, 2019, the Company acquired 2,633,678 outstanding shares of Series E, which represented an element of the purchase price and were recorded at fair value (on an as converted into common stock basis) based on the $6.00 per share closing price of Better Choice Company’s shares of common stock as they remained outstanding after the reverse acquisitions discussed in “Note 2 − Acquisitions” above. The Series E had a stated value of $0.99 per share and was convertible to common stock at a price of $0.78 per share.
On May 10, 2019 and May 13, 2019, holders of the Company’s Series E converted 689,394 and 236,364 preferred shares into 875,000 and 300,000 shares of the Company’s common stock, respectively.
On November 21, 2019, holders of the Company’s Series E converted 320,542 preferred shares into 406,841 shares of the Company’s common stock.
During October, 2020, the Company consummated an insider-led equity financing, including the transactions contemplated by a securities purchase agreement (the “Securities Purchase Agreement”) between the Company and certain accredited and sophisticated investors (the “Purchasers”) and an exchange agreement (the “Series E Exchange Agreement”) between the Company and Cavalry Fund LP (“Cavalry”), the holder of all of the Company’s outstanding Series E preferred stock.
Pursuant to the Securities Purchase Agreement, the Company, in a private placement (the “Series F Private Placement”), issued and sold units (the “Series F Units”) to the Purchasers for a purchase price of $1,000 per Unit. Each Unit consists of: (i) one share of the Company’s Series F convertible preferred stock, par value $0.001 per share (the “Series F Preferred Stock”), which is convertible into shares of the Company’s common stock, par value $0.001 per share, at a value per share of common stock of $0.50; and (ii) a warrant to purchase for a six year period such number of shares of common stock (the “Series F Warrant Shares”) into which such share of Series F Preferred Stock is convertible at an exercise price per Warrant Share of $0.75. Pursuant to the Series F Private Placement, the Company raised approximately $18.2 million in gross cash proceeds, approximately $6.5 million of which was invested by certain officers and directors of the Company. The series F Shares were recorded at fair value on the date of issuance on an as converted basis.
Concurrently with the execution of the Securities Purchase Agreement, the Company and the Purchasers entered into a registration rights agreement, (the “Registration Rights Agreement”) and as amended by a certain first amendment to the Registration Rights Agreement”), dated October 29,2020, pursuant to which the Company filed a registration statement with the SEC on December 9, 2020 along with and amendment on February 16, 2021 to register the Warrant Shares and the shares of common stock issuable upon conversion of the Series F Preferred Stock.
In connection with the consummation of the Series F Private Placement, on October 1, 2020, the Company filed with the Secretary of State of Delaware a Certificate of Designations which authorizes a total of 30,000 shares of Series F Preferred Stock and sets forth the designations, preferences, and rights of the Company's Series F Preferred Stock.
On October 1, 2020, the Company issued 14,264 Series F Units in conjunction with money received for the Series F Private Placement. In addition, pursuant to the Series E Exchange Agreement, on October 1, 2020, the Company issued 3,500 Series F Units to Cavalry in exchange for all of its outstanding Series E Preferred Stock. The exchange of Series E Preferred Shares resulted in a $5.4 million gain and was recorded to Accumulated deficit on the Company's Consolidated Balance Sheets.
On October 2, 2020, the Company entered into an amendment to its Facilities Agreement to permit the Company to use a portion of the net proceeds of the Series F Private Placement to make a partial repayment of the outstanding term loan thereunder. See “Note 10 − Debt” for additional information.
On October 12, 2020 and October 23, 2020, the Company issued 1,106 and 2,832 Series F Units, respectively, in conjunction with the Series F Private Placement. In addition, on October 23, 2020, the Company issued an additional 100 shares of Series F Preferred Stock in conjunction with a marketing agreement.
The Company evaluated the conversion option within the Series F Preferred Stock on the dates of issuance to determine whether the conversion price was beneficial to the holders. The Company recorded a BCF related to the issuance of the Series F Preferred Stock. The BCF was recognized and measured by allocating a portion of the proceeds to the beneficial conversion feature, based on fair value and was recorded to Accumulated deficit on the Company's Consolidated Balance Sheets limited to the proceeds amount allocated to the instrument.
The rights, preferences and privileges of Series F are as follows:
Ranking
Except to the extent the holders of the Series F Preferred Stock consent to the creation of a class of equity securities ranking senior to, or pari passu with, the Series F Preferred Stock, the Series F Preferred Stock shall rank senior to all shares of capital stock of the Company with respect to preferences as to dividends, distributions and payments upon liquidation, dissolution or winding up of the Company.
Voting
As to matters submitted to the holders of the Common Stock, each holder of the Series F Preferred Stock will be entitled to such number of votes equal to the number of shares of Common stock issuable upon conversion of such holder’s Series F Preferred Stock and shall vote, or provide consent, together with the Common Stock as if they were a single class. The holders of the Series F Preferred Stock shall vote as a separate class on matter affecting the terms of the Series F Preferred Stock, such as the authorization of a class of equity securities ranking senior to, or pari passu with, the Series F Preferred Stock.
Dividends
Holders of Series F Preferred Stock will not be entitled to receive dividends except to the extent that dividends are declared on the Series F Preferred Stock by the Company in its sole discretion or declared and made by the Company to holders of the Common Stock. In addition, if the Company grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to all or substantially all of the record holders of any class of Common Stock (the “Purchase Rights”), then each holder of Series F Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of all the Series F Preferred Stock (without taking into account any limitations or restrictions on the convertibility of the Series F Preferred Stock) held by such holder.
Liquidation
If the Company voluntarily or involuntarily liquidates, dissolves or winds up, the holders of Series F Preferred Stock shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders, before any amount shall be paid to the holders of any of shares of Common Stock or other capital stock of the Company ranking junior to the Series F Preferred Stock, an amount per share of Series F Preferred Stock equal to the sum of $1,000 (subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, subdivisions or other similar events occurring after the initial issuance date with respect to the Series F Preferred Stock, the “Stated Value”)) plus any accrued and unpaid dividends and late charges (such sum, the “Conversion Amount”). The rights of holders of Series F Preferred Stock to receive their liquidation preference also will be subject to the proportionate rights of capital stock, if any, ranking senior to or in parity with the Series F Preferred Stock as to liquidation.
Conversion
Subject to certain beneficial ownership limitations contained in the Certificate of Designations, holders of the Series F Preferred Stock shall be entitled to convert each share of outstanding Series F Preferred Stock held by such holder into such number of validly issued, fully paid and non-assessable shares of Common Stock equal to the Conversion Amount of such share of Series F Preferred Stock divided by $0.50 (subject to adjustment, the “Conversion Price”).
Redemption
Each share of Series F Preferred Stock not previously converted into shares of Common Stock shall automatically, without any further action by the holders of such Series F Preferred Stock, be converted into such number of fully paid and non-assessable shares of Common Stock determined by dividing the Stated Value of such share of Series F

Preferred Stock by the then applicable Conversion Price upon the closing of a firm commitment underwritten public offering of shares of Common Stock which results in the Common Stock being traded on any of The New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market or any successor market thereto. Any such conversion shall be subject to the beneficial ownership limitations set forth in the Certificate of Designations.
Anti-dilution
Holders of the Series F Preferred Stock are entitled to a “full rachet” anti-dilution adjustment to the Conversion Price in the event the Company issues, sells or grants any shares of Common Stock (or securities convertible, exercisable or exchangeable for Common Stock) for no consideration or for consideration or purchase price per share (or, in the case of securities convertible, exercisable or exchangeable for Common Stock, with a conversion, exercise or exchange price) less than the Conversion Price then in effect.
Note 14 – Stockholders’ deficit
As a result of the reverse acquisition of Better Choice Company and Bona Vida by TruPet in May 2019, the historical TruPet members' equity (units and incentive units) have been re-cast to reflect the equivalent Better Choice common stock for all periods presented after the transaction. Prior to the transaction in May 2019, TruPet was a limited liability company, and as such, the concept of authorized shares was not relevant.
A summary of equity transactions for the years ended December 31, 2020 and 2019 are presented below:
In December 2018, the Company completed a private placement and issued 2,391,403 Series A Preferred Stock to unrelated parties for $2.17 per share. The proceeds were approximately $4.7 million, net of $0.5 million of issuance costs. Additionally, on February 12, 2019, the Company issued 69,115 Series A Preferred Units in a private placement at $2.17 per unit. The proceeds were approximately $0.2 million, net of share issuance costs. On May 6, 2019, all Series A Preferred Shares were converted to 2,460,518 shares of common stock.
On May 6, 2019, the Company acquired 1,011,748 shares of common stock valued at $6.1 million representing its initial 7% investment in TruPet. These shares were recorded as an acquisition of treasury shares. Also on May 6, 2019, Better Choice Company issued 18,103,273 shares of its common stock in exchange for all outstanding shares of Bona Vida.
On May 6, 2019, the Company issued 5,744,991 million units for gross proceeds of $3.00 per unit in a PIPE transaction. Each unit included one share of common stock and a warrant to purchase an additional share. The funds raised from the PIPE were used to fund the operations of the combined company. Net proceeds of $15.7 million were received in the private placement, allocable between shares of common stock and warrants.
Pursuant to the employment agreement of an officer with Bona Vida dated October 29, 2018, the officer was entitled to a $500,000 change of control payment. The officer later agreed to receive 100,000 shares of Better Choice Company common stock. The 100,000 shares of common stock were valued at $6.00 per share, which was the market value as of the date of the May Acquisitions.
On August 28, 2019, the Company issued 1,000,000 shares of Common Stock valued at $3.4 million to iHeartMedia for future advertising to be incurred from August 2019 to August 2021. Refer to “Note 5 − Prepaid expenses and other current assets” for more information.
At the closing of the Halo acquisition in December 2019, Better Choice Company issued 2,134,390 shares of the Company’s common stock valued at $1.82 per share, which was the market value as of the date of the Halo Acquisition.
On January 2, 2020, the Company issued 308,642 shares of common stock to an investor for net proceeds of $0.5 million, net of issuance costs of $0.1 million.
On January 13, 2020, the Company issued 72,720 shares of common stock to ABG in connection with the termination of a licensing agreement discussed in “Note 9 − Intangible assets, royalties, and goodwill”.
On March 5, 2020, December 1, 2020, December 8 and December 22, 2020, the Company issued 125,000 shares, 35,000 shares, 500,000 shares 500,000 shares of common stock, respectively, for advertising services and marketing services.

On December 2, 2020, the Company issued 96,000 shares of common stock in connection with conversion of Series F Preferred Stock.
During the year ended December 31, 2020, the Company issued 1,837,690 shares of Common Stock in connection with warrant exercises.
The Company has reserved common stock for future issuance as follows:
	December 31, 2020	December 31, 2019
Conversion of Series E	—	1,760,903
Conversion of Series F	43,507,130	—
Exercise of options to purchase common stock	7,815,442	7,791,833
Warrants to purchase common stock	59,501,978	16,981,854
Notes payable	7,530,232	4,437,500
Total	118,354,782	30,972,090
Note 15 – Share-based compensation
During the period from November 1, 2018 through May 5, 2019, incentive units for the equivalent of 1.3 million shares were awarded to employees and consultants. The incentive units were measured at fair value on the date of each respective award with a weighted average value per equivalent share of $2.47. The awards were to vest over a period of two to three years. On May 6, 2019, all outstanding incentive unit awards issued prior to May 6, 2019 immediately vested. As a result of the immediate vesting of these incentive units, share-based compensation expense equal to $2.2 million was recorded in the consolidated statements of operations and comprehensive loss on May 6, 2019.
On May 6, 2019, the Company acquired the Better Choice Company Inc. 2019 Incentive Award Plan (the “2019 Plan”) which became effective as of April 29, 2019. The 2019 Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, other stock or cash-based awards or a dividend equivalent award (each an “Award”). Non-employee directors of the Company and employees and consultants of the Company or any of its subsidiaries are eligible to receive awards under the 2019 Plan. The 2019 Plan authorizes the issuance of (i) 6,000,000 shares of common stock plus (ii) an annual increase on the first day of each calendar year beginning on January 1, 2020 and ending on and including January 1, 2029, equal to the lesser of (A) 10% of the shares of common stock outstanding (on an as-converted basis) on the last day of the immediately preceding fiscal year and (B) such smaller number of shares of common stock as determined by the Board.
On November 11, 2019, the Company received shareholder approval for the Amended and Restated 2019 Incentive Award Plan (the “Amended 2019 Plan”). Under the Amended 2019 Plan, the number of option awards available for issuance increased from 6,000,000 to 9,000,000 on December 19, 2019.
Stock options
Effective as of December 19, 2019, the Board repriced all outstanding options under the Amended 2019 Plan As a result, the exercise price of all outstanding vested and unvested options was lowered to $1.82 per share, the closing price of the Company’s common stock on December 19, 2019. No other terms of the option agreements were changed. The change in exercise price of the outstanding options caused an increase in fair value of all vested options at date of repricing of $0.6 million which was expensed by the Company. The change in exercise price also caused an increase in fair value of all unvested options at date of repricing of $0.8 million.
Effective October 1, 2020, outstanding stock option awards held by current employees as of October 1, 2020 were repriced concurrent with the closing of the Series F Private Placement. In total, 6,077,731 stock options were repriced. The exercise price was set at a 20% premium to the Series F Preferred Stock conversion price, or $0.60 per share. The change in exercise price of the outstanding options caused an increase in fair value of all vested options at date of repricing of $0.2 million which was expensed by the Company. The change in exercise price also caused an increase in fair value of all unvested options at date of repricing of $0.2 million.

The following table provides detail of the options granted and outstanding (dollars in thousands):
	Options	Weighted average exercise price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Options outstanding as of December 31, 2019	7,791,833	$1.85	9.5	$—
Granted	1,050,000	$0.86
Forfeited/Expired	(1,026,391)	$(1.62)
Options outstanding as of December 31, 2020	7,815,442	$0.80	8.6	$4,246

Options exercisable as of December 31, 2020	5,684,467	$0.83	8.3	$3,094
Options granted under the Amended 2019 Plan vest over a period of two to three years. All vested options are exercisable and may be exercised through a ten-year anniversary of the grant date (or such earlier date described in the applicable award agreement).
During the years ended December 31, 2020 and 2019, $7.5 million and $10.3 million, respectively, of share-based compensation expense was recognized related to options issued. As of December 31, 2020, unrecognized share-based compensation related to options was $2.7 million.
The fair value of an option award is estimated on the date of grant using the Black–Scholes option valuation model, using the following assumptions primarily based on historical data:
	Years Ended December 31,
	2020	2019
Risk-free interest rate	0.33 − 0.89%	1.49 − 2.39%
Expected volatility(1)	67.50%	63.00%
Expected dividend yield	—%	—%
Expected life (years)(2)	3.0 - 6.5	3.0 - 6.5
(1)	Expected volatility was determined using a combination of historical volatility and implied volatility.
(2)	For certain options, the simplified method is utilized to determine the expected life due to the lack of historical data.
Restricted stock
In March 2020, the Company issued 450,000 shares of restricted common stock to three non-employee directors in return for services provided in their capacity as directors and issued 5,956 restricted shares of common stock to an officer of the Company. The restricted shares were immediately vested and as such, the Company recorded share-based compensation expense of $0.5 million upon issuance.
Note 16 – Employee benefit plans
The Company maintained two qualified defined contribution 401(k) plans, which covered substantially all of our employees. Under the plans, participants are entitled to make pre-tax and/or Roth post-tax contributions up to the annual maximums established by the Internal Revenue Service. The Company matches participant contributions pursuant to the terms of the plans, which contributions are limited to a percentage of the participant’s eligible compensation. The Company made contributions related to the plans and recognized expense of less than $0.2 million during the year ended December 31, 2020 and $0.1 million for the year ended December 31, 2019.
Note 17 – Related party transactions
Management services
During the year ended December 31, 2019, the company paid $0.2 million for management services provided by an entity owned by a member of the board of directors.
Marketing services
A company controlled by a member of the board of directors provides online traffic acquisition marketing services for the Company. The Company incurred immaterial amounts for their services during the year ended December 31,

2020. During the year ended December 31, 2019, the Company incurred $0.2 million for their services. The service contract has a 30-day termination clause. As of December 31, 2020, the Company had no outstanding balance and as of December 31, 2019 the outstanding balance was $0.1 million, included in Accounts Payable in the Consolidated Balance Sheets.
Notes payable
The Company issued $1.4 million of subordinated convertible notes to a member of the board of directors during the year ended December 31, 2019, and $0.8 million of subordinated convertible notes to the same director during June 2020. The notes remain outstanding as of December 31, 2020. Interest related to the subordinated convertible notes was $0.2 million and less than $0.1 million for the years ended December 31, 2020 and 2019, respectively.
Halo transaction bonus and notes payable
The Company issued $0.1 million of subordinated convertible notes to an executive in satisfaction of a transaction bonus as per his employment agreement upon the close of the Halo Acquisition in December 2019. These convertible notes are outstanding as of December 31, 2020 and December 31, 2019.
Guarantor warrants
The Company issued a total of 6,500,000 warrants to three members of the board of directors as consideration for the Shareholder Guaranties related to the short term loan during the year ended December 31, 2019. The 6,500,000 warrants had a fair market value of $4.2 million as of the date of issuance.
On June 24, 2020, the Company issued a total of 2,000,000 warrants to three members of the board of directors in connection with the June 2020 Notes. On July 20, 2020, the Company issued a total of 500,000 warrants to three members of the board of directors in connection with the ABC Facility. See “Note 11 − Warrants” for additional information.
Note 18 – Income taxes
For the years ended December 31, 2020 and 2019, the Company recorded no current or deferred income tax expense. The Company’s effective tax rate of 0% differs from the United States federal statutory rate of 21% primarily because the Company’s losses have been fully offset by a valuation allowance due to uncertainty as to the realization of the tax benefit of net operating losses (“NOLs”) for the years ended December 31, 2020 and 2019.
The following table is a reconciliation of the components that caused our provision for income taxes to differ from amounts computed by applying the United States federal statutory rate of 21% (in thousands):
	Years Ended December 31,
	2020		2019
Statutory U.S. Federal income tax	$(12,482)	21.0%	$(38,760)	21.0%
State income taxes, net	(1,720)	2.9%	(818)	0.4%
LLC income not taxed	—	—%	2,376	(1.3%)
Loss on acquisitions	—	—%	29,051	(15.7%)
Change in valuation allowance	8,811	(14.8%)	7,892	(4.3%)
Warrant valuation	4,763	(8.0)%	19	—%
Tax effect of non-deductible warrant expense	2,000	(3.4)%	—	—%
Return to provision adjustment	(1,571)	2.6%	—	—%
Other	199	(0.3)%	240	0.1%
Total provision	$—	0%	$—	0%
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant components of the Company’s deferred tax assets and liabilities are as follows (in thousands):
	December 31,
	2020	2019
Deferred income tax assets:
Net operating loss carryforwards	$11,185	$8,503
ROU assets	81	—
Share-based compensation	5,728	2,493
Inventory	212	—
Other assets	2,595	301
Gross deferred tax assets	19,801	11,297
Valuation allowance	(16,724)	(7,913)
Net deferred tax assets	$3,077	$3,384
Deferred income tax liabilities:
Inventory	—	(137)
Operating lease liabilities	(79)	—
Intangibles	(2,998)	(3,247)
Deferred tax assets, net of valuation allowance	$—	$—
As of December 31, 2020, the Company had a deferred tax asset (before valuation allowance) recorded on gross federal and state net operating loss carryforwards of approximately $44.0 million and $42.5 million, respectively. The net operating losses will begin to expire in 2027.
The Internal Revenue Code, as amended (“IRC”), imposes restrictions on the utilization of NOLs and other tax attributes in the event of an “ownership change” of a corporation. Accordingly, a company’s ability to use pre-change NOLs may be limited as prescribed under IRC Section 382. Events which may cause limitation in the amount of the NOLs and credits that can be utilized annually include, but are not limited to, a cumulative ownership change of more than 50% over a three-year period.
Under ASC 805, “Business Combinations”, an acquirer should recognize, and measure deferred taxes arising from assets acquired and liabilities assumed in a business combination in accordance with ASC 740. The 2019 financial statement loss includes losses that will not result in future deferred tax assets and therefore these losses are excluded.
Management assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets in the future. A significant piece of objective negative evidence evaluated was the cumulative loss incurred through the years ended December 31, 2020 and 2019. Such objective evidence limits the ability to consider other subjective positive evidence such as current year taxable income and future income projections. On the basis of this evaluation, as of December 31, 2020, a valuation allowance of $16.7 million was recorded since it is more likely than not that the deferred tax assets will not be realized.
Changes in valuation allowance are as follows (in thousands):
	Years Ended December 31,
	2020	2019
Valuation allowance, at beginning of year	$7,913	$—
Increase in valuation allowance	8,811	7,892
Halo Acquisition	—	21
Valuation allowance, at end of year	$16,724	$7,913
The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations and technical corrections to tax depreciation methods for qualified improvement property. The Company does not expect the impact to be material.

As of December 31, 2020 and 2019, the Company had no accrued interest and penalties related to uncertain income tax positions. The Company does not anticipate that the amount of unrecognized tax benefits will significantly increase or decrease within the next twelve months. As of December 31, 2020 and 2019, the Company does not have any significant uncertain tax positions. If incurred, the Company would classify interest and penalties on uncertain tax positions as income tax expense.
The Company is subject to taxation in the United States federal and various state jurisdictions. The Company is not currently under audit by any taxing authorities. The Company remains open to examination by tax jurisdictions for tax years beginning with the 2017 tax year for Federal and 2016 for states. Federal and state net operating losses are subject to review by taxing authorities in the year utilized.
For the period ended May 6, 2019, the Company was a limited liability company, taxed as a partnership. Thus, all of the Company’s income and losses flowed through to the owners. The company converted to a C-corporation, subject to income tax on May 6, 2019, the date of the May Acquisitions.
Note 19 – Concentrations
Major Suppliers
The Company sourced approximately 76% of its inventory receipts from three vendors for the year ended December 31, 2020. The Company sourced approximately 74% of its inventory receipts from one vendor for the year ended December 31, 2019.
Major Customers
Accounts receivable from two customers represented 72% of accounts receivable as of December 31, 2020. Accounts receivable from one customer represented 44% of accounts receivable as of December 31, 2019. Two customers represented 38% of gross sales for the year ended December 31, 2020. None of the Company’s customers represented greater than 10% of gross sales for the year ended December 31, 2019.
Credit Risk
At December 31, 2020 and 2019, the Company’s cash and cash equivalents were deposited in accounts at several financial institutions and may maintain some balances in excess of federally insured limits. The Company maintains its cash and cash equivalents with high-quality, accredited financial institutions and, accordingly, such funds are subject to minimal credit risk. The Company has not experienced any losses historically in these accounts and believes it is not exposed to significant credit risk in its cash and cash equivalents.
Note 20 – Net loss per share
Basic and diluted net loss per share attributable to common stockholders is presented using the treasury stock method. Under the treasury stock method, the amount the employee must pay for exercising stock options and the amount of compensation cost for future service that has not yet been recognized are collectively assumed to be used to repurchase shares.
Basic and diluted net loss per share is calculated by dividing net and comprehensive loss attributable to common stockholders by the weighted-average shares outstanding during the period. For the years ended December 31, 2020 and 2019, the Company’s basic and diluted net and comprehensive loss per share attributable to common stockholders are the same, because the Company has generated a net loss to common stockholders and common stock equivalents are excluded from diluted net loss per share as they have an antidilutive impact.

The following table sets forth basic and diluted net loss per share attributable to common stockholders for the years ended December 31, 2020 and 2019 (in thousands, except share and per share amounts):
	Years Ended December 31,
Common stockholders	2020	2019
Numerator:
Net and comprehensive loss	$(59,335)	$(184,462)
Less: Preferred stock dividends	103	109
Add: Adjustment due to gain on Series E Exchange	(5,415)	—
Less: Adjustment due to BCF of Series F Shares	5,349	—
Net and comprehensive loss available to common stockholders	$(59,372)	$(184,571)
Denominator:
Weighted average shares used in computing net loss per share attributable to common stockholders, basic and diluted	49,084,432	33,238,600
Net loss per share attributable to common stockholders, basic and diluted	$(1.21)	$(5.55)
Note 21 – Subsequent events
Old Plank Term Loan and Revolving Line of Credit
On January 6, 2021, the Company entered into a credit facility with Old Plank Trail Community Bank, N.A., an affiliate of Wintrust Bank, N.A. (“Wintrust”) consisting of a $6.0 million term loan and a $6.0 million revolving line of credit, each scheduled to mature on January 6, 2024. The proceeds of this credit facility were used (i) to repay a portion of principal, interest and fees outstanding under the Company’s existing term loan and the ABL Facility with Citizens Business Bank and (ii) for general corporate purposes. The remaining principal, interest, and fees outstanding after the pay down using funds from this credit facility was paid using cash from the balance sheet. The Wintrust agreement subjects the Company to certain financial covenants, including the maintenance of a fixed charge coverage ratio of no less than 1.25 to 1.00, tested as of the last day of each fiscal quarter. The numerator in the fixed charge coverage ratio is operating cash flow, defined as EBITDA less cash paid for unfinanced capital expenditures, income taxes and dividends. The denominator is fixed charges such as interest expense and principal payments paid or payable on other indebtedness.
Issuance of Common Stock and Warrants
The Company consummated a private placement of common stock units on January 22, 2021 (the “January 2021 Private Placement”) in which we raised approximately $4.1 million, including an investment by certain of our officers and directors of approximately $1.6 million. Each common stock unit was sold at a per unit price of $1.25 and consisted of (i) one share of the Company’s common stock, par value $0.001 per share; and (ii) a warrant to purchase for a six year period one share of common stock at an exercise price per share of $1.45, subject to beneficial ownership imitations (the “January 2021 Warrants”). Pursuant to the January 2021 Private Placement, the Company raised approximately $3.1 million in gross cash proceeds, and $1.0 million in gross cash proceeds received by the Company upon the declaration of effectiveness of the February 2021 registration statement. The proceeds will be used to pay expenses related to the offering and for general corporate purposes. In connection with the January 2021 Private Placement, we entered into a registration rights agreement (the “January 2021 Registration Rights Agreement”).
March 2021 Warrant Raise
In March 2021, the Company offered to certain of its warrant holders the opportunity to exercise, in full or in part, their warrants to purchase shares of Common Stock at a reduced exercise price and receive shares of Common Stock (the “Warrant Exercise Offer”). The Warrant Exercise Offer was made to a limited number of holders of warrants issued with an exercise price of $4.25 per share, and participating holders were entitled to exercise their warrants for $1.25 per share. The Company received exercise notices for a total of 1,047,609 warrants, resulting in the Company’s receipt of approximately $1.3 million.
Stock Options
During the first quarter of 2021, the Company granted 5,479,000 stock option awards under the Amended 2019 Plan.

[     ] Shares

Common Stock
PROSPECTUS

D.A. Davidson & Co.
    , 2021

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, all of which will be paid by us. All of the amounts are estimated except for the Securities and Exchange Commission (“SEC”) registration fee, the Financial Industry Regulatory Authority, Inc. (“FINRA”) filing fee and the exchange listing fee.
Item	Amount
SEC registration fee	$[ ]
Exchange listing fee	$[ ]
Legal fees and expenses	$[ ]
Accounting fees and expenses	$[ ]
Printing expenses	$[ ]
Transfer agent and registrar fees	$[ ]
FINRA filing fees	$[ ]
Miscellaneous	$[ ]
Total	$[ ]
ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS
Article 10 of the registrant’s certificate of incorporation (the “Certificate of Incorporation”) limits the liability of the registrant’s directors for monetary damages for breach of their fiduciary duty as directors, except to the extent such exemption or limitation thereof is not permitted under the Delaware General Corporation Law (the “DGCL”) and applicable law. Delaware law provides that such a provision may not limit the liability of directors:
•	for any breach of their duty of loyalty to the corporation or its stockholders;
•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or
•	for any transaction from which the director derived an improper personal benefit.
The limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies, such as injunctive relief or rescission.
Article 11 of the Certificate of Incorporation states that the registrant shall indemnify, to the fullest extent permitted by applicable law, any person who is a party or is threatened to be made a party to any action, suit or proceeding authorized by the registrant’s board of directors by reason of the fact that such person is or was a director or executive officer of the registrant or is or was serving at the request of the registrant. Article 11 of the Certificate of Incorporation also requires the registrant to pay any expenses incurred by any director or executive officer in defending against any such action, suit or proceeding in advance of the final disposition of such matter to the fullest extent permitted by law, subject to the receipt of an undertaking by or on behalf of such person to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified as authorized by the Certificate of Incorporation or otherwise.
Article 11 of the Certificate of Incorporation permits the registrant to purchase and maintain director or officer liability insurance.
The registrant has entered into indemnification agreements with its directors and officers. Subject to certain limited exceptions, under these agreements, the registrant will be obligated, to the fullest extent not prohibited by the DGCL, to indemnify such directors and officers against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were directors or officers of the registrant. The registrant also maintains liability insurance for its directors and officers in order to limit its exposure to liability for indemnification of such persons.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES
Since January 1, 2018, the registrant made the following issuances of its unregistered securities as described below. All share amounts have been retroactively adjusted to give effect to the reverse stock split of 26-for-1 of the registrant’s common stock effected on March 15, 2019.
(1)
On October 22, 2018, the registrant issued 2,846,356 shares of Series E Convertible Preferred Stock to existing holders of the registrant’s securities in exchange for the cancellation of all outstanding secured promissory notes, 803,969.73 shares of Series B Convertible Preferred Stock and 12,054,405 of the registrant’s outstanding warrants. The shares of Series E Convertible Preferred Stock were issued and sold in reliance upon the exemption from registration contained in Section 3(a)(9) of the Securities Act.

(2)
On December 12, 2018, the registrant issued 1,425,641 units to new investors, with each unit consisting of (i) one share of our common stock and (ii) a warrant to purchase one half of a share of common stock. The units were offered at a fixed price of $1.95 per unit for gross proceeds of approximately $2.8 million.

(3)
On December 21, 2018, the registrant issued certain directors and employees stock options to purchase 38,462 shares of the registrant’s common stock. The stock options have an exercise price of $6.76 per share.

(4)
In connection with the acquisition of Bona Vida, Inc., on May 6, 2019, the registrant issued an aggregate of 18,103,273 shares of common stock to new investors and certain of our directors and executive officers in exchange for all outstanding shares of common stock of Bona Vida, Inc.

(5)
In connection with the acquisition of TruPet LLC, on May 6, 2019, the registrant issued an aggregate of 15,027,533 shares of common stock to new investors and certain of our directors and executive officers in exchange for all remaining outstanding membership interests of TruPet LLC.

(6)
On May 6, 2019, the registrant issued an aggregate of 5,744,991 shares of common stock and 5,744,991 warrants at an offering price of $3.00 per share to new investors and certain of our directors. The warrants have an exercise price of $4.25 per share.

(7)
On May 6, 2019, the registrant issued certain directors and employees stock options to purchase 5,250,000 shares of the registrant’s common stock. The stock options have an exercise price of $5.00 per share.

(8)
On August 28, 2019, the registrant issued an aggregate of 1,000,000 shares of common stock at a price per share of $5.00 to an affiliate of iHeartMedia + Entertainment, Inc. (“iHeart”) as consideration for iHeart’s provision of advertising inventory with an aggregate value of $5.0 million.

(9)
On September 17, 2019, the registrant issued Bruce Linton (i) 2,500,000 share purchase warrants, with each warrant entitling Mr. Linton to acquire one share of common stock at a price of $0.10 per share and (ii) an additional 1,500,000 share purchase warrants entitling Mr. Linton to acquire one share of common stock at a price of $10.00 per share as consideration for Mr. Linton’s services as a special advisor to our Chief Executive Officer, other senior executives and our board of directors.

(10)	On November 11, 2019, the registrant issued subordinated convertible notes and warrants to one of our directors and an investor in an aggregate principal amount of $2,750,000.
(11)
On December 19, 2019, the registrant issued a total of 2,134,390 shares of common stock, 937,500 warrants and an aggregate amount of $15,000,000 of convertible subordinated notes as consideration to the former stockholders of Halo as part of the Halo Acquisition.

(12)	On December 19, 2019, the registrant issued a total of 6,500,000 warrants to certain of our directors as consideration for the shareholder guaranty in connection with the Halo Acquisition.
(13)	On January 2, 2020, the registrant issued 308,642 shares of common stock to an investor for net proceeds of $0.5 million, net of issuance costs of less than $0.1 million.
(14)	On January 13, 2020 and January 20, 2020, respectively, the registrant issued 72,720 shares of common stock and 61,224 common stock warrants to a third party in connection with a contract termination.
(15)	On March 3, 2020, the registrant issued 450,000 shares of restricted common stock to three nonemployee directors in return for services provided in their capacity as directors.

(16)	On March 5, 2020, the registrant issued 125,000 shares of common stock to an affiliate of iHeartMedia Entertainment, Inc. (“iHeart”) for future advertising to be incurred through August 2021 .
(17)	On March 17, 2020, the registrant issued an additional 1,003,232 warrants to holders of warrants acquired on May 6, 2019 due to dilutive impact of subsequent issuances.
(18)	On March 30, 2020, the registrant issued 5,956 restricted shares of common stock to an officer of the Company.
(19)
On June 24, 2020, the registrant issued an aggregate principal amount of $1.5 million subordinated convertible promissory notes and 1,000,000 warrants to one of our directors and one of our shareholders. The subordinated convertible promissory notes are convertible at a conversion price of $0.75 per share and the warrants have an exercise price of $1.25 per share.

(20)	On June 24, 2020, the registrant issued 1,000,000 warrants to two of our directors. The warrants have an exercise price of $1.25 per share.
(21)	On June 24, 2020, the registrant issued an additional 1,990,624 warrants to holders of warrants acquired on May 6, 2019 due to dilutive impact of subsequent issuances.
(22)
On July 20, 2020, the registrant issued a total of 300,000 common stock purchase warrants to certain of our directors as consideration for the shareholder guaranty in connection with the Citizens ABL Agreement. The warrants are exercisable at a price equal to $1.05 per share.

(23)	On July 20, 2020, the registrant issued a total of 200,000 common stock purchase warrants to certain of our directors. The warrants are exercisable at a price equal to $1.05 per share.
On September 18, 2020, the registrant issued an additional 570,258 warrants to holders of warrants acquired on May 6, 2019 due to dilutive impact of subsequent issuances.
(24)
On October 1, 2020, October 12, 2020 and October 23, 2020, the registrant issued (i) 17,763.550 shares, 1,106.015 shares and 2,832 shares, respectively, of Series F Preferred Stock and (ii) 35,527,100 warrants, 2,212,030 warrants, 5,664,000 warrants, respectively, to acquire shares of registrant’s common stock. The Series F Preferred Stock and related warrants were issued as units, with each (i) share of Series F Preferred Stock having a Stated Value of $1,000 and is convertible into shares of registrant’s common stock at a price of $.50 per share and (ii) related warrant being exercisable to acquire such number of shares of common stock as the related share of Series F Preferred Stock is convertible into with an exercise price of $.75 per share of common stock.

(25)
On October 23, 2020, the registrant issued (i) a total of 100 shares of Series F Preferred Stock in connection with a marketing agreement. The Series F Preferred Stock and related warrants were issued as units, with each (i) share of Series F Preferred Stock having a Stated Value of $1,000 and is convertible into shares of registrant’s common stock at a price of $.50 per share and (ii) related warrant being exercisable to acquire such number of shares of common stock as the related share of Series F Preferred Stock is convertible into with an exercise price of $.75 per share of common stock.

(26)	On November 30, 2020, the registrant issued (i) 400,000 warrants to acquire shares of the registrant’s common stock to a third-party as consideration for services.
(27)	On December 8, 2020 the registrant issued 500,000 restricted shares of the registrant’s common stock to a third-party as consideration for services.
(28)	On December 22, 2020, the registrant issued 500,000 restricted shares of the registrant’s common stock to a third-party as consideration for services.
(29)
On January 22, 2021, the registrant issued (i) a total of 2,488,400 shares of common stock and (ii) 2,488,400 shares of common stock purchase warrants to acquire shares of registrant’s common stock. The common stock and related warrants were issued as units, with each (i) share of common stock having a par value of $.001 and (ii) related warrant being exercisable to acquire the same number of shares common stock issued, at an exercise price of $1.45 per share of common stock. The Company received a $1.0 million commitment for the purchase of 800,000 common shares and 800,000 common stock purchase warrants that were executed upon the declaration of effectiveness of the related registration statement.
(30)	On February 1, 2021, the registrant issued (i) 97,222 shares of common stock in connection with a separation agreement between Mr. Santarsiero and the Company.
(31)	On February 2, 2021, the registrant issued (i) 30,000 shares of common stock to a third-party as consideration for services.
Unless otherwise stated above, the issuances of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act, or Regulation D promulgated thereunder. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were placed upon the stock certificates issued in these transactions.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
(a) Exhibits
EXHIBIT INDEX
Exhibit	Exhibit Description	Form	File No.	Exhibit	Filing date
1.1**	Form of Underwriting Agreement
2.1	Agreement and Plan of Merger, dated February 28, 2019, by and among the Company, BBC Merger Sub, Inc. and Bona Vida, Inc.	8-K	333-161943	2.1	05/10/2019
2.2	First Amendment to Agreement and Plan of Merger, dated February 28, 2019, by and among the Company, BBC Merger Sub, Inc., and Bona Vida, Inc., dated May 3, 2019	8-K	333-161943	2.2	05/10/2019
2.3	Securities Exchange Agreement, dated February 2, 2019, by and among the Company, TruPet LLC and the members of TruPet LLC	8-K	333-161943	2.3	05/10/2019
2.4	First Amendment to Securities Exchange Agreement, dated February 2, 2019, by and among the Company, TruPet LLC and the members of TruPet LLC, dated May 6, 2019	8-K	333-161943	2.4	05/10/2019
2.5	Amended and Restated Stock Purchase Agreement, dated December 18, 2019, by and among the Company, Halo, Purely For Pets, Inc., Thriving Paws, LLC and HH-Halo LP	8-K	333-161943	2.1	12/26/2019
3.1	Certificate of Incorporation, dated January 1, 2019	10-Q	333-161943	3.1	04/15/2019
3.2	Certificate of Amendment to Certificate of Incorporation, dated February 1, 2019	10-Q	333-161943	3.2	04/15/2019
3.3	Certificate of Amendment to Certificate of Incorporation, dated March 13, 2019	8-K	333-161943	3.1	03/20/2019
3.4	Certificate of Amendment to Certificate of Incorporation, dated April 18, 2019	10-KT	333-161943	3.5	07/25/2019
3.5	Certificate of Amendment to Certificate of Incorporation, dated July 30, 2020	8-K	333-161943	99.1	07/30/2020
3.6	Certificate of Merger of Sport Endurance, Inc. with and into the Company	10-Q	333-161943	3.4	04/15/2019
3.7	Bylaws	10-Q	333-161943	3.5	04/15/2019
3.8	Amended and Restated Certificate of Designation for Series E Convertible Preferred Stock	8-K	333-161943	3.1	05/23/2019
3.9**	Cancellation of Amended and Restated Certificate of Designation for Series E Convertible Preferred Stock
3.10	Certificate of Designation for Series F Convertible Preferred Stock	8-K	333-161943	3.1	10/02/2020
4.1	Form of Common Stock Purchase Warrant in connection with the May 2019 private placement	8-K	333-161943	4.1	04/30/2019
4.2	Form of Tranche 1 Common Stock Purchase Warrant, dated September 17, 2019, by and between the Registrant and Bruce Linton	8-K	333-161943	4.1	09/23/2019
4.3	Form of Tranche 2 Common Stock Purchase Warrant, dated September 17, 2019, by and between the Company and Bruce Linton	8-K	333-161943	4.2	09/23/2019

Exhibit	Exhibit Description	Form	File No.	Exhibit	Filing date
4.4	Form of Additional Common Stock Purchase Warrant, dated September 17, 2019, by and between the Company and Bruce Linton	8-K	333-161943	4.3	09/23/2019
4.5	Form of Subordinated Convertible Promissory Note in connection with the November 2019 private placement	8-K	333-161943	4.1	11/15/2019
4.6	Form of Common Stock Purchase Warrant in connection with the November 2019 private placement	8-K	333-161943	4.2	11/15/2019
4.7	Form of Subscription Agreement, dated December 19, 2019, by and among the Company and the Halo Sellers	10-Q	333-161943	10.6	01/31/2020
4.8	Form of Subordinated Convertible Promissory Note, dated December 19, 2019, by and among the Company and the Halo Sellers listed on the signature pages thereto	10-Q	333-161943	4.7	01/31/2020
4.9	Form of Common Stock Purchase Warrant, dated December 19, 2019, by and among the Company and the Halo Sellers	10-Q	333-161943	4.8	01/31/2020
4.10	Form of Common Stock Purchase Warrant, dated December 19, 2019, by and among the Company and the Shareholder Personal Guarantors	10-Q	333-161943	4.10	01/31/2020
4.11	Form of Common Stock Purchase Warrant Agreement in connection with the December 2018 private placement	8-K	333-161943	4.1	12/13/2018
4.12	Registration Rights Agreement, dated May 6, 2019, by and among the Company and the persons listed on the signature pages thereto in connection with the May 2019 private placement	S-1	333-234349	10.2	10/28/2019
4.13	First Amendment, dated June 10, 2019, to Registration Rights Agreement, dated May 6, 2019, by and among the Company and the stockholders party thereto	S-1	333-234349	10.3	10/28/2019
4.14	Form of Subscription Agreement dated April 25, 2019 in connection with the May 2019 private placement	8-K	333-161943	10.1	04/30/2019
4.15	Registration Rights Agreement, dated as of May 6, 2019, by and among Better Choice Company Inc. and the former stockholders of Bona Vida listed on the signature pages thereto	8-K	333-161943	4.1	05/10/2019
4.16	Registration Rights Agreement, dated as of May 6, 2019, by and among Better Choice Company Inc. and the former member of TruPet listed on the signature pages thereto	8-K	333-161943	4.2	05/10/2019
4.17	Form of Registration Rights Agreement by and among the Company and the persons listed on the signature pages thereto in connection with the November 2019 private placement	8-K	333-161943	4.3	11/15/2019
4.18	Form of Subscription Agreement in connection with the November 2019 private placement	8-K	333-161943	10.1	11/15/2019
4.19†	Better Choice Company Inc. Amended and Restated 2019 Incentive Award Plan	10-K	333-161943	10.19	05/04/2020

Exhibit	Exhibit Description	Form	File No.	Exhibit	Filing date
4.20†	Form of 2019 Incentive Award Plan Stock Option Agreement	S-1	333-234349	10.7	10/28/2019
4.21	Form of Common Stock Purchase Warrant in connection with the June 2020 private placement.	10-Q	333-161943	4.11	06/25/2020
4.22	Form of Subordinated Convertible Promissory Note in connection with the June 2020 private placement.	10-Q	333-161943	4.12	06/25/2020
4.23	Form of Subscription Agreement in connection with the June 2020 private placement.	10-Q	333-161943	4.13	06/25/2020
4.24	Form of Registration Rights Agreement by and among the Company and the persons listed on the signature pages thereto in connection with the June 2020 private placement.	10-Q	333-161943	4.14	06/25/2020
4.25	Form of Amendment to November 2019 Notes, Seller Notes and ABG Notes	10-Q	333-161943	4.15	08/14/2020
4.26	Form of July 2020 Common Stock Purchase Warrants	8-K	333-161943	10.5	07/21/2020
4.27	Form of Warrant in connection with the October 2020 Series F Private Placement	8-K	333-161943	4.1	10/02/2020
4.28	Form of Securities Purchase Agreement in connection with the October 2020 Series F Private Placement	8-K	333-161943	10.1	10/02/2020
4.29	Form of Registration Rights Agreement in connection with the October 2020 Series F Private Placement	8-K	333-161943	10.2	10/02/2020
4.30	Exchange Agreement by and between the Company and Cavalry Fund LP dated September 30, 2020	8-K	333-161943	10.3	10/02/2020
4.31	Form of First Amendment to Registration Rights Agreement in connection with the October 2020 Series F Private Placement	10-Q	333-161943	10.40	11/16/2020
4.32	Form of warrant in connection with the January 2021 Private Placement	S-1/A	333-251241	4.22	02/16/2021
4.33	Form of Securities Purchase Agreement in connection with the January 2021 Private Placement	S-1/A	333-251241	4.23	02/16/2021
4.34	Form of Registration Rights Agreement in connection with the January 2021 Private Placement	S-1/A	333-251241	4.24	02/16/2021
5.1**	Opinion of Meister Seelig & Fein LLP
10.1†	Form of Indemnification Agreement by and among the Company and its officers and directors	S-1	333-234349	10.8	10/28/2019
10.2†	Employment Agreement, dated February 1, 2019, for David Lelong	8-K	333-161943	10.1	02/07/2019
10.3†	Employment Agreement, dated as of May 6, 2019, by and between the Company and Damian Dalla-Longa	10-Q	333-161943	10.6	10/09/2019
10.4†	Resignation Letter from Damian Dalla-Longa, dated February 5, 2020	8-K	333-161943	10.3	02/11/2020
10.5†	Amendment to Employment Agreement, dated February 10, 2020, by and between Damian Dalla-Longa and the Company	8-K	333-161943	10.4	02/11/2020
10.6†	Employment Agreement, dated as of May 6, 2019, by and between the Company and Lori Taylor	10-Q	333-161943	10.7	10/09/2019
10.7†	Separation Agreement, dated as of September 13, 2019, by and between the Company and Lori Taylor	10-K	333-161943	10.28	05/04/2020

Exhibit	Exhibit Description	Form	File No.	Exhibit	Filing date
10.8†	Employment Agreement, dated May 6, 2019, by and among the Company and Anthony Santarsiero	S-1	333-234349	10.11	10/28/2019
10.9†	Employment Agreement, dated June 29, 2019, by and among the Company and Andreas Schulmeyer	S-1	333-234349	10.12	10/28/2019
10.10†	Employment Agreement, dated December 19, 2019, by and between the Company, Werner von Pein, and Halo	8-K	333-161943	10.1	02/11/2020
10.11†	Amendment to Employment Agreement, dated February 10, 2020, by and between Werner von Pein and the Company	8-K	333-161943	10.2	02/11/2020
10.12†	Employment Agreement, dated October 8, 2020, by and between Sharla Cook and the Company	10-K	333-161943	10.12	03/30/2021
10.13†	Employment Agreement, dated September 27, 2020, by and between Robert Sauermann and the Company	10-K	333-161943	10.13	03/30/2021
10.14†	Employment Agreement, dated January 1, 2021, by and between Donald Young and the Company	10-K	333-161943	10.14	03/30/2021
10.15†	Separation and Retirement Agreement, Dated December 28, 2020 by and between Werner von Pein and the Company	8-K/A	333-161943	10.1	01/05/2021
10.16†	Employment Agreement, Dated December 28, 2020 by and between Scott Lerner and the Company	8-K/A	333-161943	10.2	01/05/2021
10.17	Loan and Security Agreement, dated as of January 6, 2021, by and between Old Plank Trail Community Bank, N.A. (“Lender”) and Halo, Purely for Pets, Inc., a Delaware corporation (“Halo”)	8-K	333-161943	10.1	01/11/2021
10.18	Revolving Promissory Note, dated as of January 6, 2021, issued by Halo in favor of Lender	8-K	333-161943	10.2	01/11/2021
10.19	Term Note A, dated as of January 6, 2021, issued by Halo in favor of Lender	8-K	333-161943	10.3	01/11/2021
10.20	Guaranty and Security Agreement, dated as of January 6, 2021, made by Better Choice Company Inc. (the “Company”), TruPet LLC, a Delaware limited liability company (“TruPet”) and Bona Vida, Inc., a Delaware corporation (“Bona Vida”), in favor of Lender	8-K	333-161943	10.4	01/11/2021
10.21	Intellectual Property Security Agreement, dated as of January 6, 2021, executed and delivered by the Company, TruPet and Bona Vida in favor of Lender	8-K	333-161943	10.5	01/11/2021
10.22	Stock Pledge Agreement, dated as of January 6, 2021, executed and delivered by the Company in favor of Lender	8-K	333-161943	10.6	01/11/2021
10.23	Collateral Pledge Agreement, dated as of January 6, 2021, executed and delivered by John M. Word, III in favor of Lender	8-K	333-161943	10.7	01/11/2021
10.24	Agreement effective as of February 23, 2021 by and between Emerging Media Consulting, a Florida limited liability company, and Better Choice Company, Inc.	8-K	333-161943	10.1	02/18/2021

Exhibit	Exhibit Description	Form	File No.	Exhibit	Filing date
10.25	Terms and Conditions for Winning Media LLC effective as of February 17, 2021 by and between Winning Media LLC and Better Choice Company, Inc.	8-K	333-161943	10.2	02/18/2021
21.1 *	Subsidiaries of the Company
23.1 *	Consent of Ernst & Young LLP
24.1 *	Power of Attorney (contained on the signature page to this Registration Statement on Form S-1)
101
The following materials from the Company's Annual Report on Form 10-K for the year ended December 31, 2020 formatted in Inline Extensible Business Reporting Language (“iXBRL”): (i) the Consolidated Statements of Operations, (ii) the Consolidated Statements of Comprehensive Income, (iii) the Consolidated Balance Sheets, (iv) the Consolidated Statements of Cash Flows, (v) the Consolidated Statements of Equity and (vi) related notes, tagged as blocks of text and including detailed tags.

†	Indicates a management contract or any compensatory plan, contract or arrangement.
*	Filed or furnished herewith.
**	To be filed by amendment.
ITEM 17.	UNDERTAKINGS
(a)
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Better Choice Company Inc. pursuant to the foregoing provisions, or otherwise, Better Choice Company Inc. has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Better Choice Company Inc. of expenses incurred or paid by a director, officer or controlling person of Better Choice Company Inc. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Better Choice Company Inc. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)	The undersigned hereby further undertakes that:
(1)
For purposes of determining any liability under the Securities Act the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by Better Choice Company Inc. pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Tampa, State of Florida, on May 21, 2021.
BETTER CHOICE COMPANY INC.

By:	/s/ Scott Lerner
Scott Lerner
Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sharla A. Cook his/her true and lawful attorney-in-fact, with full power of substitution and resubstitution for him/her and in his/her name, place and stead, in any and all capacities to sign any and all amendments including pre- and post-effective amendments to this registration statement, any subsequent registration statement for the same offering which may be filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his/her substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date

/s/ Scott Lerner	Chief Executive Officer (Principal Executive Officer)	May 21, 2021
Scott Lerner

/s/ Sharla A. Cook	Chief Financial Officer (Principal Financial and Accounting Officer)	May 21, 2021
Sharla A. Cook

	Director	May , 2021
Jeff D. Davis

/s/ Gil Fronzaglia	Director	May 21, 2021
Gil Fronzaglia

/s/ Lori Taylor	Director	May 21, 2021
Lori Taylor

/s/ John M. Word III	Director	May 21, 2021
John M. Word III

/s/ Michael Young	Director	May 21, 2021
Michael Young